UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Liberty Expedia Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
$320,071.41
	(2)	Form, Schedule or Registration Statement No.:
Registration Statement on Form S-4 (File No. 333-231164)
	(3)	Filing Party:
Expedia Group, Inc.
	(4)	Date Filed:
May 1, 2019

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED MAY 1, 2019

TRANSACTION PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

On April 15, 2019, Liberty Expedia Holdings, Inc., which is referred to as Liberty Expedia, Expedia Group, Inc., which is referred to as Expedia Group, LEMS I LLC, a wholly owned subsidiary of Expedia Group, which is referred to as Merger LLC, and LEMS II Inc., a wholly owned subsidiary of Merger LLC, which is referred to as Merger Sub, entered into an Agreement and Plan of Merger, which (as the same may be amended from time to time) is referred to as the merger agreement, that provides for the acquisition of Liberty Expedia by Expedia Group. Subject to approval of Liberty Expedia stockholders and the satisfaction or (to the extent permitted by law) waiver of certain other closing conditions, Expedia Group will acquire Liberty Expedia through the merger of Merger Sub with and into Liberty Expedia, which is referred to as the first merger, with Liberty Expedia surviving the first merger and becoming a wholly owned subsidiary of Expedia Group. Immediately following the first merger, Liberty Expedia as the surviving corporation of the first merger will merge with and into Merger LLC, which is referred to as the upstream merger and, together with the first merger, the mergers, with Merger LLC surviving the upstream merger as a wholly owned subsidiary of Expedia Group.

If the mergers are completed, each share of Liberty Expedia Series A common stock and Liberty Expedia Series B common stock (other than shares held by Liberty Expedia as treasury stock or held directly by Expedia Group), which are referred to collectively as Liberty Expedia common stock, will be converted into the right to receive 0.36 of a share of Expedia Group common stock, with cash (without interest) paid in lieu of any fractional shares of Expedia Group common stock, which is referred to as the merger consideration. For more details on the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page 63. U.S. holders (as defined under “The Transaction—Material U.S. Federal Income Tax Consequences” beginning on page 59) of Liberty Expedia common stock are not expected to recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of Liberty Expedia common stock for Expedia Group common stock pursuant to the mergers, except with respect to any cash received in lieu of fractional shares of Expedia Group common stock. See “The Transaction—Material U.S. Federal Income Tax Consequences” beginning on page 59 for a more complete discussion of the U.S. federal income tax consequences of the mergers.

If the Expedia Group stock price at the closing of the mergers is equal to the closing price of Expedia Group common stock on April 29, 2019, the most recent practicable date for which such information was available, holders of Liberty Expedia common stock would receive merger consideration with an implied value of approximately $46.79 per share of Liberty Expedia common stock. The actual value of the merger consideration as of the completion of the mergers may well differ from this example. The common stock of Expedia Group is listed on the Nasdaq Global Select Market under the symbol “EXPE.” The Series A common stock and the Series B common stock of Liberty Expedia are listed on the Nasdaq Global Select Market under the symbols “LEXEA” and “LEXEB,” respectively. We urge you to obtain current market quotations for the shares of common stock of Expedia Group and the shares of Series A common stock and Series B common stock of Liberty Expedia.

Liberty Expedia is holding a special meeting of its stockholders to vote on the proposals necessary to complete the mergers. In connection with the transactions contemplated by the merger agreement, the Malone group, which consists of John C. Malone and Leslie Malone, and Expedia Group entered into a Voting Agreement, dated as of April 15, 2019, pursuant to which the Malone group has committed to vote shares of Liberty Expedia common stock representing approximately 32% of the total voting power of the issued and outstanding shares of Liberty Expedia common stock as of February 28, 2019 in favor of the approval of the merger agreement and the transactions contemplated thereby. The voting agreement is described in more detail in “The Voting Agreement” beginning on page 95. Information about the special meeting, the mergers and the other business to be considered by Liberty Expedia stockholders at the special meeting is contained in this proxy statement/prospectus. Any stockholder entitled to attend and vote at the special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of Liberty Expedia common stock. We urge you to read this proxy statement/prospectus and the annexes and documents incorporated by reference carefully. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 27.

Your vote is very important regardless of the number of shares of Liberty Expedia common stock that you own. The mergers cannot be completed without the approval of the adoption of the merger agreement by the affirmative vote of the holders of a majority of the combined voting power of the shares of Liberty Expedia common stock outstanding and entitled to vote at the special meeting, voting together as a single class. A failure to vote your shares, or to provide instructions to your broker, bank or nominee as to how to vote your shares, is the equivalent of a vote against the proposal to approve the adoption of the merger agreement.

Whether or not you plan to attend the special meeting of stockholders, please submit your proxy as soon as possible to make sure that your shares are represented at the meeting.

Very truly yours,

[                ]

Christopher W. Shean
President and Chief Executive Officer
Liberty Expedia Holdings, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the mergers or the other transactions described in this proxy statement/prospectus or the securities to be issued in connection with the mergers or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [       ] and is first being mailed to stockholders of Liberty Expedia Holdings, Inc. on or about [       ].

LIBERTY EXPEDIA HOLDINGS, INC.
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be Held on [               ], 2019

NOTICE IS HEREBY GIVEN of the special meeting of stockholders of Liberty Expedia Holdings, Inc. (which is referred to as Liberty Expedia), to be held at [         ], local time, on [               ], 2019, at [               ], to consider and vote on the following proposals:

1.	a proposal, which is referred to as the merger proposal, to approve the adoption of the Agreement and Plan of Merger, dated April 15, 2019 (which (as the same may be amended from time to time) is referred to as the merger agreement), by and among Expedia Group, Inc. (which is referred to as Expedia Group), LEMS I LLC, a wholly owned subsidiary of Expedia Group (which is referred to as Merger LLC), and LEMS II Inc., a wholly owned subsidiary of Merger LLC (which is referred to as Merger Sub), and Liberty Expedia, pursuant to which Merger Sub will merge with and into Liberty Expedia, with Liberty Expedia surviving as the surviving corporation, which is referred to as the first merger, and immediately thereafter, Liberty Expedia as the surviving corporation of the first merger will merge with and into Merger LLC, with Merger LLC surviving as the surviving company, which is referred to as the upstream merger and, together with the first merger, the mergers;
2.	a proposal to approve, by advisory (non-binding) vote, certain compensation that may be paid or become payable to the named executive officers of Liberty Expedia in connection with the completion of the mergers, which is referred to as the merger-related compensation proposal; and
3.	a proposal to approve the adjournment of the Liberty Expedia special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal, if there are insufficient votes at the time of such adjournment to approve such proposal, which is referred to as the adjournment proposal.

We describe the proposals in more detail in the accompanying proxy statement/prospectus. We encourage you to read the proxy statement in its entirety before voting.

The mergers will not occur unless our stockholders approve the merger proposal. The consummation of the mergers is not conditioned on the approval of the merger-related compensation proposal or the adjournment proposal.

Holders of record of Liberty Expedia Series A common stock, par value $0.01 per share, which is referred to as Liberty Expedia Series A common stock, and Liberty Expedia Series B common stock, par value $0.01 per share, which is referred to as Liberty Expedia Series B common stock and together with the Liberty Expedia Series A common stock is referred to as Liberty Expedia common stock, in each case, outstanding as of 5:00 p.m., New York City time, on [               ], 2019, the record date for the special meeting, will be entitled to notice of the special meeting and to vote at the special meeting or any adjournment or postponement thereof. These holders will vote together as a single class on each proposal. A complete list of Liberty Expedia stockholders entitled to vote at the special meeting will be available for examination by any Liberty Expedia stockholder in the Investor Relations department at Liberty Expedia’s corporate office at 12300 Liberty Boulevard, Englewood, Colorado 80112, for purposes pertaining to the special meeting, during ordinary business hours, for a period of ten days before the special meeting, and at the time and place of the special meeting during the full duration of the meeting.

The merger proposal requires the affirmative vote of the holders of a majority of the combined voting power of the shares of Liberty Expedia common stock outstanding and entitled to vote thereon at the special meeting, voting together as a single class. Each of the merger-related compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the combined voting power of the shares of Liberty Expedia common stock that are present in person or represented by proxy at the special meeting and entitled to vote on the proposal, voting together as a single class, assuming a quorum is present.

Our board of directors, based on the unanimous recommendation of a transaction committee consisting solely of the Common Stock Directors (as defined in Liberty Expedia’s certificate of incorporation), has unanimously approved the merger proposal and unanimously recommends that you vote “FOR” the merger proposal, and our board of directors has unanimously approved each of the merger-related compensation proposal and the adjournment proposal and unanimously recommends that you vote “FOR” each of the merger-related compensation proposal and the adjournment proposal. You may vote in person at the special meeting or by proxy prior to the meeting by telephone, via the Internet, or by mail.

YOUR VOTE IS IMPORTANT. Voting promptly, regardless of the number of shares you own, will aid us in reducing the expense of any further proxy solicitation in connection with the special meeting.

By order of the board of directors,

Pamela L. Coe
Senior Vice President and Secretary

Englewood, Colorado
[               ], 2019

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, PLEASE VOTE PROMPTLY VIA TELEPHONE OR ELECTRONICALLY VIA THE INTERNET. ALTERNATIVELY, PLEASE COMPLETE, SIGN AND RETURN BY MAIL THE ENCLOSED PAPER PROXY CARD.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Expedia Group and Liberty Expedia from other documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 134.

This information is available to you without charge upon your written or oral request. You can obtain any of the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone as follows:

For information related to Liberty Expedia:
Liberty Expedia Holdings, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112
Attention: Investor Relations
(844) 795-9468

or

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers may call: (212) 269-5550
Stockholders may call toll free: (800) 967-5084
LEXE@dfking.com

For information related to Expedia Group:

Expedia Group, Inc.
333 108th Avenue NE
Bellevue, Washington 98004
Attention: Secretary
(425) 679-3759

To receive timely delivery of the documents in advance of the special meeting, you should make your request no later than [      ], which is five business days before the special meeting.

You may also obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge through the Securities and Exchange Commission website at www.sec.gov. In addition, you may obtain copies of documents filed by Expedia Group with the SEC on Expedia Group’s Internet website at www.expediagroup.com under the tab “Investors,” then under the tab “SEC Filings” or by contacting Expedia Group’s Investor Relations team at Expedia Group, Inc., 333 108th Avenue NE, Bellevue, Washington 98004 or by calling (425) 679-3759. You may also obtain copies of documents filed by Liberty Expedia with the SEC on Liberty Expedia’s Internet website at www.libertyexpedia.com under the tab “Investor Relations” and then under the heading “Financial Information” or by requesting them by mail at Liberty Expedia Holdings, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone (844) 795-9468.

We are not incorporating the contents of the websites of the SEC, Expedia Group, Liberty Expedia, or any other entity into this proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Expedia Group (File No. 333-[      ]), constitutes a prospectus of Expedia Group under Section 5 of the Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the shares of common stock, par value $0.0001 per share, of Expedia Group to be issued to Liberty Expedia stockholders pursuant to the merger agreement. This document also constitutes a proxy statement of Liberty Expedia under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act. It also constitutes a notice of meeting with respect to the Liberty Expedia stockholders’ meeting, at which Liberty Expedia stockholders will be asked to consider and vote upon the proposal to approve the adoption of the merger agreement and certain other proposals.

All references in this proxy statement/prospectus to Expedia Group refer to Expedia Group, Inc., a Delaware corporation, and/or its consolidated subsidiaries, unless the context requires otherwise; provided, that, no reference to Expedia Group should be construed as a reference to trivago N.V. or any of its subsidiaries, other than with respect to the consolidated financial information of Expedia Group contained in this proxy statement/prospectus and unless the context requires otherwise. All references in this proxy statement/prospectus to Liberty Expedia refer to Liberty Expedia Holdings, Inc., a Delaware corporation, and/or its consolidated subsidiaries, unless the context requires otherwise. All references in this proxy statement/prospectus to Merger Sub refer to LEMS II Inc., a Delaware corporation and wholly owned subsidiary of Expedia Group, unless the context requires otherwise. All references in this proxy statement/prospectus to Merger LLC refer to LEMS I LLC, a Delaware limited liability company and wholly owned subsidiary of Expedia Group, unless the context requires otherwise. All references in this proxy statement/prospectus to the Family Foundation refer to The Diller Foundation d/b/a The Diller – von Furstenberg Family Foundation, unless the context requires otherwise. All references in this proxy statement/prospectus to the Malone group refer to John C. Malone and Leslie Malone, unless the context requires otherwise.

Expedia Group has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Expedia Group, Merger Sub and Merger LLC, and Liberty Expedia has supplied all such information relating to Liberty Expedia.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. Expedia Group and Liberty Expedia have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth above on the cover page of this proxy statement/prospectus, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Liberty Expedia stockholders nor the issuance by Expedia Group of shares of common stock pursuant to the merger agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Page
Attendance at the Special Meeting and Voting in Person	99
Revocability of Proxies	99
Solicitation	100
Assistance	100
Tabulation of Votes	100
Adjournments	100
SPECIAL MEETING PROPOSALS	101
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	102
Security Ownership of Certain Beneficial Owners	102
Security Ownership of Management	103
Changes in Control	104
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	105
Relationship Among Liberty Expedia, the Malone group, Mr. Diller and Expedia Group	105
The Existing Governance Agreement	105
The Existing Stockholders Agreement	109
Proxy Swap Arrangements	112
Voting of Covered Shares of Liberty Expedia’s Common Stock before and after the Proxy Swap Arrangement Termination Date	117
Voting of Liberty Expedia’s Expedia Group Common Shares Pursuant to the Proxy Swap Arrangements before and after the Proxy Swap Arrangement Termination Date	119
COMPARISON OF STOCKHOLDER RIGHTS	121
APPRAISAL RIGHTS	131
VALIDITY OF COMMON STOCK	132
EXPERTS	132
FUTURE STOCKHOLDER PROPOSALS	133
OTHER MATTERS	133
WHERE YOU CAN FIND MORE INFORMATION	134
Liberty Expedia SEC Filings	134
Expedia Group SEC Filings	134

v

QUESTIONS & ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the transaction, the merger agreement and the special meeting. They may not include all the information that is important to stockholders of Liberty Expedia. Liberty Expedia stockholders should carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference herein.

Q:	What is the transaction?
A:	Expedia Group, Liberty Expedia, Merger Sub and Merger LLC have entered into an Agreement and Plan of Merger, dated as of April 15, 2019, which (as the same may be amended from time to time) is referred to as the merger agreement. Simultaneously, (1) Expedia Group, Liberty Expedia, Barry Diller and the Family Foundation entered into an Exchange Agreement, dated as of April 15, 2019, which (as the same may be amended from time to time) is referred to as the exchange agreement, and (2) Expedia Group and Mr. Diller entered into a Second Amended and Restated Governance Agreement, dated as of April 15, 2019, which (as the same may be amended from time to time) is referred to as the new governance agreement. Copies of the merger agreement, exchange agreement and new governance agreement are attached as Annexes A, B and C, respectively, to this proxy statement/prospectus.

The merger agreement contains the terms and conditions of the proposed acquisition of Liberty Expedia by Expedia Group. Under the merger agreement, subject to satisfaction or (to the extent permitted by law) waiver of the conditions set forth in the merger agreement and described hereinafter, Merger Sub will merge with and into Liberty Expedia, with Liberty Expedia surviving as the surviving corporation and a wholly owned subsidiary of Expedia Group, which is referred to as the first merger, and, immediately thereafter, Liberty Expedia as the surviving corporation of the first merger will merge with and into Merger LLC, with Merger LLC surviving as a wholly owned subsidiary of Expedia Group, which is referred to as the upstream merger and, together with the first merger, the mergers. As a result of the mergers, Liberty Expedia will no longer be a publicly held company. Following the mergers, Liberty Expedia Series A common stock and Liberty Expedia Series B common stock, which are referred to collectively as Liberty Expedia common stock, will be delisted from the Nasdaq Global Select Market, which is referred to as NASDAQ, and deregistered under the Exchange Act. The merger agreement is described in more detail in “The Merger Agreement” beginning on page 63.

The exchange agreement contains the terms and conditions of the proposed exchange, which is referred to as the exchange, immediately preceding and conditioned upon the closing of the mergers by Mr. Diller and, if the Family Foundation so elects, the Family Foundation, with Liberty Expedia of up to a specified number of shares of Expedia Group common stock for the same number of shares of Expedia Group Class B common stock held by Liberty Expedia. The exchange agreement is described in more detail in “The Exchange Agreement” beginning on page 78.

The new governance agreement contains the terms and conditions of certain governance arrangements following the mergers between Expedia Group and Mr. Diller, including the right, which is referred to as the purchase/exchange right, for the nine months following the closing of the mergers of Mr. Diller to either exchange with Expedia Group (or its wholly owned subsidiary) an equivalent number of shares of Expedia Group common stock for, or purchase from Expedia Group (or its wholly owned subsidiary), up to a specified number of shares of Expedia Group Class B common stock. The new governance agreement is described in more detail in “The New Governance Agreement” beginning on page 83.

In connection with the transactions contemplated by the merger agreement, the Malone group and Expedia Group entered into a Voting Agreement, dated as of April 15, 2019, which is referred to as the voting agreement. Pursuant to the voting agreement, the Malone group has committed to vote shares of Liberty Expedia common stock representing approximately 32% of the total voting power of the issued and outstanding shares of Liberty Expedia common stock as of February 28, 2019 in favor of the approval of the merger agreement and the transactions contemplated thereby. The voting agreement is described in more detail in “The Voting Agreement” beginning on page 95.

Certain other agreements have been entered into in connection with the transaction, including certain termination agreements and joinder agreements, which are described in more detail in “Additional Transaction Agreements” beginning on page 93.

The transactions contemplated by the merger agreement, the exchange agreement and the new governance agreement, including the mergers, the exchange and the purchase/exchange right, are referred to as the transaction. The merger agreement, the exchange agreement, the joinder agreements and certain termination agreements are referred to as the transaction documents.

Q:	Why am I receiving these materials?
A:	Liberty Expedia is sending these materials to its stockholders to help them decide how to vote their shares of Liberty Expedia common stock with respect to the transaction and other matters to be considered at the special meeting.

The transaction cannot be completed unless Liberty Expedia stockholders approve the adoption of the merger agreement. Liberty Expedia is holding a special meeting of its stockholders to vote on the proposals necessary to complete the transaction. Information about the special meeting, the transaction, the merger agreement and the other business to be considered by Liberty Expedia stockholders at the special meeting is contained in this proxy statement/prospectus.

This proxy statement/prospectus constitutes both a proxy statement of Liberty Expedia and a prospectus of Expedia Group. It is a proxy statement because the Liberty Expedia board of directors, which is referred to as the Liberty Expedia Board, is soliciting proxies from its stockholders. It is a prospectus because Expedia Group will issue shares of its common stock upon the conversion of the outstanding shares of Liberty Expedia common stock in the mergers. This proxy statement/prospectus includes important information about the mergers, the merger agreement and the special meeting. Liberty Expedia stockholders should read this information carefully and in its entirety. The enclosed voting materials allow Liberty Expedia stockholders to vote their shares by proxy without attending the special meeting in person.

Q:	What will Liberty Expedia stockholders receive in the transaction?
A:	If the mergers are completed, each share of Liberty Expedia common stock (other than shares held by Liberty Expedia as treasury stock or held directly by Expedia Group, which are collectively referred to as excluded shares) will be converted into the right to receive 0.36 of a share of Expedia Group common stock, with cash (without interest) paid in lieu of any fractional shares of Expedia Group common stock. The Expedia Group common stock issuable upon the conversion of such share of Liberty Expedia common stock is referred to as the merger consideration. The fraction of a share of Expedia Group common stock into which each such share of Liberty Expedia common stock will be converted is referred to as the exchange ratio. The merger consideration is described in more detail in “The Merger Agreement—Merger Consideration” beginning on page 63.

All fractional shares of Expedia Group common stock that would otherwise be issued to a Liberty Expedia stockholder of record as part of the merger consideration will be aggregated and the shares resulting from such aggregation will be sold at prevailing market prices on behalf of Liberty Expedia stockholders who otherwise would have been entitled to receive such fractional shares. Each such Liberty Expedia stockholder will be paid, in lieu of such fractional share of Expedia Group common stock, an amount in cash, without interest, in proportion to the stockholder’s corresponding pro rata portion.

Q:	What equity stake will Liberty Expedia stockholders hold in Expedia Group immediately following the transaction?
A:	Upon the completion of the transaction, former Liberty Expedia stockholders (in the aggregate) are expected to own shares of Expedia Group common stock representing approximately 14% of the total number of outstanding shares of Expedia Group common stock and Expedia Group Class B common stock, or 11% of the total voting power of outstanding shares of Expedia Group common stock and Expedia Group Class B common stock, based on approximately 140 million shares of Expedia Group common stock and approximately 5.7 million shares of Expedia Group Class B common stock currently expected to be outstanding at the closing of the mergers.

Q:	When do Expedia Group and Liberty Expedia expect to complete the transaction?
A:	Expedia Group and Liberty Expedia are working to complete the transaction as soon as practicable. We currently expect that the transaction will be completed in the third quarter of 2019. Neither Expedia Group nor Liberty Expedia can predict, however, the actual date on which the transaction will be completed because it is subject to conditions beyond each company’s control.

See “The Merger Agreement—Conditions to the Mergers” beginning on page 74.

Q:	What am I being asked to vote on, and why is this approval necessary?
A:	Liberty Expedia stockholders are being asked to vote on the following proposals:
1.	Adoption of the Merger Agreement. To vote on a proposal to approve the adoption of the merger agreement, which is further described in the sections titled “The Transaction” and “The Merger Agreement,” beginning on pages 38 and 63, respectively, and a copy of which is attached as Annex A to this proxy statement/prospectus, which is referred to as the merger proposal;
2.	Merger-Related Compensation. To vote on a proposal to approve, by advisory (non-binding) vote, certain compensation that may be paid or become payable to Liberty Expedia’s named executive officers in connection with the completion of the mergers, which is referred to as the merger-related compensation proposal; and
3.	Adjournment. To vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal, if there are insufficient votes at the time of such adjournment to approve such proposal, which is referred to as the adjournment proposal.

Approval of the merger proposal by Liberty Expedia stockholders is required for completion of the mergers. The consummation of the mergers is not conditioned on the approval of the merger-related compensation proposal or the adjournment proposal. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either Liberty Expedia or Expedia Group. Accordingly, if the merger proposal is approved and the mergers are completed, the merger-related compensation will be payable to Liberty Expedia’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the merger-related compensation proposal.

Q:	What vote is required to approve each proposal at the special meeting?
A:	The merger proposal: The affirmative vote of the holders of a majority of the combined voting power of the shares of Liberty Expedia common stock outstanding and entitled to vote at the special meeting, voting together as a single class, is required to approve the merger proposal, which is referred to as the Liberty Expedia stockholder approval.

The merger-related compensation proposal and the adjournment proposal: The affirmative vote of the holders of a majority of the combined voting power of shares of Liberty Expedia common stock that are present in person or represented by proxy at the special meeting and entitled to vote on such proposal, voting together as a single class, assuming a quorum is present, is required to approve each of the merger-related compensation proposal and the adjournment proposal.

Pursuant to the voting agreement, the Malone group has committed to vote shares of Liberty Expedia common stock representing approximately 32% of the total voting power of the issued and outstanding shares of Liberty Expedia common stock as of February 28, 2019 in favor of the approval of the merger agreement and the transactions contemplated thereby. The voting agreement is described in more detail in “The Voting Agreement” beginning on page 95.

Q:	Why am I being asked to consider and vote on a proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation?
A:	Under SEC rules, Liberty Expedia is required to seek an advisory (non-binding) vote with respect to certain compensation that may be paid or become payable to its named executive officers in connection with the completion of the mergers.

Q:	What happens if the merger-related compensation proposal is not approved?
A:	Approval of the merger-related compensation proposal is not a condition to completion of the mergers, and because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either Liberty Expedia or Expedia Group. Accordingly, if the merger proposal is approved and the other conditions to closing are satisfied or (to the extent permitted by law) waived, the mergers will be completed even if the merger-related compensation proposal is not approved. If the merger proposal is approved and the mergers are completed, the merger-related compensation will be payable to Liberty Expedia’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the merger-related compensation proposal.
Q:	How many votes do I have?
A:	Each holder of Liberty Expedia Series A common stock is entitled to one vote on each matter properly brought before the special meeting for each share of Liberty Expedia Series A common stock held of record as of [ ], which is referred to as the record date. Each holder of Liberty Expedia Series B common stock is entitled to ten votes on each matter properly brought before the special meeting for each share of Liberty Expedia Series B common stock held of record as of the record date.

As of 5:00 p.m., New York City time, on the record date, there were approximately [          ] shares of Liberty Expedia Series A common stock outstanding and [          ] shares of Liberty Expedia Series B common stock outstanding. As summarized below, there are some important distinctions between shares held of record and those owned beneficially in street name. See “The Special Meeting—Voting of Proxies by Holders of Record” beginning on page 98 and “The Special Meeting—Shares Held in Street Name” beginning on page 98.

Pursuant to the voting agreement, the Malone group has committed to vote shares of Liberty Expedia common stock representing approximately 32% of the total voting power of the issued and outstanding shares of Liberty Expedia common stock as of February 28, 2019 in favor of the approval of the merger agreement and the transactions contemplated thereby. The voting agreement is described in more detail in “The Voting Agreement” beginning on page 95.

Q:	What constitutes a quorum?
A:	The presence at the special meeting, in person or represented by proxy, of the holders of a majority in total voting power of the outstanding shares of Liberty Expedia common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting. Abstentions (which are described below) will count for the purpose of determining the presence of a quorum for the transaction of business at the special meeting.

Because applicable NASDAQ rules do not permit discretionary voting by brokers with respect to any of the proposals to be acted upon at the special meeting, if you hold your shares through banks or brokers, your shares of Liberty Expedia common stock will not count as present and entitled to vote for purposes of determining a quorum, unless you instruct your bank or broker on how to vote your shares. This may make it more difficult to establish a quorum at the special meeting.

Q:	How does the Liberty Expedia Board recommend that I vote?
A:	The Liberty Expedia Board, based on the unanimous recommendation of the Liberty Expedia transaction committee, unanimously recommends that Liberty Expedia stockholders vote “FOR” the merger proposal, and the Liberty Expedia Board unanimously recommends that Liberty Expedia stockholders vote “FOR” each of the merger-related compensation proposal and the adjournment proposal.
Q:	Why did the Liberty Expedia Board approve the merger agreement and the transactions contemplated by the merger agreement, including the transaction?
A:	For additional information regarding the Liberty Expedia Board’s reasons for approving, declaring advisable and recommending approval of the adoption of the merger agreement, based on the unanimous recommendation of the Liberty Expedia transaction committee, see the section entitled “The Transaction—Liberty Expedia Board of Directors’ Recommendation and Reasons for the Transaction” beginning on page 46.

Q:	What do I need to do now?
A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Please do not submit your stock certificates at this time. If the mergers are completed, you will receive instructions for surrendering your stock certificates in exchange for shares of Expedia Group common stock from the exchange agent.

Q:	Does my vote matter?
A:	Yes. The mergers cannot be completed unless the merger proposal is approved by the holders of a majority of the combined voting power of the shares of Liberty Expedia common stock outstanding and entitled to vote at the special meeting, voting together as a single class. An abstention will have the same effect as a vote “AGAINST” the merger proposal. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the effect of a vote “AGAINST” the merger proposal. The Liberty Expedia Board, based on the unanimous recommendation of the Liberty Expedia transaction committee, unanimously recommends that Liberty Expedia stockholders vote “FOR” the merger proposal.

The merger-related compensation proposal and the adjournment proposal must be approved by the affirmative vote of the holders of a majority of the combined voting power of shares of Liberty Expedia common stock that are present in person or represented by proxy at the special meeting and entitled to vote on such proposal, voting together as a single class, assuming a quorum is present. The consummation of the mergers is not conditioned on the approval of the merger-related compensation proposal or the adjournment proposal. Because the vote to approve such compensation is advisory only, it will not be binding on either Liberty Expedia or Expedia Group. An abstention will have the same effect as a vote “AGAINST” the merger-related compensation proposal and the adjournment proposal. If a stockholder is not present in person at the special meeting and does not respond by proxy, it will have no effect on the outcome of the merger-related compensation proposal or the adjournment proposal (assuming a quorum is present). The Liberty Expedia Board unanimously recommends that Liberty Expedia stockholders vote “FOR” each of the merger-related compensation proposal and the adjournment proposal.

Q:	How do I vote?
A:	If you are a stockholder of record of Liberty Expedia as of 5:00 p.m., New York City time, on the record date, you are entitled to receive notice of, and vote at, the special meeting. You may submit your proxy before the special meeting in one of the following ways:
•	Telephone voting—use the toll-free number shown on your proxy card;
•	Via the Internet—visit the website shown on your proxy card to vote via the Internet; or
•	Mail—complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a stockholder of record, you may also vote in person at the special meeting.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” Liberty Expedia stockholders who wish to vote at the meeting will need to obtain a “legal proxy” form from their broker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:	You are a “stockholder of record” if your shares are registered directly in your name with Liberty Expedia’s transfer agent, Broadridge Corporate Issuer Solutions Inc., which is referred to as Broadridge. As the stockholder of record, you have the right to vote in person at the special meeting. You may also vote by Internet, telephone or mail, as described in the notice and above under the heading “How do I vote?” You are deemed to beneficially own shares in “street name” if your shares are held by a bank, brokerage firm or other nominee or other similar organization. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. If you beneficially own your shares, you are invited to attend the special meeting; however, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?
A:	If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Liberty Expedia or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction form for you to use.

Brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. It is expected that all of the proposals to be voted on at the special meeting are “non-routine” matters.

If you are a beneficial owner of shares of Liberty Expedia common stock and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your shares will not be counted as present and entitled to vote for purposes of determining a quorum;
•	your broker, bank or other nominee may not vote your shares on the merger proposal, which will have the same effect as a vote “AGAINST” such proposal; and
•	your broker, bank or other nominee may not vote your shares on the merger-related compensation proposal or the adjournment proposal, which will have no effect on the outcome of each such proposal (assuming a quorum is present).
Q:	When and where is the special meeting? What must I bring to attend the special meeting?
A:	The special meeting of Liberty Expedia stockholders will be held at [ ] on [ ], 2019 at [ ]. Subject to space availability, all Liberty Expedia stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [ ].

If you wish to attend the special meeting, you must bring photo identification. If you hold your shares through a broker, bank or other nominee, you must also bring proof of ownership such as the voting instruction form from your broker or other nominee or an account statement.

Q:	What if I fail to vote or abstain?
A:	For purposes of the special meeting, an abstention occurs when a stockholder attends the special meeting in person and does not vote or returns a proxy with an “abstain” instruction.

Merger proposal: An abstention will have the same effect as a vote “AGAINST” the merger proposal. If a stockholder is not present in person at the special meeting and does not respond by proxy, it will have the same effect of a vote “AGAINST” such proposal.

Merger-related compensation proposal and adjournment proposal: An abstention will have the same effect as a vote “AGAINST” the merger-related compensation proposal and the adjournment proposal. If a stockholder is not present in person at the special meeting and does not respond by proxy, it will have no effect on the outcome of the merger-related compensation proposal or the adjournment proposal (assuming a quorum is present).

Q:	What will happen if I return my proxy or voting instruction form without indicating how to vote?
A:	If you are a record holder and sign and return your proxy or voting instruction form without indicating how to vote on any particular proposal, the Series A common stock and/or Series B common stock represented by your proxy will be voted as recommended by the Liberty Expedia Board with respect to that proposal.
Q:	May I change or revoke my vote after I have delivered my proxy or voting instruction form?
A:	Yes. If you are a record holder, you may change or revoke your vote before your proxy is voted at the special meeting as described herein. You may do this in one of the following three ways:
•	by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;
•	by sending a notice of revocation or a completed proxy card bearing a later date than your original proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or
•	by attending the special meeting and voting in person.

Any signed proxy revocation or new signed proxy must be received before the beginning of the special meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 11:59 p.m., New York City time, on [               ].

Q:	What are the U.S. federal income tax consequences of the transaction?
A:	It is intended that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code. It is a condition to each of Expedia Group’s and Liberty Expedia’s obligation to complete the mergers that it receive a written opinion from its counsel, Wachtell, Lipton, Rosen & Katz and Baker Botts L.L.P., respectively, to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (which opinions are referred to as the reorganization tax opinions). Accordingly, on the basis of such opinions, a U.S. holder (as defined under “The Transaction—Material U.S. Federal Income Tax Consequences” beginning on page 59) of Liberty Expedia common stock will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of Liberty Expedia common stock for Expedia Group common stock pursuant to the mergers, except with respect to any cash received in lieu of fractional shares of Expedia Group common stock.

Holders of Liberty Expedia common stock should read the section entitled “The Transaction—Material U.S. Federal Income Tax Consequences” beginning on page 59 for a more complete discussion of the U.S. federal income tax consequences of the mergers. This proxy statement/prospectus contains a general discussion of the U.S. federal income tax consequences of the mergers. Tax matters can be complicated, and the tax consequences to a particular holder will depend on such holder’s particular facts and circumstances. This proxy statement/prospectus does not address any non-U.S. tax consequences, nor does it pertain to state or local income or other tax consequences of the mergers. Liberty Expedia stockholders should consult their own tax advisors to determine the specific consequences to them of receiving Expedia Group common stock pursuant to the mergers, as well as the specific tax consequences to them under any state, local or non-U.S. income or other tax laws.

Q:	Where can I find the voting results of the special meeting?
A:	The preliminary voting results will be announced at the special meeting. In addition, within four business days of the special meeting, Liberty Expedia intends to file the final voting results with the SEC on a Current Report on Form 8-K.
Q:	Do I have appraisal rights in connection with the transaction?
A:	No. Liberty Expedia stockholders are not entitled to appraisal rights in connection with the transaction.

Q:	What will happen to my stock-based awards?
A:	At the effective time:
•	all then outstanding Liberty Expedia stock options will be accelerated and converted into the right to receive the merger consideration in respect of each share covered by such option (after deducting a number of shares sufficient to cover the aggregate option exercise price), less applicable tax withholdings; provided that, Expedia Group will consider in good faith any request by Liberty Expedia that Expedia Group make a cash payment on equivalent terms in lieu of payment of the merger consideration;
•	all then outstanding awards of Liberty Expedia restricted stock units and restricted stock will be accelerated and converted into the right to receive the merger consideration in respect of each share of Liberty Expedia common stock covered by such award, less applicable tax withholding; and
•	each then outstanding award of Expedia Group restricted stock units held by a director nominated by Liberty Expedia who is serving on the Expedia Group board of directors, which is referred to as the Expedia Group Board, immediately prior to the closing of the mergers, will be settled in shares of Expedia Group common stock, provided that such director delivers a letter of resignation to the Expedia Group Board at or prior to the effective time.
Q:	Do the Liberty Expedia executive officers and directors have interests in the transaction that may be different from, or in addition to, Liberty Expedia stockholders’ interests?
A:	Yes, when considering the recommendation of the Liberty Expedia Board, based on the unanimous recommendation of the Liberty Expedia transaction committee, that Liberty Expedia stockholders approve the adoption of the merger agreement, the Liberty Expedia stockholders should be aware that directors and executive officers of Liberty Expedia have certain interests in the transaction that may be different from, or be in addition to, the interests of Liberty Expedia stockholders, including, among other things, the accelerated vesting of equity awards and the preservation of indemnification and insurance protections for service as directors and executive officers of Liberty Expedia and its subsidiaries. For more information regarding these interests, see “The Transaction—Interests of Directors and Executive Officers of Liberty Expedia in the Transaction” beginning on page 56.
Q:	What happens if I sell my shares of Liberty Expedia common stock after the record date but before the special meeting?
A:	The record date for the special meeting (5:00 p.m., New York City time, on [ ]) is earlier than the date of the special meeting and earlier than the date that the mergers are expected to be completed. If you sell or otherwise transfer your shares of Liberty Expedia common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by the Liberty Expedia stockholders in the mergers. In order to receive the merger consideration, you must hold your shares through the completion of the mergers.
Q:	Are there any risks that I should consider in deciding whether to vote in favor of the merger proposal?
A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 27. You also should read and carefully consider the risk factors of Expedia Group and Liberty Expedia contained in the documents that are incorporated by reference into this proxy statement/prospectus.
Q:	What are the conditions to completion of the transaction?
A:	In addition to the approval of the merger proposal by Liberty Expedia stockholders as described above, completion of the mergers is subject to the satisfaction of a number of other conditions, including (1) any required approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act, in respect of the mergers and other transactions contemplated by the merger agreement, (2) the absence of any order or law that has the effect of enjoining or otherwise prohibiting the closing of the mergers or any of the other transactions contemplated by the merger agreement and related transaction documents, (3) the approval for listing of the shares of Expedia Group common stock to be issued in connection with the mergers on NASDAQ and the effectiveness under the Securities Act of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and (4) the delivery of an opinion by Skadden, Arps, Slate, Meagher & Flom LLP, which is referred to as Skadden, to Liberty Expedia regarding certain tax matters related to the split-off of Liberty Expedia by Qurate Retail, Inc. (formerly known as Liberty Interactive Corporation, which is referred to as Qurate Retail), on November 4, 2016, which is referred to as the split-off.

The respective obligation of each party to consummate the mergers is also conditioned upon (x) the delivery of a reorganization tax opinion from such party’s tax counsel and (y) the other party’s representations and warranties being true and correct (subject to certain materiality and material adverse effect qualifications), and the other party having performed in all material respects its obligations under the merger agreement. Expedia Group’s obligation to consummate the mergers is further conditioned upon the satisfaction of certain conditions to the completion of the exchange pursuant to the exchange agreement.

The mergers do not require the approval of Expedia Group stockholders.

Q:	Whom should I contact if I have any questions about the proxy materials or voting?
A:	If you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact D.F. King & Co., Inc., the proxy solicitation agent for Liberty Expedia, at (800) 967-5084 (bankers and brokers may call collect at (212) 269-5550).

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all the information that may be important to you. Expedia Group and Liberty Expedia urge you to read carefully this proxy statement/prospectus in its entirety, including the annexes. Additional, important information, which Expedia Group and Liberty Expedia also urge you to read, is contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 134. All references in this proxy statement/prospectus to Expedia Group refer to Expedia Group, Inc., a Delaware corporation, and/or its consolidated subsidiaries, unless the context requires otherwise; provided, that, no reference to Expedia Group should be construed as a reference to trivago N.V. or any of its subsidiaries, other than with respect to the consolidated financial information of Expedia Group contained in this proxy statement/prospectus and unless the context requires otherwise. All references to Liberty Expedia refer to Liberty Expedia Holdings, Inc., a Delaware corporation, and/or its consolidated subsidiaries, unless the context requires otherwise. All references to the merger agreement are to the Agreement and Plan of Merger, dated as of April 15, 2019, by and among Expedia Group, Inc., LEMS II Inc., LEMS I LLC and Liberty Expedia Holdings, Inc., as it may be amended, a copy of which is attached as Annex A to this proxy statement/prospectus.

The Parties

Expedia Group, Inc.

Expedia Group is the world’s travel platform, with an extensive brand portfolio that includes some of the world’s leading online travel brands. Expedia Group leverages its platform and technology capabilities across an extensive portfolio of businesses and brands to orchestrate the movement of people, and the delivery of travel experiences on both local and global scale. Collectively, Expedia Group brands cover virtually every aspect of researching, planning, and booking travel, from choosing the best airplane seat, to reading personal travel reviews of hotels, to planning what to do in a destination once you arrive. The Expedia Group portfolio serves both leisure and business travelers with tastes and budgets ranging from modest to luxury. Expedia Group operates the world’s largest diversified travel platform in 200 countries and territories featuring a broad and diverse supply portfolio – with more than one million properties on the core lodging platform, over 1.8 million HomeAway online bookable vacation rental listings, over 500 airlines, over 175 rental car companies, packages, cruises, insurance, as well as over 35,000 destination services and activities. Travel suppliers distribute and market products via Expedia Group brands’ desktop and mobile offerings, as well as through alternative distribution channels, private label business and call centers in order to reach its extensive and diverse global audience. In addition, Expedia Group’s advertising and media businesses help other businesses, primarily travel providers, reach a large audience of travelers around the globe.

Expedia Group’s principal executive offices are located at 333 108th Avenue NE, Bellevue, WA 98004, and its telephone number is (425) 679-7200. Expedia Group’s website address is www.expediagroup.com. Information contained on Expedia Group’s website does not constitute part of this proxy statement/prospectus. Expedia Group common stock is publicly traded on NASDAQ, under the ticker symbol “EXPE.” Additional information about Expedia Group is included in documents incorporated by reference in this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 134.

LEMS II Inc.

Merger Sub, an indirect wholly owned subsidiary of Expedia Group and a direct wholly owned subsidiary of Merger LLC, is a Delaware corporation incorporated on April 10, 2019 for the purpose of entering into the merger agreement and effecting the transactions contemplated by the merger agreement. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Merger Sub are located at 333 108th Avenue NE, Bellevue, WA 98004, and its telephone number is (425) 679-7200.

LEMS I LLC

Merger LLC, a direct wholly owned subsidiary of Expedia Group, is a Delaware limited liability company formed on April 10, 2019 for the purpose of entering into the merger agreement and effecting the transactions contemplated by the merger agreement. Merger LLC has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Merger LLC are located at 333 108th Avenue NE, Bellevue, WA 98004, and its telephone number is (425) 679-7200.

Liberty Expedia Holdings, Inc.

During November 2015, the board of directors of Qurate Retail authorized management to pursue a plan to distribute to holders of its Liberty Ventures common stock shares of a newly formed entity, Liberty Expedia Holdings, Inc. The split-off was completed on November 4, 2016. Immediately following the split-off, Liberty Expedia, a Delaware corporation, was comprised of, among other things, Qurate Retail’s former ownership interest in Expedia Group, as well as Qurate Retail’s former wholly-owned subsidiary, Vitalize, LLC (formerly known as Bodybuilding.com, LLC), which is referred to as Bodybuilding.

On April 15, 2019, and prior to Liberty Expedia’s entry into the merger agreement, Barry Diller, Liberty Expedia, Qurate Retail and the Malone group entered into Amendment No. 2 to the transaction agreement (as defined below), providing for the immediate termination of the transaction agreement, which automatically resulted in the termination of the proxy swap arrangements (as defined below). As a result of the termination of the transaction agreement and the proxy swap arrangements, as of April 15, 2019, Liberty Expedia no longer controls a majority of the voting interest in Expedia Group and will not consolidate their results from the termination date forward. Due to the rights allowed under the existing governance agreement and existing stockholders agreement (each as defined below) Liberty Expedia will continue to account for its investment in Expedia Group as an equity method affiliate and expects to elect the fair value option of accounting. Liberty Expedia’s economic ownership in Expedia Group remains the same.

Bodybuilding is primarily an Internet retailer of dietary supplements, sports nutrition products, and other health and wellness products. It is also a large publisher of online health and fitness content, offering fitness content, workout programs, video databases, articles, recipes, health advice and motivational stories, as well as a paid subscription model for structured online fitness trainers and nutrition education. The online model also includes a combination of detailed product information and real-time user reviews to help its visitors achieve their health and fitness goals. Bodybuilding’s customers include gym-goers, recreational athletes, bodybuilders and any individual seeking to improve their level of health and fitness. Bodybuilding strives to provide everything necessary to get fit, as well as a platform for users to share their inspirational stories once they get there.

Liberty Expedia’s principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112 and its main telephone number is (720) 875-5800.

The Transaction

The principal terms and conditions of the transaction are contained in the merger agreement, the exchange agreement and the new governance agreement, copies of which are attached as Annex A, Annex B and Annex C, respectively, to this proxy statement/prospectus. We encourage you to read each agreement carefully and in its entirety, as these are the legal documents that govern the transaction, including the mergers, the exchange and the purchase/exchange right.

The Mergers

On April 15, 2019, Expedia Group, Liberty Expedia, Merger Sub and Merger LLC entered into the merger agreement, which provides that, subject to the terms and conditions of the merger agreement and in accordance with the General Corporation Law of the State of Delaware, which is referred to as the DGCL, Merger Sub will merge with and into Liberty Expedia, with Liberty Expedia surviving as the surviving corporation and an indirect wholly owned subsidiary of Expedia Group, and, immediately thereafter, Liberty Expedia as the surviving corporation of the first merger will merge with and into Merger LLC, with Merger LLC surviving as a direct wholly owned subsidiary of Expedia Group. As a result of the mergers, Liberty Expedia will no longer be a publicly-held company. Following the mergers, Liberty Expedia Series A common stock and Liberty Expedia Series B common stock will be delisted from NASDAQ and deregistered under the Exchange Act.

Pursuant to the merger agreement, Liberty Expedia is required to use reasonable best efforts to cause each of the three directors serving on the Expedia Group Board who were nominated by Liberty Expedia to resign from the Expedia Group Board.

The merger agreement is described in more detail in “The Merger Agreement” beginning on page 63.

The Pre-Mergers Exchange

On April 15, 2019, Expedia Group, Liberty Expedia, Mr. Diller and the Family Foundation entered into the exchange agreement, which provides that, subject to the terms and conditions of the exchange agreement, immediately prior to and conditioned upon the satisfaction of the conditions to the closing of the mergers, Mr. Diller and, if the Family Foundation so elects, the Family Foundation, will exchange with Liberty Expedia up to approximately 5.7 million (based on the net exercise of Mr. Diller’s 537,500 vested options assuming an Expedia Group common stock price of $129.98, the closing price of Expedia Group common stock on April 29, 2019) shares of Expedia Group common stock for the same number of shares of Expedia Group Class B common stock held by Liberty Expedia, which shares are referred to as original shares. Such original shares represent approximately 29% of the total voting power of Expedia Group based on approximately 140 million shares of Expedia Group common stock and approximately 5.7 million shares of Expedia Group Class B common stock currently expected to be outstanding at the closing of the mergers. The exchange agreement is described in more detail in “The Exchange Agreement” beginning on page 78.

The New Governance Agreement & Post-Mergers Purchase/Exchange Right

On April 15, 2019, Expedia Group and Mr. Diller entered into the new governance agreement, which provides for, subject to the terms and conditions of the new governance agreement, certain governance arrangements following the mergers, including the purchase/exchange right of Mr. Diller for the nine months following the closing of the mergers to either exchange with Expedia Group (or its wholly owned subsidiary) an equivalent number of shares of Expedia Group common stock for, or purchase from Expedia Group (or its wholly owned subsidiary), up to a number of shares of Expedia Group Class B common stock equal to (1) 12,799,999 minus (2) the number of original shares, which are referred to as additional shares. The purchase/exchange right may be exercised from time to time and in whole or in part. Assuming the exercise in full by Mr. Diller of the purchase/exchange right, the original shares and additional shares would collectively represent approximately 49% of the total voting power of all outstanding shares of Expedia Group common stock and Expedia Group Class B common stock, assuming a total of approximately 133 million shares of Expedia Group common stock and 12,799,999 shares of Expedia Group Class B common stock outstanding immediately following the exercise of the purchase/exchange right. The foregoing assumes that Mr. Diller exercises his right to acquire the additional shares solely by exchanging shares of Expedia Group common stock acquired in the open market (or otherwise). If Mr. Diller acquires the additional shares through cash purchases directly from Expedia Group (or its wholly owned subsidiary), the original shares and additional shares would collectively represent approximately 48% of the total voting power of all outstanding shares of Expedia Group common stock and Expedia Group Class B common stock.

Prior to the transfer of any additional shares, a transferee must deliver a proxy granting Mr. Diller sole voting control over such shares and deliver a joinder agreement to be bound by certain terms of the new governance agreement. Subject to limited exceptions, any transferred additional shares over which Mr. Diller does not maintain sole voting control will be automatically converted into shares of Expedia Group common stock.

Pursuant to the new governance agreement, upon certain events, including (a) Mr. Diller’s death or disability, (b) Mr. Diller voluntarily ceasing to serve as chairman or senior executive of Expedia Group, or (c) Mr. Diller or the Family Foundation transferring original shares exceeding 5% of the outstanding voting power of Expedia Group, all additional shares will automatically convert into shares of Expedia Group common stock. Therefore, following such automatic conversion event, it is currently expected that the number of outstanding shares of Expedia Group Class B common stock will not exceed the approximately 5.7 million original shares.

The new governance agreement also provides that, subject to limited exceptions, no current or future holder of original shares or additional shares may participate in, or vote or tender in favor of, any change of control transaction involving at least 50% of the outstanding shares of capital stock of Expedia Group, unless such transaction provides for the same per share consideration and mix of consideration (or election right) and the same participation rights for shares of Expedia Group Class B common stock and shares of Expedia Group common stock.

The new governance agreement is described in more detail in “The New Governance Agreement” beginning on page 83.

The Voting Agreement

In connection with the transactions contemplated by the merger agreement, the Malone group entered into the voting agreement with Expedia Group on April 15, 2019. Pursuant to the voting agreement, the Malone group has committed to vote shares of Liberty Expedia common stock representing approximately 32% of the total voting power of the issued and outstanding shares of Liberty Expedia common stock as of February 28, 2019 as follows:

•	in favor of the approval of the merger agreement and the transactions contemplated thereby;
•	in favor of any proposal to adjourn or postpone the Liberty Expedia special meeting to a later date if there are not sufficient votes to approve the merger agreement;
•	against any action or proposal in favor of an alternative company transaction, without regard to the terms of such alternative company transaction; and
•	against any action, proposal, transaction, agreement or amendment of Liberty Expedia’s certificate of incorporation or bylaws, in each case that would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Liberty Expedia contained in the merger agreement, or of the Malone group for which the Malone group has received prior notice from Expedia Group that it reasonably expects that such action or proposal would result in such a breach, or (2) prevent, impede, interfere with, delay, postpone or adversely affect the consummation of the transactions contemplated by the merger agreement.

Subject to certain conditions, the Malone group has granted the General Counsel of Expedia Group an irrevocable proxy to vote his or her shares of Liberty Expedia common stock in accordance with the voting agreement. The Malone group has also agreed not to transfer its shares of Liberty Expedia common stock prior to receipt of the Liberty Expedia stockholder approval without Expedia Group’s and Liberty Expedia’s consent, subject to certain exceptions.

Under the voting agreement, Expedia Group has agreed to indemnify the Malone group for losses in connection with or arising out of the voting agreement, including, subject to certain conditions, up to $750,000 of the reasonable fees and expenses of separate counsel of the Malone group incurred in the defense of any claim related to the voting agreement brought by a third party.

The voting agreement is described in more detail in “The Voting Agreement” beginning on page 95.

Additional Transaction Agreements & Governance Post-Mergers

Additionally, in connection with the transaction, various other agreements have been entered into that alter the existing governance arrangements between or among Expedia Group, Liberty Expedia and certain other parties. As of immediately prior to the entry into the merger agreement, pursuant to the irrevocable proxy granted by Liberty Expedia to Mr. Diller under the Amended and Restated Stockholders Agreement, by and among Liberty Expedia, certain wholly owned subsidiaries of Liberty Expedia and Mr. Diller, as amended as of November 4, 2016, which is referred to as the existing stockholders agreement, Mr. Diller generally has the right to vote the shares of Expedia Group common stock and Expedia Group Class B common stock held by Liberty Expedia and its subsidiaries, which right is referred to as the Diller proxy and which shares represent approximately 53% of the total voting power of all shares of Expedia Group common stock and Expedia Group Class B common stock, based on a total of 136,007,689 shares of Expedia Group common stock and 12,799,999 shares of Expedia Group Class B common stock outstanding as of April 19, 2019. Pursuant to the Assignment Agreement, dated as of November 4, 2016, by and between Liberty Expedia and Mr. Diller, Mr. Diller assigned the Diller proxy to Liberty Expedia, which assignment is referred to as the Diller assignment, and, pursuant to the Proxy and Voting Agreement, dated as of November 4, 2016, by and among the Malone group and Mr. Diller, the Malone group granted a proxy over its shares in Liberty Expedia to Mr. Diller, which proxy is referred to as the Malone proxy. The Diller assignment and the Malone proxy are referred to collectively as the proxy swap arrangements.

On April 15, 2019 and prior to the entry into the merger agreement, Mr. Diller, Liberty Expedia, Qurate Retail and the Malone group entered into Amendment No. 2 to Amended and Restated Transaction Agreement,

which amends the Amended and Restated Transaction Agreement, dated as of September 22, 2016, by and among Mr. Diller, Liberty Expedia, Qurate Retail and the Malone group, as amended by the letter agreement dated as of March 6, 2018 (which is referred to as the transaction agreement), providing for the immediate termination of the transaction agreement, which automatically resulted in the termination of the proxy swap arrangements.

Simultaneously with Expedia Group’s entry into the merger agreement, certain additional related agreements were entered into, including:

•	A stockholders agreement termination agreement, by and among Mr. Diller, Liberty Expedia and certain wholly owned subsidiaries of Liberty Expedia, pursuant to which the existing stockholders agreement (including the Diller proxy) will terminate at the completion of the mergers;
•	A governance agreement termination agreement, by and among Mr. Diller, Expedia Group, Liberty Expedia and certain wholly owned subsidiaries of Liberty Expedia, pursuant to which the Amended and Restated Governance Agreement, dated as of December 20, 2011, as amended, among Expedia Group, Liberty Expedia, certain wholly owned subsidiaries of Liberty Expedia and Mr. Diller, which is referred to as the existing governance agreement, will terminate at the completion of the mergers;
•	An assumption and joinder agreement to tax sharing agreement by and among Expedia Group, Liberty Expedia and Qurate Retail, which is referred to as the tax sharing agreement joinder agreement, pursuant to which Expedia Group agrees to, effective at the completion of the mergers, become jointly and severally responsible for Liberty Expedia’s obligations and liabilities, and become entitled to exercise and enforce Liberty Expedia’s rights, under the Tax Sharing Agreement, dated as of November 4, 2016, by and between Qurate Retail and Liberty Expedia, which is referred to as the tax sharing agreement;
•	An assumption agreement concerning transaction agreement obligations by and among Expedia Group, Liberty Expedia, Qurate Retail and the Malone group, which is referred to as the transaction agreement assumption agreement, pursuant to which Expedia Group agrees to, effective at the completion of the mergers, become jointly and severally responsible for certain of Liberty Expedia’s obligations and liabilities, and become entitled to exercise and enforce certain of Liberty Expedia’s rights, under the transaction agreement which survive the termination of the transaction agreement; and
•	An assumption and joinder agreement to reorganization agreement by and among Expedia Group, Liberty Expedia and Qurate Retail, which is referred to as the reorganization agreement joinder agreement, pursuant to which Expedia Group agrees to, effective at the completion of the mergers, become jointly and severally responsible for Liberty Expedia’s obligations and liabilities, and become entitled to exercise and enforce Liberty Expedia’s rights, under the Reorganization Agreement, dated as of October 26, 2016, by and between Qurate Retail and Liberty Expedia, which is referred to as the reorganization agreement.

See “Additional Transaction Agreements” beginning on page 93.

Mr. Diller has agreed and acknowledged that the rights granted by the exchange agreement and the new governance agreement are deemed to be in recognition and in lieu of Mr. Diller’s existing rights under the existing governance agreement and existing stockholders agreement.

After the completion of the mergers, it is expected that Expedia Group will no longer be a controlled company under applicable NASDAQ rules. Accordingly, following permitted phase-in periods, Expedia Group will be required, among other things, to have a majority of independent directors on its board of directors, a compensation committee consisting solely of independent directors and a director nomination process whereby directors are selected by a nominations committee consisting solely of independent directors or by a vote of the board of directors in which only independent directors participate.

Merger Consideration

At the time that the certificate of merger with respect to the first merger is filed with the Delaware Secretary of State (or at such later time as Expedia Group and Liberty Expedia agree upon and state in the certificate of merger), which is referred to as the effective time, upon the terms and subject to the conditions set forth in the merger agreement, each share of Liberty Expedia common stock issued and outstanding immediately prior to the effective time (other than shares held by Liberty Expedia as treasury stock or held directly by Expedia Group, which are collectively referred to herein as excluded shares) will be converted into the right to receive the merger consideration, which is 0.36 of a share of Expedia Group common stock, with cash (without interest) paid in lieu of any fractional shares of Expedia Group common stock. The fraction of a share of Expedia Group common stock into which each share of Liberty Expedia common stock (other than excluded shares) will be converted is referred to as the exchange ratio.

All fractional shares of Expedia Group common stock that would otherwise be issued to a Liberty Expedia stockholder of record as part of the merger consideration will be aggregated and the shares resulting from such aggregation will be sold at prevailing market prices on behalf of Liberty Expedia stockholders who otherwise would have been entitled to receive such fractional shares. Each such Liberty Expedia stockholder will be paid, in lieu of such fractional share of Expedia Group common stock, an amount in cash, without interest, in proportion to the stockholder’s corresponding pro rata portion.

Treatment of Equity Awards

At the effective time:

•	all then outstanding Liberty Expedia stock options will be accelerated and converted into the right to receive the merger consideration in respect of each share covered by such option (after deducting a number of shares sufficient to cover the aggregate option exercise price), less applicable tax withholdings; provided that, Expedia Group will consider in good faith any request by Liberty Expedia that Expedia Group make a cash payment on equivalent terms in lieu of payment of the merger consideration;
•	all then outstanding awards of Liberty Expedia restricted stock units and restricted stock will be accelerated and converted into the right to receive the merger consideration in respect of each share of Liberty Expedia common stock covered by such award, less applicable tax withholding; and
•	each then outstanding award of Expedia Group restricted stock units held by a director nominated by Liberty Expedia who is serving on the Expedia Group Board immediately prior to the completion of the mergers, will be settled in shares of Expedia Group common stock, provided that such director delivers a letter of resignation to the Expedia Group Board at or prior to the effective time.

See “The Merger Agreement—Treatment of Equity Awards” beginning on page 64 of this proxy statement/prospectus.

Treatment of Existing Debt

Expedia has not yet determined whether it will redeem Liberty Expedia’s existing 1.0% exchangeable senior debentures due 2047, which are referred to as the exchangeable senior debentures, or maintain the exchangeable senior debentures following completion of the mergers. See “The Transaction—Treatment of Existing Debt” beginning on page 59 of this proxy statement/prospectus.

Recommendation of the Liberty Expedia Board of Directors

The Liberty Expedia Board, based on the unanimous recommendation of the Liberty Expedia transaction committee, unanimously determined that the merger agreement and the other transaction documents, and the transactions contemplated thereby (including the transactions contemplated by the voting agreement and the new governance agreement) are advisable and fair to, and in the best interests of, Liberty Expedia and its stockholders, and approved and declared advisable the merger agreement and the other transaction documents, and the transactions contemplated thereby (including the transactions contemplated by the voting agreement and the new governance agreement). The Liberty Expedia Board, based on the unanimous recommendation of the Liberty Expedia transaction committee, unanimously recommends that Liberty Expedia stockholders vote “FOR” the merger proposal. For the factors considered by the Liberty Expedia Board and the Liberty Expedia transaction committee in reaching this decision, see “The Transaction—Liberty Expedia Board of Directors’ Recommendation and Reasons for the Transaction” beginning on page 46 of this proxy statement/prospectus.

The Liberty Expedia Board unanimously recommends that Liberty Expedia stockholders vote “FOR” each of the merger-related compensation proposal and the adjournment proposal. See “Special Meeting

Proposals—The Merger-Related Compensation Proposal” and “Special Meeting Proposals—The Adjournment Proposal” beginning on page 101 of this proxy statement/prospectus.

Opinion of Liberty Expedia’s Financial Advisor

At the meeting of the Liberty Expedia transaction committee on April 15, 2019 held to evaluate the proposed acquisition of Liberty Expedia by Expedia Group pursuant to the merger agreement and the other transactions contemplated thereby, Moelis & Company LLC, which is referred to as Moelis, rendered to the Liberty Expedia transaction committee an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated April 15, 2019, addressed to the Liberty Expedia Board that, subject to the assumptions, limitations, qualifications and other matters stated in its written opinion, as of the date of the opinion, the exchange ratio of 0.36 of a share of Expedia Group common stock per share of Liberty Expedia common stock in the first merger, was fair from a financial point of view to the holders of Liberty Expedia common stock, other than John C. Malone, Leslie Malone and Barry Diller and their respective affiliates, who are collectively referred to as the excluded holders.

The full text of Moelis’ written opinion, dated April 15, 2019, which sets forth the assumptions, limitations, qualifications and other matters considered in connection with the opinion, is attached as Annex J to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. Moelis’ opinion was provided for the use and benefit of the Liberty Expedia Board (solely in its capacity as such), including the Liberty Expedia transaction committee, in their evaluation of the proposed acquisition of Liberty Expedia by Expedia Group pursuant to the merger agreement and the other transactions contemplated thereby. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the exchange ratio in the first merger to the holders of Liberty Expedia common stock, other than the excluded holders, and does not address Liberty Expedia’s underlying business decision to effect the proposed acquisition or the relative merits of the proposed acquisition as compared to any alternative business strategies or transactions that might be available to Liberty Expedia. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the proposed acquisition or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

For a description of the opinion that the Liberty Expedia transaction committee and the Liberty Expedia Board received from Moelis, see “The Transaction—Opinion of Liberty Expedia’s Financial Advisor” beginning on page 50.

Interests of Liberty Expedia’s Directors and Executive Officers in the Transaction

When considering the recommendation of the Liberty Expedia Board, based on the unanimous recommendation of the Liberty Expedia transaction committee, that Liberty Expedia stockholders approve the adoption of the merger agreement, the stockholders should be aware that directors and executive officers of Liberty Expedia have certain interests in the transaction that may be different from, or be in addition to, the interests of Liberty Expedia stockholders, including, among other things, the accelerated vesting of equity awards and the preservation of indemnification and insurance protections for service as directors and executive officers of Liberty Expedia and its subsidiaries. For more information regarding these interests, see “The Transaction—Interests of Directors and Executive Officers of Liberty Expedia in the Transaction” on page 56.

Information about the Liberty Expedia Stockholders’ Meeting

Time, Place and Purpose of the Special Meeting

The special meeting to consider and vote upon the approval of the adoption of the merger agreement and related matters, which is referred to as the special meeting, will be held at [       ] on [       ], at [       ].

At the special meeting, the Liberty Expedia stockholders will be asked to consider and vote upon (1) the merger proposal, (2) the merger-related compensation proposal and (3) the adjournment proposal.

Record Date and Quorum

You are entitled to receive notice of, and to vote at, the special meeting if you are an owner of record of shares of Liberty Expedia common stock as of 5:00 p.m., New York City time, on [       ], the record date. On the record date, there were approximately [       ] shares of Liberty Expedia Series A common stock and [       ]

shares of Liberty Expedia Series B common stock outstanding and entitled to vote. Each holder of Liberty Expedia Series A common stock is entitled to one vote on all matters properly coming before the special meeting for each share of Liberty Expedia Series A common stock owned by such stockholder on the record date. Each holder of Liberty Expedia Series B common stock is entitled to ten votes on all matters properly coming before the special meeting for each share of Liberty Expedia Series B common stock owned by such stockholder on the record date.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority in total voting power of the outstanding shares of Liberty Expedia common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting.

Vote Required

The merger proposal requires the affirmative vote of the holders of a majority of the combined voting power of the shares of Liberty Expedia common stock outstanding and entitled to vote at the special meeting, voting together as a single class. If a Liberty Expedia stockholder present in person at the special meeting does not vote, responds by proxy with an “abstain” vote, is not present in person at the special meeting and does not respond by proxy or does not provide their bank, brokerage firm or other nominee with voting instructions, as applicable, it will have the effect of a vote “AGAINST” the merger proposal.

Each of the merger-related compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the combined voting power of the shares of Liberty Expedia common stock that are present in person or represented by proxy at the special meeting and entitled to vote on the proposal, voting together as a single class, assuming a quorum is present. If a Liberty Expedia stockholder present in person at the special meeting does not vote, or responds by proxy with an “abstain” vote, it will have the same effect as a vote “AGAINST” the merger-related compensation proposal and the adjournment proposal. If a stockholder is not present in person at the special meeting and does not respond by proxy or does not provide their bank, brokerage firm or other nominee with instructions, as applicable, it will have no effect on the vote count for the merger-related compensation proposal or the adjournment proposal.

Proxies and Revocations

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope or may vote in person by appearing at the special meeting. If your shares of common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Liberty Expedia common stock using the instructions provided by your bank, brokerage firm or other nominee.

If you are a record holder, you may change or revoke your vote before your proxy is voted at the special meeting as described herein. You may do this in one of the following three ways: (1) by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so; (2) by sending a notice of revocation or a completed proxy card bearing a later date than your original proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or (3) by attending the special meeting and voting in person. Any signed proxy revocation or new signed proxy must be received before the beginning of the special meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 11:59 p.m., New York City time, on [          ].

Voting by Liberty Expedia Directors and Executive Officers

As of the close of business on February 28, 2019, the most recent practicable date for which such information was available, directors and executive officers of Liberty Expedia and their affiliates owned and were entitled to vote 534,404 shares of Liberty Expedia Series A common stock and 2,680,783 shares of Liberty Expedia Series B common stock, representing approximately 33% of the total voting power of the shares of Liberty Expedia common stock outstanding on that date. The number and percentage of shares of Liberty Expedia common stock owned by directors and executive officers of Liberty Expedia and their affiliates as of the record date are not expected to be meaningfully different from the number and percentage as of February 28,

2019. John C. Malone (and his wife, Leslie Malone) entered into the voting agreement with Expedia Group, pursuant to which the Malone group has committed to vote shares of Liberty Expedia common stock representing approximately 32% of the total voting power of the issued and outstanding shares of Liberty Expedia common stock as of February 28, 2019 in favor of the merger agreement and the transactions contemplated thereby. It is currently expected that Liberty Expedia’s other directors and executive officers will vote their shares of common stock in favor of each of the proposals to be considered at the special meeting, although none of them have entered into any agreements obligating them to do so. The number of shares reflected above does not include shares subject to outstanding restricted stock awards or shares underlying outstanding RSU awards or stock options. For information with respect to restricted stock awards, RSU awards and stock options, please see “The Merger Agreement—Treatment of Equity Awards” beginning on page 64.

Regulatory Approvals

Expedia Group and Liberty Expedia do not expect the acquisition of Liberty Expedia by Expedia Group to be subject to the HSR Act and the rules promulgated thereunder.

In connection with the acquisition of Liberty Expedia by Expedia Group, Mr. Malone may not receive shares of Expedia Group common stock valued above applicable thresholds of the HSR Act as merger consideration until notifications pursuant to the HSR Act have been given by each of Mr. Malone and Expedia Group to the Antitrust Division of the United States Department of Justice, which is referred to as the Antitrust Division, and the United States Federal Trade Commission, which is referred to as the FTC, and all applicable statutory waiting period requirements under the HSR Act have been satisfied. Mr. Malone and Expedia Group each filed their respective notifications pursuant to the HSR Act on April 18, 2019. Completion of the acquisition of Liberty Expedia by Expedia Group is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act in connection with Mr. Malone’s and Expedia Group’s notifications.

Expedia Group and Liberty Expedia do not expect the completion of the acquisition of Liberty Expedia by Expedia Group to be subject to other notifications or receipts of other regulatory approvals.

See “The Transaction—Regulatory Approvals” beginning on page 59.

Conditions to Completion of the Transaction

In addition to the approval of the merger proposal by the Liberty Expedia stockholders and any required approvals under the HSR Act, each party’s obligation to complete the mergers is also subject to the satisfaction or waiver of certain other conditions, including, among other things, (1) the effectiveness under the Securities Act of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, (2) the approval for listing on NASDAQ of the shares of Expedia Group common stock to be issued in connection with the mergers, subject to official issuance, (3) the absence of any order or law that has the effect of enjoining or otherwise prohibiting the closing of the mergers or any of the other transactions contemplated by the merger agreement and related transaction documents, and (4) the delivery of an opinion by Skadden to Liberty Expedia to the effect that, subject to the limitations and assumptions therein, the transactions contemplated by the merger agreement will not impact the tax treatment of the split-off.

The respective obligation of each party to consummate the mergers is also conditioned upon (1) the delivery of a reorganization tax opinion from such party’s tax counsel and (2) the other party’s representations and warranties being true and correct (subject to certain materiality and material adverse effect qualifications), and the other party having performed in all material respects its obligations under the merger agreement.

In addition, Expedia Group’s obligation to close the mergers is subject to the completion of the exchange, except under limited circumstances where the sole cause of the failure of the exchange to close is Mr. Diller’s failure to close. Expedia Group may not waive this condition without Mr. Diller’s prior consent.

See “The Merger Agreement—Conditions to the Mergers” beginning on page 74.

Timing of the Transaction

The mergers are expected to be completed in the third quarter of 2019. Neither Expedia Group nor Liberty Expedia can predict, however, the actual date on which the mergers will be completed because it is subject to conditions beyond each company’s control.

See “The Transaction—Timing of the Mergers” beginning on page 59.

No Solicitation

As more fully described in this proxy statement/prospectus and in the merger agreement, Liberty Expedia has agreed to non-solicitation obligations with respect to any third-party acquisition proposals (including provisions restricting its ability to provide confidential information to any third party), and has agreed to certain restrictions on its and its representatives’ ability to respond to any such proposals. The Liberty Expedia Board has agreed to recommend that the Liberty Expedia stockholders vote in favor of the merger proposal, subject to the right to change its recommendation in response to a company superior proposal or an intervening event (each as described below in this proxy statement/prospectus), in each case if the Liberty Expedia Board determines in good faith after consultation with its outside counsel and financial advisor that a failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law.

For a more complete description of the limitations on solicitation of acquisition proposals from third parties and the ability of the Liberty Expedia Board to change its recommendation in favor of the merger proposal, see “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 69.

Termination of the Merger Agreement; Termination Fee

The merger agreement may be terminated by mutual written consent of Expedia Group (upon the approval of the Expedia Group special committee (as defined below)) and Liberty Expedia at any time prior to the completion of the mergers. In addition, the merger agreement may be terminated as follows:

•	by either Expedia Group or Liberty Expedia if:
•	the mergers have not been completed on or before October 15, 2019 (subject to extension through January 15, 2020 if all conditions other than certain specified conditions have been met, provided that to the extent that one or more government shutdowns affect the ability of the parties to satisfy certain conditions to closing, the termination date will be extended by one calendar day for each calendar day the governmental shutdown is in effect, but in no event beyond April 15, 2020) (this termination right is referred to as the outside date termination right);
•	a governmental authority has issued or granted an order permanently prohibiting the mergers or the other transactions contemplated by the transaction documents and such order has become final and non-appealable;
•	approval of the merger proposal is not obtained upon a vote taken at the special meeting or any adjournment or postponement thereof (this termination right is referred to as the vote down termination right); or
•	the party terminating the merger agreement is not then in material breach of its obligations under the merger agreement, and the other party breaches or fails to perform any of its representations, warranties, covenants or other agreements, which breach or failure to perform would result in the failure of a condition related to the accuracy of the other party’s representations and warranties or performance of the other party’s covenants in the merger agreement, subject to certain materiality thresholds and rights to cure (this termination right is referred to as the breach termination right);
•	or by Expedia Group if:
•	prior to approval of the adoption of the merger agreement by the Liberty Expedia stockholders, Liberty Expedia makes an adverse recommendation change, as described in “The Merger Agreement—Covenants and Agreements—Adverse Recommendation Change; Certain Prohibited Actions” beginning on page 71, or materially breaches its non-solicitation obligations under the merger agreement (this termination right is referred to as the adverse recommendation change termination right).

The merger agreement provides for the payment of a termination fee of $72 million by Liberty Expedia to Expedia Group in connection with a termination of the merger agreement under the following circumstances:

•	if, prior to the approval of the adoption of the merger agreement by the Liberty Expedia stockholders, Expedia Group terminates the merger agreement pursuant to the adverse recommendation change termination right; or

•	at or prior to the earlier of the entry into a definitive agreement with respect to, or the consummation of, an alternative company transaction, if (1) (a) either party terminates the merger agreement pursuant to the outside date termination right or vote down termination right or (b) Expedia Group terminates the merger agreement pursuant to the breach termination right, and (2)(i) after the date of the merger agreement, an alternative company transaction proposal relating to Liberty Expedia is publicly announced or, in certain circumstances, otherwise made known to the Liberty Expedia Board, and not withdrawn and (ii) (x) within six months of such termination, Liberty Expedia enters into a definitive agreement with respect to (or consummates) an alternative company transaction or (y) within twelve months of such termination, Liberty Expedia enters into a definitive agreement with respect to (or consummates) an alternative company transaction involving the party that made the alternative company transaction proposal described in clause (2)(i) above.

For a more complete description of each party’s termination rights and related termination fee obligations, see “The Merger Agreement—Termination” beginning on page 75 and “The Merger Agreement—Termination Fee” beginning on page 76.

No Appraisal Rights

Under the DGCL, Liberty Expedia stockholders do not have appraisal rights in connection with the transaction. See “Appraisal Rights” beginning on page 131.

Material U.S. Federal Income Tax Consequences

It is intended that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to each of Expedia Group’s and Liberty Expedia’s obligation to complete the mergers that it receive a reorganization tax opinion from its counsel. Accordingly, on the basis of such opinions, a U.S. holder (as defined under “The Transaction—Material U.S. Federal Income Tax Consequences”) of Liberty Expedia common stock will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of Liberty Expedia common stock for Expedia Group common stock pursuant to the mergers, except with respect to any cash received in lieu of fractional shares of Expedia Group common stock.

Holders of Liberty Expedia common stock should read the section entitled “The Transaction—Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the mergers. This proxy statement/prospectus contains a general discussion of the U.S. federal income tax consequences of the mergers. Tax matters can be complicated, and the tax consequences to a particular holder will depend on such holder’s particular facts and circumstances. This proxy statement/prospectus does not address any non-U.S. tax consequences, nor does it pertain to state or local income or other tax consequences of the mergers. Liberty Expedia stockholders should consult their own tax advisors to determine the specific consequences to them of receiving Expedia Group common stock pursuant to the mergers, as well as the specific tax consequences to them under any state, local or non-U.S. income or other tax laws.

Accounting Treatment

Expedia Group prepares its financial statements in accordance with accounting principles generally accepted in the United States, which is referred to as GAAP. Expedia Group will account for the acquisition of Liberty Expedia as a business combination and the repurchase of Expedia Group shares held by Liberty Expedia as a transaction separate from the business combination. Therefore, Expedia Group will account for the acquired Liberty Expedia assets and liabilities as a business combination at their respective acquisition date fair values, and the acquisition of Expedia Group shares held by Liberty Expedia as a share repurchase.

Risk Factors

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should carefully consider the risks that are described in the section entitled “Risk Factors” beginning on page 27.

SELECTED HISTORICAL FINANCIAL DATA

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EXPEDIA GROUP

The following table presents selected historical consolidated financial data for Expedia Group as of and for the fiscal years ended December 31, 2018, 2017, 2016, 2015 and 2014. The statement of operations data and cash flow data for the fiscal years ended December 31, 2018, 2017 and 2016 and the balance sheet data as of December 31, 2018 and 2017 have been obtained from Expedia Group’s audited consolidated financial statements incorporated by reference in Expedia Group’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2018, which is incorporated by reference into this proxy statement/prospectus. The statement of operations data for the fiscal years ended December 31, 2015 and 2014 and the balance sheet data as of December 31, 2016, 2015 and 2014 have been derived from Expedia Group’s audited consolidated financial statements for such years, which have not been incorporated by reference into this proxy statement/prospectus.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Expedia Group’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2018, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information” beginning on page 134.

	Year Ended December 31,
	2018	2017	2016	2015(1)	2014
	(In millions, except per share data)
Consolidated statements of operations data:
Revenue	$11,223	$10,060	$8,774	$6,672	$5,763
Operating income	714	625	462	414	518
Net income attributable to Expedia Group, Inc.	406	378	282	764	398
Earnings per share attributable to Expedia Group, Inc. available to common stockholders:
Basic	$2.71	$2.49	$1.87	$5.87	$3.09
Diluted	2.65	2.42	1.82	5.70	2.99
Shares used in computing earnings per share (000’s):
Basic	149,961	151,619	150,367	130,159	128,912
Diluted	152,889	156,385	154,517	134,018	133,168
Dividends declared per common share	$1.24	$1.16	$1.00	$0.84	$0.66
Consolidated balance sheet data (at period end):
Working deficit(2)	$(2,863)	$(2,339)	$(2,677)	$(2,950)	$(1,263)
Total assets	18,033	18,516	15,778	15,486	9,012
Senior notes debt(3)	3,717	4,249	3,159	3,183	1,739
Non-redeemable noncontrolling interest(4)	1,547	1,606	1,561	65	109
Total stockholders’ equity	5,651	6,129	5,693	4,930	1,894
Other financial data:
Free cash flow(5)	1,097	1,135	800	512	1,039
(1)	On May 22, 2015, Expedia Group completed the sale of its 62.4% ownership stake in eLong, Inc. and recognized an after tax gain of $395 million (or $509 million pre-tax gain) during 2015.
(2)	Represents current assets minus current liabilities.
(3)	Includes current and long-term portion of senior notes.
(4)	On December 16, 2016, Expedia Group’s majority-owned subsidiary, trivago, completed its IPO. In conjunction with the IPO, Expedia Group and trivago’s founders entered into an Amended and Restated Shareholders’ Agreement under which the original put/call rights were no longer effective and, as such, Expedia Group reclassified the redeemable non-controlling interest into non-redeemable non-controlling interest on the consolidated balance sheet.
(5)	Expedia Group presents Free Cash Flow, which is a supplemental measure to GAAP and is defined by the SEC as a non-GAAP financial measure. This non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. The non-GAAP financial measure used by Expedia Group may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Expedia Group management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows. Following is a reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow:

	Year Ended December 31,
(dollars in millions)	2018	2017	2016	2015(a)	2014(a)
Net cash provided by operating activities	$1,975	$1,845	$1,549	$1,299	$1,367
Capital expenditures	(878)	(710)	(749)	(787)	(328)
Free cash flow	$1,097	$1,135	$800	$512	$1,039
(a)	To reflect the 2018 adoption and retroactive application of new accounting guidance with respect to the presentation of restricted cash, Expedia Group has recast the 2015 and 2014 free cash flow as appropriate.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LIBERTY EXPEDIA

The following tables present selected historical financial statement information relating to Liberty Expedia’s financial condition and results of operations for the past five years. Certain prior period amounts have been reclassified for comparability with the current year presentation. The following data should be read in conjunction with Liberty Expedia’s consolidated financial statements contained in its Annual Report on Form 10-K, as amended, for the year ended December 31, 2018, which is incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 134.

(1)	Summary Balance Sheet Data:
	December 31,
	2018	2017	2016(1)	2015	2014
	amounts in millions
Cash and cash equivalents	$2,512	2,961	1,851	2	2
Accounts receivable, net	$2,154	1,871	1,345	1	1
Investment in Expedia Group	$—	—	—	927	514
Intangible assets not subject to amortization	$20,838	21,507	22,740	77	77
Intangible assets subject to amortization, net	$3,931	5,010	6,363	24	22
Total assets	$31,897	33,968	33,982	1,126	706
Accounts payable, merchant	$1,699	1,838	1,509	—	—
Total debt and capital lease obligations, including current	$4,243	4,867	3,795	41	36
Deferred income tax liabilities	$1,530	2,155	3,477	304	156
Noncontrolling interests in equity of subsidiaries	$15,116	16,493	17,529	—	2
Total equity	$17,517	19,102	20,292	672	390
(2)	Summary Statement of Operations Data:
	Year ended December 31,
	2018(4)		2017(3)	2016(1)	2015	2014
	amounts in millions, except per share amounts
Revenue		$11,449	10,286	1,581	465	455
Operating income (loss)		$(700)	(2,993)	(389)	10	10
Interest expense		$(135)	(125)	(19)	(1)	(1)
Share of earnings (losses) of Expedia Group	$	NA	NA	26	117	58
Gains (losses) on transactions, net		$—	—	2,005	—	—
Gain (loss) on dilution of investment in Expedia Group	$	NA	NA	(2)	320	3
Net earnings (loss) attributable to Liberty Expedia shareholders		$(128)	(192)	2,292	281	45
Basic earnings (loss) attributable to Series A and Series B Liberty Expedia shareholders per common share(2)		$(2.25)	(3.37)	40.21	4.94	0.80
Diluted earnings (loss) attributable to Series A and Series B Liberty Expedia shareholders per common share(2)		$(2.25)	(3.37)	39.52	4.94	0.80
(1)	As discussed in note 3 to Liberty Expedia’s consolidated financial statements, in connection with the split-off, pursuant to the existing governance agreement and proxy swap arrangements, Liberty Expedia exercised an approximately 53% voting interest in Expedia Group prior to the termination of the proxy swap arrangements. As a result, Liberty Expedia began consolidating Expedia Group upon completion of the split-off. In conjunction with the application of acquisition accounting, Liberty Expedia recorded a full step up in basis of Expedia Group along with a gain between Liberty Expedia’s historical basis and the fair value of its interest in Expedia Group.
(2)	Liberty Expedia issued 56,946,673 common shares, which is the aggregate number of shares of Liberty Expedia common stock outstanding upon the completion of the split-off on November 4, 2016. The number of shares issued upon completion of the split-off was used to determine both basic and diluted earnings (loss) per share for the years ended December 31, 2015 and 2014 and for the period from January 1, 2016 through the date of the split-off, as no Liberty Expedia equity awards were outstanding prior to the split-off. Basic earnings (loss) per share subsequent to the split-off was computed using the weighted average number of shares outstanding (which is referred to as WASO) from the date of the completion of the split-off through December 31, 2016. Diluted earnings per share subsequent to the split-off was computed using the WASO from the date of the completion of the split-off through December 31, 2016, adjusted for potentially dilutive equity awards outstanding during the same period.
(3)	Results of operations in 2017 were impacted by $3,601 million of acquisition accounting adjustments and impairments, as reconciled in the “Results of Operations – Expedia” subsection of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in Liberty Expedia’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2018, which was primarily comprised of depreciation and amortization of $1,360 million, as well as an impairment recorded to goodwill in the amount of $2,197 million (see note 5 to Liberty Expedia’s consolidated financial statements for additional details).
(4)	The 2018 operating loss was less than the prior year due to a non-recurring impairment of goodwill in the prior year (discussed above) and a reduction of purchase accounting amortization compared to 2017, partially offset by an impairment of intangible assets during 2018 of $487 million (see note 5 to Liberty Expedia’s consolidated financial statements for additional details).

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table summarizes unaudited per share data (1) for Expedia Group and Liberty Expedia on a historical basis, (2) for Expedia Group on a pro forma combined basis giving effect to the exchange and the mergers (but not the purchase/exchange right) and (3) on a pro forma combined equivalent basis calculated by multiplying the pro forma combined data by the exchange ratio of 0.36 as described in the section entitled “The Merger Agreement—Merger Consideration” beginning on page 63.

We assume that the exchange and the mergers occurred as of the beginning of the fiscal year or period presented (or in the case of book value per share, as of December 31, 2018). The information in the table is based on, and should be read together with, the historical financial information of Expedia Group and Liberty Expedia, which is incorporated by reference in this proxy statement/prospectus and the financial information contained under “Selected Historical Financial Data—Selected Historical Consolidated Financial Data of Expedia Group” and “Selected Historical Financial Data—Selected Historical Consolidated Financial Data of Liberty Expedia” beginning on page 21 and page 23, respectively. See the section entitled “Where You Can Find More Information” beginning on page 134.

The unaudited pro forma combined information gives effect to the mergers accounted for as described in the section entitled “The Transaction—Accounting Treatment” beginning on page 61. The pro forma calculations reflect that each outstanding share of Liberty Expedia Series A common stock and Liberty Expedia Series B common stock outstanding immediately prior to the effective time will be converted into the right to receive 0.36 of a share of Expedia Group common stock (including shares of Liberty Expedia common stock subject to Liberty Expedia stock options, restricted stock units and awards) as well as the share repurchase by Expedia Group of its shares held by Liberty Expedia immediately prior to the effective time, resulting in a net estimated reduction in outstanding shares of Expedia Group common stock and Expedia Group Class B common stock of 3.1 million shares. The pro forma calculations also reflect the acquisition of the assets and liabilities of Liberty Expedia at estimated fair values. The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the exchange and the mergers had been completed as of the dates indicated or will be realized upon the completion of the exchange and the mergers. The summary pro forma information is preliminary, based on initial estimates of the fair value of assets acquired (including intangible assets) and liabilities assumed, and is subject to change as more information regarding the fair values are obtained, which changes could be materially different than the initial estimates.

Expedia Group declared and paid dividends during the periods presented. For more information on dividends of Expedia Group, see the section entitled “Comparative Per Share Market Price and Dividend Information” beginning on page 25.

	Expedia Group historical	Liberty Expedia historical	Expedia Group Pro Forma	Equivalent Basis Pro Forma Combined(1)
Earnings per share attributable to common stock- holders for the year ended December 31, 2018:
Basic	$2.71	$(2.25)	$2.31	$0.83
Diluted	2.65	(2.25)	2.27	0.82
Cash dividend per share	$1.24	$—	$1.24	$0.45
Book value per share	$27.37	$41.88	$26.10	$9.40
(1)	Equivalent basis pro forma combined was computed by multiplying the Expedia Group pro forma amounts by the exchange ratio of 0.36.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Expedia Group Market and Dividend Information

Expedia Group common stock is listed on NASDAQ under the symbol “EXPE.” Expedia Group Class B common stock is not listed and there is no established public trading market. As of January 25, 2019, there were approximately 2,014 holders of record of Expedia Group common stock and the closing price of Expedia Group common stock as of April 29, 2019 was $129.98 on NASDAQ. As of January 25, 2019, all Expedia Group Class B common stock was held by a subsidiary of Liberty Expedia.

Most recently, Expedia Group declared a quarterly dividend of $0.32 per Expedia Group share, which was paid on March 27, 2019 to holders of record as of the close of business on March 7, 2019. In 2018 and 2017, Expedia Group’s Executive Committee, acting on behalf of the Expedia Group Board, declared the following dividends:

	Declaration Date	Dividend Per Share	Record Date	Total Amount (in millions)	Payment Date
Year ended December 31, 2018:
	February 7, 2018	$0.30	March 8, 2018	$46	March 28, 2018
	April 24, 2018	0.30	May 24, 2018	45	June 14, 2018
	July 23, 2018	0.32	August 23, 2018	47	September 13, 2018
	October 19, 2018	0.32	November 15, 2018	48	December 6, 2018
Year ended December 31, 2017:
	February 7, 2017	$0.28	March 9, 2017	$42	March 30, 2017
	April 26, 2017	0.28	May 25, 2017	43	June 15, 2017
	July 26, 2017	0.30	August 24, 2017	45	September 14, 2017
	October 25, 2017	0.30	November 16, 2017	46	December 7, 2017

The declaration of future dividends will be at the discretion of the Expedia Group Board, and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Expedia Group and other factors deemed relevant by the Expedia Group Board. Under the merger agreement, prior to the completion of the mergers, Expedia Group may continue to pay its regular quarterly cash dividends in the ordinary course consistent with past practice (subject to Expedia Group’s right to increase its quarterly cash dividends resulting in up to $125 million of aggregate dividends per quarter).

Liberty Expedia Market and Dividend Information

Liberty Expedia Series A common stock and Liberty Expedia Series B common stock are listed on NASDAQ under the symbols “LEXEA” and “LEXEB,” respectively. The following table sets forth the high and low prices per share for Liberty Expedia Series B common stock for the periods indicated, each rounded to the nearest whole cent. Although Liberty Expedia Series B common stock is traded on NASDAQ, an established public trading market does not exist for the stock, as it is not actively traded. Liberty Expedia’s fiscal year ends on December 31.

	Series B (LEXEB)
	High ($)	Low ($)
2019:
Second Quarter (through April 29, 2019)	46.64	42.66
First Quarter	47.00	40.17
2018:
First Quarter	50.51	47.00
Second Quarter	46.00	39.17
Third Quarter	48.05	46.00
Fourth Quarter	41.41	39.59

	Series B (LEXEB)
	High ($)	Low ($)
2017:
First Quarter(1)	41.00	41.00
Second Quarter	53.46	46.93
Third Quarter	57.52	51.70
Fourth Quarter	55.00	45.02
(1)	During the first quarter of 2017, no trades occurred, as such the high and low prices shown for this period relate to the fourth quarter of 2016.

Liberty Expedia has not paid any cash dividends on its common stock, and has no present intention of so doing. Payment of cash dividends, if any, in the future will be determined by the Liberty Expedia Board in light of Liberty Expedia’s earnings, financial condition and other relevant considerations.

Comparison of Expedia Group and Liberty Expedia Market Prices and Implied Value of Merger Consideration

The following table sets forth the closing sale price per share of Expedia Group common stock, Liberty Expedia Series A common stock and Liberty Expedia Series B common stock as reported on NASDAQ as of February 1, 2019, the last trading day prior to the initial public announcement of negotiations relating to the transaction; as of April 15, 2019, the last trading day prior to the public announcement of the entry into the merger agreement; and as of April 29, 2019, the last practicable trading day before the filing of this proxy statement/prospectus with the SEC. The table also shows the estimated implied value of the per share consideration proposed for each share of Liberty Expedia Series A common stock and Liberty Expedia Series B common stock as of the same three days. This implied value was calculated by multiplying the closing prices of shares of Expedia Group common stock on those dates by the exchange ratio of 0.36. The market prices of Expedia Group common stock, Liberty Expedia Series A common stock and Liberty Expedia Series B common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the special meeting and the date the first merger is completed and thereafter (in the case of Expedia Group common stock).

	Expedia Group Common Stock	Liberty Expedia Series A Common Stock	Liberty Expedia Series B Common Stock		Implied Per Share Value of Merger Consideration
February 1, 2019	$121.97	$42.30	$	N/A	$43.91
April 15, 2019	$125.45	$45.09	$	N/A	$45.16
April 29, 2019	$129.98	$46.45	$	N/A	$46.79

No assurance can be given concerning the market prices of Expedia Group common stock, Liberty Expedia Series A common stock or Liberty Expedia Series B common stock before completion of the mergers or Expedia Group common stock after completion of the mergers. Because the merger consideration is payable in a fixed number of shares of Expedia Group common stock, the market price of Expedia Group common stock (and therefore the value of the merger consideration) when received by Liberty Expedia stockholders after the completion of the mergers could be greater than, less than or the same as shown in the table above. Accordingly, Liberty Expedia stockholders are advised to obtain current market quotations for Expedia Group common stock and Liberty Expedia Series A common stock or Liberty Expedia Series B common stock, as applicable, in deciding whether to vote in favor of the merger proposal.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including, among other things, the matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 34, Liberty Expedia stockholders should carefully consider the following risk factors before deciding whether to vote in favor of the merger proposal. In addition, you should read and consider the risks associated with each of the businesses of Expedia Group and Liberty Expedia because these risks will relate to the combined company following the completion of the transaction. Descriptions of some of these risks can be found in the Expedia Group Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as amended, and the Liberty Expedia Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as amended, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 134.

Risks Related to the Transaction

The transaction is subject to conditions, some or all of which may not be satisfied, or completed on a timely basis, if at all. Failure to complete the transaction could have material adverse effects on Liberty Expedia.

The completion of the transaction is subject to a number of conditions, including, among other things, receipt of the Liberty Expedia stockholder approval. See the section entitled “The Merger Agreement—Conditions to the Mergers,” beginning on page 74, for a more detailed discussion. The failure to satisfy all of the required conditions could delay the completion of the transaction for a significant period of time or prevent it from occurring at all. Any delay in completing the transaction could cause Expedia Group not to realize some or all of the benefits, or realize them on a different timeline than expected, that Expedia Group expects to achieve if the transaction is successfully completed within the expected timeframe. There can be no assurance that the conditions to the closing of the mergers will be satisfied or (to the extent permitted by law) waived or that the mergers will be completed. Also, subject to limited exceptions, either Expedia Group or Liberty Expedia may terminate the merger agreement if the mergers have not been completed by on or before October 15, 2019, subject to possible extension as set forth in the merger agreement. See “The Merger Agreement—Termination” beginning on page 75.

If the transaction is not completed, Liberty Expedia may be materially adversely affected and, without realizing any of the benefits of having completed the transaction, Liberty Expedia will be subject to a number of risks, including the following:

•	the market price of Liberty Expedia Series A and Series B common stock could decline;
•	Liberty Expedia could owe a substantial termination fee to Expedia Group under certain circumstances;
•	if the merger agreement is terminated and the Liberty Expedia Board seeks another business combination, Liberty Expedia stockholders cannot be certain that Liberty Expedia will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that Expedia Group has agreed to in the merger agreement;
•	time and resources, financial and other, committed by Liberty Expedia’s and its subsidiaries’ management to matters relating to the transaction could otherwise have been devoted to pursuing other beneficial opportunities for Liberty Expedia and its subsidiaries;
•	Liberty Expedia and its subsidiaries may experience negative reactions from the financial markets or from its customers, suppliers or employees;
•	Liberty Expedia will be required to pay its costs relating to the transaction, such as legal, accounting, financial advisory and printing fees, whether or not the transaction is completed; and
•	after giving effect to any applicable grace period and unless it qualifies for an exemption, Liberty Expedia may be required to register as an investment company under the Investment Company Act of 1940, which we refer to as the 40 Act.

In addition, if the transaction is not completed, Liberty Expedia could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Liberty Expedia to perform its obligations under the merger agreement. Any of these risks could materially and adversely impact Liberty Expedia’s financial condition, financial results and stock price.

Similarly, delays in the completion of the transaction could, among other things, result in additional transaction costs or other negative effects associated with uncertainty about completion of the transaction and could materially and adversely impact Expedia Group’s ongoing business, financial condition, financial results and stock price following the completion of the transaction.

The merger agreement contains provisions that limit Liberty Expedia’s ability to pursue alternatives to the transaction, could discourage a potential competing acquiror of Liberty Expedia from making a favorable alternative company transaction proposal and, in specified circumstances, could require Liberty Expedia to pay a substantial termination fee to Expedia Group.

The merger agreement contains provisions that make it more difficult for Liberty Expedia to be acquired by any person other than Expedia Group. The merger agreement contains certain provisions that restrict Liberty Expedia’s ability to, among other things, solicit, initiate, knowingly facilitate, knowingly induce, knowingly encourage, or enter into or continue or otherwise participate in any discussions relating to, or approve or recommend, any third-party acquisition proposal. Further, even if the Liberty Expedia Board withdraws or qualifies its recommendation with respect to the approval of the transaction proposal, unless the merger agreement is terminated in accordance with its terms, Liberty Expedia will still be required to submit the merger proposal to a vote at the special meeting of Liberty Expedia stockholders. In addition, following receipt by Liberty Expedia of any third-party acquisition proposal that constitutes a “superior proposal,” Expedia Group will have an opportunity to offer to modify the terms of the merger agreement before the Liberty Expedia Board may withdraw or qualify its recommendation with respect to the merger proposal in favor of such superior proposal, as described further under “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 69.

In some circumstances, upon termination of the merger agreement, Liberty Expedia would be required to pay a termination fee of $72 million to Expedia Group. For further discussion, see the section entitled “The Merger Agreement—Termination;—Effect of Termination;—Termination Fee” beginning on page 76.

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Liberty Expedia or pursuing an alternative company transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share value than the value proposed to be received in the merger. In particular, the termination fee, if applicable, would be substantial, and could result in a potential third-party acquiror or merger partner proposing to pay a lower price to the Liberty Expedia stockholders than it might otherwise have proposed to pay absent such a fee.

If the merger agreement is terminated and Liberty Expedia determines to seek another business combination, Liberty Expedia may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

The value of the merger consideration is subject to changes based on fluctuations in the value of Expedia Group common stock, and Liberty Expedia stockholders may receive stock consideration with a value that, at the time received, is less than $46.79 per share of Liberty Expedia Series A or Series B common stock, the implied value of 0.36 of a share of Expedia Group common stock based on the closing price of Expedia Group common stock on April 29, 2019, the last practicable trading day before the filing of this proxy statement/prospectus with the SEC.

The market value of Expedia Group common stock will fluctuate during the period before the date of the special meeting and during the period before the time Liberty Expedia stockholders receive merger consideration in the form of Expedia Group common stock, as well as thereafter. Accordingly, at the time of the special meeting, Liberty Expedia stockholders will not be able to determine the market value of the per share merger consideration they would receive upon completion of the mergers.

Upon completion of the mergers, each issued and outstanding share of Liberty Expedia Series A and Liberty Expedia Series B common stock (other than excluded shares) will be converted into the right to receive the merger consideration, which is equal to 0.36 of a share of Expedia Group common stock, with cash (without interest) paid in lieu of any fractional shares of Expedia Group common stock. Accordingly, the value of Expedia Group common stock delivered to Liberty Expedia stockholders will depend on the Expedia Group stock price, and the value of the shares of Expedia Group common stock delivered for each such share of Liberty Expedia Series A and Liberty Expedia Series B common stock may be greater than, less than or equal to $46.79, the implied value of 0.36 of a share of Expedia Group common stock based on the closing price of Expedia Group common stock on April 29, 2019, the last practicable trading day before the filing of this proxy statement/prospectus with the SEC.

It is impossible to accurately predict the market price of Expedia Group common stock at the completion of the mergers and, therefore, impossible to accurately predict the value of the shares of Expedia Group common stock that Liberty Expedia stockholders will receive. The market price for Expedia Group common stock may fluctuate both prior to the completion of the transaction and thereafter for a variety of reasons, including, among others, general market and economic conditions, the demand for Expedia Group’s products and services, changes in laws and regulations, other changes in Expedia Group’s businesses, operations, prospects and financial results of operations, market assessments of the likelihood that the mergers will be completed, and the expected timing of the mergers. Many of these factors are beyond Expedia Group’s and Liberty Expedia’s control. You should obtain current market quotations for shares of Expedia Group common stock.

Each party is subject to contractual restrictions while the mergers are pending, which could adversely affect each party’s business and operations.

Under the terms of the merger agreement, Liberty Expedia is subject to certain restrictions on the conduct of its business prior to completing the transaction which may adversely affect its and its subsidiaries’ ability to execute certain of its business strategies, maintain customers, or manage risks associated with its business, operations, technology, infrastructure or compliance functions, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness, incur capital expenditures, engage with regulators, settle actual or potential claims, or (in certain instances) communicate with its customers, employees and/or vendors. Such limitations could adversely affect Liberty Expedia prior to the completion of the transaction.

Under the terms of the merger agreement, Expedia Group is subject to a more limited set of restrictions on the conduct of its business prior to completing the mergers which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to amend its organizational documents, pay extraordinary dividends or distributions or repurchase shares of Expedia Group common stock. Such limitations could adversely affect Expedia Group prior to the completion of the transaction.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the transaction. For further discussion, see the section entitled “The Merger Agreement—Covenants and Agreements—Conduct of Business of Liberty Expedia;—Conduct of Business of Expedia Group” beginning on page 66.

Liberty Expedia’s executive officers and directors have interests in the transaction that may be different from, or in addition to, Liberty Expedia stockholders’ interests.

When considering the recommendation of the Liberty Expedia Board, based on the unanimous recommendation of the Liberty Expedia transaction committee, that Liberty Expedia stockholders approve the adoption of the merger agreement, the Liberty Expedia stockholders should be aware that directors and executive officers of Liberty Expedia have certain interests in the transaction that may be different from, or be in addition to, the interests of Liberty Expedia stockholders, including, among other things, the accelerated vesting of equity awards and the preservation of indemnification and insurance protections for service as directors and executive officers of Liberty Expedia and its subsidiaries. See the section entitled “The Transaction—Interests of Directors and Executive Officers of Liberty Expedia in the Transaction” beginning on page 56 for a more detailed description of these interests.

The transaction could result in a significant liability to Liberty Expedia and Expedia Group if it causes the 2016 split-off of Liberty Expedia by Qurate Retail to fail to qualify as a tax-free distribution under applicable tax laws.

In connection with the signing of the merger agreement, Liberty Expedia received an opinion from Skadden to the effect that, subject to the limitations and assumptions set forth therein, the transaction will not cause the split-off to fail to qualify as a tax-free distribution under Sections 355 and 361 of the Code, to Qurate Retail, Liberty Expedia, their respective subsidiaries and the former holders of Liberty Ventures common stock (except with respect to any cash received in lieu of fractional shares), which is referred to as the signing split-off tax opinion. It is a condition to each party’s obligation to complete the mergers that Skadden deliver to Liberty Expedia an opinion to the same effect as the signing split-off tax opinion and subject to similar limitations and assumptions, immediately prior to the consummation of the mergers, which is referred to as the closing split-off tax opinion. The signing split-off tax opinion relied on, and the closing split-off tax opinion will rely on, certain representations and assumptions, including those contained in representation letters from each of Qurate Retail, Liberty Expedia, Expedia Group, Mr. Malone and Mr. Diller. If any of the factual representations in any of these representation letters, or any of the assumptions in the signing split-off tax opinion or the closing split-off tax opinion is untrue or incomplete, the signing split-off tax opinion or the closing split-off tax opinion may not be valid. Moreover, an opinion of counsel is not binding on the IRS or the courts. As a result, the conclusions expressed in the signing split-off tax opinion and the closing split-off tax opinion could be challenged by the IRS, and a court may sustain such a challenge. If, for any reason, it is subsequently determined that the split-off does not qualify for tax-free treatment under Sections 355 and 361 of the Code, Liberty Expedia and Expedia Group could be required, in certain circumstances, to indemnify Qurate Retail, its subsidiaries and certain related persons for significant tax liabilities resulting from the split-off.

As described in Liberty Expedia’s registration statement on Form S-1 (File No. 333-210377) initially filed with the SEC on March 24, 2016, as amended, if the split-off does not qualify under Section 355, Section 368(a)(1)(D) and related provisions of the Code, Qurate Retail would generally be subject to tax as if it sold the shares of Liberty Expedia common stock distributed in the split-off in a taxable transaction. In such a circumstance, Qurate Retail would recognize taxable gain in an amount equal to the excess of (1) the total fair market value of the shares of Liberty Expedia common stock distributed in the split-off over (2) Qurate Retail’s aggregate tax basis in such shares of Liberty Expedia common stock. Pursuant to the tax sharing agreement by and between Qurate Retail and Liberty Expedia and the joinder to the tax sharing agreement by and among Qurate Retail, Liberty Expedia and Expedia Group, in certain circumstances, Liberty Expedia and Expedia Group will be required to jointly and severally indemnify Qurate Retail and its subsidiaries for any taxes or losses resulting from the failure of the split-off to qualify as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code, including to the extent that such taxes or losses (1) result primarily from, individually or in the aggregate, the breach of certain covenants made by Liberty Expedia (applicable to actions or failures to act by Liberty Expedia and its subsidiaries following the completion of the split-off), (2) result from the application of Section 355(e) of the Code to the split-off as a result of the treatment of the split-off as part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, a 50-percent or greater interest (measured by either vote or value) in the stock of Liberty Expedia (or any successor corporation) or (3) result primarily from, individually or in the aggregate, the breach by Expedia Group of certain covenants under the tax sharing agreement following the completion of the mergers. Any such indemnity obligation could be material. See “Additional Transaction Agreements—Joinder Agreements” beginning on page 93.

Risks Related to Expedia Group and the Combined Company after Completion of the Transaction

Expedia Group may fail to realize all of the anticipated benefits of the transaction or those benefits may take longer to realize than expected.

The full benefits of the transaction may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the transaction could adversely affect Expedia Group’s results of operations or cash flows, cause dilution to the earnings per share of Expedia Group, decrease or delay the expected accretive effect of the transaction, and negatively impact the price of Expedia Group common stock. In addition, there may be liabilities that Expedia Group underestimated or did not discover in the course of performing its due diligence investigation of Liberty Expedia.

Liberty Expedia stockholders will have a reduced ownership and voting interest after the transaction and will exercise less influence over the policies of Expedia Group following the mergers than they now have on the policies of Liberty Expedia.

Liberty Expedia stockholders presently have the right to vote in the election of the Liberty Expedia Board and on other matters affecting Liberty Expedia. Upon the completion of the mergers, each Liberty Expedia stockholder will be a stockholder of Expedia Group with a percentage ownership of Expedia Group (assuming no overlap between Expedia Group and Liberty Expedia stockholders) that is smaller than such stockholder’s current percentage ownership of Liberty Expedia. Immediately after the transaction is completed, it is expected that current Expedia Group stockholders will own approximately 86% of Expedia Group’s capital stock outstanding (representing 89% of the voting power) and current Liberty Expedia stockholders will own approximately 14% of Expedia Group’s capital stock outstanding (representing 11% of the voting power), and assuming no overlap between Expedia Group and Liberty Expedia stockholders.

The Expedia Group common stock to be received by Liberty Expedia stockholders upon completion of the transaction will have different rights from shares of Liberty Expedia common stock.

Upon completion of the mergers, Liberty Expedia stockholders will no longer be stockholders of Liberty Expedia, but will instead become stockholders of Expedia Group and their rights as Expedia Group stockholders will be governed by the terms of Expedia Group’s certificate of incorporation and bylaws. The terms of Expedia Group’s certificate of incorporation and bylaws are in some respects materially different than the terms of Liberty Expedia’s certificate of incorporation and bylaws, which currently govern the rights of Liberty Expedia stockholders.

Each holder of Liberty Expedia Series B common stock is currently entitled to vote ten votes for each share of Liberty Expedia Series B common stock held by such stockholder in the election of the Liberty Expedia Board and on other matters affecting Liberty Expedia. The shares of Expedia Group common stock that holders of Liberty Expedia Series B common stock would receive as merger consideration would entitle such holders to vote only one vote for each share of Expedia Group common stock held by such holder in the election of the Expedia Group Board and on other matters affecting Expedia Group.

Upon the completion of the transaction, former Liberty Expedia stockholders (in the aggregate) are expected to own shares of Expedia Group common stock representing approximately 14% of the total number of outstanding shares of Expedia Group common stock and Expedia Group Class B common stock, or 11% of the total voting power of outstanding shares of Expedia Group common stock and Expedia Group Class B common stock, based on approximately 140 million shares of Expedia Group common stock and approximately 5.7 million shares of Expedia Group Class B common stock currently expected to be outstanding at the closing of the mergers.

For a more complete description of the different rights associated with shares of Liberty Expedia common stock and shares of Expedia Group common stock, see “Comparison of Stockholder Rights” beginning on page 121.

The market price of Expedia Group common stock may decline as a result of the transaction.

The market price of Expedia Group common stock may decline as a result of the transaction if, among other things, the transaction costs are greater than expected, Expedia Group does not achieve the perceived benefits of the transaction as rapidly or to the extent anticipated by financial or industry analysts or the effect of the transaction on Expedia Group’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts. Any of these events may make it more difficult for Expedia Group to sell equity or equity-related securities and have an adverse impact on the price of Expedia Group common stock.

Expedia Group and Liberty Expedia will incur direct and indirect costs as a result of the mergers.

Expedia Group and Liberty Expedia will incur substantial expenses in connection with and as a result of completing the mergers, including advisory, legal and other transaction costs, and, following the completion of the mergers, Expedia Group expects to incur additional expenses in connection with combining the companies and integrating the Bodybuilding business. A majority of these costs have already been incurred or will be incurred regardless of whether the mergers are completed. Factors beyond Liberty Expedia’s and Expedia Group’s control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately.

Following the completion of the mergers, it is expected that Mr. Diller will own approximately 29% of the outstanding voting power of Expedia Group, and have the right to purchase or exchange for additional shares of Expedia Group Class B common stock.

Pursuant to the Diller proxy granted by Liberty Expedia to Mr. Diller under the existing stockholders agreement, Mr. Diller generally has the right to vote the shares of Expedia Group common stock and Expedia Group Class B common stock held by Liberty Expedia and its subsidiaries, which shares represent approximately 53% of the total voting power of Expedia Group, based on a total of 136,007,689 shares of Expedia Group common stock and 12,799,999 shares of Expedia Group Class B common stock outstanding as of April 19, 2019. Pursuant to the stockholders agreement termination agreement, following the completion of the mergers, the existing stockholders agreement and, therefore, the Diller proxy, will be terminated.

In addition, under the existing governance agreement, Mr. Diller generally has the right, along with Liberty Expedia, to consent to certain matters in the event that Expedia Group incurs debt such that Expedia Group’s ratio of total debt to EBITDA, as defined in the existing governance agreement, equals or exceeds 8:1 over a continuous 12-month period.

Immediately prior to the completion of the mergers, Mr. Diller and, if the Family Foundation so elects, the Family Foundation, are expected to exchange approximately 5.7 million shares of Expedia Group common stock for an equal number of shares of Expedia Group Class B common stock currently held by Liberty Expedia. The original shares would represent approximately 29% of the total outstanding voting power of Expedia Group, based on approximately 140 million shares of Expedia Group common stock and approximately 5.7 million shares of Expedia Group Class B common stock currently expected to be outstanding at the closing of the mergers. The original shares are freely transferrable and may, at a future time, be held by another stockholder.

For the nine months following the completion of the mergers, under the new governance agreement, Mr. Diller will have the right to purchase the remaining approximately 7.1 million additional shares of Expedia Class B common stock currently held by Liberty Expedia. Assuming the exercise of such right in full by Mr. Diller, Mr. Diller could beneficially own original shares and additional shares in an amount collectively representing up to approximately 49% of the total voting power of all outstanding shares of Expedia Group common stock and Expedia Group Class B common stock, assuming a total of approximately 133 million shares of Expedia Group common stock and 12,799,999 shares of Expedia Group Class B common stock outstanding immediately following the exercise of such right if Mr. Diller exercises his purchase/exchange right solely by exchanging shares of Expedia Group common stock acquired in the open market (or otherwise, other than from Expedia Group). If Mr. Diller acquires the additional shares through cash purchases directly from Expedia Group (or its wholly owned subsidiary), the original shares and additional shares would collectively represent approximately 48% of the total voting power of all outstanding shares of Expedia Group common stock and Expedia Group Class B common stock.

In connection with the transaction, Mr. Diller has agreed that the rights provided for in the exchange agreement and the new governance agreement, which were negotiated by a special committee of the Expedia Group Board consisting solely of independent and disinterested directors, each of whom had been elected by the holders of Expedia Group common stock voting together as a class (without the vote of the Expedia Group Class B common stock), which is referred to as the Expedia Group special committee, are deemed to be in recognition and in lieu of Mr. Diller’s existing rights under the existing stockholders agreement and the existing governance agreement.

Although it is expected that following the completion of the mergers, Expedia Group will no longer be a controlled company under the NASDAQ rules, in the future, Mr. Diller’s ownership percentage in Expedia Group could increase if he buys additional shares of Expedia Group common stock in open market purchases or otherwise, or if Expedia Group repurchases shares of its common stock. However, upon transfer, any additional shares will automatically convert into Expedia Group common stock unless Mr. Diller retains sole voting control over such transferred additional shares. Additionally, all additional shares will be automatically converted into shares of Expedia Group common stock immediately following the earliest of (a) Mr. Diller’s death or disability, (b) such time as Mr. Diller no longer serves as chairman or senior executive of Expedia Group, other than as a result of his removal (other than for “cause” as defined in the new governance agreement), or failure to be nominated or elected when he is willing to serve in such position, and (c) aggregate transfers by Mr. Diller (or certain limited permitted transferees of Mr. Diller) of original shares exceeding 5% of the outstanding voting power of Expedia Group. Therefore, while it is possible that Mr. Diller may at some point in the future beneficially own more than 50% of the outstanding voting power of Expedia Group, the provisions of the new governance agreement provide that following one of the triggers described above, the maximum number of shares of Expedia Group Class B common stock outstanding that were initially acquired by Mr. Diller in the exchange or pursuant to the purchase/exchange right will not exceed approximately 5.7 million shares of Expedia Group Class B common stock. Moreover, under the new governance agreement, subject to limited exception, no current or future holder of original shares or additional shares may participate in, or vote in favor of, or tender shares into, any change of control transaction involving at least 50% of the outstanding shares or voting power of capital stock of Expedia Group, unless such transaction provides for the same per share consideration and mix of consideration (or election right) and the same participation rights for shares of Expedia Group Class B common stock and shares of Expedia Group common stock. The transfer restrictions and restrictions with respect to future change in control transactions do not exist in the existing governance agreement. Additionally, the new governance agreement does not provide Mr. Diller with any consent rights over corporate actions or matters.

Mr. Diller is also currently the chairman of the Expedia Group Board and senior executive of Expedia Group. The Expedia Group certificate of incorporation provides that the chairman of the board may only be removed without cause by the affirmative vote of at least 80% of the entire board of directors, which provision may not be amended, altered changed or repealed, or any provision inconsistent therewith adopted, without the approval of at least (1) 80% of the entire Expedia Group Board and (2) 80% of the voting power of Expedia Group’s outstanding voting securities, voting together as a single class.

As a result of Mr. Diller’s ownership interests and voting power, and the governance arrangements between Mr. Diller and Expedia Group, it is expected that Mr. Diller will be in a position to influence, and potentially control, significant corporate actions, including corporate transactions such as mergers, business combinations or dispositions of assets. Additionally, in the future, another holder of the original shares might have such a position of influence by virtue of ownership interests in the original shares. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to Expedia Group stockholders.

Other Risk Factors

Expedia Group’s and Liberty Expedia’s businesses are and will be subject to the risks described above. In addition, Expedia Group and Liberty Expedia are, and will continue to be, subject to the risks described in, as applicable, the Expedia Group annual report on Form 10-K for the fiscal year ended December 31, 2018, as amended, and the Liberty Expedia annual report on Form 10-K for the fiscal year ended December 31, 2018, as amended, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 134 for the location of information incorporated by reference into this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this document may contain forward-looking statements, concerning, among other things, Expedia Group’s and Liberty Expedia’s outlook, financial projections and business strategies, all of which are subject to risks, uncertainties and assumptions. These forward-looking statements are identified by their use of terms such as “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “continue,” “potential,” “opportunity,” “project” and similar terms. These statements are based on certain assumptions and analyses that we believe are appropriate under the circumstances. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Management believes that these forward-looking statements are reasonable. However, we cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the mergers on the terms summarized in this document. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise. Factors that could have a material adverse effect on Expedia Group’s operations and future prospects or the consummation of the transaction include, but are not limited to:

•	failure to satisfy the conditions to consummate the transaction;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including under circumstances that might require Liberty Expedia to pay a termination fee of $72 million to Expedia Group;
•	the failure to consummate the transaction in a timely manner or at all for any other reason;
•	the possibility that the anticipated benefits from the transaction cannot be realized in full or at all or may take longer to realize than expected;
•	effects of the pendency of the transactions on relationships with employees, suppliers, customers and other business partners;
•	negative effects of the announcement or the completion of the transaction on the market price of Expedia Group’s and/or Liberty Expedia common stock and/or on their respective financial performance;
•	the risks related to Liberty Expedia and Expedia Group being restricted in their operation of the business while the merger agreement is in effect;
•	risks relating to the value of Expedia Group’s shares to be issued in the merger, significant transaction costs and/or unknown liabilities;
•	risks associated with potential transaction-related litigation, the outcome of legal proceedings, investigations and other contingencies;
•	the ability of Expedia Group, Liberty Expedia, or the combined company, to retain and hire key personnel;
•	general political, economic and business conditions and industry conditions;
•	challenges to intellectual property;
•	global economic growth and activity;
•	industry conditions;
•	changes in laws or regulations or adverse government action;
•	the ability to implement and achieve business strategies successfully; and
•	other risk factors as detailed from time to time in Expedia Group’s and Liberty Expedia’s reports filed with the SEC, including Expedia Group’s and Liberty Expedia’s respective annual reports on Form 10-K, as amended, quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC, including the risks and uncertainties set forth in or incorporated by reference into this proxy statement/prospectus in the section entitled “Risk Factors” beginning on page 27.

There can be no assurance that the transaction will in fact be completed in the manner described or at all. Any forward-looking statement speaks only as of the date on which it is made, and Expedia Group and Liberty Expedia assume no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

THE PARTIES TO THE TRANSACTION

Expedia Group, Inc.

Expedia Group is the world’s travel platform, with an extensive brand portfolio that includes some of the world’s leading online travel brands. Expedia Group leverages its platform and technology capabilities across an extensive portfolio of businesses and brands to orchestrate the movement of people, and the delivery of travel experiences on both local and global scale. Collectively, Expedia Group brands cover virtually every aspect of researching, planning, and booking travel, from choosing the best airplane seat, to reading personal travel reviews of hotels, to planning what to do in a destination once you arrive. The Expedia Group portfolio serves both leisure and business travelers with tastes and budgets ranging from modest to luxury. Expedia Group operates the world’s largest diversified travel platform in 200 countries and territories featuring a broad and diverse supply portfolio – with more than one million properties on the core lodging platform, over 1.8 million HomeAway online bookable vacation rental listings, over 500 airlines, over 175 rental car companies, packages, cruises, insurance, as well as over 35,000 destination services and activities. Travel suppliers distribute and market products via Expedia Group brands’ desktop and mobile offerings, as well as through alternative distribution channels, private label business and call centers in order to reach its extensive and diverse global audience. In addition, Expedia Group’s advertising and media businesses help other businesses, primarily travel providers, reach a large audience of travelers around the globe.

Expedia Group’s portfolio of brands includes:

•	Expedia.com®, one of the world’s leading full-service online travel brands with localized websites in over 30 countries;
•	Hotels.com®, a leading global lodging expert operating 90 localized websites in 41 languages with its award winning Hotels.com® Rewards loyalty program;
•	Expedia® Partner Solutions, a global business-to-business (“B2B”) brand that powers the hotel business of hundreds of leading airlines, travel agencies, loyalty and corporate travel companies plus several top consumer brands through its API and template solutions;
•	trivago®, a leading online hotel metasearch platform with websites in 55 countries worldwide;
•	HomeAway®, a global online marketplace for the alternative accommodations industry;
•	Vrbo® , a global community of homeowners and travelers, with unique properties in 190 countries around the world;
•	Egencia®, a leading corporate travel management company;
•	Orbitz® and CheapTickets®, leading U.S. travel websites, as well as ebookers®, a full-service travel brand with websites in seven European countries;
•	Travelocity®, a leading online travel brand in the United States and Canada;
•	Hotwire®, a leading online travel website offering spontaneous travel through Hot Rate® deals;
•	Wotif Group, a leading portfolio of travel brands including Wotif.com®, Wotif.co.nz, lastminute.com.au®, lastminute.co.nz and travel.com.au®;
•	Expedia® Group Media Solutions, the advertising arm of Expedia Group, offers industry expertise and digital marketing solutions that allow brands to reach, engage and influence its vast qualified audience of travelers around the world;
•	CarRentals.com™, a premier online car rental booking company with localized websites in four countries;

•	Classic Vacations®, a top luxury travel specialist;
•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in over 2,000 destinations worldwide;
•	Expedia® CruiseShipCenters®, North America’s leading cruise specialist, providing a full range of travel products through its network of more than 290 independently owned, retail travel franchises;
•	Traveldoo, a business application platform for travel and expense management; and
•	SilverRail Technologies, Inc., provider of a global rail retail and distribution platform connecting rail carriers and suppliers to both online and offline travel distributors.

Expedia Group’s principal executive offices are located at 333 108th Avenue NE, Bellevue, WA 98004, and its telephone number is (425) 679-7200. Expedia Group’s website address is www.expediagroup.com. Information contained on Expedia Group’s website does not constitute part of this proxy statement/prospectus. Expedia Group’s common stock is publicly traded on NASDAQ, under the ticker symbol “EXPE.” Additional information about Expedia Group is included in documents incorporated by reference in this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 134.

LEMS II Inc.

Merger Sub, an indirect wholly owned subsidiary of Expedia Group, is a Delaware corporation incorporated on April 10, 2019 for the purpose of entering into the merger agreement and effecting the transactions contemplated by the merger agreement. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Merger Sub are located at 333 108th Avenue NE, Bellevue, WA 98004, and its telephone number is (425) 679-7200.

LEMS I LLC

Merger LLC, a wholly owned subsidiary of Expedia Group, is a Delaware limited liability company formed on April 10, 2019 for the purpose of entering into the merger agreement and effecting the transactions contemplated by the merger agreement. Merger LLC has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Merger LLC are located at 333 108th Avenue NE, Bellevue, WA 98004, and its telephone number is (425) 679-7200.

Liberty Expedia Holdings, Inc.

During November 2015, the board of directors of Qurate Retail authorized management to pursue a plan to effect the split-off, which was completed on November 4, 2016. Immediately following the split-off, Liberty Expedia, a Delaware corporation, was comprised of, among other things, Qurate Retail’s former ownership interest in Expedia, as well as Qurate Retail’s former wholly-owned subsidiary Bodybuilding.

On April 15, 2019, and prior to Liberty Expedia’s entry into the merger agreement, Mr. Diller, Liberty Expedia, Qurate Retail and the Malone group entered into Amendment No. 2 to the transaction agreement, providing for the immediate termination of the transaction agreement, which automatically resulted in the termination of the proxy swap arrangements. As a result of the termination of the transaction agreement and the proxy swap arrangements, as of April 15, 2019, Liberty Expedia no longer controls a majority of the voting interest in Expedia Group and will not consolidate their results from the termination date forward. Due to the rights allowed under the existing governance agreement and the existing stockholders agreement Liberty Expedia will continue to account for its investment in Expedia Group as an equity method affiliate and expects to elect the fair value option of accounting. Liberty Expedia’s economic ownership in Expedia Group remains the same.

Bodybuilding is primarily an Internet retailer of dietary supplements, sports nutrition products, and other health and wellness products. It is also a large publisher of online health and fitness content, offering fitness content, workout programs, video databases, articles, recipes, health advice and motivational stories, as well as a paid subscription model for structured online fitness trainers and nutrition education. The online model also includes a combination of detailed product information and real-time user reviews to help its visitors achieve their health and fitness goals. Bodybuilding’s customers include gym-goers, recreational athletes, bodybuilders and any individual seeking to improve their level of health and fitness. Bodybuilding strives to provide everything necessary to get fit, as well as a platform for users to share their inspirational stories once they get there.

The principal executive office of Liberty Expedia and its directors and executive officers is located at 12300 Liberty Boulevard, Englewood, Colorado 80112 and its main telephone number is (720) 875-5800. The principal trading market for Liberty Expedia common stock is NASDAQ. Additional information about Liberty Expedia and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 134.

THE TRANSACTION

The following is a discussion of the transaction between Expedia Group and Liberty Expedia. The descriptions of the transaction documents, the voting agreement and the new governance agreement in this section and elsewhere in this proxy statement/prospectus are qualified in their entirety by reference to the complete text of the transaction documents, the voting agreement and the new governance agreement copies of which are attached as Annexes hereto and are incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the transaction that is important to you. You are encouraged to read the transaction documents, the voting agreement and the new governance agreement carefully and in their entirety. This section is not intended to provide you with any factual information about Expedia Group or Liberty Expedia. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Expedia Group and Liberty Expedia make with the SEC that are incorporated by reference into this document, as described in the section entitled “Where You Can Find More Information” beginning on page 134.

Background of the Mergers

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement, the transaction documents, the voting agreement and the new governance agreement. The following chronology does not purport to catalogue every conversation among our boards of directors or among the representatives of each company and other parties.

During the time periods covered by this section, the members of the Liberty Expedia Board consisted of Mr. Malone, Stephen M. Brett, Gregg L. Engles, Robert R. Hammond (until the expiration of his term as a director at 11:25 p.m. New York City time, on April 15, 2019), Scott W. Schoelzel, Christopher W. Shean and Alexander von Furstenberg (until the expiration of his term as a director at 11:25 p.m. New York City time, on April 15, 2019). The members of Liberty Expedia’s transaction committee (as defined below) consisted of Messrs. Malone, Brett, Engles, Schoelzel and Shean, each of whom was present at each meeting of the Liberty Expedia transaction committee. Also present at each meeting of the Liberty Expedia transaction committee were Wade D. Haufschild, Chief Financial Officer of Liberty Expedia, Richard N. Baer, Chief Legal Officer of Liberty Expedia, and Albert E. Rosenthaler, Chief Corporate Development Officer of Liberty Expedia.

Pursuant to the terms of the existing governance agreement, Liberty Expedia has designated (i) Christopher W. Shean, Chief Executive Officer, President and a director of Liberty Expedia, (ii) Pamela L. Coe, Senior Vice President and Secretary of Liberty Expedia, and (iii) Courtnee A. Chun, Senior Vice President of Liberty Expedia, to serve on the Expedia Group Board. Each of these three individuals, together with Alexander von Furstenberg, a director of Expedia Group and a Series B Director of Liberty Expedia (until the expiration of his term as a director at 11:25 p.m. New York City time, on April 15, 2019), recused himself or herself from the consideration by the Expedia Group Board of any potential transaction involving Expedia Group, Liberty Expedia and Mr. Diller.

All meetings described herein were held telephonically, unless otherwise noted.

The Liberty Expedia Board and management team strive to periodically review Liberty Expedia’s long-term strategic plan with the goal of maximizing stockholder value. As part of this ongoing process, the Liberty Expedia Board and management have, from time to time, periodically evaluated potential strategic alternatives relating to Liberty Expedia’s business and prospects and engaged in discussions with third parties.

Beginning in mid-November 2017, the Liberty Expedia Board and management team continued this ongoing evaluation, which included, among other things, the risks and uncertainty of remaining an independent public company and the potential risk that Liberty Expedia could be required to register as an investment company under the Investment Company Act of 1940 (which is referred to as the 40 Act) following the termination of the proxy swap arrangements. As a result of these risks and uncertainties, the management team of Liberty Expedia, including its Chairman of the Board, Mr. Malone, and representatives of Liberty Expedia’s legal counsel, Baker Botts L.L.P. (which is referred to as Baker Botts), on one side, initiated and then the parties engaged in preliminary and informal conversations with certain members of the management team of Expedia Group, including its Chairman of the Board, Mr. Diller, and Expedia Group’s and Mr. Diller’s legal counsel, Wachtell, Lipton, Rosen & Katz (which is referred to as Wachtell Lipton), on the other side, regarding a potential combination transaction involving Liberty Expedia, Expedia Group and Mr. Diller.

On December 20, 2017, Expedia Group and Liberty Expedia entered into a Mutual Non-Disclosure Agreement.

On December 29, 2017, the Liberty Expedia Board determined that it was advisable to consider a potential transaction involving Liberty Expedia, Expedia Group and Mr. Diller, and established a transaction committee, which is referred to as the Liberty Expedia transaction committee, consisting of all of the members of the Liberty Expedia Board, other than those directors elected by the holders of shares of Liberty Expedia Series B common stock for so long as the proxy swap arrangements were in effect, to, among other things, review and evaluate a potential transaction involving Liberty Expedia, Expedia Group and Mr. Diller, and, ultimately, to make a recommendation to the Liberty Expedia Board with regard to any such transaction. Neither during the early stages of these discussions, nor at any other point during the time periods covered by this section, did Mr. Malone request a premium for his shares of Liberty Expedia Series B common stock relative to the consideration that would be payable to holders of shares of Liberty Expedia Series A common stock.

On January 8, 2018, the Expedia Group Board formed a special committee consisting solely of independent and disinterested members of the Expedia Group Board, each of whom had been elected by the holders of Expedia Group common stock voting together as a class (without the vote of the Expedia Group Class B common stock), to which the Expedia Group Board delegated exclusive authority to consider and negotiate a potential transaction involving Expedia Group, Liberty Expedia and Mr. Diller, and, ultimately, to make a recommendation to the Expedia Group Board with regard to any such transaction. The authority delegated to the Expedia Group special committee included the consideration and negotiation, on behalf of the Expedia Group Board, of the appropriate governance arrangements with respect to Expedia Group and Mr. Diller—in recognition and in lieu of Mr. Diller’s existing rights under the existing governance agreement and the existing stockholders agreement—to apply following any such transaction involving Expedia Group, Liberty Expedia and Mr. Diller.

During January 2018, in connection with its ongoing review, the Liberty Expedia transaction committee authorized management to begin the process of engaging a financial advisor to assist Liberty Expedia in its evaluation of long-term strategic alternatives for Liberty Expedia, including, among other things, a potential transaction involving Liberty Expedia, Expedia Group and Mr. Diller. Moelis & Company LLC (which is referred to as Moelis) was selected by Liberty Expedia to act as a financial advisor to Liberty Expedia based on, among other things, Moelis’s expertise in the industry in which Liberty Expedia and Expedia Group operate. Following discussion with Moelis regarding the absence of any material relationships with Expedia Group, Mr. Diller or their respective affiliates that would reasonably be expected to impair Moelis’s ability to perform its financial advisory services to the Liberty Expedia transaction committee and the Liberty Expedia Board, Moelis began a review of various strategic alternatives available to Liberty Expedia.

Over the next few weeks, Liberty Expedia’s counsel met on multiple occasions with Expedia Group’s counsel to preliminarily discuss a possible transaction. In February 2018, prior to either party having received or made any proposal regarding a potential transaction, Liberty Expedia and Expedia Group terminated discussions and determined not to pursue a transaction at that time.

On March 6, 2018, Qurate Retail, Liberty Expedia, Mr. Diller and the Malone group entered into a letter agreement extending the termination date of the proxy swap arrangements from May 4, 2018 to May 4, 2019.

Beginning in late October 2018, management and advisors of Liberty Expedia participated in a series of discussions to explore various long-term strategic alternatives for Liberty Expedia, including a potential transaction involving Liberty Expedia, Expedia Group and Mr. Diller.

On November 8, 2018, the Liberty Expedia transaction committee held a meeting, during which management and its advisors reviewed certain potential long-term strategic alternatives for Liberty Expedia, including, among other things, an extension of the proxy swap arrangements; a potential acquisition of operating assets or other strategic transaction between Liberty Expedia and a third party; registration by Liberty Expedia as a registered investment company under the 40 Act; and a potential transaction involving Liberty Expedia, Expedia Group and Mr. Diller. During the meeting, the Liberty Expedia transaction committee discussed with management and its advisors potential strategic alternatives. The Liberty Expedia transaction committee determined that management and its advisors should proceed with their analysis of the various potential strategic alternatives, and that Moelis should proceed with a financial analysis of Liberty Expedia. The Liberty Expedia transaction committee also determined that Liberty Expedia’s representatives should engage with representatives of Expedia Group and Mr. Diller with respect to a potential transaction.

On November 15, 2018, the Expedia Board again formed a special committee (which is referred to as the Expedia Group special committee) consisting solely of independent and disinterested members of the Expedia Group Board, each of whom had been elected by the holders of Expedia Group common stock voting together as a class (without the vote of the Expedia Group Class B common stock), with the delegations and exclusive authority as described above. In connection with the Expedia Group special committee’s role and responsibilities, the Expedia Group special committee thereafter engaged Paul, Weiss, Rifkind, Wharton & Garrison LLP (which is referred to as Paul Weiss) as independent legal counsel, and PJT Partners LP (which is referred to as PJT) as independent financial advisor, to the Expedia Group special committee.

On November 27, 2018, the Liberty Expedia transaction committee held a meeting to further discuss and evaluate, with the participation of management and its advisors, the potential strategic alternatives initially presented on November 8, 2018. Following this discussion, the Liberty Expedia transaction committee determined that the strategic alternatives previously discussed (including, among other things, acquiring sufficient operating assets to qualify for an exemption from the 40 Act or seeking to enter into a business combination with a third party) presented significant execution risk. In addition, during the meeting, Moelis presented its preliminary financial analysis of Liberty Expedia, and Liberty Expedia’s representatives provided the Liberty Expedia transaction committee with an update as to the status of the preliminary discussions that had been held with representatives of Expedia Group and Mr. Diller.

On November 29, 2018, representatives of Wachtell Lipton and Paul Weiss met to discuss issues that could arise in connection with a potential transaction, including key due diligence matters.

On November 30, 2018, Expedia Group and Liberty Expedia entered into an amendment to the Mutual Non-Disclosure Agreement extending the term of the agreement until December 20, 2020. Promptly thereafter, Baker Botts and Wachtell Lipton exchanged legal and business diligence request lists on behalf of Liberty Expedia and Expedia Group, respectively.

Over the course of the following weeks, the Liberty Expedia management team and Baker Botts, Moelis and other advisors to Liberty Expedia continued their due diligence and analysis of various strategic alternatives for Liberty Expedia, including a potential transaction involving Liberty Expedia, Expedia Group and Mr. Diller; and the Expedia Group management team (as directed by the Expedia Group special committee), Wachtell Lipton, Paul Weiss, PJT and other advisors to Expedia Group and the Expedia Group special committee continued their due diligence and analysis of a potential transaction involving Liberty Expedia, Expedia Group and Mr. Diller. In addition, during this period and as authorized by the Liberty Expedia transaction committee and Expedia Group special committee, respectively, representatives of Baker Botts and Wachtell Lipton discussed on several occasions the possible terms and structure of a potential transaction, including the possible terms and conditions to be contained in a merger agreement should a transaction be pursued.

Representatives of Wachtell Lipton communicated to the Expedia Group special committee a number of proposals made by Mr. Diller, including that, in recognition and in lieu of Mr. Diller’s existing rights under the existing stockholders agreement and existing governance agreement, a transaction would involve the exchange by Mr. Diller of shares of Expedia Group common stock for shares of Expedia Group Class B common stock held by Liberty Expedia immediately prior to the closing of a transaction (which is referred to as the exchange), as well as the ability for Mr. Diller to acquire additional shares of Expedia Group Class B common stock currently held by Liberty Expedia for a period of time following the closing of a transaction (which is referred to as the purchase/exchange right). The Expedia Group special committee made a number of counter-proposals to Mr. Diller, including a proposal for the inclusion of an equal treatment provision in any new governance agreement, which would restrict Mr. Diller from receiving a greater amount or a different type of consideration for his Expedia Group Class B common stock in connection with any change of control transaction following the potential transaction. The Expedia Group special committee met several times throughout this period and negotiations between representatives of Paul Weiss and representatives of Wachtell Lipton continued during this period of time regarding these matters, though no agreements were reached. Representatives of Wachtell Lipton discussed the proposed exchange and the purchase/exchange right with representatives of Baker Botts, noting that such items remained subject to negotiation and agreement between the Expedia Group special committee and Mr. Diller. In addition, representatives of Baker Botts conveyed to Wachtell Lipton Liberty Expedia’s expectation that, in light of the split-off, Qurate Retail would be expected to deliver certain letters of representation on which Liberty Expedia’s tax counsel would rely in delivering an opinion regarding certain tax matters related to the transaction, and that Liberty Expedia and Qurate Retail (who shared certain overlapping members of management and an overlapping director) currently contemplated that, in connection with a transaction, Expedia Group would be expected to enter into certain joinder agreements (which are referred to as the joinders) whereby Expedia Group would become jointly obligated under, and agree to be bound by, certain agreements executed by Liberty Expedia in connection with the split-off.

Periodic conversations between representatives of Baker Botts and Wachtell Lipton continued during this period of time regarding these matters, as authorized by the Liberty Expedia transaction committee and Expedia Group special committee, respectively, though no agreements were reached. The Expedia Group special committee met several times during this period to evaluate the expected terms of a potential transaction involving Expedia Group, Liberty Expedia and Mr. Diller, including potential governance arrangements with respect to Expedia Group and Mr. Diller that would apply following such potential transaction. As authorized by the Expedia Group special committee, representatives of Paul Weiss and Wachtell Lipton also spoke regularly in order to conduct the due diligence investigation of Liberty Expedia in connection with a potential transaction and to negotiate the terms of such transaction, including the terms of the potential governance arrangements. Representatives of Wachtell Lipton periodically informed representatives of Baker Botts that the discussions between the Expedia Group special committee and Mr. Diller with respect to such potential governance arrangements were continuing.

On January 17, 2019, the Liberty Expedia transaction committee held a meeting to discuss and evaluate a potential transaction with Expedia Group and to review the status of the discussions that had been held with representatives of Expedia Group and Mr. Diller. Liberty Expedia’s representatives provided the Liberty Expedia transaction committee with an update as to certain matters that had been discussed with respect to the possible terms and conditions to be contained in a merger agreement and related agreements should a transaction be pursued, including the potential termination of the proxy swap arrangements, the exchange, other merger agreement terms such as termination rights, the joinders, the possibility of a voting agreement to be entered into by the Malone group, and closing conditions. In addition, Moelis presented an updated preliminary financial analysis regarding Liberty Expedia’s business based on its further due diligence. During the meeting, the Liberty Expedia transaction committee discussed with management and its advisors the terms of a potential merger transaction and the preliminary financial analysis conducted by Moelis. The Liberty Expedia transaction committee then authorized management to engage in further discussions with representatives of Expedia Group and Mr. Diller, including as to possible exchange ratios within the ranges discussed during the meeting.

Following the Liberty Expedia transaction committee meeting, the respective representatives of Liberty Expedia, Expedia Group and the Expedia Group special committee and representatives of Liberty Expedia’s and Expedia Group’s respective management teams held a number of meetings to conduct mutual due diligence.

During the same period, the Expedia Group special committee met several times with Paul Weiss and PJT, to discuss and evaluate a potential transaction with Liberty Expedia and to review the status of the discussions that had been held with representatives of Liberty Expedia and Mr. Diller, including with respect to the exchange and the purchase/exchange right.

On January 31, 2019, representatives of Expedia Group management, the Expedia Group special committee and their respective counsel held a conference call to discuss the terms of the preliminary proposal to be submitted to Liberty Expedia, including the range of value that Expedia management would be authorized to offer. The Expedia Group special committee authorized a range of exchange ratios that Expedia Group management would be authorized to propose to Liberty Expedia management.

As previously disclosed, on the evening of February 1, 2019, a member of Expedia Group management, as authorized by the Expedia Group special committee, communicated to a member of Liberty Expedia management a preliminary proposal to acquire shares of Liberty Expedia common stock in exchange for shares of Expedia Group common stock at a fixed exchange ratio of 0.329 shares of Expedia Group common stock for each share of Liberty Expedia Series A common stock and Liberty Expedia Series B common stock, with all Liberty Expedia equity awards to be accelerated and cashed out based on the value of the merger consideration (less the exercise price, in the case of stock options). This exchange ratio represented an implied price per share of Liberty Expedia common stock of $40.13 and an implied discount of approximately 5.1% to the trading price of Liberty Expedia Series A common stock based on the February 1, 2019 closing prices of Expedia Group common stock and Liberty Expedia Series A common stock. The representative of Expedia Group conveyed that the discount was intended to compensate Expedia Group, including for the various transaction costs that were expected to be incurred by both Expedia Group and Liberty Expedia, and that the preliminary proposal was subject to the negotiation of mutually acceptable transaction agreements.

Later that evening, management of Liberty Expedia met to discuss the preliminary proposal with its advisors. At that time, it was determined that the proposal was insufficient and Liberty Expedia would make a counterproposal to Expedia Group.

Over the weekend of February 2 and 3, 2019, a member of Liberty Expedia management met with a member of Expedia Group management to communicate a counterproposal of a fixed exchange ratio of 0.416 shares of Expedia Group common stock for each share of Liberty Expedia common stock, with all outstanding options to acquire Liberty Expedia common stock being assumed by Expedia Group, and further noted that this counterproposal was subject to receiving approval from the Liberty Expedia transaction committee. This represented an implied price per share of Liberty Expedia common stock of $50.74 and an implied premium of approximately 20.0% over the trading price of Liberty Expedia Series A common stock at the time the counterproposal was made. Also during that weekend, a representative of Wachtell Lipton provided a representative of Baker Botts an update regarding the status of the discussions between the Expedia Group special committee and Mr. Diller. In addition, a member of Expedia Group management, as authorized by the Expedia Group special committee, communicated to a member of Liberty Expedia management a revised proposal of a fixed exchange ratio of 0.338 shares of Expedia Group common stock for each share of Liberty Expedia common stock. This represented an implied price per share of Liberty Expedia common stock of $41.23 and an implied discount of approximately 2.5% to the trading price of Liberty Expedia Series A common stock at the time the proposal was made. Thereafter, the representative of Liberty Expedia countered with a proposal of a fixed exchange ratio of 0.392 shares of Expedia Group common stock for each share of Liberty Expedia common stock, and noted that this counterproposal was subject to receiving approval from the Liberty Expedia transaction committee. This represented an implied price per share of Liberty Expedia common stock of $47.81 and an implied premium of approximately 13.0% to the trading price of Liberty Expedia Series A common stock at the time the proposal was made.

Also that weekend, the Liberty Expedia transaction committee held a meeting with management and its advisors to review the discussions of the prior two days. Representatives of Moelis provided an updated preliminary financial analysis of Liberty Expedia, including a financial analysis of the proposal and counterproposal. The Liberty Expedia transaction committee also discussed and considered certain contractual terms of a potential merger agreement. At this meeting, the Liberty Expedia transaction committee authorized management to continue negotiating the exchange ratio and also directed Liberty Expedia’s representatives to continue discussing the possible terms of a potential merger agreement, subject to the Liberty Expedia transaction committee approving the definitive terms thereof.

Thereafter, the representative of Expedia Group provided the representative of Liberty Expedia with a revised proposal of a fixed exchange ratio of 0.347 shares of Expedia Group common stock for each share of Liberty Expedia common stock, as authorized by the Expedia Group special committee. This represented an implied price per share of $42.32, which represented an implied premium of approximately 0.1% to the trading price of Liberty Expedia Series A common stock at the time the proposal was made. The representative of Liberty Expedia countered with a revised proposal of a fixed exchange ratio of 0.373, which represented an implied price per share of $45.49 and an implied premium of approximately 7.6% over the trading price of Liberty Expedia Series A common stock at the time the counterproposal was made. The representative of Expedia Group again communicated that the Expedia Group special committee had not authorized making any proposal to Liberty Expedia with a higher exchange ratio.

Prior to market open, on February 4, 2019, and as a result of the initial proposals and counterproposals made by the parties over the immediately preceding weekend, Mr. Diller filed a Schedule 13D/A with respect to Liberty Expedia, Mr. Malone filed a Schedule 13D/A with respect to Liberty Expedia, and Liberty Expedia and Mr. Diller filed a joint Schedule 13D/A with respect to Expedia Group. Each of these filings disclosed the range of exchange ratios that had been discussed that prior weekend, and also described certain other matters relating to the status of the negotiations.

Later that day, Baker Botts sent Wachtell Lipton a draft of the merger agreement and Wachtell Lipton (as authorized by counsel to the Expedia Group special committee) sent to Baker Botts drafts of an exchange agreement to effect the exchange and a voting agreement to be entered into between the Malone group and Expedia Group, the latter of which was passed on to Sherman & Howard L.L.C., counsel to the Malone group (which is referred to as Sherman).

Over the course of the next few days, representatives of Baker Botts and Wachtell Lipton met on multiple occasions to discuss the potential transaction and negotiate key terms of the potential transaction documents, as authorized by the Liberty Expedia transaction committee and Expedia Group special committee, respectively.

On February 6, 2019, the Expedia Group special committee held a meeting with management and its advisors to review the discussions of the prior several days. Representatives of PJT provided their preliminary financial analysis of the range of exchange ratios that had been discussed by the parties. The Expedia Group special committee also discussed and considered certain contractual terms of a potential merger agreement, as well as the potential governance arrangements with Mr. Diller, including the exchange and the purchase/exchange right. At this meeting, the Expedia Group special committee confirmed that it would not authorize agreeing to the proposal by Liberty Expedia of a fixed exchange ratio of 0.373. The Expedia Group special committee authorized its representatives to continue discussing the possible terms of a potential merger agreement and Paul Weiss to continue discussing the possible terms of a potential new governance agreement with Mr. Diller, subject in each case to the Expedia Group special committee approving the definitive terms thereof.

On February 8, 2019, representatives of Liberty Expedia and Expedia Group met to discuss the potential transaction and Expedia Group’s financial analysis supporting its proposal of an exchange ratio of 0.347, including based on discussions with the Expedia Group special committee and PJT.

On February 9, 2019, management of Liberty Expedia met with its advisors to consider the information provided by Expedia Group during the February 8, 2019 meeting, as well as Moelis’ updated preliminary financial analysis of Liberty Expedia.

On February 11, 2019, a representative of Liberty Expedia communicated to a representative of Expedia Group a counterproposal of an exchange ratio of 0.360 shares of Expedia Group common stock for each share of Liberty Expedia common stock, with the Liberty Expedia options to be assumed by Expedia Group and the counterproposal remaining subject to Liberty Expedia transaction committee approval. This represented an implied price per share of $47.09, which represented an implied premium of approximately 0.6% to the trading price of Liberty Expedia Series A common stock based on the February 8, 2019 closing prices of Expedia Group and Liberty Expedia.

On February 11 and 13, 2019, the Expedia Group special committee met again with its advisors to discuss and evaluate a potential transaction with Liberty Expedia, based upon the most recent discussions that had been held with representatives of Liberty Expedia and Mr. Diller, including with respect to the proposed exchange ratio, the exchange and the purchase/exchange right.

On February 14, 2019, Liberty Expedia executed an engagement letter with Moelis for Moelis to act as Liberty Expedia’s financial advisor in connection with a strategic transaction involving Liberty Expedia.

Following a meeting of the Expedia Group special committee on February 15, 2019, representatives of Paul Weiss and Wachtell Lipton held a conference call to discuss the terms of a revised proposal to be submitted to Liberty Expedia, including with respect to the proposed exchange ratio.

On February 19, 2019, a representative of Expedia Group communicated to a representative of Liberty Expedia that the Expedia Group special committee had conditionally approved a fixed exchange ratio of 0.360, subject to resolution of remaining open issues and reaching mutually agreeable definitive documentation as to the mergers and related transactions.

On February 20, 2019, Wachtell Lipton, as authorized by counsel to the Expedia Group special committee, sent Baker Botts a revised draft of the merger agreement. Over the next several weeks, representatives of Baker Botts and Wachtell Lipton continued to negotiate the terms of the merger agreement and related transaction documents, including the timing and conditions of the exchange, the ability of Liberty Expedia to terminate the merger agreement in connection with a superior proposal, the termination fee payable by Liberty Expedia to Expedia Group in certain circumstances, the terms and conditions of the joinders and a related letter agreement requested by Expedia Group from Qurate Retail, certain conditions to closing, including those relating to regulatory matters, the treatment under the merger agreement of outstanding options to acquire shares of Liberty Expedia common stock, Liberty Expedia’s request to designate one member of the Expedia Group Board as of the closing of the mergers, and interim operating covenants that would apply to each party during the pendency of the mergers. In addition, representatives of Wachtell Lipton continued to inform representatives of Baker Botts that the discussions between the Expedia Group special committee and Mr. Diller regarding the potential governance arrangements with respect to Expedia Group and Mr. Diller that would apply following a potential transaction, including with respect to the exchange and the purchase/exchange right, were ongoing.

During this period, representatives of Sherman and Wachtell Lipton also continued to negotiate the terms of the voting agreement, including the request by Expedia Group that the Malone group vote in favor of the merger agreement, and against any alternative proposal, regardless of any change by the Liberty Expedia Board of its favorable recommendation that the Liberty Expedia stockholders vote to adopt the merger agreement, and the request by the Malone group that Expedia Group indemnify and reimburse them against certain potential losses and expenses. Respective representatives of Liberty Expedia, Expedia Group and the Expedia Group special committee continued to meet during this time to discuss various due diligence matters. Representatives of Wachtell Lipton and Paul Weiss continued negotiations regarding the potential governance arrangements between the Expedia Group and Mr. Diller that would apply following a potential transaction, including with respect to the exchange and purchase/exchange right.

On March 20, 2019, Wachtell Lipton, as authorized by counsel to the Expedia Group special committee, sent Baker Botts a draft of the new governance agreement, which reflected the terms being discussed between the Expedia Group special committee and Mr. Diller regarding the potential governance arrangements with respect to Expedia Group that would apply following a potential transaction, including with respect to the exchange and purchase/exchange right. As described in the section entitled “The New Governance Agreement” beginning on page 83, the draft new governance agreement provided, among other things, for (i) a “sunset” provision relating to the voting power of the additional shares upon certain events, including (a) Mr. Diller’s death or disability, (b) Mr. Diller voluntarily ceasing to serve as chairman or senior executive of Expedia Group, or (c) Mr. Diller (or certain limited permitted transferees) transferring original shares exceeding 5% of the outstanding voting power of Expedia Group, and (ii) that, in any potential future sale of control transaction involving Expedia Group, Expedia Group common stock and Expedia Group Class B common stock would be treated equally, which terms do not exist under the existing stockholders agreement or existing governance agreement. Over the next few weeks, representatives of Liberty Expedia, Expedia Group and the Expedia Group special committee engaged in further due diligence discussions and continued negotiating the merger agreement and related transaction documents.

On April 12, 2019, representatives of Expedia Group management, the Expedia Group special committee and their respective advisors held a conference call to discuss certain remaining open issues and review the terms of the merger agreement and related transaction documents, including the voting agreement and the new governance agreement.

On April 15, 2019, the final open issues were resolved, including Liberty Expedia’s concession that the outstanding options to acquire shares of Liberty Expedia common stock would be cancelled in exchange for the spread value of the options as proposed throughout by Expedia Group, subject in each case to approval by the parties’ respective boards. Similarly, the relevant parties reached agreement as to the open issues in the proposed voting agreement, including as to the indemnification of the Malone group and a capped expense reimbursement to be paid to the Malone group by Liberty Expedia.

On April 15, 2019, the Expedia Group special committee held a meeting for the purpose of considering the proposed acquisition of Liberty Expedia by Expedia Group pursuant to the merger agreement and the other transactions contemplated thereby. The meeting was attended by the Expedia Group special committee’s advisors, PJT and Paul Weiss. PJT representatives reviewed with the Expedia Group special committee PJT’s financial analyses. Paul Weiss provided the Expedia Group special committee with a summary of the key terms of the merger agreement and the related transaction documents, including, among other things, the termination of the proxy swap arrangements, the exchange, the joinders, the voting agreement and the new governance agreement. After discussion, the Expedia Group special committee determined that all material open issues had been resolved in a manner satisfactory to the Expedia Group special committee and in the best interests of the stockholders of Expedia Group. The Expedia Group special committee unanimously (i) determined that the transaction documents, the voting agreement and the new governance agreement and the transactions contemplated thereby (including the transactions contemplated by the voting agreement and the new governance agreement) are advisable and fair to, and in the best interests of, Expedia Group and Expedia Group’s stockholders (other than Mr. Diller, Liberty Expedia and each of their respective affiliates) and (ii) resolved to recommend that the Expedia Group Board approve and declare advisable the transaction documents, the voting agreement and the new governance agreement and the transactions contemplated thereby (including the transactions contemplated by the voting agreement and the new governance agreement). Following the meeting of the Expedia Group special committee, the Expedia Group Board held a meeting and, based on the unanimous recommendation of the Expedia Group special committee, approved and declared advisable the transaction documents, the voting agreement and the new governance agreement and the transactions contemplated thereby (including the transactions contemplated by the voting agreement and the new governance agreement).

Later on April 15, 2019, after the markets had closed, the Liberty Expedia transaction committee held a meeting for the purpose of considering the proposed acquisition of Liberty Expedia by Expedia Group pursuant to the merger agreement and the other transactions contemplated thereby. The meeting was attended by Liberty Expedia’s advisors, Moelis and Baker Botts. Moelis representatives reviewed with the Liberty Expedia transaction committee Moelis’ financial analysis summarized below under “—Opinion of Liberty Expedia’s Financial Advisor” and rendered to the Liberty Expedia transaction committee Moelis’ oral opinion (which was subsequently confirmed by delivery of a written opinion, dated April 15, 2019, addressed to the Liberty Expedia Board) that, subject to the assumptions, limitations, qualifications and other matters stated in its written opinion, as of the date of the opinion, the exchange ratio in the first merger was fair from a financial point of view to the holders of Liberty Expedia common stock, other than the excluded holders. For a detailed discussion of Moelis’s opinion, please see “—Opinion of Liberty Expedia’s Financial Advisor” beginning on page 50. Baker Botts provided the Liberty Expedia transaction committee with a summary of the key terms of the merger agreement and the related transaction documents, including, among other things, the termination of the proxy swap arrangements, the exchange, the joinders, the voting agreement and the new governance agreement. After discussion, the Liberty Expedia transaction committee determined that all material open issues had been resolved in a manner satisfactory to the Liberty Expedia transaction committee and in the best interests of the stockholders of Liberty Expedia. The Liberty Expedia transaction committee unanimously (i) determined that the transaction documents and the transactions contemplated thereby (including the transactions contemplated by the voting agreement and the new governance agreement) are advisable and fair to, and in the best interests of, Liberty Expedia and Liberty Expedia’s stockholders, (ii) approved and declared advisable Amendment No. 2 to the transaction agreement, the transaction documents and the transactions contemplated thereby (including the transactions contemplated by the voting agreement and the new governance agreement), (iii) resolved to recommend that the Liberty Expedia Board approve and declare advisable the transaction documents and the transactions contemplated thereby (including the transactions contemplated by the voting agreement and the new governance agreement) and submit the merger agreement to the stockholders of Liberty Expedia for adoption and (iv) approved the transaction documents and the voting agreement, and the transactions contemplated thereby (including the transactions contemplated by the new governance agreement) for purposes of Section 203 of the DGCL.

Later that evening, Qurate Retail, Liberty Expedia, Mr. Diller and the Malone group executed Amendment No. 2 to the transaction agreement terminating the proxy swap arrangements at 11:25 p.m. New York City time, on April 15, 2019. As a result, the directorship terms of Robert Hammond and Alexander von Furstenberg, as the Series B Directors of the Liberty Expedia Board were automatically terminated.

Shortly following the termination of the proxy swap arrangements, the Liberty Expedia Board, based on the unanimous recommendation of the Liberty Expedia transaction committee, by unanimous written consent, (i) determined that the transaction documents and the transactions contemplated thereby (including the transactions contemplated by the voting agreement and the new governance agreement) are advisable and fair to, and in the best interests of, Liberty Expedia and Liberty Expedia’s stockholders, (ii) approved and declared advisable the transaction documents and the transactions contemplated thereby (including the transactions contemplated by the voting agreement and the new governance agreement), (iii) directed that the merger agreement be submitted to the stockholders of Liberty Expedia for adoption, (iv) resolved to recommend that the stockholders of Liberty Expedia approve the adoption of the merger agreement and (v) approved the transaction documents and the voting agreement, and the transactions contemplated thereby (including the transactions contemplated by the new governance agreement) for purposes of Section 203 of the DGCL.

Shortly thereafter, Liberty Expedia and Expedia Group executed the merger agreement and related transaction documents, including, as applicable, the voting agreement and the new governance agreement.

On April 16, 2019, before the markets opened, Liberty Expedia and Expedia Group announced that they had entered into the merger agreement and related transaction documents, including the voting agreement and the new governance agreement.

Liberty Expedia Board of Directors’ Recommendation and Reasons for the Transaction

The Liberty Expedia transaction committee determined, and the Liberty Expedia Board determined, based on the Liberty Expedia transaction committee’s recommendation, that each of the merger agreement and the other transaction documents, and the transactions contemplated thereby (including the transactions contemplated by the voting agreement and the new governance agreement), are advisable and fair to, and in the best interests of, Liberty Expedia and its stockholders. The Liberty Expedia transaction committee approved and declared advisable, and the Liberty Expedia Board approved and declared advisable, based on the Liberty Expedia transaction committee’s recommendation, the merger agreement and the other transaction documents, and the transactions contemplated thereby (including the transactions contemplated by the voting agreement and the new governance agreement).

In reaching its decision to recommend, approve, and declare advisable the merger agreement and the other transaction documents, and the transactions contemplated thereby, the Liberty Expedia transaction committee and the Liberty Expedia Board, respectively, consulted with Liberty Expedia’s senior management and considered a number of factors, including the following material factors (not necessarily in order of importance) which they viewed as supporting their decision to approve the merger agreement and the transactions contemplated thereby:

•	the Liberty Expedia transaction committee’s and the Liberty Expedia Board’s understanding of the business, operations, financial condition, earnings and prospects of Liberty Expedia, including Liberty Expedia’s prospects as an independent public company and the risks and costs associated therewith;
•	the fact that the exchange ratio and the other terms of the merger agreement resulted from arms’-length negotiations between management of Liberty Expedia and Liberty Expedia’s legal and financial advisors (with oversight from the Liberty Expedia transaction committee), on the one hand, and management of Expedia Group and its legal and financial advisors (with oversight from the Expedia Group special committee), on the other hand;
•	the course of discussions and negotiations between Liberty Expedia and Expedia Group, which resulted in improvement in the value of the consideration to be received by holders of Liberty Expedia common stock, as compared with the initial proposal made by Expedia Group;
•	the belief that the merger consideration was compelling and was the highest price per share of Liberty Expedia common stock that Expedia Group was presently willing to pay and that the negotiations with Expedia Group had resulted in the highest price reasonably available to Liberty Expedia under the circumstances;
•	the fact that the Liberty Expedia transaction committee unanimously declared advisable the merger agreement, and such Liberty Expedia transaction committee and the Liberty Expedia Board are majority composed of independent directors who are not affiliated with Expedia Group and are not employees of Liberty Expedia or any of its subsidiaries;
•	the Liberty Expedia Board’s and the Liberty Expedia transaction committee’s belief that the transactions contemplated by the merger agreement were a superior alternative to the other potential strategic alternatives available to Liberty Expedia, including alternative stand-alone operating strategies and other potential strategic alternatives, in each case, considering the potential stockholder value that might result from such alternatives, as well as the feasibility of such alternatives and the risks and uncertainties associated with pursuing such alternatives (including, among other things, the likelihood that a third party would be interested in acquiring Liberty Expedia so long as the Diller proxy remained in effect and Liberty Expedia’s access to acquisition financing were it to seek to acquire other operating assets);
•	the thorough review by the Liberty Expedia Board and the Liberty Expedia transaction committee, together with their financial and legal advisors, of the structure of the proposed merger and the financial and other terms of the merger agreement (including Expedia Group’s representations, warranties and covenants, the conditions to its obligations and the termination provisions and related termination fees, as well as the likelihood of consummation of the mergers and likely time period necessary to close the mergers) and the terms of the other transactions contemplated by the transaction documents (including the restrictions imposed on holders of original shares (as defined in “Summary—The Transaction” beginning on page 11) and additional shares (as defined in “Summary—The Transaction” beginning on page 11), and protections for the public holders of the Expedia Group common stock, in the new governance agreement and the fact that as of the closing of the mergers Expedia Group would cease to be a controlled company under applicable Nasdaq rules and regulations), as described in more detail in “The Merger Agreement,” “The Exchange Agreement” and “The New Governance Agreement” beginning on pages 63, 78 and 83, respectively;

•	that the merger agreement allows Liberty Expedia, under certain circumstances, to consider and respond to a superior proposal for an acquisition transaction from a third party prior to adoption of the merger agreement by the holders of Liberty Expedia common stock, and that the Liberty Expedia Board has the right, after complying with the terms of the merger agreement, prior to adoption of the merger agreement by the holders of Liberty Expedia common stock, to change its recommendation to Liberty Expedia’s stockholders;
•	the financial presentation and the oral opinion of Moelis to the Liberty Expedia transaction committee, which was subsequently confirmed by delivery of a written opinion dated April 15, 2019, addressed to the Liberty Expedia Board that, subject to the assumptions, limitations, qualifications and other matters stated in its written opinion, as of the date of the opinion, the exchange ratio in the first merger was fair from a financial point of view to the holders of Liberty Expedia common stock, other than the excluded holders, as described in more detail in “The Transaction—Opinion of Liberty Expedia’s Financial Advisor” beginning on page 50;
•	the fact that the transaction will eliminate the cost and expense of the holding company structure;
•	the fact that, if the mergers are completed, the merger consideration will allow Liberty Expedia’s stockholders to more directly participate in the future earnings growth of the combined company, without diminution in value resulting from the holding company structure;
•	the fact that the indefinite extension of the proxy swap arrangements was unlikely and the consequences of termination of the proxy swap arrangements, including:
•	the fact that after giving effect to any applicable grace period and unless it qualifies for an exemption, Liberty Expedia may be required to register as an investment company under the Investment Company Act of 1940 (which is referred to as the 40 Act);
•	the difficulties associated with buying sufficient operating assets to qualify for an exemption from the 40 Act given incremental debt capacity;
•	the difficulties associated with becoming a registered investment company under the 40 Act, including limitations on issuing additional classes of debt and stock; restrictions on ability to enter into related party arrangements which would constrain Liberty Expedia’s ability to pursue a transaction with Expedia Group or another related party; restrictions relating to equity awards; and the incremental expenses associated with becoming a registered investment company under the 40 Act;
•	the exchange ratio represents a premium over the market price at which shares of Liberty Expedia common stock had been trading, including representing a 3.8% premium over the unaffected closing price of the shares of Liberty Expedia Series A common stock on February 1, 2019 based on the unaffected closing price of the shares of Expedia Group common stock on February 1, 2019 (the last trading day before the relevant parties filed amendments to their respective Schedules 13D) and 0.4% premium over the April 12, 2019 closing price of the shares of Liberty Expedia Series A common stock;
•	the mergers are intended to qualify as a tax-free reorganization for U.S. federal income tax purposes and, accordingly, are intended to be completed in a manner that is tax-free to Liberty Expedia and the Liberty Expedia stockholders (except for the receipt of cash in lieu of fractional shares), and the closing of the mergers is conditioned on the receipt of opinions from Liberty Expedia’s and Expedia Group’s counsel that, based on certain representations and assumptions, and subject to certain limitations and qualifications, the mergers will qualify as a tax-free reorganization, as described in more detail in “The Transaction—Material U.S. Federal Income Tax Consequences” beginning on page 59; and

•	the mergers are not intended to impact the tax treatment of the split-off, and the closing of the mergers is conditioned on the receipt of an opinion from Liberty Expedia’s counsel that, based on certain representations and assumptions, and subject to certain limitations and qualifications, the mergers will not cause the split-off to fail to qualify as a tax-free distribution for U.S. federal income tax purposes (except with respect to any cash received in lieu of fractional shares).

The Liberty Expedia transaction committee and the Liberty Expedia Board also considered a variety of potentially negative factors in its deliberations concerning the transaction, including the following (not necessarily in order of importance):

•	the fact that Liberty Expedia decided not to engage in a competitive bid process or other broad solicitation of interest, which decision, however, was informed by, among other things, (i) the Liberty Expedia transaction committee’s concern regarding increased risk of leaks if Liberty Expedia contacted third parties regarding a potential transaction and the potential response of Expedia Group and/or Mr. Diller to such leaks (such as Mr. Diller potentially terminating the proxy swap arrangements), (ii) the Liberty Expedia transaction committee’s concern that significant third party interest in acquiring Liberty Expedia would not be forthcoming so long as the Diller proxy and the existing stockholders agreement remained in effect, and (iii) the fact that potentially interested parties can submit a superior proposal during the period of time between the announcement of the execution of the merger agreement and the stockholder vote to approve the merger agreement;
•	the fact that the consideration to be received by Liberty Expedia stockholders will consist of shares of Expedia Group common stock based on a fixed exchange ratio and that the value of the consideration to be received by Liberty Expedia stockholders may decline;
•	the fact that the consideration to be received by Liberty Expedia stockholders will not include any shares of Expedia Group Class B common stock such that, upon the completion of the transaction, while former Liberty Expedia stockholders are expected to own approximately 14% of the undiluted shares of capital stock of Expedia Group, these shares are expected to represent only approximately 11% of the undiluted voting power of Expedia (in each case, based on then-outstanding share information);
•	the fact that not all of the conditions to the closing of the mergers, including the required stockholder approval, are within the parties’ control and the risk that the transactions contemplated by the merger agreement might not be completed;
•	the fact that the merger agreement contains certain restrictions on the ability of Liberty Expedia to conduct its business in the period between signing and closing, such that Expedia Group’s consent is required in respect of certain corporate actions, the entry into certain contracts, the acquisition or disposition of material assets, certain executive compensation actions and other matters, as described in more detail in “The Merger Agreement—Covenants and Agreements—Conduct of Business of Liberty Expedia” beginning on page 66;
•	the substantial costs to be incurred by Liberty Expedia in connection with the merger agreement and the transactions contemplated thereby, regardless of whether they are consummated;
•	the risks and costs to Liberty Expedia if the mergers do not close, including the diversion of management and employee attention away from the day-to-day operations of its operating subsidiary Bodybuilding, employee attrition at Bodybuilding, the effect on Bodybuilding’s relationships with customers, partners and others that do business with Bodybuilding and the operational restrictions imposed on Liberty Expedia and Bodybuilding pursuant to the merger agreement between signing and closing;

•	that the transaction would result in the loss of a path for Liberty Expedia to control Expedia Group upon Mr. Diller’s disability, death or termination of service as senior executive or chairman of Expedia Group or any successor entity, which events trigger the termination of the Diller proxy over the shares of Expedia Group held by Liberty Expedia;
•	that the merger agreement provides for a termination fee of $72 million that would become payable by Liberty Expedia under certain circumstances, including if Expedia Group terminates the merger agreement following a change in the Liberty Expedia Board’s recommendation prior to the vote of the Liberty Expedia stockholders;
•	that the merger agreement restricts Liberty Expedia’s ability to solicit competing proposals, and Liberty Expedia may not terminate the merger agreement to accept a superior proposal from a third party;
•	that, in the event (i) Liberty Expedia receives a superior proposal, (ii) the Liberty Expedia Board changes its recommendation and (iii) Expedia Group exercises its right to require a vote of the Liberty Expedia stockholders, the voting agreement would remain in effect requiring the Malone group to vote approximately 32% of the aggregate total voting power of the issued and outstanding shares of Liberty Expedia common stock as of February 28, 2019 in favor of the adoption of the merger agreement; and
•	the risks described in the section entitled “Risk Factors” beginning on page 27.

The Liberty Expedia transaction committee and the Liberty Expedia Board determined that the risks and potentially negative factors associated with the mergers were outweighed by the potential benefits of the mergers and each determined that the merger agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Liberty Expedia and its stockholders.

The foregoing discussion of the information and factors considered by the Liberty Expedia transaction committee and the Liberty Expedia Board is not meant to be exhaustive, but includes a summary of certain material factors, information and analyses considered by the Liberty Expedia transaction committee and the Liberty Expedia Board in reaching their respective determinations. The members of the Liberty Expedia transaction committee and the Liberty Expedia Board evaluated the various factors listed above, among other things, in light of their knowledge of the business, financial condition and prospects of Liberty Expedia and considered the advice of Liberty Expedia’s financial and legal advisors. In light of the number and variety of factors that the Liberty Expedia transaction committee and the Liberty Expedia Board considered, the Liberty Expedia transaction committee and the Liberty Expedia Board did not find it practicable to quantify, rank or otherwise assign relative weights to these factors. Moreover, the Liberty Expedia transaction committee and the Liberty Expedia Board’s respective recommendations and determinations were based upon the totality of the information considered. In addition, the individual members of the Liberty Expedia transaction committee and the Liberty Expedia Board may have given different weight to different factors.

In considering the recommendation of the Liberty Expedia Board that the Liberty Expedia stockholders vote to approve the adoption of the merger agreement and the transactions contemplated thereby, Liberty Expedia stockholders should be aware that the executive officers and directors of Liberty Expedia may have certain interests in the mergers that may be different from, or in addition to, the interests of Liberty Expedia stockholders generally. For more details on these interests, see “—Interests of Directors and Executive Officers of Liberty Expedia in the Transaction” beginning on page 56. The Liberty Expedia Board was aware of these interests and considered them when approving the merger agreement and recommending that Liberty Expedia stockholders vote to approve the adoption of the merger agreement and the transactions contemplated thereby.

The explanation of Liberty Expedia’s reasons for the merger agreement and the transactions contemplated thereby, including, without limitation, the mergers, and other information presented in this section is forward-looking in nature and, accordingly, should be read in light of the risks described in the sections entitled “Risk Factors” and “Cautionary Note Concerning Forward-Looking Statements” beginning on pages 27 and 34, respectively.

After careful consideration, the Liberty Expedia Board, based on the recommendation of the Liberty Expedia transaction committee, has determined that the merger agreement and the other transaction documents, and the transactions contemplated thereby (including the transactions contemplated by the voting agreement and the new governance agreement) are advisable and fair to, and in the best interests of, Liberty Expedia and its stockholders and has approved and declared advisable the merger agreement and the other transaction documents, and the transactions contemplated thereby (including the transactions contemplated by the voting agreement and the new governance agreement), and unanimously recommends that Liberty Expedia stockholders vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

Opinion of Liberty Expedia’s Financial Advisor

Liberty Expedia retained Moelis as its financial advisor in connection with the proposed acquisition of Liberty Expedia by Expedia Group pursuant to the merger agreement and the other transactions contemplated thereby. In connection with this engagement, the Liberty Expedia transaction committee and the Liberty Expedia Board requested that Moelis evaluate the fairness, from a financial point of view, to the holders of Liberty Expedia common stock, other than the excluded holders, of the exchange ratio in the first merger.

At the meeting of the Liberty Expedia transaction committee on April 15, 2019 held to evaluate the proposed acquisition, Moelis rendered to the Liberty Expedia transaction committee an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated April 15, 2019, addressed to the Liberty Expedia Board that, based upon and subject to the assumptions, limitations, qualifications and other matters stated in its written opinion, as of the date of the opinion, the exchange ratio in the merger was fair from a financial point of view to the holders of Liberty Expedia common stock, other than the excluded holders.

The full text of Moelis’ written opinion, dated April 15, 2019, which sets forth the assumptions, limitations, qualifications and other matters considered in connection with the opinion, is attached as Annex J to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. Moelis’ opinion was provided for the use and benefit of the Liberty Expedia Board (solely in its capacity as such), including the Liberty Expedia transaction committee, in their evaluation of the proposed acquisition. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the exchange ratio in the first merger to the holders of Liberty Expedia common stock, other than the excluded holders, and does not address Liberty Expedia’s underlying business decision to effect the proposed acquisition or the relative merits of the proposed acquisition as compared to any alternative business strategies or transactions that might be available to Liberty Expedia. Moelis’ opinion does not constitute a recommendation as to how any holder of Liberty Expedia securities should vote or act with respect to the proposed acquisition or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to Liberty Expedia and Expedia Group;
•	reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Liberty Expedia furnished to Moelis by Liberty Expedia, including financial forecasts provided to or discussed with Moelis by the management of Liberty Expedia;
•	conducted discussions with members of the senior management and representatives of Liberty Expedia concerning the information described above, as well as the businesses and prospects of Liberty Expedia generally;
•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;
•	reviewed the merger agreement, the voting agreement, the exchange agreement and the new governance agreement; and
•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis, with the consent of the Liberty Expedia Board, relied on the information supplied to, discussed with or reviewed by Moelis for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for (and did not conduct any) independent verification of any of such information. With the consent of the Liberty Expedia Board, Moelis relied upon, without independent verification, the assessment of Liberty Expedia and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts relating to Liberty Expedia referred to above, Moelis assumed, at the Liberty Expedia Board’s direction, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Liberty Expedia as to the future performance of Liberty Expedia. Moelis expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they were based. In addition, with the consent of the Liberty Expedia Board, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Liberty Expedia or Expedia Group, nor was Moelis furnished with any such evaluation or appraisal.

Moelis’ opinion does not address Liberty Expedia’s underlying business decision to effect the proposed acquisition or the relative merits of the proposed acquisition as compared to any alternative business strategies or transactions that might be available to Liberty Expedia and does not address any legal, regulatory, tax or accounting matters. At the direction of the Liberty Expedia Board, Moelis was not asked to, and did not, offer any opinion as to any terms of the merger agreement, the voting agreement, the exchange agreement or the new governance agreement or any aspect or implication of the proposed acquisition, except for the fairness of the exchange ratio in the first merger from a financial point of view to the holders of Liberty Expedia common stock (other than the excluded holders). With the consent of the Liberty Expedia Board, Moelis expressed no opinion as to what the value of Expedia Group common stock actually will be when issued pursuant to the proposed acquisition or the prices at which Liberty Expedia common stock or Expedia Group common stock may trade at any time. In rendering its opinion, Moelis assumed, with the consent of the Liberty Expedia Board, that the proposed acquisition would be consummated in accordance with its terms without any waiver or modification that could be material to Moelis’ analysis, and that the parties to the merger agreement, the exchange agreement and the new governance agreement would comply with all the material terms of these agreements, respectively. Moelis also assumed, with the consent of the Liberty Expedia Board, that all governmental, regulatory or other consents or approvals necessary for the completion of the proposed acquisition will be obtained, except to the extent that would not be material to Moelis’ analysis. In addition, representatives of Liberty Expedia have advised Moelis, and Moelis assumed, with the consent of the Liberty Expedia Board, that the proposed acquisition will qualify as a tax free reorganization for federal income tax purposes. Moelis was not authorized to solicit and did not solicit indications of interest in a possible acquisition with Liberty Expedia from any party.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of Moelis’ opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of Moelis’ opinion.

Moelis’ opinion did not address the fairness of the proposed acquisition or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Liberty Expedia, other than the fairness of the exchange ratio in the first merger from a financial point of view to the holders of Liberty Expedia common stock (other than the excluded holders). In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the proposed acquisition, or any class of such persons, relative to the exchange ratio or otherwise.

Summary of Financial Analyses of Liberty Expedia

The following is a summary of the material financial analyses presented by Moelis at the meeting of the Liberty Expedia transaction committee held on April 15, 2019, in connection with the delivery by Moelis of its oral opinion to the Liberty Expedia transaction committee, as subsequently confirmed by delivery of a written opinion, dated April 15, 2019, addressed to the Liberty Expedia Board. The following summary describes the material analysis underlying Moelis’ opinion but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Implied Exchange Ratio and Premia Analysis

Moelis calculated various implied exchange ratios by dividing various closing prices, volume weighted average prices, which is referred to as VWAP, and the net asset values per share of Liberty Expedia Series A common stock by various closing prices and VWAPs per share of Expedia Group common stock as set forth below, and calculated for each of the implied exchange ratios the implied premium/(discount) represented by those implied exchange ratios relative to the exchange ratio of 0.36 of a share of Expedia Group common stock per share of Liberty Expedia common stock pursuant to the merger agreement.

The implied exchange ratios calculated by Moelis were as follows:

•	the closing price of the shares of Liberty Expedia Series A common stock on April 12, 2019, the last trading day before the day the merger agreement was entered into, divided by the closing price of the shares of Expedia Group common stock on April 12, 2019 (these closing prices are referred to as the Pre-Announcement Share Prices);
•	the closing price of the shares of Liberty Expedia Series A common stock and shares of Expedia Group common stock on February 1, 2019, the last completed trading day before public disclosure of a proposal for Expedia Group to acquire Liberty Expedia, divided by the closing price of the shares of Expedia Group common stock on February 1, 2019 (these closing prices are referred to as the Unaffected Share Prices);
•	the VWAP for the shares of Liberty Expedia Series A common stock over the 5-trading-day period ended on February 1, 2019, divided by the VWAP for shares of Expedia Group common stock over the same 5-trading day period (such VWAP prices are referred to as the 5-Day Unaffected VWAPs);
•	the VWAP for the shares of Liberty Expedia Series A common stock over the 10-trading-day period ended on February 1, 2019, divided by the VWAP for shares of Expedia Group common stock over the same 10-trading day period (such VWAP prices are referred to as the 10-Day Unaffected VWAPs);
•	the VWAP for the shares of Liberty Expedia Series A common stock over the 30-trading-day period ended on February 1, 2019, divided by the VWAP for shares of Expedia Group common stock over the same 30-trading day period (such VWAP prices are referred to as the 30-Day Unaffected VWAPs);
•	the VWAP for the shares of Liberty Expedia Series A common stock over the 90-trading-day period ended on February 1, 2019, divided by the VWAP for shares of Expedia Group common stock over the same 90-trading day period (such VWAP prices are referred to as the 90-Day Unaffected VWAPs);
•	the VWAP for the shares of Liberty Expedia Series A common stock over the 180-trading-day period ended on February 1, 2019, divided by the VWAP for shares of Expedia Group common stock over the same 180-trading day period (such VWAP prices are referred to as the 180-Day Unaffected VWAPs);
•	the range of adjusted net asset values, which are referred to as Adjusted NAV, per share of Liberty Expedia common stock derived by Moelis based on the Unaffected Share Price for the shares of Expedia Group common stock as described below under “Other Reference Information – Illustrative Net Asset Value Analysis”, which is referred to as the Unaffected Adjusted NAV Range, divided by the Unaffected Closing Price for the shares of Expedia Group common stock; and
•	the range of Adjusted NAVs per share of Liberty Expedia common stock derived by Moelis based on the Pre-Announcement Share Price for the shares of Expedia Group common stock as described below under “Other Reference Information – Illustrative Net Asset Value Analysis”, which is referred to as the Affected Adjusted NAV Range, divided by the Pre-Announcement Closing Price for the shares of Expedia Group common stock.

The implied exchange ratios calculated by Moelis and the implied premium/(discount) represented by those implied exchange ratios relative to the exchange ratio of 0.36 of a share of Expedia Group common stock per share of Liberty Expedia common stock pursuant to the merger agreement are as follows:

Reference Share Price/Value	Implied Exchange Ratios	Premium / (Discount) of 0.36 to Implied Exchange Ratios
Pre-Announcement Share Prices	0.359	0.4%
Unaffected Share Prices	0.347	3.8%
5-Day Unaffected VWAPs	0.345	4.5%
10-Day Unaffected VWAPs	0.346	4.1%
30-Day Unaffected VWAPs	0.346	3.9%
90-Day Unaffected VWAPs	0.349	3.3%
180-Day Unaffected VWAPs	0.357	0.8%
Unaffected Adjusted NAV Range/Unaffected Share Price of Expedia Group	0.362 - 0.368	(0.5)% - (2.2)%
Affected Adjusted NAV Range/ Pre-Announcement Share Price of Expedia Group	0.363 - 0.369	(0.9)% - (2.5)%

Other Reference Information

Illustrative Net Asset Value Analysis

Moelis performed a net asset value analysis of Liberty Expedia, for use in its analysis described above under “Summary of Financial Analyses of Liberty Expedia – Implied Exchange Ratio and Premia Analysis”, based on both the Unaffected Share Price and the Pre-Announcement Share Price of the Expedia Group common stock, to derive ranges of illustrative values per share of Liberty Expedia common stock. For purposes of this analysis, Moelis performed separate analyses for the following:

•	Liberty Expedia’s share interest in Expedia Group,
•	Liberty Expedia’s Bodybuilding business,
•	Liberty Expedia’s corporate debt, cash and cash equivalents, and
•	Liberty Expedia’s corporate costs.

With respect to Liberty Expedia’s share interest in Expedia Group, Moelis multiplied both the Unaffected Share Price and the Pre-Announcement Share Price of the Expedia Group common stock by the total number of shares of Expedia Group common stock held by Liberty Expedia to derive a total equity value for Liberty Expedia’s share interest in Expedia Group of $2,912.2 million based on the Unaffected Share Price and $3,003.4 million based on the Pre-Announcement Share Price.

With respect to Bodybuilding, Moelis performed a discounted cash flow analysis of Bodybuilding using estimates and other information and data provided by Liberty Expedia’s management. For purposes of its analysis, Moelis utilized a range of discount rates based on an estimated range of weighted average cost of capital, which is referred to as WACC, of 12.50% to 16.00% and estimated terminal values for Bodybuilding as of December 31, 2022 derived by Moelis by applying terminal year EBITDA multiples ranging from 4.0x to 6.5x. The estimated WACC range was derived by Moelis using the Capital Asset Pricing Model, which is referred to as CAPM, including a size premium with respect to Bodybuilding. The range of terminal year EBITDA multiples was selected by Moelis using its professional judgment and experience taking into account enterprise value to EBITDA multiples reviewed for the selected publicly traded companies listed below under “Other Reference Information - Selected Public Companies Analysis”.

Moelis then derived a range of Adjusted NAVs for Liberty Expedia by: (i) adding the values of the Liberty Expedia share interest in Expedia Group it calculated as described above based on both the Unaffected Share Price and the Pre-Announcement Share Price for the Expedia Group common stock, (ii) adding the range of illustrative equity values for Bodybuilding it derived as described above, (iii) subtracting Liberty Expedia’s net debt of $308.0 million (calculated as debt less cash and cash equivalents and excluding any debt, cash and cash equivalents attributable to Bodybuilding) as of December 31, 2018, as provided by Liberty Expedia management, and (iv) subtracting a range of capitalized corporate costs of $56.0 million to $70.7 million (capitalized using a high and low WACC for Expedia Group of 11.60% and 9.20%, respectively, derived by application of the CAPM, including a size premium with respect to Expedia Group). Moelis then divided the resulting Adjusted NAV ranges by the total number of fully diluted shares of Liberty Expedia common stock outstanding as of April 15, 2019 of 57.8 million, calculated based on information provided by Liberty Expedia management and using the treasury stock method, resulting in Adjusted NAV per share reference ranges of $44.15 to $44.90 based on the Unaffected Share Price of the Expedia Group common stock (reflecting an implied range of exchange ratios of 0.362 to 0.368 and an implied premium to the exchange ratio in the merger agreement of 0.5% - 2.2%) and $45.70 to $46.45 based on the Pre-Announcement Share Price of the Expedia Group common stock (reflecting an implied range of exchange ratios of 0.363 to 0.369 and an implied premium to the exchange ratio in the merger agreement of 0.9% - 2.5%).

Selected Public Companies Analysis

Moelis performed a selected public companies analysis, for use in its analysis described above under “Other Reference Information – Illustrative Net Asset Value Analysis” with respect to Bodybuilding, by reviewing financial and stock market information relating to the following selected publicly traded U.S. based Nutritional Supplement Retail and E-Commerce companies, with enterprise values of less than $1.5 billion:

Nutritional Supplement Retailers

•	GNC Holdings, Inc.
•	Vitamin Shoppe, Inc.

E-Commerce Companies

•	1-800-FLOWERS.COM, INC.
•	PetMed Express, Inc.
•	FTD Group, Inc.

Although none of these selected companies is directly comparable to Bodybuilding, the companies included were selected because they are companies that derive the majority of their revenues from the U.S., focus on the business of selling nutritional supplements to consumers, or that take inventory risk in selling products to consumers, primarily through online channels, and, as such, in the professional judgment and experience of Moelis they had certain characteristics that may be considered reasonably comparable to Bodybuilding for purposes of analysis. Moelis noted, however, that certain factors of the selected companies, including greater scale, positive EBITDA, expected positive revenue growth for the e-commerce companies and costly brick and mortar retail presence for the nutritional supplement retailers, limited the direct comparability of such selected companies to Bodybuilding. Moelis noted that it focused primarily on multiples of the nutritional supplement retailers due to positive projected growth, seasonality of business resulting in high levels of net debt and performance challenges for certain e-commerce companies. Financial data used by Moelis with respect to the selected companies was derived by Moelis from company filings, publicly available Wall Street research and other publicly available information.

Moelis reviewed and calculated, among other things, enterprise values of each of the selected companies, as of April 12, 2019, as a multiple of the companies’ EBITDA for 2018 and estimated EBITDA for 2019 and 2020. The following table summarizes the results of these calculations:

	Enterprise Value (millions)	EV / EBITDA
		2018A	2019E	2020E
Nutritional Supplement Retailers
GNC Holdings, Inc.	$1,094	5.3x	5.6x	5.5x
Vitamin Shoppe, Inc.	$211	3.6x	3.4x	3.5x
Nutritional Supplement Retailers Median		4.4x	4.5x	4.5x
E-Commerce Companies
1-800 FLOWERS.COM, INC.	$1,072	13.5x	12.0x	11.3x
PetMed Express, Inc.	$375	6.7x	7.1x	6.4x
FTD Group, Inc.	$208	11.6x	5.1x	5.1x
E-Commerce Companies Mean		10.6x	8.1x	7.6x
E-Commerce Companies Median		11.6x	7.1x	6.4x

Total Mean		8.2x	6.6x	6.4x
Total Median		6.7x	5.6x	5.5x

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

The analyses described above do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Liberty Expedia, nor Moelis or any other person assumes responsibility if future results are materially different from those forecasts.

The exchange ratio was determined through arms’ length negotiations between Liberty Expedia and Expedia Group and was approved by the Liberty Expedia transaction committee and the Liberty Expedia Board. Moelis did not recommend any specific consideration to Liberty Expedia, the Liberty Expedia transaction committee or the Liberty Expedia Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the proposed acquisition.

In selecting Moelis as its financial advisor, Liberty Expedia considered that, among other things, Moelis is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the technology and internet sectors. Moelis, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin offs/split-offs, restructurings, and securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

Moelis acted as financial advisor to Liberty Expedia in connection with the proposed acquisition and will receive a fee for its services of $2,000,000, in the aggregate, $1,000,000 of which was paid in connection with the delivery of its opinion, dated as of April 15, 2019, regardless of the conclusion reached therein, and the remainder of which is contingent upon consummation of the proposed acquisition. In addition, Liberty Expedia has agreed to pay Moelis a retainer fee of $250,000 quarterly, in the event Moelis is requested to commit substantial additional time and resources in connection with the proposed acquisition beyond the closing of the proposed transaction acquisition. Liberty Expedia also has agreed to indemnify Moelis for certain liabilities arising out of its engagement.

In the two years preceding the date of Moelis’ opinion, Moelis had not provided any investment banking services to Liberty Expedia or Expedia Group. Moelis in the future may provide investment banking services to each of Liberty Expedia and Expedia Group and may receive compensation for such services. Moelis’ affiliates, employees, officers and partners may at any time own securities of Liberty Expedia, Expedia Group or certain of their respective affiliates. Moelis has provided investment banking services in the past to a company in which Mr. Malone may be deemed to have a material voting interest and certain investees of a company in which Mr. Malone may be deemed to have a material voting interest, in each case, unrelated to the proposed transaction and has received compensation for such services of approximately $13,700,000 in the aggregate. Moelis may in the future provide services to companies in which Mr. Malone may be deemed to have a material voting interest, and may receive compensation for such services.

Interests of Directors and Executive Officers of Liberty Expedia in the Transaction

In considering the recommendation of the Liberty Expedia Board, based on the unanimous recommendation of the Liberty Expedia transaction committee, with respect to the mergers, Liberty Expedia stockholders should be aware that executive officers and non-employee directors of Liberty Expedia have certain interests in the transaction that may be different from, or in addition to, the interests of Liberty Expedia stockholders generally. These interests include the following:

Indemnification and Insurance

The merger agreement provides that the directors and officers of Liberty Expedia and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies following the mergers.

Equity Awards

As described in more detail below under “—The Merger Agreement—Treatment of Equity Awards” at the effective time:

•	all then outstanding Liberty Expedia stock options will be accelerated and converted into the right to receive the merger consideration in respect of each share covered by such option (after deducting a number of shares sufficient to cover the aggregate option exercise price), less applicable tax withholdings; provided that, Expedia Group will consider in good faith any request by Liberty Expedia that Expedia Group make a cash payment on equivalent terms in lieu of payment of the merger consideration;
•	all then outstanding awards of Liberty Expedia restricted stock units and restricted stock will be accelerated and converted into the right to receive the merger consideration in respect of each share of Liberty Expedia common stock covered by such award, less applicable tax withholding; and
•	each then outstanding award of Expedia Group restricted stock units held by a director nominated by Liberty Expedia who is serving on the Expedia Group Board immediately prior to the closing of the mergers, will be settled in shares of Expedia Group common stock, provided that such director delivers a letter of resignation to the Expedia Group Board at or prior to the effective time.

For the estimated values of the potential accelerated vesting of the equity awards held by Liberty Expedia’s named executive officers, see the “Equity” column of the table below under “—Golden Parachute Compensation.” For Liberty Expedia’s executive officers as a group, other than the named executive officers, the total value of the potential accelerated vesting of equity awards is $379,707, calculated on the same basis as described under “—Golden Parachute Compensation Table” for Liberty Expedia’s named executive officers.

The table below sets forth the estimated values of the accelerated vesting of the equity awards held by Liberty Expedia’s directors (other than Christopher W. Shean, President and Chief Executive Officer of Liberty Expedia, whose accelerated equity awards are included below in “—Golden Parachute Compensation Table”), assuming that the effective time had occurred on April 15, 2019. The values were calculated, in accordance with the applicable rules under Regulation S-K under the Exchange Act, by assuming a price of $44.76 per share of Liberty Expedia common stock, which equals the average closing price of shares of Liberty Expedia Series A common stock over the five business day period following the first public announcement of the entry into the transaction documents.

	Restricted Stock Units
Director	Converted Liberty Expedia RSUs (#)	Value ($)	Total Value ($)
John C. Malone	—	—	—
Stephen M. Brett	1,837	82,224	82,224
Gregg L. Engles	1,837	82,224	82,224
Robert Hammond(1)	1,837	82,224	82,224
Scott W. Schoelzel	1,837	82,224	82,224
Alexander von Furstenberg(1)(2)	1,837	82,224	82,224
(1)	The term of office of Messrs. Hammond and von Furstenberg, who had been serving as Series B Directors of the Liberty Expedia Board, automatically expired at 11:25 p.m., New York City time, on April 15, 2019 (the Series B Director Termination Time). Messrs. Hammond’s and von Furstenberg’s Liberty Expedia RSUs were vested at the Series B Director Termination Time in connection with the expiration of their term of office.
(2)	Mr. von Furstenberg is Mr. Diller’s stepson, and serves as a director and the Secretary and Chief Financial Officer of the Family Foundation.

Golden Parachute Compensation Table

The table below sets forth for each of Liberty Expedia’s named executive officers estimates of the amounts of compensation that are based on or otherwise relate to the mergers and that will or may become payable to the named executive officer immediately at the effective time (i.e., on a “single trigger” basis). There are no additional payments or benefits what will be made available to Liberty Expedia’s named executive officers on a “double trigger” basis in connection with the merger, i.e., on a termination of employment following the merger.

The Liberty Expedia stockholders are being asked to approve, on a non-binding, advisory basis, such compensation for these named executive officers. See “The Special Meeting—Purpose of the Special Meeting” beginning on page 96. Because the vote to approve such compensation is advisory only, it will not be binding on either Liberty Expedia or Expedia Group. Accordingly, if the merger proposal is approved by Liberty Expedia’s stockholders and the mergers are completed, the merger-related compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the table below and above in this section.

The estimates in the table assume that the mergers had become effective on April 15, 2019.

Name	Equity(1) ($)
Named Executive Officers	226,214
Christopher W. Shean, President and Chief Executive Officer	212,685
Wade D. Haufschild, Chief Financial Officer	13,529
(1)	Each of the named executive officers listed in the table holds unvested stock option awards and Mr. Shean also holds unvested RSUs. The vesting of stock option awards and RSUs accelerates at the effective time of the mergers. The amounts in this column reflect the value of such accelerated vesting. The amounts were calculated, in accordance with the applicable rules under Regulation S-K under the Exchange Act, by assuming a price per share of Liberty Expedia common stock of $44.76, which equals the average closing price of shares of Liberty Expedia Series A common stock over the five business day period following the first public announcement of the entry into the transaction documents. Any stock options were valued based on the intrinsic value of the option, calculated as the difference between $44.76 and the exercise price of the applicable option, multiplied by the number of shares subject to each option that is accelerated as a result of the mergers. Any fractional shares otherwise deliverable in connection with the mergers are to be settled in cash.

Mr. Malone

Mr. Malone is the Chairman of the Board and a director of Liberty Expedia and the beneficial owner of (i) [   ]% of the outstanding shares of Liberty Expedia common stock outstanding as of the most recent practicable date for which such information was available prior to the record date for the Liberty Expedia special meeting and (ii) [   ]% of the aggregate voting power represented by the shares of Liberty Expedia common stock outstanding as of the most recent practicable date for which such information was available prior to the record date for the special meeting. Under the voting agreement, Expedia Group has agreed to indemnify the Malone group for losses in connection with or arising out of the voting agreement, including, subject to certain conditions, up to $750,000 of the reasonable fees and expenses of separate counsel of the Malone group incurred in the defense of any claim related to the voting agreement brought by a third party. See “The Voting Agreement” beginning on page 95.

Additionally, Liberty Expedia, with the approval of the Liberty Expedia Board, has agreed to reimburse the Malone group for their out of pocket fees, costs and expenses (including attorneys’ fees) reasonably incurred in connection with their entry into the voting agreement and certain regulatory filings related to the transaction, subject to a cap of $175,000.

Qurate Retail, Inc.

In connection with the mergers, Qurate Retail (which shares overlapping members of management and an overlapping director with Liberty Expedia), Expedia Group and Liberty Expedia entered into a letter agreement pursuant to which each of the parties made certain representations and covenants to the others regarding, among other things, certain tax matters, including matters related to the tax treatment of the split-off, Qurate Retail’s and Liberty Expedia’s obligations under the tax sharing agreement, the provision of copies of certain tax opinions, and communications with tax authorities. In addition, Qurate Retail agreed to deliver a representation letter to Skadden regarding certain facts concerning the split-off and made additional covenants regarding the maintenance of certain confidential information of Liberty Expedia. Additionally, in connection with the mergers, Expedia Group, Liberty Expedia and Qurate Retail agreed to enter into (1) the tax sharing agreement joinder agreement, pursuant to which Expedia Group agrees to, effective at the completion of the mergers, become jointly and severally responsible for Liberty Expedia’s obligations and liabilities, and become entitled to exercise and enforce Liberty Expedia’s rights, under the tax sharing agreement; (2) the transaction agreement assumption agreement, pursuant to which Expedia Group agrees to, effective at the completion of the mergers, become jointly and severally responsible for certain of Liberty Expedia’s obligations and liabilities, and become entitled to exercise and enforce certain of Liberty Expedia’s rights, under the transaction agreement which survive the termination of the transaction agreement; and (3) the reorganization agreement joinder agreement, pursuant to which Expedia Group agrees to, effective at the completion of the mergers, become jointly and severally responsible for Liberty Expedia’s obligations and liabilities, and become entitled to exercise and enforce Liberty Expedia’s rights, under the reorganization agreement.

Mr. Malone is a director of Qurate Retail and the beneficial owner of (i) 7% of the outstanding shares of Qurate Retail common stock as of February 28, 2019 and (ii) 40% of the aggregate voting power represented by the shares of Qurate Retail common stock as of February 28, 2019.

Merger Consideration

At the completion of the mergers, upon the terms and subject to the conditions set forth in the merger agreement, each share of Liberty Expedia common stock issued and outstanding immediately prior to the completion of the mergers (other than excluded shares) will be converted into the right to receive the merger consideration, which is 0.36 of a share of Expedia Group common stock, with cash (without interest) paid in lieu of any fractional shares of Expedia Group common stock.

All fractional shares of Expedia Group common stock that would otherwise be issued to a Liberty Expedia stockholder of record as part of the merger consideration will be aggregated and the shares resulting from such aggregation will be sold at prevailing market prices on behalf of Liberty Expedia stockholders who otherwise would have been entitled to receive such fractional shares. Each such Liberty Expedia stockholder will be paid, in lieu of such fractional share of Expedia Group common stock, an amount in cash, without interest, in proportion to the stockholder’s corresponding pro rata portion.

Expedia Group stockholders will continue to own their existing shares of common stock of Expedia Group, the form of which will not be changed by the transaction.

Treatment of Existing Debt

Liberty Expedia has issued $400 million in the aggregate outstanding principal amount of the exchangeable senior debentures. Expedia has not yet determined whether it will redeem or maintain the exchangeable senior debentures following completion of the mergers.

Regulatory Approvals

Expedia Group and Liberty Expedia do not expect the acquisition of Liberty Expedia by Expedia Group to be subject to the HSR Act and the rules promulgated thereunder.

In connection with the acquisition of Liberty Expedia by Expedia Group, Mr. Malone may not receive shares of Expedia Group common stock as merger consideration until notifications pursuant to the HSR Act have been given by each of Mr. Malone and Expedia Group to the Antitrust Division and the FTC, and all applicable statutory waiting period requirements under the HSR Act have been satisfied. Mr. Malone and Expedia Group each filed their respective notifications pursuant to the HSR Act on April 18, 2019. Completion of the acquisition of Liberty Expedia by Expedia Group is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act in connection with Mr. Malone’s and Expedia Group’s notifications.

Expedia Group and Liberty Expedia do not expect the completion of the acquisition of Liberty Expedia by Expedia Group to be subject to other notifications or receipts of other regulatory approvals.

Timing of the Mergers

The mergers are expected to be completed in the third quarter of 2019. Neither Expedia Group nor Liberty Expedia can predict, however, the actual date on which the transaction will be completed because it is subject to conditions beyond each company’s control.

See “The Merger Agreement—Conditions to the Mergers” beginning on page 74.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the mergers to U.S. holders (as defined below) that receive shares of Expedia Group common stock in exchange for their shares of Liberty Expedia common stock pursuant to the mergers. This discussion is limited to U.S. holders who hold their Liberty Expedia common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the Internal Revenue Service (which is referred to as the IRS), each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of Liberty Expedia common stock in light of their particular facts and circumstances and does not apply to holders of Liberty Expedia common stock that are subject to special rules under the U.S. federal income tax laws (including, for example, banks or other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, mutual funds, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, tax-exempt entities, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, holders liable for the alternative minimum tax, U.S. holders having a “functional currency” other than the U.S. dollar, holders who hold shares of Liberty Expedia common stock as part of a straddle, constructive sale, conversion transaction or other integrated or risk reduction transaction, holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement, holders that actually or constructively hold 5% or more of the Liberty Expedia common stock and holders who acquired their shares of Liberty Expedia common stock through the exercise of an employee stock option or otherwise as compensation or through a retirement plan). This discussion does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-U.S. tax laws or under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or with respect to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement). Furthermore, this discussion does not address any tax consequences to holders who are not U.S. holders.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Liberty Expedia common stock that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust (a) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Liberty Expedia common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partnership level. Such partnerships and any person that for U.S. federal income tax purposes is treated as a partner in a partnership holding shares of Liberty Expedia common stock should consult their tax advisors regarding the tax consequences of the mergers to them.

All holders of Liberty Expedia common stock should consult their own tax advisors to determine the particular tax consequences to them of the mergers, including the applicability and effect of any U.S. federal, state, local, non-U.S. and other tax laws.

Expedia Group and Liberty Expedia intend that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to each of Expedia Group’s and Liberty Expedia’s obligation to complete the mergers that it receive a reorganization tax opinion from its counsel. The reorganization tax opinions will be based on representations made by Expedia Group and Liberty Expedia and on customary factual assumptions, as well as certain covenants and undertakings of Expedia Group and Liberty Expedia. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected, and the U.S. federal income tax consequences of the mergers could differ materially from those described below. In addition, neither of the opinions described above will be binding on the IRS or any court. Expedia Group and Liberty Expedia have not sought and will not seek any ruling from the IRS regarding any matters relating to the mergers. There can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

On the basis of the above-described opinions, the U.S. federal income tax consequences of the mergers to U.S. holders generally are as follows:

•	a U.S. holder that receives shares of Expedia Group common stock in exchange for shares of Liberty Expedia common stock pursuant to the mergers will not recognize gain or loss, except with respect to cash received in lieu of fractional shares of Expedia Group common stock (as discussed below).
•	the aggregate tax basis of the shares of Expedia Group common stock received pursuant to the mergers (including any fractional shares of Expedia Group common stock deemed received and sold for cash, as discussed below) will be the same as the aggregate tax basis of the shares of Liberty Expedia common stock surrendered in exchange therefor; and

•	the holding period of the Expedia Group common stock received (including any fractional shares of Expedia Group common stock deemed received and sold for cash, as discussed below) will include the holding period of the Liberty Expedia common stock for which it is exchanged.

If a U.S. holder acquired different blocks of shares of Liberty Expedia common stock at different times or at different prices, such U.S. holder’s basis and holding period in its shares of Expedia Group common stock may be determined with reference to each block of shares of Liberty Expedia common stock. Any such holder should consult his, her or its tax advisors regarding the manner in which shares of Expedia Group common stock received in the mergers (including any fractional shares of Expedia Group common stock deemed received and sold for cash, as discussed below) should be allocated among different blocks of shares of Liberty Expedia common stock and with respect to identifying the bases and holding periods of the particular shares of Expedia Group common stock received.

A U.S. holder that receives cash in lieu of a fractional share of Expedia Group common stock will generally be treated as having received the fractional share pursuant to the mergers, and then as having sold such fractional share for cash. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share of Expedia Group common stock. Such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the mergers, the holding period for such fractional share (as described above) exceeds one year. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding

Payments of cash to a U.S. holder in lieu of fractional shares of Expedia Group common stock may be subject to information reporting and backup withholding (currently at a rate of 24%), unless such U.S. holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

The preceding discussion is intended only as a general summary of material U.S. federal income tax consequences of the mergers. It is not a complete analysis or discussion of all potential tax effects that may be important to a particular holder. All holders of Liberty Expedia common stock should consult their own tax advisors as to the specific tax consequences of the mergers to them, including tax reporting requirements, and the applicability and effect of any federal, state, local and non-U.S. tax laws.

Accounting Treatment

Expedia Group prepares its financial statements in accordance with GAAP. Expedia Group will account for the acquisition of Liberty Expedia as a business combination and the repurchase of Expedia Group shares held by Liberty Expedia as a transaction separate from the business combination. Therefore, Expedia Group will account for the acquired Liberty Expedia assets and liabilities as a business combination at their respective acquisition date fair values, and the acquisition of Expedia Group shares held by Liberty Expedia as a share repurchase.

NASDAQ Listing; Delisting and Deregistration of Liberty Expedia Stock

Prior to the completion of the mergers, Expedia Group has agreed to use its reasonable best efforts to cause the shares of Expedia Group common stock to be issued in connection with the mergers to be approved for listing on NASDAQ. The listing of the shares of Expedia Group common stock on NASDAQ, subject to official notice of issuance, is also a condition to completion of the mergers.

If the mergers are completed, Liberty Expedia Series A common stock and Liberty Expedia Series B common stock will cease to be listed on NASDAQ and Liberty Expedia Series A common stock and Liberty Expedia Series B common stock will be deregistered under the Exchange Act.

Expedia Group’s Dividend Policy

The declaration of future dividends will be at the discretion of the Expedia Group Board and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Expedia Group and other factors deemed relevant by the Expedia Group Board. While Expedia Group cannot assure its future financial performance, it anticipates that it will continue to pay dividends on Expedia Group stock in the foreseeable future. Most recently, Expedia Group declared a quarterly dividend of $0.32 per Expedia Group share, which was paid on March 27, 2019 to holders of record as of the close of business on March 7, 2019. Under the merger agreement, prior to the completion of the transaction, Expedia Group may continue to pay its regular quarterly cash dividends in the ordinary course consistent with past practice (subject to Expedia Group’s right under the merger agreement to increase its quarterly cash dividends resulting in up to $125 million of aggregate dividends per quarter).

Restrictions on Sales of Shares of Expedia Group Common Stock Received in the Mergers

All shares of Expedia Group common stock received by Liberty Expedia stockholders in the mergers will be freely tradable for purposes of the Securities Act and the Exchange Act, except for shares of Expedia Group common stock received by any Liberty Expedia stockholder who is an “affiliate” of Expedia Group or becomes an “affiliate” of Expedia Group after completion of the mergers. This proxy statement/prospectus does not cover resales of shares of Expedia Group common stock received by any person upon completion of the mergers, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The descriptions of the merger agreement in this section and elsewhere in this proxy statement/prospectus are qualified in their entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to carefully read the entire merger agreement.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Neither the merger agreement nor the summary of its material terms included in this section is intended to provide any factual information about Expedia Group or Liberty Expedia. Factual disclosures about Liberty Expedia and Expedia Group contained in this proxy statement/prospectus and/or in the public reports of Liberty Expedia and Expedia Group filed with the SEC (as described in the section entitled “Where You Can Find More Information” beginning on page 134) may supplement, update or modify the disclosures about Liberty Expedia and Expedia Group contained in the merger agreement. The merger agreement contains representations and warranties and covenants of the parties customary for a merger of this nature. The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement as of the specific dates therein; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement except for the limited purposes expressly set forth therein and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Expedia Group’s or Liberty Expedia’s public disclosures. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Liberty Expedia or Expedia Group at the time they were made or otherwise.

Structure of the Mergers

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the effective time, Merger Sub will merge with and into Liberty Expedia, with Liberty Expedia surviving as the surviving corporation and a wholly owned subsidiary of Expedia Group, and, immediately thereafter, Liberty Expedia as the surviving corporation of the first merger will merge with and into Merger LLC, with Merger LLC surviving as a wholly owned subsidiary of Expedia Group.

Merger Consideration

At the effective time, upon the terms and subject to the conditions set forth in the merger agreement, each share of Liberty Expedia common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be converted into the right to receive the merger consideration, which is 0.36 of a share of Expedia Group common stock, with cash (without interest) paid in lieu of any fractional shares of Expedia Group common stock.

All fractional shares of Expedia Group common stock that would otherwise be issued to a Liberty Expedia stockholder of record as part of the merger consideration will be aggregated and the shares resulting from such aggregation will be sold at prevailing market prices on behalf of Liberty Expedia stockholders who otherwise would have been entitled to receive such fractional shares. Each such Liberty Expedia stockholder will be paid, in lieu of such fractional share of Expedia Group common stock, an amount in cash, without interest, in proportion to the stockholder’s corresponding pro rata portion.

Expedia Group stockholders will continue to own their existing shares of common stock of Expedia Group, the form of which will not be changed by the transaction.

Treatment of Equity Awards

At the effective time:

•	all then outstanding Liberty Expedia stock options will be accelerated and converted into the right to receive the merger consideration in respect of each share covered by such option (after deducting a number of shares sufficient to cover the aggregate option exercise price), less applicable tax withholdings; provided that, Expedia Group will consider in good faith a request by Liberty Expedia that Expedia Group make a cash payment on equivalent terms in lieu of payment of the merger consideration;
•	all then outstanding awards of Liberty Expedia restricted stock units and restricted stock will be accelerated and converted into the right to receive the merger consideration in respect of each share of Liberty Expedia common stock covered by such award, less applicable tax withholding; and
•	each then outstanding award of Expedia Group restricted stock units held by a director nominated by Liberty Expedia who is serving on the Expedia Group Board immediately prior to the completion of the mergers, will be settled in shares of Expedia Group common stock, provided that such director delivers a letter of resignation to the Expedia Group Board at or prior to the effective time.

Closing and Effectiveness of the Mergers

Unless another time, date or place is agreed to in writing by Liberty Expedia and Expedia Group, the closing of the mergers will occur as promptly as practicable, but no later than the third business day, after the satisfaction or waiver of the closing conditions set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions).

The first merger will become effective at the time the certificate of merger has been filed with the Delaware Secretary of State or at such later date and time as is agreed between Liberty Expedia and Expedia Group and specified in the certificate of merger. The upstream merger will become effective at the time the certificate of ownership and merger has been filed with the Delaware Secretary of State or at such later date and time as is agreed between Liberty Expedia and Expedia Group and specified in the certificate of ownership and merger.

Conversion of Shares; Exchange of Certificates; Fractional Shares

The conversion of shares of Liberty Expedia common stock (other than the excluded shares) into the right to receive the merger consideration will occur automatically at the completion of the first merger.

Prior to the completion of the mergers, Expedia Group will select an exchange agent reasonably acceptable to Liberty Expedia and enter into an exchange agent agreement with such exchange agent on terms reasonably acceptable to Liberty Expedia.

Promptly after the completion of the mergers, Expedia Group will send, or will cause the exchange agent to send, a letter of transmittal to each holder of record of a certificate that immediately prior to the completion of the merger represented outstanding shares of Liberty Expedia common stock. The letter of transmittal will specify that delivery of certificates will be effected and risk of loss and title to such certificates will pass only upon proper delivery of such certificates (or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company in the United States) to the exchange agent. The letter of transmittal will be accompanied by instructions for use in effecting the surrender of the certificates in exchange for the merger consideration, any dividends or distributions payable pursuant to the merger agreement, and any cash in lieu of fractional shares of Expedia Group common stock payable pursuant to the merger agreement. Exchange of any book-entry shares of Liberty Expedia common stock shall be effected in accordance with Expedia Group’s customary procedures with respect to securities represented by book-entry. No interest will be paid or accrued on any merger consideration (including on cash in lieu of fractional shares) or on any unpaid dividends and distributions payable to holders of certificates or book-entry shares of Liberty Expedia common stock.

At the completion of the first merger, shares of Liberty Expedia common stock will no longer be outstanding, will be automatically canceled and will cease to exist, and each certificate or book-entry share that represented shares of Liberty Expedia common stock immediately prior to the completion of the first merger will cease to have any rights with respect to such common stock, other than the right to receive the merger consideration as described above and any dividends or other distributions to which holders of shares become entitled and subject to the terms and conditions set forth in the merger agreement.

Following the surrender or exchange of certificates or book-entry shares of Liberty Expedia common stock, such record holders will be paid (1) all dividends and other distributions payable in respect of such shares of Expedia Group common stock with a record date after the completion of the mergers and a payment date on or prior to the date of such surrender or exchange and not previously paid and (2) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Expedia Group common stock with a record date after the completion of the mergers but with a payment date subsequent to the date of such surrender or exchange.

Each of Expedia Group, Merger Sub, Merger LLC, Liberty Expedia and the exchange agent are entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement to any person such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable tax law. Any amounts so withheld will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.

All shares of Expedia Group common stock issued pursuant to the merger agreement will be issued in book-entry form unless otherwise requested by such holder.

Representations and Warranties; Material Adverse Effect

The merger agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications (including exceptions to the effect that there have not been, and would not reasonably be expected to be, a “material adverse effect”).

The representations and warranties made by each party under the merger agreement relate to, among other things:

•	due organization, valid existence, good standing and qualification to do business;
•	capitalization;
•	corporate authorization of the transaction documents and the transactions contemplated by the transaction documents;
•	required consents and approvals from governmental entities;
•	the absence of any conflicts or violations of organizational documents and other agreements or laws;
•	documents filed with the SEC and financial statements;
•	internal controls and disclosure controls and procedures relating to financial reporting;
•	the absence of certain undisclosed liabilities;
•	the absence of certain legal proceedings, investigations and governmental orders;
•	compliance with applicable laws;
•	possession of, and compliance with, permits necessary for the conduct of such party’s business;
•	tax matters;
•	brokers and transaction-related fees and expenses;
•	accuracy of information supplied or to be supplied in connection with this proxy statement/prospectus; and
•	ownership of the other party’s common stock.

The merger agreement also contains additional representations and warranties of Liberty Expedia relating to, among other things, the following:

•	capitalization and ownership of subsidiaries;
•	the absence of certain changes or events;

•	the absence of a material adverse effect;
•	product matters;
•	real property;
•	intellectual property;
•	privacy and data security;
•	environmental matters;
•	insurance policies;
•	employee benefit plans;
•	employment and labor matters;
•	material contracts;
•	the inapplicability of state anti-takeover statutes; and
•	the opinion of its financial advisor.

The representations and warranties of each of the parties to the merger agreement will expire upon the completion of the mergers.

Certain of the representations and warranties made by the parties are qualified as to “knowledge,” “materiality” or “material adverse effect.” For purposes of the merger agreement, any event or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on Expedia Group and its subsidiaries, taken as a whole, will not be considered or taken into account when determining whether a material adverse effect has occurred on Liberty Expedia and its subsidiaries, taken as a whole.

Covenants and Agreements

Conduct of Business

Each of Liberty Expedia and Expedia Group has agreed to certain covenants in the merger agreement restricting the conduct of its respective business between the date of the merger agreement and the earlier of the completion of the mergers and the termination of the merger agreement.

Conduct of Business of Liberty Expedia

In general, Liberty Expedia has agreed that prior to the completion of the mergers or the termination of the merger agreement in accordance with its terms, except as may be expressly required or permitted by the merger agreement or any other transaction document, as expressly required by any certain existing agreements, or as may be consented to in writing by Expedia Group (which consent will not be unreasonably conditioned, withheld or delayed), it will and will cause its subsidiaries to:

•	conduct its business in the ordinary course consistent with past practice; and
•	use reasonable best efforts to preserve intact its business organization and goodwill and relationships with material customers, suppliers, licensors, licensees, distributors and other third parties.

In addition, Liberty Expedia has agreed that, prior to the completion of the mergers or the termination of the merger agreement in accordance with its terms, except as may be expressly required or permitted by the merger agreement or any other transaction document, as expressly required by certain existing agreements, as may be consented to in writing by Expedia Group (which consent, in specific cases, will not be unreasonably conditioned, withheld or delayed), or as set forth in certain confidential disclosure schedules provided by Liberty Expedia to Expedia Group in connection with the merger agreement, it will not and will cause its subsidiaries not to:

•	amend its certificate of incorporation or bylaws or similar organizational or governing documents of any of its subsidiaries;

•	(1) issue, sell or transfer any of their capital stock or other equity interests or any convertible securities, options, rights, warrants, calls, agreements to acquire equity securities or other rights to acquire any equity interest (excluding the issuance of Liberty Expedia common stock in connection with outstanding Liberty Expedia equity awards), (2) amend or modify any term or provision of any of its outstanding equity securities or (3) accelerate or waive any restrictions pertaining to the vesting of any Liberty Expedia equity awards, warrants or other rights to acquire equity interests;
•	sell, pledge, dispose of, transfer, lease, license, exercise, convert or encumber (1) any property, except for sales in the ordinary course of business consistent with past practice, non-exclusive licenses in connection with the marketing, promotion or sales in the ordinary course of business consistent with past practice, certain permitted encumbrances and certain intracompany transfers, (2) any shares of Expedia Group common stock owned by Liberty Expedia and (3) any convertible securities, options, rights, warrants, calls, agreements to acquire equity securities or other rights to acquire any equity interest, in each case issued and outstanding on the date of the merger agreement;
•	(1) acquire any properties or assets constituting all or part of any business, other than inventory in the ordinary course of business consistent with past practice, or (2) merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
•	(1) declare, set aside, make or pay any dividend or distribution with respect to Liberty Expedia’s equity interests or that of its subsidiaries (other than intercompany dividends or distributions) or enter into any voting agreement with respect to such capital stock or other equity interests, (2) reclassify, combine, split or subdivide any equity interests of Liberty Expedia or that of its subsidiaries, or issue or authorize the issuance of any other securities in respect of such capital stock or other equity interests, or (3) redeem, purchase or otherwise acquire any equity interests of Liberty Expedia or that of its subsidiaries (other than in connection with the exercise, settlement or vesting of any Liberty Expedia equity awards);
•	(1) make loans, advances, capital contributions to or investments in any other person, other than certain intracompany investments in the ordinary course of business consistent with past practice, (2) incur, assume or modify any indebtedness or (3) assume, guarantee, endorse or grant an encumbrance on any assets or otherwise become liable for the indebtedness of another person;
•	(1) cancel, terminate, extend, renew or materially amend, or waive, release or assign any material rights or obligations under, any material contract (as defined in the merger agreement), or (2) enter into certain types of material contracts;
•	except as required by applicable law or under an existing employee benefit plan or agreement in effect on the date of the merger agreement:
•	(1) increase the compensation or benefits of, or grant, provide or increase any bonus, severance, change of control or retention payments or benefits to, any employee or non-employee director, other than: (A) in the event that the closing of the mergers does not occur by January 1, 2020, annual wage increases for Bodybuilding employees scheduled for, and effective as of, January 1, 2020 (not to exceed 4% in the aggregate) and (B) increases in the wages of any employee or non-employee director outside of such adjustment, and grants of retention payments to any employee or non-employee director, in amounts not greater than $33,000 per month in the aggregate for all such increases pursuant to this clause (B) beginning on the date of the merger agreement, such amounts to rollover to subsequent months if not used (provided that the increases applicable to any individual shall not exceed $10,000);
•	make or forgive any loans or advances to, any employee or non-employee director;
•	establish, adopt, or enter into any new collective bargaining, pension, other retirement, deferred compensation, equity or equity-like compensation, or other compensation or benefit agreement, plan or arrangement for the benefit of any current or former employee or non-employee director, other than in relation to changes to health and welfare plans in the ordinary course of business consistent with past practice, the costs of which are not material;

•	amend or modify any existing employee benefit plan or agreement, other than changes to health and welfare plans in the ordinary course of business consistent with past practice, the costs of which are not material;
•	accelerate the payment of compensation or benefits to any employee or non-employee director;
•	renew or enter into any modification of any collective bargaining agreement or implement or announce any reduction in labor force (other than individual employee terminations with respect to employees with a title or role lower than Vice President in the ordinary course of business consistent with past practice) or mass lay-offs;
•	provide any funding for any rabbi trust or similar arrangement; or
•	hire any new employees (or promote any existing employees) outside the ordinary course of business consistent with past practice, other than as is consistent with Bodybuilding’s 2019 budget, or if not included in such budget, such that the annual wages and bonuses offered to such new employees do not exceed 5% on an aggregate basis of the budgeted amount for new employee wages and bonuses;
•	(1) change its method of accounting, except as required by GAAP, Regulation S-X under the Exchange Act or under applicable law, or (2) change its or its subsidiaries’ fiscal year;
•	except as required by applicable law, (1) make or change any material tax election, (2) settle or compromise any material tax liability with any governmental authority, (3) surrender any right to claim a material refund of taxes, (4) consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, (5) change any material method of tax accounting, (6) enter into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) or (7) apply for any tax ruling;
•	make any capital expenditures that, together with all their other capital expenditures from the date of the merger agreement, exceed 110% of the aggregate year-to-date amount budgeted for such capital expenditures;
•	enter into any new line of business or establish any new subsidiary, joint venture or other partnership, collaboration or similar arrangement (except for such arrangements between Bodybuilding and any of its subsidiaries, on the one hand, and a third party, on the other hand, that is not material to Bodybuilding);
•	pay, discharge, settle, compromise or fail to defend any governmental actions or orders, other than (1) in the ordinary course of business consistent with past practice where the amounts paid or to be paid by Liberty Expedia are less than $1 million in the aggregate (net of amounts covered by (and actually received in respect of) Liberty Expedia’s insurance policies), (2) settlements that do not involve the admission of wrongdoing by Liberty Expedia and (3) settlements that do not impose material restrictions on the business of Liberty Expedia or any of its subsidiaries, or on the surviving company or the surviving corporation after the closing of the mergers; or
•	enter into any agreement or otherwise make any commitment to do any of the foregoing.

Conduct of Business of Expedia Group

Expedia Group has agreed that, prior to the completion of the mergers or the termination of the merger agreement in accordance with its terms, except as may be expressly required or permitted by the merger agreement or any other transaction document, as expressly required by certain existing agreements, as may be consented to in writing by Liberty Expedia (which consent will not be unreasonably conditioned, withheld or delayed), or as set forth in certain confidential disclosure schedules provided by Expedia Group to Liberty Expedia in connection with the merger agreement, it will not:

•	amend its certificate of incorporation or bylaws, or cause Merger Sub or Merger LLC to amend their respective organizational or governing documents;
•	authorize, adopt or publicly propose a plan or agreement of complete or partial liquidation or dissolution;

•	(1) reclassify, combine, split or subdivide any capital stock of Expedia Group or issue or authorize the issuance of any other securities in respect of such capital stock, (2) redeem, purchase or otherwise acquire any equity interests in Expedia Group (other than in connection with the exercise, settlement or vesting of any Expedia Group equity awards, any cash repurchases of Expedia Group capital stock made pursuant to ordinary course share repurchase programs or any action not effected until after the closing of the mergers) or (3) declare with a record date or ex-dividend date that is at or prior to the closing of the mergers or pay at or prior to the closing of the mergers any dividend or other distribution payable in cash, stock, property or otherwise, with respect to its equity interests (except that this will not prohibit the payment of quarterly cash dividends with respect to shares of Expedia Group capital stock in the ordinary course and in a manner (including amount and timing of payment) consistent with past practice, subject to Expedia Group’s right to increase its quarterly cash dividend resulting in up to $125 million of aggregate dividends per quarter); or
•	enter into, or cause any of its subsidiaries to enter into, any agreement or otherwise make any commitment, or cause any of its subsidiaries to otherwise make any commitment, to do any of the foregoing.

Liberty Expedia Stockholder Meeting

The merger agreement requires Liberty Expedia to (1) as promptly as practicable following effectiveness of the registration statement of which this proxy statement/prospectus forms a part, duly give notice of, convene and hold a meeting of its stockholders for the purpose of seeking approval of the adoption of the merger agreement, (2) use its reasonable best efforts to solicit such approval, and (3) not adjourn or postpone the special meeting without Expedia Group’s prior written consent other than in certain specified circumstances.

Liberty Expedia’s obligations under these provisions of the merger agreement to hold the special meeting and submit the merger agreement to its stockholders for adoption will not be affected by the commencement, public proposal, public disclosure or communication to Liberty Expedia of any alternative company transaction proposal or by a company adverse recommendation change (in each case, as defined and discussed in “–Adverse Recommendation Change; Certain Prohibited Actions”).

Reasonable Best Efforts

Each party is required to use its reasonable best efforts to take all actions reasonably necessary, proper or advisable under applicable law to consummate and make effective as promptly as reasonably practicable the transactions contemplated by or related to the transaction documents or the new governance agreement, including making any required filings under the HSR Act.

Without limiting the foregoing:

•	each party shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any governmental authorities not to consummate the transaction, except with the prior written consent of the parties to the merger agreement;
•	the parties will use their reasonable best efforts to satisfy the conditions to closing relating to regulatory approvals and to defend any actions by any governmental authority challenging the merger agreement, the transaction documents or the new governance agreement or that would prevent or delay the consummation of the transaction; and
•	Expedia Group agrees to take all actions that are necessary to obtain any approval required under the HSR Act to enable the closing of the mergers to occur on or prior to the outside date (as defined below); however, nothing in the merger agreement will require Expedia Group to enter into or agree to any modifications to any of the terms and conditions of any of the transaction documents or the new governance agreement.

No Solicitation

An alternative company transaction, as used herein, refers to (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization liquidation, dissolution, tender offer or other similar transaction involving Liberty Expedia which would result in any person or group owning 25% or more of the aggregate outstanding equity securities or securities representing 25% or more of voting power of the Liberty Expedia (or the surviving or resulting entity), (b) any direct or indirect sale, lease, exchange, transfer or other disposition to, or acquisition or purchase by, any person or group, in a single transaction or a series of related transactions, of assets or properties that constitute 25% or more of the fair market value of the assets and properties of Liberty Expedia, (c) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, by any person or group of 25% or more of the aggregate outstanding equity securities or securities representing 25% or more of voting power of Liberty Expedia or (d) any other transaction having a similar effect to those described in any of clauses (a), (b), or (c), in each case, other than the transactions contemplated by the merger agreement.

Except as described below, Liberty Expedia has agreed that between the date of the merger agreement and the earlier of the completion of the mergers and the termination of the merger agreement:

•	it will, and will cause its subsidiaries, and its and their directors, officers and employees to, and will instruct and use reasonable best efforts to cause its and their representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third party conducted prior to the date hereof with respect to any alternative company transaction proposal;
•	that it will promptly request each person that has, within the twelve months preceding the date of the merger agreement, executed a confidentiality agreement in connection with its consideration of any alternative company transaction to return or destroy all confidential information furnished prior to the date of the merger agreement to or for the benefit of such person and terminate all access by persons to any physical or electronic data rooms relating to a possible alternative company transaction; and
•	that it will not, and will cause its subsidiaries, and its and their directors, officers and employees not to, and will use reasonable best efforts to cause its and their representatives not to, directly or indirectly, (1) solicit, initiate or knowingly facilitate, induce or encourage any inquiries or the making or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, an alternative company transaction proposal, (2) enter into, continue or otherwise participate in any discussions or negotiations regarding any alternative company transaction proposal or (3) furnish any non-public information with respect to Liberty Expedia, or afford access to the business, properties, assets, books or records of Liberty Expedia to any person or group, in each case to knowingly facilitate or encourage the making of, or knowingly cooperate in any way that would reasonably be expected to lead to, any alternative company transaction proposal;

Notwithstanding the foregoing, Liberty Expedia or any of its representatives may:

•	in good faith seek to clarify the terms and conditions of any bona fide unsolicited alternative company transaction proposal to determine whether such proposal constitutes or would reasonably be expected to lead to a superior company proposal (as defined below), provided that any such communications (1) must be with the third party (or its representatives) making such alternative company transaction proposal, (2) must be limited to the clarification of the alternative company transaction proposal and (3) may not include any negotiations or similar discussions with respect to such alternative company transaction proposal or Liberty Expedia’s view or position on such proposal; or
•	inform any person that makes an alternative company transaction proposal of the restrictions imposed by the merger agreement.

In connection with the receipt of any alternative company transaction proposal or any request for information or for the initiation of negotiations with respect to an alternative company transaction proposal, Liberty Expedia will:

•	as promptly as practicable (and in any case within 24 hours) provide Expedia Group notice of the receipt of such proposal or request, including the identity of the persons making such proposal or request, an unredacted copy of such proposal or request, and a written summary of the terms thereof;
•	keep Expedia Group reasonably currently informed of the status of, and negotiations (if any) regarding, and any material developments affecting the terms and conditions of, such proposal or request;

•	promptly (and in any case within 48 hours) provide Expedia Group with all non-public information, concerning Liberty Expedia or any of its subsidiaries that is made available to the person or group making such proposal or request (or any of their representatives), which was not previously made available to Expedia Group or its representatives; and
•	promptly (and in any case within 24 hours after any determination) advise Expedia Group in writing if the Liberty Expedia board determines to begin providing information or engaging in discussions concerning such proposal in compliance with the non-solicitation provisions of the merger agreement.

Adverse Recommendation Change; Certain Prohibited Actions

Except as permitted by the merger agreement in the case of a superior company proposal or an intervening event (in each case, as described below), neither the Liberty Expedia board nor any committee thereof will:

•	(1) withdraw, or qualify (or amend or modify in a manner adverse to Expedia Group) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Expedia Group) the approval or recommendation by the Liberty Expedia Board of the merger agreement to the Liberty Expedia stockholders, or fail to include such recommendation in this proxy statement/prospectus, (2) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative company transaction proposal, (3) make any public recommendation in connection with a tender or exchange offer other than a recommendation against such offer or a “stop-look-and-listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or fail to recommend against acceptance of such tender or exchange offer by the close of business on the 10th business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, (4) other than with respect to a tender offer or exchange offer, fail to publicly reaffirm its recommendation within five business days after Expedia Group requests in writing if an alternative company transaction proposal or any material modification thereto is made public or disseminated to the Liberty Expedia stockholders, or (5) resolve, agree or publicly propose to do any of the foregoing (each such action referred to as a company adverse recommendation change); or
•	approve or recommend, or publicly propose to approve or recommend, or allow Liberty Expedia or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (1) constituting, or providing for, any alternative company transaction proposal or (2) requiring it (or that would require it) to abandon, terminate or fail to consummate the mergers.

A superior company proposal refers to a bona fide written alternative company transaction proposal which the Liberty Expedia board determines in good faith (after consultation with its outside legal counsel and financial advisor), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the identity of the person making the proposal, (1) is reasonably likely to be consummated on the terms proposed, (2) to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained, (3) is more favorable from a financial point of view to Liberty Expedia and its stockholders than the terms of the merger and the other transactions contemplated hereby and (4) is otherwise on terms that the Liberty Expedia Board has determined to be superior to the transactions contemplated by the merger agreement; provided, however, that, for purposes of this definition, the term “alternative company transaction proposal” shall have the meaning ascribed to such term in the merger agreement, except that each reference to 25% in the definition of alternative company transaction when used in the definition of alternative company transaction proposal is replaced with a reference to 80%.

A company intervening event refers to any fact, event, change, development or circumstance not known or reasonably foreseeable (or the consequences of which (or the magnitude of which) were not known or reasonably foreseeable) by the Liberty Expedia Board as of the date of the merger agreement, which fact, event, change, development or circumstance (or consequences of which (or the magnitude of which)) becomes known to the Liberty Expedia Board prior to the approval of the adoption of the merger agreement by the Liberty Expedia stockholders and that affects, or would reasonably be likely to affect, in a material manner the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of Liberty Expedia and its subsidiaries, taken as a whole; provided, that, in no event will the receipt, existence or terms of any alternative company transaction proposal or any fact, event, change, development or circumstance to the extent relating to Expedia Group or any of its subsidiaries or Mr. Diller constitute a company intervening event.

Subject to the non-solicitation obligations described above and the obligations further described in this paragraph, if, prior to the approval of the adoption of the merger agreement by the Liberty Expedia stockholders, the Liberty Expedia Board receives a bona fide written alternative company transaction proposal that it determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or is reasonably expected to lead to a superior company proposal, and that failure to take such action would be inconsistent with its fiduciary duties under applicable law, Liberty Expedia may take the following actions:

•	Furnish any information with respect to itself and its subsidiaries, and afford access to the business, properties, assets, books or records of itself and its subsidiaries (except for information furnished by or on behalf of Expedia Group to Liberty Expedia in accordance with the terms of its confidentiality agreement with Liberty Expedia or otherwise on a confidential basis) to the person or group (and their respective representatives) making such alternative company transaction proposal, subject to the receipt of an executed confidentiality agreement (1) containing terms and restrictions at least as restrictive as the terms contained in the confidentiality agreement entered into with Expedia Group (other than de minimis differences), and (2) that does not contain any provision requiring Liberty Expedia or its subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses of any nature; and
•	Following the execution of a confidentiality agreement that complies with the above requirements, engage in discussions or negotiations with such person or group (and their respective representatives) with respect to such alternative company transaction proposal.

At any time prior to the approval of the adoption of the merger agreement by the Liberty Expedia stockholders, the Liberty Expedia Board may, subject to compliance with its obligations described below, make a company adverse recommendation change solely in response to a company intervening event or a superior company proposal that did not result from a breach of Liberty Expedia’s non-solicitation obligations under the merger agreement, if:

•	in either case, the Liberty Expedia board determines in good faith after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;
•	in the case of a superior company proposal, such proposal has been made and not withdrawn and continues to be a superior company proposal; and
•	Liberty Expedia has (1) provided to Expedia Group four business days’ prior written notice (A) stating expressly that a company intervening event has occurred or that it has received a superior company proposal, as applicable, (B) (x) in the case of a company intervening event, describing the material facts underlying such event in reasonable detail, or (y) in the case of a superior company proposal, describing the material terms and conditions of such proposal (including the per share value of the consideration offered and the identity of the person or group making such proposal) and including unredacted copies of the relevant transaction agreements and other material documents (provided that any amendment to the financial or other material terms of such proposal, including to the proposed purchase price, will require a new two-business day notice period) and (C) stating that in response to such company intervening event or superior company proposal, Liberty Expedia intends to make a company adverse recommendation change, and (2) engaged in good faith negotiations with Expedia Group during the relevant notice period(s) and considered in good faith any bona fide offer by Expedia Group, and has nevertheless determined to make such company adverse recommendation change in accordance with the requirements described above.

Tax Matters

Expedia Group, Liberty Expedia, Merger LLC and Merger Sub intend that, for U.S. federal income tax purposes, the mergers will be treated as a single integrated transaction and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each party is required (1) to, and to cause its respective subsidiaries to, use its reasonable best efforts to cause the mergers to so qualify, (2) to file all tax returns consistent with, and take no position inconsistent with (whether in audits, tax returns or otherwise) such treatment, (3) to use its reasonable best efforts to take or cause to be taken any action reasonably necessary to ensure the receipt of the closing split-off tax opinion and the reorganization tax opinions and (4) to cooperate with the tax counsel that are to render the split-off and reorganization tax opinions by providing appropriate representations as to factual matters.

The parties adopted the merger agreement and any agreements entered into pursuant to the merger agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations, and none of the parties will, or will permit their respective affiliates to, take any action nor fail to take any action which would prevent, preclude or impede mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

The merger agreement provides that none of parties will, or will permit its affiliates to take any action or fail to take any action that would cause (or reasonably would be expected to cause) (1) Section 355(e) of the Code to apply to the split-off, (2) the split-off to fail to qualify in whole to Qurate Retail, Liberty Expedia, their respective subsidiaries and the former holders of Liberty Ventures common stock (except with respect to any cash received in lieu of fractional shares) for non-recognition of income, gain and loss under Sections 355 and 361 of the Code or (3) Liberty Expedia or any of its subsidiaries to have an indemnification obligation in respect of any transaction taxes or related losses under the tax sharing agreement.

Immediately prior to the closing of the mergers, each of Expedia Group and Liberty Expedia will execute and deliver to Skadden representation letters in connection with Skadden’s issuance of the closing split-off tax opinion, and Liberty Expedia will deliver a copy of the closing split-off tax opinion and the representation letters delivered to Skadden (other than the representation letter delivered by Expedia Group) to Expedia Group. Immediately prior to the closing of the mergers, each of Expedia Group and Liberty Expedia will also execute and deliver to its own tax counsel and to the other party’s tax counsel representation letters in connection with such counsel’s issuance of the reorganization tax opinions.

Employee Benefits Matters

For six months after the closing of the mergers, Expedia Group is required to provide (or cause to be provided) to each continuing Bodybuilding employee:

•	an annual rate of salary, wages and/or commissions that is no less favorable than the annual rate of salary, wages and/or commissions provided to such employee as of immediately prior to the closing of the mergers or similarly situated employees of Expedia Group and its subsidiaries, excluding Liberty Expedia employees;
•	incentive compensation opportunities (including annual incentives, but excluding equity-based incentives) and employee benefits (other than severance) that are substantially comparable in the aggregate to the incentive compensation opportunities (including annual incentives, but excluding equity-based incentives) and employee benefits (other than severance) provided to such employee during applicable periods prior to the closing of the mergers or similarly situated employees of Expedia Group and its subsidiaries, excluding Liberty Expedia employees, and
•	severance protections and benefits no less favorable than the severance protections and benefits provided to such employee during applicable periods prior to the closing of the mergers or similarly situated employees of Expedia Group and its subsidiaries, excluding Liberty Expedia employees,
•	in each case as determined by Expedia Group in its sole discretion.

In addition, with respect to Expedia Group health and welfare plans in which any Bodybuilding employee is eligible to participate at or after the effective time, Expedia Group has agreed to use commercially reasonable efforts (1) to provide customary service credit to Bodybuilding employees, (2) to waive pre-existing conditions to the extent waived under comparable Liberty Expedia plans and (3) to provide credit for deductibles paid under Liberty Expedia plans.

Directors’ and Officers’ Indemnification and Insurance

For six years after the completion of the mergers (or, in certain limited circumstances, a longer period), Expedia Group will, and will cause the surviving company to, honor and fulfill in all respects the obligations (including both indemnification and advancement of expenses) of Liberty Expedia and its subsidiaries under their respective organizational documents and under any indemnification agreements, in each case, in effect on the date of the merger agreement, for the benefit of (x) any of Liberty Expedia’s or its subsidiaries’ current or former directors and officers and any person who becomes a director or officer of the Liberty Expedia or its subsidiaries prior to the completion of the mergers or (y) any person serving or who prior to the completion of the mergers has served on the board of directors of another person at the request of Liberty Expedia or its subsidiaries, in each case, in such individual’s capacity as such.

Prior to the effective time, Liberty Expedia will purchase (or, if Liberty Expedia is unable to do so, after the completion of the mergers, Expedia Group will cause to be purchased) a 6-year prepaid “tail” policy covering each individual covered by Liberty Expedia’s existing fiduciary liability insurance policies, for a claims reporting or discovery period of at least six years after the completion of the mergers, from an insurance carrier with the same or better credit rating as Liberty Expedia’s current insurance carrier with respect to such policies and have terms, conditions, retentions and limits of liability no less favorable in the aggregate to the intended beneficiaries than the coverage provided under such policies; provided, that, the cost of such “tail” policy will not exceed 300% of the last annual premium paid by for such policies. If the cost of such “tail” policy exceeds such threshold, then obligation under this provision will be to obtain a “tail” policy with the greatest coverage available, with respect to matters occurring prior to the completion of the mergers, for a cost not exceeding such amount.

Other Covenants and Agreements

The merger agreement contains additional covenants and agreements relating to, among other matters:

•	information and access rights;
•	consultation and consent rights regarding any press releases or other public statements with respect to the merger agreement, the mergers, or the other transactions contemplated by the merger agreement;
•	notification of certain matters;
•	notice, cooperation and coordination relating to transaction-related litigation, if any;
•	the reservation and the authorization for the listing of Expedia Group common stock to be issued in connection with the merger on NASDAQ;
•	the delisting of Liberty Expedia common stock;
•	certain obligations of Merger Sub and Merger LLC;
•	waivers of conflicts regarding the representation of certain parties;
•	the treatment and payoff of certain outstanding indebtedness;
•	errors and omissions insurance;
•	certain cyber-security related matters; and
•	restrictions on amending the new governance agreement.

Pursuant to the merger agreement, Liberty Expedia is required to use reasonable best efforts to cause each of the three directors serving on the Expedia Group Board who were nominated by Liberty Expedia to resign from the Expedia Group Board.

In addition, Expedia Group also agrees to certain limitations on its ability to access and use certain Liberty Expedia pre-closing information to the extent relating to certain entities or individuals, their affiliates or representatives or certain prior transactions involving Expedia Group or Mr. Diller, including the split-off.

Conditions to the Mergers

In addition to the approval of the merger proposal by the Liberty Expedia stockholders and any required approvals under the HSR Act, each party’s obligation to complete the mergers is also subject to the satisfaction or waiver of certain other conditions, including, among other things, (1) the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, (2) the approval for listing on NASDAQ of the shares of Expedia Group common stock to be issued in connection with the mergers, subject to official issuance, (3) the absence of any order or law that has the effect of enjoining or otherwise prohibiting the consummation of the mergers or the transactions contemplated by the transaction documents, and (4) the delivery of an opinion by Skadden to Liberty Expedia to the effect that the transactions contemplated by the merger agreement will not impact the tax treatment of the split-off.

The respective obligation of each party to consummate the mergers is also conditioned upon (1) the delivery of a reorganization tax opinion from such party’s tax counsel and (2) the other party’s representations and warranties being true and correct (subject to certain materiality and material adverse effect qualifications), and the other party having performed in all material respects its obligations under the merger agreement.

In addition, Expedia Group’s obligation to close the mergers is subject to the completion of the exchange, except under limited circumstances where the sole cause of the failure of the exchange to close is Mr. Diller’s failure to close. Expedia Group may not waive this condition without Mr. Diller’s prior consent.

Termination

The merger agreement may be terminated at any time prior to the completion of the mergers, before or after the approval of the adoption of the merger agreement by the Liberty Expedia stockholders, as authorized by the Expedia Group Board or the Liberty Expedia Board, as applicable, as follows:

•	by the mutual written consent of each of Expedia Group (upon the approval of the Expedia Group special committee (or a successor committee thereto)), Merger Sub, Merger LLC and Liberty Expedia;
•	by either Expedia Group or Liberty Expedia if:
•	the mergers have not been completed on or before October 15, 2019; except that (1) if, on such date, any of the conditions of the closing set forth above in clauses (1) and (3) of the first paragraph of “—Conditions to the Mergers” (in the case of such clause (3), to the extent any such restraint is in respect of an antitrust law, and in the case of such clause (1), to the extent such condition has failed to have been satisfied in a sufficient amount of time for the Liberty Expedia stockholder meeting to be held at least five business days before the outside date) have not been fulfilled, or if any applicable approval under the HSR Act has not been received, but all other conditions to the closing either have been fulfilled or would have been fulfilled if the closing were to occur on such date, then such date may be extended to January 15, 2020 by either party with written notice to the other, and (2) to the extent one or more government shutdowns affect the ability of the parties to satisfy certain conditions to closing, such date shall be extended by one calendar day for each calendar day (without duplication) such governmental shutdown has been in effect, but in no event beyond April 15, 2020 (such date, as extended if applicable, is referred to herein as the outside date) except where the party seeking to terminate the merger agreement for this reason has committed a material breach of any of its obligations under the merger agreement and such material breach caused the failure of the completion of the mergers on or before such date (this termination right is referred to as the outside date termination right);
•	any governmental authority has issued or granted an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the mergers or the other transactions contemplated by the transaction documents and such order or other action has become final and non-appealable, provided that the right to terminate the merger agreement is not available to a party if a material breach by such party of its obligations to use reasonable best efforts to obtain the requisite regulatory approvals for the mergers has been the cause of the issuance of such order or other action; or
•	the approval of the merger proposal has not been obtained upon a vote taken at the special meeting or at any adjournment or postponement thereof (this termination right is referred to as the vote down termination right);
•	by Liberty Expedia if:
•	Expedia Group, Merger Sub or Merger LLC breach or fail to perform any of their representations, warranties, covenants or other agreements, which breach or failure to perform would result in the failure of a closing condition regarding (1) the accuracy of the representations and warranties of Expedia Group, Merger Sub or Merger LLC or (2) the performance or compliance in all material respects with Expedia Group, Merger Sub’s or Merger LLC’s obligations under the merger agreement, and, in each case, such breach or failure to perform is incapable of being cured by the outside date, or is not cured prior to the earlier of the outside date and the date that is 45 days after receipt of notice by Expedia Group of such breach or failure to perform, except that Liberty Expedia will not have the right to terminate the merger agreement for this reason if Liberty Expedia is then in material breach of any of its obligations under the merger agreement; or

•	by Expedia Group if:
•	prior to the approval of the adoption of the merger agreement by the Liberty Expedia stockholders, Liberty Expedia makes an adverse recommendation change or materially breaches or fails to perform any of its obligations described in “Covenants and Agreements—No Solicitation and —Adverse Recommendation Change; Certain Prohibited Actions” (this termination right is referred to as the adverse recommendation change termination right); or
•	Liberty Expedia breaches or fails to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure to perform would result in the failure of a closing condition regarding (1) the accuracy of Liberty Expedia’s representations and warranties or (2) the performance or compliance in all material respects with Liberty Expedia’s obligations under the merger agreement and, in each case, such breach or failure to perform is incapable of being cured by the outside date, or is not cured prior to the earlier of the outside date and the date that is 45 days after receipt of notice by Liberty Expedia of such breach or failure to perform, except that Expedia Group will not have the right to terminate the merger agreement for this reason if Expedia Group is then in material breach of any of its obligations under the merger agreement (this termination right is referred to as the Liberty Expedia breach termination right).

Effect of Termination

If the merger agreement is terminated as described above, the merger agreement will be null and void and of no effect and the obligations of the parties under the merger agreement will terminate, without liability on the part of any party, except that obligations with respect to certain specified provisions of the merger agreement will survive the termination of the merger agreement, and that no termination will relieve any party of any liability or damages resulting from fraud or willful material breach of such party’s covenants or agreements prior to termination, in each case as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment.

Under the merger agreement, willful material breach means a material breach of a party’s covenants and agreements that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such action would be a material breach of such party’s covenants or agreements (provided, that, the knowledge of any officer, director and/or employee of such party who would reasonably be expected to know, or after reasonable due inquiry would learn, in the ordinary course of the performance of such individual’s responsibilities as an officer, director and/or employee, that the taking of such act or failure to take such action would be a material breach of such party’s covenants and agreements will be imputed to such party).

Termination Fee

The merger agreement provides for the payment of a termination fee in connection with a termination of the merger agreement under the following circumstances:

•	Liberty Expedia will pay to Expedia Group $72 million:
•	within two business days of the date of such termination, if, prior to the approval of the adoption of the merger agreement by the Liberty Expedia stockholders, Expedia Group terminates the merger agreement pursuant to the adverse recommendation change termination right; or
•	at or prior to the earlier of the entry into a definitive agreement with respect to, or the consummation of, an alternative company transaction, if (1)(a) either party terminates the merger agreement pursuant to the outside date termination right or vote down termination right or (b) Expedia Group terminates the merger agreement pursuant to the Liberty Expedia breach termination right, and (2)(i) after the date of the merger agreement and prior to the termination of the merger agreement (or prior to the special meeting, in the case of termination pursuant to the vote down termination right), an alternative company transaction proposal is publicly announced or, in certain circumstances, otherwise made known to the Liberty Expedia Board, and not withdrawn and (ii) (x) within six months of such termination, Liberty Expedia enters into a definitive agreement with respect to (or consummates) any alternative company transaction proposal or (y) within twelve months of such termination, Liberty Expedia enters into a definitive agreement with respect to (or consummates) an alternative company transaction proposal involving the person or group that made the alternative company transaction proposal described in clause (2)(i) above.

Amendment and Waiver

Amendment

The merger agreement may be amended by mutual written agreement (including, in the case of Expedia Group, upon the approval of the Expedia Group special committee (or a successor committee thereto)), except that no amendment may be made after the approval of the adoption of the merger agreement by the Liberty Expedia stockholders or the approval of the adoption of the merger agreement by the sole stockholder of Merger Sub if such amendment would require, in accordance with applicable law, further approval of the Liberty Expedia stockholders or approval by Expedia Group’s stockholders or the sole stockholder of Merger Sub, without such further approval.

Waiver

No provision of the merger agreement can be waived except by a written instrument signed by the party against whom the waiver is to be effective (including, in the case of Expedia Group, upon the approval of the Expedia Group special committee (or a successor committee thereto)).

Governing Law; Jurisdiction; Waiver of Jury Trial

Governing Law; Jurisdiction

All disputes arising out of or relating to the merger agreement will be governed by and construed in accordance with the laws of the State of Delaware.

The parties have agreed to submit themselves to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, the Superior Court of the State of Delaware, or, if the subject matter of the action is one over which exclusive jurisdiction is vested in federal courts, a federal court sitting in the State of Delaware.

Waiver of Jury Trial

The parties have agreed to waive all rights to trial by jury in any action arising out of the merger agreement.

Enforcement

The parties have agreed that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy for any such breach. Accordingly, the parties have agreed that they will be entitled to an injunction to prevent breaches of the merger agreement (without the obligation to post a bond with respect to such injunction) and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything to the contrary, any determination by the Expedia Group Board with respect to the enforcement (or nonenforcement) of Expedia Group’s rights under the merger agreement will be made only with the approval of the Expedia Group special committee.

THE EXCHANGE AGREEMENT

This section describes the material terms of the exchange agreement. The descriptions of the exchange agreement in this section and elsewhere in this proxy statement/prospectus are qualified in their entirety by reference to the complete text of the exchange agreement, a copy of which is attached as Annex B and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the exchange agreement that is important to you. You are encouraged to carefully read the entire exchange agreement.

On April 15, 2019, Expedia Group, Liberty Expedia, Mr. Diller and the Family Foundation entered into the exchange agreement, which, along with the new governance agreement, was agreed by Mr. Diller to be deemed in recognition and in lieu of his existing rights under the existing governance agreement and the existing stockholders agreement.

Exchange

Pursuant to the exchange agreement, immediately prior to and conditioned upon the closing of the mergers, Mr. Diller, either himself or through a trust, and the Family Foundation have the right to exchange in the aggregate a number of shares of Expedia Group common stock equal to the sum of (1) 5,523,452 shares of Expedia Group common stock plus (2) the number of shares of Expedia Group common stock acquired by Mr. Diller prior to the exchange closing pursuant to the exercise of up to 537,500 vested options to purchase shares of Expedia Group common stock held by Mr. Diller as of the date of the exchange agreement, with the number of shares delivered to Mr. Diller upon exercise of such options reduced by the number of shares withheld by Expedia Group to satisfy the aggregate exercise price (or on an “as if” basis in the event Mr. Diller elects to pay the exercise price in cash), for the same number of shares of Expedia Group Class B common stock currently held by Liberty Expedia or its subsidiaries, which shares are referred to as original shares. Assuming an Expedia Group common stock price of $129.98, the closing price of Expedia Group common stock on April 29, 2019, the maximum number of shares of Expedia Group common stock that may be exchanged by Mr. Diller, either himself or through a trust, and the Family Foundation is approximately 5.7 million, representing approximately 29% of the total voting power of Expedia Group based on approximately 140 million shares of Expedia Group common stock and approximately 5.7 million shares of Expedia Group Class B common stock currently expected to be outstanding at the closing of the mergers.

Exchange Notice

No later than five business days prior to the date of the special meeting, Mr. Diller and, if the Family Foundation so elects, the Family Foundation, will deliver to Liberty Expedia a written notice specifying the number of shares of Expedia Group common stock to be exchanged by such party, which is referred to as an exchange notice. Mr. Diller may participate in the exchange directly or through a trust, which must be specified in the exchange notice.

Exchange Closing

The closing of the exchange will take place immediately prior to the closing of the mergers at the location of the closing of the mergers, subject to the conditions described below having been satisfied or (to the extent permitted by law) waived by the party entitled to the benefit thereof. At the exchange closing, LEXEB, LLC, the subsidiary of Liberty Expedia that owns the Expedia Group Class B common stock, will deliver to Mr. Diller or his trust, as the case may be, and, if the Family Foundation elected to participate, the Family Foundation, a single stock certificate representing a number of shares of Expedia Group Class B common stock equal to the number of shares of Expedia Group common stock specified in the exchange notices delivered by Mr. Diller and, if applicable, the Family Foundation, and Mr. Diller and, if it elected to participate, the Family Foundation, will deliver a number of Expedia Group common stock specified in the applicable exchange notice in non-certificated book-entry form.

If the Family Foundation elected to participate by delivering its exchange notice and each of the conditions to the closing of the exchange with respect to Mr. Diller has been satisfied (or waived by the party entitled to the benefit thereof), but the conditions to the closing of the exchange with respect to the Family Foundation are not satisfied or waived, as the case may be, or the Family Foundation fails to consummate the exchange on the date that the exchange would otherwise close in accordance with the terms of the exchange agreement, then the closing of the exchange in respect of Mr. Diller will occur on the sixth business day following the scheduled closing date, notwithstanding the failure of the Family Foundation exchange to occur for the reasons described above and the Family Foundation will cease to have any rights under the exchange agreement. In such a circumstance, the Family Foundation can deliver a notice that it is ready, willing and able to consummate the exchange prior to 8:00 a.m., New York City time, on the fifth business day following the scheduled closing date and the exchange will close with respect to Mr. Diller and the Family Foundation on the date that such notice is delivered.

Rescission

If, following the exchange closing, the closing of the mergers does not occur prior to 11:59 p.m., New York City time, on the same day as the exchange closing, the exchange will automatically be rescinded and treated as if neither the exchange nor the exchange closing had ever occurred, which is referred to as a rescission, and each party agrees to return any shares received in the exchange. Prior to the termination of the exchange agreement and the merger agreement, regardless of the occurrence of a rescission, the parties will be obligated to effect the exchange closing again at a subsequent date and time as soon as reasonably practicable subject to satisfaction of the applicable conditions (or waiver by the party entitled to the benefit thereof) as though such prior exchange closing and related rescission had not occurred.

Covenants and Agreements

The parties acknowledge that the transactions contemplated by the exchange agreement would otherwise be subject to the restrictions of the existing stockholders agreement and existing governance agreement and therefore, each of Liberty Expedia and Mr. Diller, waives any rights and obligations under those agreements with respect to the exchange agreement and acknowledges and agrees that such restrictions are not applicable to any of the transactions contemplated by the merger agreement.

Liberty Expedia agrees not to convert, and to cause LEXEB, LLC not to convert, any shares of Expedia Group Class B common stock into shares of Expedia Group common stock under any circumstances prior to the closing of the mergers, including in connection with the delivery of Expedia Group Class B common stock at the exchange closing.

Representations and Warranties

Each of Liberty Expedia, Mr. Diller and the Family Foundation makes customary representations and warranties, including with respect to ownership of the shares of Expedia Group capital stock subject to the exchange, authority and approval to enter into the exchange agreement, enforceability of the exchange agreement, organization, existence and good standing (if applicable), required government approvals in connection with the exchange and that each party is a sophisticated investor and an accredited investor (as defined in Rule 501(a) of Regulation D of the Securities Act) with sufficient knowledge and experience in financial business matters to evaluate the merits and risks of the exchange and the other transactions contemplated thereby and the acknowledgment of each party that offer and sale of the shares of Expedia Group capital stock subject to the exchange has not been registered under the Securities Act or any other laws and therefore such shares may not be sold or transferred, except pursuant to an exemption from such registration available under the Securities Act.

Expedia Group makes similar customary representations and warranties, including with respect to authority and approval to enter into the exchange agreement, enforceability of the exchange agreement, organization, existence and good standing, required government approvals in connection with the exchange and that it has taken all actions necessary to render any “fair price,” “business combination,” “control share acquisition” or other similar anti-takeover statute or regulation in any jurisdiction, including, without limitation, Section 203 of the DGCL, inapplicable to the execution, delivery and performance of the exchange agreement and the consummation of the exchange and the other transactions contemplated thereby (including any rescission).

Conditions to the Exchange

The obligations of Liberty Expedia and Mr. Diller to complete the exchange with respect to Mr. Diller and, if the Family Foundation elected to participate, of Liberty Expedia to complete the exchange with respect to the Family Foundation are subject to the satisfaction or (to the extent permitted) waiver of the following conditions:

•	No order entered or issued by any court or other governmental authority of competent jurisdiction is in effect that prohibits, renders illegal or enjoins the consummation of the exchange with respect to Mr. Diller;
•	Each of the conditions to the completion of the mergers under the merger agreement shall have been satisfied or (to the extent permitted by law) waived (other than those that by their nature can only be satisfied at, or immediately prior to, the closing of the mergers); and
•	Each of Liberty Expedia and Expedia Group having certified to the parties to the exchange agreement that it stands ready, willing and able to consummate the mergers immediately following the exchange closing, which condition may be waived by Mr. Diller.

The obligations of Liberty Expedia to effect the exchange is also subject to the satisfaction or (to the extent permitted by law) waiver in writing by Liberty Expedia of the following conditions:

•	The representations and warranties of Mr. Diller set forth in the exchange agreement shall be true and correct (other than in certain circumstances de minimis inaccuracies), other than the representations and warranties with respect to Mr. Diller’s ability to deliver the representation letter to Skadden prior to the closing of the mergers and the accuracy of the information provided by Mr. Diller to be included in this registration statement on Form S-4 and proxy statement included herein, the failure of which to be true and correct would not, and would not reasonably be expected to, individually or in the aggregate, prevent the consummation of the exchange and the other transactions contemplated by the exchange agreement or the merger agreement, as of the date of the exchange agreement and as of the closing date of the exchange as though made on and as of such date (or, in the case of representations and warranties made as of a specific date, as of such date);
•	If the Family Foundation elected to participate in the exchange, the representations and warranties of the Family Foundation set forth in the exchange agreement shall be true and correct (other than in certain circumstances de minimis inaccuracies) as of the date of the exchange agreement and as of the closing date of the exchange as though made on and as of such date (or, in the case of representations and warranties made as of a specific date, as of such date);
•	The representations and warranties of Expedia Group set forth in the exchange agreement shall be true and correct (other than in certain circumstances de minimis inaccuracies) as of the date of the exchange agreement and as of the closing date of the exchange as though made on and as of such date (or, in the case of representations and warranties made as of a specific date, as of such date);
•	Each of Mr. Diller, the Family Foundation and Expedia Group shall have performed in all material respects all covenants required to be performed by them prior to or at the exchange closing;
•	Liberty Expedia having received a certificate from Mr. Diller, an authorized officer of Expedia Group and, if the Family Foundation elected to participate, a duly authorized officer of the Family Foundation certifying that the above conditions have been satisfied;
•	Liberty Expedia or LEXEB, LLC having received the deliverables to be delivered pursuant to the exchange closing, including shares of Expedia Group common stock to be exchanged by Mr. Diller and, if the Family Foundation elected to participate, the Family Foundation, accompanied by duly executed instruments of transfer (or a confirmation from Expedia Group’s transfer agent of a book-entry transfer), a duly executed certificate of non-foreign status, substantially in the form of the applicable sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv) from Mr. Diller and, if the Family Foundation elected to participate, the Family Foundation and a cross receipt acknowledging the receipt by each party to the exchange of the shares to be received in the exchange; and

•	If the Family Foundation elected to participate, no order entered or issued by any court or other governmental authority of competent jurisdiction is in effect that prohibits, renders illegal or enjoins the consummation of the exchange with respect to the Family Foundation.

The obligations of Mr. Diller to effect the exchange is also subject to the satisfaction or (to the extent permitted by law) waiver in writing by Mr. Diller of the following conditions:

•	The representations and warranties of Liberty Expedia set forth in the exchange agreement shall be true and correct (other than in certain circumstances de minimis inaccuracies) as of the date of the exchange agreement and as of the closing date of the exchange as though made on and as of such date (or, in the case of representations and warranties made as of a specific date, as of such date);
•	The representations and warranties of Expedia Group set forth in the exchange agreement shall be true and correct (other than in certain circumstances de minimis inaccuracies) as of the date of the exchange agreement and as of the closing date of the exchange as though made on and as of such date (or, in the case of representations and warranties made as of a specific date, as of such date);
•	Each of Liberty Expedia and Expedia Group shall have performed in all material respects all covenants required to be performed by them prior to or at the exchange closing;
•	Mr. Diller having received a certificate from an authorized officer of Liberty Expedia and an authorized officer of Expedia Group certifying that the above conditions have been satisfied; and
•	Mr. Diller and his trust, if applicable, having received the deliverables to be delivered pursuant to the exchange closing, including shares of Expedia Group Class B common stock from LEXEB, LLC accompanied by duly executed instruments of transfer, a duly executed certificate of non-foreign status, substantially in the form of the applicable sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv) from LEXEB, LLC and a cross receipt acknowledging the receipt by each party to the exchange of the shares to be received in the exchange.

If the Family Foundation elected to participate in the exchange, the obligations of the Family Foundation to effect the exchange is also subject to the satisfaction or (to the extent permitted by law) waiver in writing by the Family Foundation of the following conditions:

•	The representations and warranties of Liberty Expedia set forth in the exchange agreement shall be true and correct (other than in certain circumstances de minimis inaccuracies) as of the date of the exchange agreement and as of the closing date of the exchange as though made on and as of such date (or, in the case of representations and warranties made as of a specific date, as of such date);
•	The representations and warranties of Expedia Group set forth in the exchange agreement shall be true and correct (other than in certain circumstances de minimis inaccuracies) as of the date of the exchange agreement and as of the closing date of the exchange as though made on and as of such date (or, in the case of representations and warranties made as of a specific date, as of such date);
•	Each of Liberty Expedia and Expedia Group shall have performed in all material respects all covenants required to be performed by them prior to or at the exchange closing;
•	The Family Foundation having received a certificate from an authorized officer of Liberty Expedia and an authorized officer of Expedia Group certifying that the above conditions have been satisfied;
•	The Family Foundation having received the deliverables to be delivered pursuant to the exchange closing, including shares of Expedia Group Class B common stock from LEXEB, LLC accompanied by duly executed instruments of transfer, a duly executed certificate of non-foreign status, substantially in the form of the applicable sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv) from LEXEB, LLC and a cross receipt acknowledging the receipt by each party to the exchange of the shares to be received in the exchange; and
•	No order entered or issued by any court or other governmental authority of competent jurisdiction is in effect that prohibits, renders illegal or enjoins the consummation of the exchange with respect to the Family Foundation.

Termination

The exchange agreement will terminate and immediately cease to be of any further force and effect pursuant to the mutual consent of each of the parties to the agreement. Additionally, the exchange agreement will automatically terminate if the merger agreement is terminated in accordance with its terms without the closing of the mergers having occurred; provided, that, if the exchange closing has occurred, the exchange will be automatically rescinded as described above.

No termination pursuant to the terms of the exchange agreement shall relieve any party from any liability for damages resulting from fraud or willful material breach by such party of its covenants or agreements prior to such termination. Under the exchange agreement, “willful material breach” means a material breach of a party’s covenants and agreements that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such action would be a material breach of such party’s covenants or agreements (provided, that, the knowledge of any officer, director and/or employee of such party who would reasonably be expected to know, or after reasonable due inquiry would learn, in the ordinary course of the performance of such individual’s responsibilities as an officer, director and/or employee, that the taking of such act or failure to take such action would be a material breach of such party’s covenants and agreements will be imputed to such party).

THE NEW GOVERNANCE AGREEMENT

This section describes the material terms of the new governance agreement. The descriptions of the new governance agreement in this section and elsewhere in this proxy statement/prospectus are qualified in their entirety by reference to the complete text of the new governance agreement, a copy of which is attached as Annex C and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the new governance agreement that is important to you. You are encouraged to carefully read the entire new governance agreement.

On April 15, 2019, Expedia Group and Mr. Diller entered into the new governance agreement, which will become effective upon the closing of the mergers.

Certain Existing Governance Arrangements Relating to Mr. Diller and Expedia Group

Simultaneously with the entry into the merger agreement, Expedia Group, Liberty Expedia and Mr. Diller entered into certain termination agreements, described in more detail in the section entitled “Additional Transaction Agreements—Termination Agreements” beginning on page 93, which provide for, among other things, effective at (and subject to) the completion of the mergers, the termination of (1) the existing stockholders agreement, and (2) the existing governance agreement. Certain rights and governance arrangements between Mr. Diller and Expedia Group in the existing stockholders agreement and the existing governance agreement are summarized below. Mr. Diller acknowledges and agrees that the rights contemplated by the new governance agreement and by the exchange agreement are deemed to be in recognition and in lieu of Mr. Diller’s rights under the existing governance agreement and the existing stockholders agreement.

Existing Stockholders Agreement

Diller Proxy

Mr. Diller holds an irrevocable proxy with respect to all securities of Expedia Group beneficially owned by Liberty Expedia on all matters submitted to a stockholder vote or by which the stockholders may act by written consent, except for certain contingent matters described below under “—Existing Governance Agreement—Contingent Matters” with respect to which Liberty Expedia has not consented, so long as Mr. Diller continues to own at least 2,500,000 shares of Expedia Group common stock (including options). The proxy will generally remain in effect until the earlier of (1) Mr. Diller no longer serving as chairman of Expedia Group and (2) Mr. Diller becoming disabled. Under certain limited circumstances, including a breach by Mr. Diller of certain provisions of the existing stockholders agreement, the proxy may terminate sooner. In addition, the existing stockholders agreement provides for the suspension of the proxy if Mr. Diller cannot vote due to mental or physical disability.

Liberty Expedia and Mr. Diller will vote against any contingent matter described below under “—Existing Governance Agreement—Contingent Matters” with respect to Expedia Group if Mr. Diller and Liberty Expedia do not approve the contingent matter (and continue to have veto rights with respect to the contingent matter under the existing governance agreement). Mr. Diller will also vote all securities of Expedia Group over which he has voting control in favor of the Liberty Expedia designees to the Expedia Group Board.

Restrictions on Transfers

Until the later of (1) the date Mr. Diller no longer serves as chairman of Expedia Group and (2) the date Mr. Diller no longer holds the Diller proxy to vote Liberty Expedia’s shares of Expedia Group described above (or upon Mr. Diller becoming disabled, if that occurs first), and subject to the other provisions of the existing stockholders agreement, neither Liberty Expedia nor Mr. Diller can transfer shares of Expedia Group common stock or Expedia Group Class B common stock, other than:

•	transfers by Mr. Diller to pay taxes relating to the granting, vesting and/or exercise of stock options to purchase shares of Expedia Group common stock;
•	transfers to each party’s respective affiliates;
•	transfers of Expedia Group common stock pursuant to certain hedging transactions effected by Liberty Expedia and meeting certain requirements;

•	pledges relating to financings, subject to certain conditions, and any related transfer of shares of Expedia Group common stock in connection with the enforcement of such pledge; and
•	transfers of options or shares of Expedia Group common stock in connection with “cashless exercises” of Mr. Diller’s options to purchase shares of Expedia Group common stock.

The restrictions on transfer are subject to a number of exceptions (which exceptions, in the case of a transfer of shares of Expedia Group Class B common stock, are generally subject to the right of first refusal described below):

•	either of Liberty Expedia or Mr. Diller may transfer shares of Expedia Group common stock or Expedia Group Class B common stock to an unaffiliated third party, subject, in the case of shares of Expedia Group Class B common stock, to the tag-along rights described below and Expedia Group’s consent in the event of a waiver of Liberty’s obligation to convert or exchange shares of Expedia Group Class B common stock to shares of Expedia Group common stock in certain circumstances;
•	either of Liberty Expedia or Mr. Diller may transfer shares of Expedia Group common stock so long as the transfer complies with the requirements of Rule 144 or Rule 145 under the Securities Act; and
•	Liberty Expedia may engage in a distribution transaction or block sale (as described below).

Tag-Along Rights and Right of First Refusal

Each of Mr. Diller and Liberty Expedia has a right to “tag-along” (i.e., the right to participate on a pro rata basis) on sales by the other of shares of Expedia Group Class B common stock to any unaffiliated third party with limited exceptions. Mr. Diller does not have a tag-along right in connection with a distribution transaction by Liberty Expedia.

Each of Mr. Diller and Liberty Expedia has a right of first refusal in the case of a proposed transfer by the other of shares of Expedia Group Class B common stock to an unaffiliated third party, subject to specified exceptions, including transfers by Liberty Expedia pursuant to a distribution transaction.

Transfers of Shares of Expedia Group Class B Common Stock

If either Liberty Expedia or Mr. Diller proposes to transfer shares of Expedia Group Class B common stock, the other will have the right to swap any shares of Expedia Group common stock Liberty Expedia or he owns for such shares of Expedia Group Class B common stock proposed to be transferred (subject to the right of first refusal described above). To the extent that, after application of the swap right described in the prior sentence, there remain shares of Expedia Group Class B common stock that the selling stockholder would otherwise transfer to an unaffiliated third party, such shares must first be converted or exchanged into shares of Expedia Group common stock.

Any waiver by Mr. Diller of Liberty Expedia’s obligation in the existing stockholders agreement to convert shares of Expedia Group Class B common stock to shares of Expedia Group common stock before transfer to an unaffiliated third party will be subject to the consent of Expedia Group, exercisable through a committee of independent directors. This consent right is not applicable if Mr. Diller no longer has any rights under the existing stockholders agreement. The consent right will survive a mutual termination of the existing stockholders agreement for one year unless Mr. Diller’s rights are terminated under certain circumstances.

This transfer restriction does not apply to, among other specified transfers, transfers among the parties and their affiliates, certain mergers and transfers by Liberty Expedia in a distribution transaction.

Distribution Transactions

Liberty Expedia is permitted to spin-off or split-off to Liberty Expedia’s public stockholders all (but not less than all) of its equity ownership in Expedia Group in a transaction meeting specified requirements, which is referred to as a distribution transaction, without first complying with the transfer restrictions described above, including Mr. Diller’s tag-along right, right of first refusal, swap right and conversion requirement, and without being subject to the application of certain anti-takeover provisions. The spun-off or split-off company will be required to assume all of Liberty Expedia’s obligations (including the Diller proxy) and will succeed to Liberty Expedia’s rights under the existing governance agreement and existing stockholders agreement (including Liberty Expedia’s right to nominate directors).

Block Sales

For so long as Liberty Expedia’s equity ownership in Expedia Group does not exceed 30% of the total equity securities of Expedia Group and Mr. Diller continues to hold a proxy over Liberty Expedia’s shares in Expedia Group, Liberty Expedia may sell all (but not less than all) of such equity interest in Expedia Group to an unaffiliated third party, which is referred to as a block sale, without being subject to the application of certain anti-takeover provisions, subject to prior compliance with Mr. Diller’s tag-along right, right of first refusal and swap right, as well as the requirement that Liberty Expedia convert shares of Expedia Group Class B common stock to shares of Expedia Group common stock or exchange them for shares of Expedia Group common stock with Expedia Group before the block sale.

Prior to any block sale, Liberty Expedia will be required to exchange and/or convert any shares of Expedia Group Class B common stock proposed to be transferred in such block sale, to the extent Mr. Diller does not acquire such shares pursuant to exercise of his right of first refusal or swap right, for newly-issued shares of Expedia Group common stock (subject to application of relevant securities laws).

Existing Governance Agreement

Purchase/Exchange Right

Pursuant to the existing governance agreement, if Mr. Diller does not acquire from Liberty Expedia all shares of Expedia Group Class B common stock proposed to be transferred in a block sale or in a transfer of all of the Expedia Group Class B common stock and Expedia Group common stock beneficially owned by Liberty Expedia through the exercise of his “swap” right or right of first refusal under the existing stockholders agreement (resulting in such Expedia Group Class B common stock of Liberty Expedia being converted into, or exchanged for, shares of Expedia Group common stock before the block sale), for a period of two years after the block sale, Mr. Diller will have the right from time to time to acquire from Expedia Group an equal number of shares of Expedia Group Class B common stock held in treasury, either by purchase at fair market value, through an exchange of an equivalent number of shares of Expedia Group common stock, or a combination thereof. Mr. Diller may exercise this right either alone or in conjunction with one or more third-parties so long as Mr. Diller retains voting control over the Expedia Group Class B common stock acquired. Prior to the expiration of the two-year period following a block sale, Mr. Diller’s right to acquire Expedia Group Class B common stock from Expedia Group will be suspended immediately upon the entry by Expedia Group into a merger agreement providing for a merger that constitutes a change of control of Expedia Group, and will terminate irrevocably upon the consummation of a tender or exchange offer for securities representing a majority of the total voting power of Expedia Group or a merger that constitutes a change of control of Expedia Group.

Contingent Matters

Under the existing governance agreement, for so long as Mr. Diller owns at least 2,500,000 shares of Expedia Group common stock (including options to purchase common shares, whether or not then exercisable), continues to serve as chairman of Expedia Group and has not become disabled, Expedia Group will not, without the prior approval of Mr. Diller, engage in any transaction that would result in, or have the reasonable likelihood of resulting in, Mr. Diller having to divest any part of his interests in Expedia Group or any other material assets, or that would render any such ownership illegal or would subject Mr. Diller to any fines, penalties or material additional restrictions or limitations.

In addition, for so long as the conditions described in the paragraph above apply, if Expedia Group (or any of its subsidiaries) incurs any indebtedness (other than a customary refinancing not to exceed the principal amount of the existing obligation being refinanced) after which Expedia Group’s “total debt ratio” (as defined in the existing governance agreement) equals or exceeds 8:1, then for so long as the total debt ratio continues to equal or exceed 8:1, Expedia Group may not take any of the following actions, which are referred to as contingent matters, without the prior approval of Mr. Diller and/or Liberty Expedia (subject to certain conditions with respect to Liberty Expedia’s ownership in Expedia Group):

•	acquire or dispose of any assets, issue any debt or equity securities, repurchase any debt or equity securities, or incur indebtedness, if the aggregate value of such transaction or transactions (alone or in combination) during any six month period equals 10% or more of Expedia Group’s market capitalization;

•	voluntarily commence any liquidation, dissolution or winding up of Expedia Group or any material subsidiary of Expedia Group;
•	make any material amendments to the certificate of incorporation or bylaws of Expedia Group;
•	engage in any line of business other than online and offline travel services and products and related businesses, or other businesses engaged in by Expedia Group as of the date of determination of the total debt ratio;
•	adopt any stockholder rights plan that would adversely affect Liberty Expedia or Mr. Diller, as applicable; or
•	grant additional consent rights to a stockholder of Expedia Group.

Registration Rights

Liberty Expedia and Mr. Diller are entitled to customary, transferable registration rights with respect to shares of Expedia Group common stock owned by them. Mr. Diller is entitled to three demand registration rights. Expedia Group will not be required to register shares of Expedia Group common stock if a stockholder could sell the shares in the quantities proposed to be sold at such time in one transaction under Rule 144 of the Securities Act or under another comparable exemption from registration.

In connection with a transfer of Expedia Group securities to an unaffiliated third party, Mr. Diller may assign any of his then-remaining demand registration rights to the third party transferee, if upon the transfer the transferee acquires beneficial ownership of more than 5% of the outstanding equity securities of Expedia Group. If upon the transfer the transferee acquires beneficial ownership of equity securities of Expedia Group representing less than 5% of the outstanding equity securities, but having at least $250 million in then-current market value, Mr. Diller may assign one of his remaining demand registration rights, which the transferee may exercise only in connection with an offering of shares of Expedia Group common stock having $100 million or more in market value.

As described under “Additional Transaction Agreements—Termination Agreements,” effective at (and subject to) the completion of the mergers, each of (1) the existing stockholders agreement and (2) the existing governance agreement will terminate and be of no further effect.

New Governance Agreement

Purchase/Exchange Right

Pursuant to the new governance agreement, for the nine months following the closing of the mergers (subject to limited extension as described below), which is referred to as the purchase/exchange period, Mr. Diller has the right, which is referred to as the purchase/exchange right, which he may exercise at any time and from time to time, in part or in whole, during the purchase exchange period, to:

•	purchase from Expedia Group (or the applicable wholly owned subsidiary of Expedia Group), at a price per share equal to the fair market value of a share of Expedia Group common stock at the time of notice of exercise by Mr. Diller, which is defined as the average closing price during regular trading hours of such security for the five trading days immediately preceding the applicable day of measurement, or
•	exchange with Expedia Group (or the applicable wholly owned subsidiary of Expedia Group) an equivalent number of shares of Expedia Group common stock for,

up to a number of shares of Expedia Group Class B common stock equal to (1) 12,799,999 minus (2) the number of shares of Expedia Group Class B common stock exchanged pursuant to the exchange as described above (which are referred to as original shares). The shares acquired by Mr. Diller pursuant to the purchase/exchange right are collectively referred to as the additional shares.

The purchase/exchange right may be exercised from time to time, in whole or in part, at Mr. Diller’s option, in compliance with the terms of Expedia Group’s securities trading policy. Mr. Diller may exercise the purchase/exchange right by delivering written notice to Expedia Group specifying the number of shares of Expedia Group Class B stock to be acquired and the nature of consideration to be paid. The closing of any such acquisition shall occur as promptly as reasonably practicable following Expedia Group’s receipt of notice, and in any event not more than five business days thereafter, unless the parties agree otherwise (provided that such time period shall be extended to the extent any regulatory approvals, consents or notices are required to be obtained or made or pending compliance with any other legal requirements, including applicable stock exchange rules).

The purchase/exchange right may be exercised by Mr. Diller directly or together with other third parties, as long as such third parties, at or prior to the closing of the exercise of the purchase/exchange right, deliver:

•	to Mr. Diller, a proxy and power of attorney, in substantially the form as set forth on a schedule to the new governance agreement or such other form reasonably satisfactory to the special committee (or any other committee composed wholly of independent directors) of the Expedia Group Board, granting Mr. Diller sole voting control which may include exceptions or alternative arrangements reasonably necessary or customary in connection with a bona fide financing, subject to consent by the special committee (or any other committee compose wholly of independent directors) of the Expedia Group Board, which consent shall not be unreasonably withheld (which such arrangements are referred to as permitted exceptions), but not the right to vote shares in any circumstance, which shall be retained by Mr. Diller;
•	to Expedia Group, a written joinder agreeing to be bound with respect to such additional shares by the applicable obligations set forth in the new governance agreement.

If any such third parties do not deliver to Mr. Diller such proxy and power of attorney with respect to such shares or if such proxy or power of attorney is revoked or otherwise no longer provides Mr. Diller sole voting control over the applicable shares, then each holder of such applicable shares will, and Mr. Diller and each subsequent holder of such applicable shares agrees that he, she or it (as the case may be) will, be deemed to have irrevocably exercised its option pursuant to Section C(2) of Article IV of Expedia Group’s certificate of incorporation (or any successor provision) to convert such applicable shares of Expedia Group Class B common stock into shares of Expedia Group common stock (or such other securities into which such additional shares are then convertible) and, without any further action on the part of any such holder, such applicable shares of Expedia Group Class B common stock will be deemed to be so converted. If Expedia Group determines such conversion has been deemed to have occurred, Expedia Group will provide written notice to the applicable holder thereof and, in the event such conversion was an incidental error, such holder shall have ten business days to correct such error and such conversion will be deemed not to have occurred.

At all times during the purchase/exchange period, Expedia Group will cause Liberty Expedia or another wholly owned subsidiary of Expedia Group to hold, or Expedia Group shall reserve and keep available in its treasury, the full number of shares of Expedia Group Class B common stock potentially subject to the purchase/exchange right.

To the extent a waiver of sections of Expedia Group’s securities trading policy relating to buying or selling puts, calls or derivatives or gifts and pledge of securities would be required in connection with the financing of the acquisition of shares of Expedia Group Class B common stock pursuant to the exercise of the purchase/exchange right and, to the extent that such waiver would not violate applicable law or any other provision of Expedia Group’s securities trading policy, such waiver shall be granted by the Expedia Group Board solely with respect to such financing. Prior to the granting of such waiver, Mr. Diller shall deliver a written notice to Expedia Group, which shall describe the transaction or series of transactions for which such waiver is requested.

Equal Treatment of Expedia Group Common Stock and Expedia Group Class B Common Stock in Future Transactions

Mr. Diller and any subsequent holder of additional shares and original shares agrees to not, directly or indirectly, in any way participate in a change of control transaction (as defined below), or vote or tender (or cause to be voted or tendered) any shares of Expedia Group common stock in favor of a change of control transaction, or enter into any agreement or arrangement with any person agreeing to do any of the foregoing, unless such change of control transaction provides for the same per share consideration (in type and amount) and mix of consideration (in type and amount), as the case may be, or (as applicable) the right to receive (or to elect to receive) the same consideration (in type and amount) and mix of consideration (in type and amount), in respect of shares of Expedia Group common stock and shares of Expedia Group Class B common stock that are subject to such change of control transaction.

For purposes of the new governance agreement, a change of control transaction means (a) any merger, tender or exchange offer, consolidation, amalgamation or similar transaction between Expedia Group and another person (other than a subsidiary of Expedia Group) pursuant to which the stockholders of Expedia Group immediately prior to such merger, tender or exchange offer, consolidation, amalgamation or similar transaction would own, as of immediately after such transaction, less than 50% of the total economic or voting power of all outstanding voting securities of Expedia Group (or resulting or surviving entity), or (b) any sale, lease or other disposition of all or substantially all of the assets of Expedia Group to another person (other than a subsidiary of Expedia Group), in each of the foregoing clauses (a) and (b), whether in any single transaction or series of related transactions, regardless of the amount of consideration.

Notwithstanding the above, a bona fide share exchange, merger, recapitalization or other business combination involving Expedia Group and a third party in which (1) the stockholders of Expedia Group, immediately prior to such transaction, continue to hold, immediately following such transaction, (and receive no consideration in the applicable transaction other than) shares of capital stock of the successor or resulting entity in substantially the same relative proportions and classes as their ownership of the Expedia Group’s capital stock immediately prior to such transaction and the two-class capital structure and pro rata economics of the two classes of capital stock are substantially replicated, (2) each beneficial owner of original shares or additional shares as of immediately prior to the effective time of such transaction enters into a written agreement with such successor or resulting entity providing for the application, following the effective time of such transaction, of terms and conditions substantially equivalent to the equal treatment provision of the new governance agreement to the securities received in such transaction by such person in respect of such additional shares or original shares and (3) immediately following the effective time of such transaction, such successor or resulting entity has in effect a certificate of incorporation (or other equivalent organizational document) that in all material respects reflects, mutatis mutandis, the terms contemplated by the amendment to Expedia Group’s certificate of incorporation contemplated by the new governance agreement (as described below), shall not be deemed a change of control transaction in which holders of Expedia Group common stock and Expedia Group Class B common stock receive differential consideration in violation of the new governance agreement.

Transfer of Shares

For purposes of the new governance agreement, a transfer by any person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Expedia Group capital stock beneficially owned by such person or any interest in any Expedia Group capital stock beneficially owned by such person. Notwithstanding the foregoing, a merger or consolidation in which Expedia Group is a constituent corporation shall not be deemed to be the transfer of any shares of Expedia Group capital stock beneficially owned by such person (so long as a significant purpose of any such transaction is not to avoid the provisions of the new governance agreement). Further, (1) the conversion of shares of Expedia Group Class B common stock into Expedia Group common stock will not be deemed a transfer, (2) any permitted exceptions in connection with the exercise of the purchase/exchange right with a third party will not be deemed a transfer and (3) any financing arrangement or transaction contemplated in connection with the exercise of the purchase/exchange right with a third party with respect to which additional shares are collateral will not be deemed a transfer of such additional shares until such time as such additional shares are foreclosed on (which foreclosure will be deemed a transfer).

Transfer of Additional Shares

It is a condition to any transfer by Mr. Diller, or any subsequent holder of additional shares, of any additional shares beneficially owned by him, her or it (as the case may be) that the transferee deliver to Mr. Diller, prior to such transfer, a proxy and power of attorney, in substantially the form as set forth on a schedule to the new governance agreement or such other form reasonably satisfactory to the special committee (or any other committee composed wholly of independent directors) of the Expedia Group Board, granting Mr. Diller sole voting control (regardless of whether such transferee has previously delivered such a proxy and power of attorney with respect to any other additional shares) which may include the permitted exceptions described above, but not the right to vote shares in any circumstance, which shall be retained by Mr. Diller.

If any such third parties do not deliver to Mr. Diller such proxy and power of attorney with respect to such additional shares or if such proxy or power of attorney is revoked or otherwise no longer provides Mr. Diller sole voting control over the applicable shares, then each holder of such applicable shares will, and Mr. Diller and each subsequent holder of such applicable shares agrees that he, she or it (as the case may be) will, be deemed to have irrevocably exercised its option pursuant to Section C(2) of Article IV of Expedia Group’s certificate of incorporation (or any successor provision) to convert such applicable shares of Expedia Group Class B common stock into shares of Expedia Group common stock (or such other securities into which such additional shares are then convertible) and, without any further action on the part of any such holder, such applicable shares of Expedia Group Class B common stock will be deemed to be so converted. If Expedia Group determines such conversion has been deemed to have occurred, Expedia Group will provide written notice to the applicable holder thereof and, in the event such conversion was an incidental error, such holder shall have ten business days to correct such error and such conversion will be deemed not to have occurred.

For the avoidance of doubt, the grant of a proxy by Mr. Diller or any other person to Expedia Group or any officer of Expedia Group for the sole purpose of voting shares of Expedia Group Class B common stock at any annual or special meeting of the stockholders of Expedia Group (or with respect to any action by written consent to be taken by the stockholders of Expedia Group) will not be deemed a transfer nor will Mr. Diller be deemed as a result of such proxy to not maintain “sole voting control” over such shares for all purposes herein. Further, nothing in the new governance agreement will limit any right of Mr. Diller to nominate or vote for any individual, including individuals who may be representatives of a third party with whom Mr. Diller exercised the purchase/exchange right, as a director of Expedia Group, subject to compliance with his fiduciary duties, and in considering any such nomination, the Expedia Group Board or applicable nominating and governance committee thereof will act in good faith and without regard to the requirements under the new governance agreement with respect to Mr. Diller retaining voting control over additional shares, and any such nomination or act of voting will not in and of itself be deemed a transfer of any original shares or additional shares, or trigger a conversion of any additional shares, nor will Mr. Diller be deemed as a result of any such actions to not maintain “sole voting control” over any additional shares or original shares.

Joinder

It is a condition to any transfer by Mr. Diller, or any subsequent holder of additional shares or original shares, of any additional shares or original shares beneficially owned by him, her or it (as the case may be) that the transferee deliver to Expedia Group, prior to such transfer, a written joinder, in substantially the form as attached as a schedule to the new governance agreement, agreeing to be bound by the applicable obligations with respect to transfer of such shares, mandatory conversion of additional shares and equal treatment in future transactions set forth in the new governance agreement. If the Family Foundation elected to participate in the exchange, it will deliver such a joinder to the new governance agreement not more than ten business days following the closing of the mergers.

Notice

Prior to effecting any transfer of Expedia Group Class B common stock, the holder of such Expedia Group Class B common stock must deliver notice to Expedia Group, which will deliver such notice to the Expedia Group Board, specifying the transferee and the number of shares being transferred, including the number of original shares and/or additional shares.

Mandatory Conversion of Additional Shares

At such time as any of the triggers listed below occurs, each holder of additional shares will, and Mr. Diller and each subsequent holder of such applicable shares agrees that he, she or it (as the case may be) will, be deemed to have irrevocably exercised its option pursuant to Section C(2) of Article IV of Expedia Group’s certificate of incorporation (or any successor provision) to convert all additional shares held by such holder of Expedia Group Class B common stock into shares of Expedia Group common stock (or such other securities into which such additional shares are then convertible) and, without any further action on the part of any such holder, all additional shares outstanding of Expedia Group Class B common stock will be deemed to be so converted. The earliest to occur of each of the following events will trigger the mandatory conversion of all additional shares:

•	Mr. Diller becoming disabled (as defined in the new governance agreement);
•	Mr. Diller’s death;

•	Mr. Diller no longer serving as senior executive of Expedia Group or any successor entity (it being understood that such service will include active involvement in an executive capacity in the business activities of Expedia Group or any successor entity) or chairman of the Expedia Group Board or any successor entity (provided that in each case if Mr. Diller is removed (other than for cause, as defined in the new governance agreement), replaced or not nominated or elected without Mr. Diller’s written consent, such event shall not trigger the mandatory conversion of all additional shares); and
•	the transfer by Mr. Diller and/or the Family Foundation of original shares to any person (other than a permitted transferee, so long as such person continues to qualify as a permitted transferee under the new governance agreement, and at such time as such person ceases to so qualify, such original shares will be deemed to be transferred), except to the extent in connection with such transfer the original shares subject to such transfer are converted into shares of Expedia Group common stock (or such other securities of Expedia Group into which such original shares are then convertible), following which the number of original shares transferred in this transfer taken together with all original shares previously transferred, represent more than 5% of the total voting power of all outstanding voting securities of Expedia Group at such time.

As promptly as reasonably practicable following the occurrence of any of the above events, Expedia Group will notify the holders of additional shares of such occurrence and Expedia Group and such holders will cooperate and take all actions reasonably necessary in connection with the exchange of any certificates required to effect the conversion of all additional shares.

Amendment to Expedia Group Certificate of Incorporation

At the first meeting of the Expedia Group stockholders as to which a preliminary proxy statement has not yet been filed with the SEC as of the closing of the mergers, Expedia Group will submit for approval of the Expedia Group stockholders a proposal to amend Expedia Group’s certificate of incorporation to reflect, mutatis mutandis, the terms set forth in the new governance agreement described under the sections titled “—Equal Treatment of Expedia Group Common Stock and Expedia Group Class B Common Stock in Future Transactions; —Transfer of Shares; and —Mandatory Conversion of Additional Shares.” Such amendment proposal will be reasonably satisfactory to Mr. Diller and the Expedia Group special committee, and will include that any amendment or repeal of such provision in Expedia Group’s certificate of incorporation will require the approval of a committee of independent directors of the Expedia Group Board. Additionally, Mr. Diller agrees, among other things, to appear at such meeting of the Expedia Group stockholders and to vote all of Expedia Group capital stock owned by him as of the applicable record date in favor of the approval of such proposal.

Change in Law & Amendments

In the event that a change in law after the date of the new governance agreement would result in the purchase/exchange right or the granting of any waiver under certain provisions of Expedia Group’s security trading policy or analogous provisions in other Expedia Group policies contemplated in connection with the purchase/exchange right violating applicable law, Mr. Diller will not exercise the purchase/exchange right or rely on such waiver, and for the 120 days following such time as such law becomes effective, the Expedia Group special committee (or any other committee of the Expedia Group Board composed wholly of independent directors) on behalf of Expedia Group and Mr. Diller will cooperate in good faith and use reasonable best efforts, acting diligently, to revise the new governance agreement in a manner so as to eliminate any such conflict while achieving as closely as possible the parties’ intentions set forth in the new governance agreement. In the event Mr. Diller is prevented from exercising the purchase/exchange right in such circumstance, the expiration of the purchase/exchange period will be extended by the lesser of 120 days or any such period during which the purchase/exchange right was not exercisable or such waiver could not be relied upon.

Similarly, in the event that Expedia Group or Mr. Diller becomes subject to an injunction or other order from or of a governmental authority of competent jurisdiction preventing or prohibiting the exercise of the purchase/exchange right or the granting of any waiver in connection with the purchase/exchange right or receives a formal written notice from such a governmental authority communicating a determination that such exercise or granting would violate applicable law, Mr. Diller and Expedia Group will abide by the provisions described above. Further, if Expedia Group or Mr. Diller determines, in good faith (and upon the written advice of outside counsel that such course of action has reasonable basis), to seek relief from, or to pursue contesting or appealing, such applicable injunction, order or determination, the expiration of the purchase/exchange period will be extended by the lesser of one year, such period during which the purchase/exchange right is not exercisable or such waiver may not be relied upon as a result of such injunction, order or determination and such period of time during which Expedia Group or Mr. Diller, as applicable, continues to pursue such relief, contest and/or appeal.

Any provision of the new governance agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Mr. Diller and Expedia Group, or in the case of a waiver, by Mr. Diller, if the waiver is to be effective against Mr. Diller or his permitted transferees, or Expedia Group, if the waiver is to be effective against Expedia Group. Any amendment or waiver by Expedia Group must be authorized by the members of the Expedia Group Board who are independent directors (as defined by the applicable stock exchange listing rules), independent of Mr. Diller and his affiliates and not managers of Expedia Group management or any person over which Mr. Diller exercises director or indirect control, which directors are referred to as independent directors for purposes of the new governance agreement.

Registration Rights

The new governance agreement provides Mr. Diller with certain registration rights for the shares of Expedia Group common stock owned by him as of the date of the new governance agreement or acquired from Expedia Group (including upon conversion of the Expedia Group Class B common stock) in the future, as well as customary piggyback registration rights. If requested by Mr. Diller, Expedia Group will promptly cause the Expedia Group common stock owned by Mr. Diller or certain permitted transferees to be registered under the Securities Act to permit Mr. Diller and/or certain permitted transferees to sell such shares in one or more (but not more than three) registered public offerings, which may be withdrawn if the amount of shares sought to be registered is reduced by more than 25% pursuant to any underwriters’ cutback, in which case, such registration will not count against the limit on registered public offerings described above. If Mr. Diller requests that any demand registration be an underwritten offering, then Mr. Diller shall select underwriter(s) reasonably satisfactory to Expedia Group. If the managing underwriter advises Mr. Diller in writing that in its opinion the total number or dollar amount of securities proposed to be sold in such offering is such as to materially and adversely affect the success of such offering, then Expedia Group will include in such registration, first, the securities of Mr. Diller, and, thereafter, any securities to be sold for the account of others who are participating in such registration (as determined on a fair and equitable basis by Expedia Group). In connection with any demand registration or inclusion of Mr. Diller’s or certain permitted transferee’s shares in a piggyback registration, Expedia Group, Mr. Diller and/or any applicable permitted transferees will enter into an agreement containing terms (including representations, covenants and indemnities by Expedia Group and Mr. Diller), and subject to limitations, conditions, and blackout periods, customary for a secondary offering by a selling stockholder. The costs of the registration (other than underwriting discounts, fees and commissions) will be paid by Expedia Group. Expedia Group shall not be required to register such shares if Mr. Diller would be permitted to sell the shares of Expedia Group common stock in the quantities proposed to be sold at such time in one transaction under Rule 144 of the Securities Act or under another comparable exemption therefrom.

If a third party transferee acquires beneficial ownership of more than five percent of the outstanding total equity securities of Expedia Group, upon consummation of any transfer or series of related transfers from Mr. Diller, to the extent that Mr. Diller has a right to transfer a demand registration and assigns such right in connection with a transfer, such third party transferee will have the right to initiate one more demand registration. If a third party transferee shall acquire beneficial ownership of 5% or less of the outstanding total equity securities of Expedia Group with a fair market value of at least $250,000,000, upon consummation of any transfer or series of related transfers from Mr. Diller, to the extent that Mr. Diller has a right to transfer a demand registration and assigns such right in connection with a transfer, such third party transferee will have the right to initiate one (but not more than one) demand registration only in connection with a registered public offering of Expedia Group common stock having a fair market value at least equal to $100,000,000.

The registration rights described above will survive any termination of the new governance agreement until such time as (1) no affiliate of Expedia Group holds any original shares or additional shares and (2) each holder of such original shares or additional shares would be permitted to sell its shares of Expedia Group common stock

(or such other securities into which such shares of Expedia Group Class B common stock are then convertible) pursuant to Rule 144 of the Securities Act, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule, without volume limitations or other restrictions on transfer thereunder.

Acknowledgment of Rights

Mr. Diller acknowledges and agrees that the rights contemplated by the new governance agreement and the exchange agreement are deemed to be in recognition and in lieu of Mr. Diller’s rights under the existing governance agreement and the existing stockholders agreement, which are described in the section titled “—Certain Existing Governance Arrangements Relating to Mr. Diller and Expedia Group” beginning on page 83.

Merger Condition

Expedia Group agrees, effective as of the date of the new governance agreement, that it shall not directly or indirectly amend, modify or waive in any respect the condition in the merger agreement that requires each of the conditions to the consummation of the exchange to be satisfied and the exchange to have been consummated in accordance with the exchange agreement prior to the closing of the mergers.

Termination

The new governance agreement will automatically terminate in the event of the termination of the merger agreement in accordance with its terms prior to the occurrence of the closing of the mergers.

Following the closing of the mergers, (a) the new governance agreement will terminate with respect to any transferee (other than Mr. Diller) that no longer holds any original shares or additional shares upon the written request to Expedia Group of any such transferee and (b) the new governance agreement will terminate at such as time as no person or entity (other than Expedia Group or any of its subsidiaries) holds any original shares or additional shares.

ADDITIONAL TRANSACTION AGREEMENTS

This section describes the material terms of the governance agreement termination agreement, the stockholders agreement termination agreement, the tax sharing agreement joinder agreement, the reorganization agreement joinder agreement and the assumption agreement concerning transaction agreement obligations. The descriptions of the agreements in this section and elsewhere in this proxy statement/prospectus are qualified in their entirety by reference to the complete text of the agreements, copies of which are attached as Annex E, F, G, H and I, respectively, and are incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about these agreements that is important to you. You are encouraged to carefully read the entire agreements.

Termination Agreements

Pursuant to the Diller proxy granted by Liberty Expedia to Mr. Diller under the existing stockholders agreement, Mr. Diller generally has the right to vote the shares of Expedia Group common stock and Expedia Group Class B common stock held by Liberty Expedia and its subsidiaries, which shares represent approximately 53% of the total voting power of all shares of Expedia Group common stock and Expedia Group Class B common stock currently outstanding. Pursuant to the Diller assignment, Mr. Diller assigned the Diller proxy to Liberty Expedia, and, pursuant to the Malone proxy, the Malone group granted to Mr. Diller a proxy over the shares of Liberty Expedia common stock owned by them.

On April 15, 2019 and prior to the entry into the merger agreement, Mr. Diller, Liberty Expedia, Qurate Retail, Mr. Malone and Mrs. Malone entered into Amendment No. 2 to the transaction agreement, providing for the immediate termination of the transaction agreement, which automatically resulted in the termination of the proxy swap arrangements.

Simultaneously and in connection with Expedia Group’s entry into the merger agreement, Mr. Diller, Liberty Expedia and certain wholly owned subsidiaries of Liberty Expedia entered into the stockholders agreement termination agreement to terminate the existing stockholders agreement, which will automatically result in the termination of the Diller proxy, effective at the completion of the mergers. In addition, Mr. Diller, Expedia Group, Liberty Expedia and certain wholly owned subsidiaries of Liberty Expedia entered into the governance agreement termination agreement) to terminate the existing governance agreement, effective at the completion of the mergers.

Joinder Agreements

Assumption and Joinder Agreement to Tax Sharing Agreement

In connection with the transaction, Expedia Group entered into the tax sharing agreement joinder agreement, pursuant to which Expedia Group agreed to, effective at the completion of the mergers, become jointly and severally responsible for Liberty Expedia’s obligations and liabilities, and become entitled to exercise and enforce Liberty Expedia’s rights, under the tax sharing agreement. The tax sharing agreement allocates responsibilities among Qurate Retail, Liberty Expedia and their respective groups for various tax obligations, including any taxes imposed if the split-off is deemed taxable. Pursuant to the tax sharing agreement and the tax sharing agreement joinder agreement, in certain circumstances, Liberty Expedia and Expedia Group will be required to jointly and severally indemnify Qurate Retail and its subsidiaries for any taxes or losses resulting from the failure of the split-off to qualify as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code, including to the extent that such taxes or losses (1) result primarily from, individually or in the aggregate, the breach of certain covenants made by Liberty Expedia (applicable to actions or failures to act by Liberty Expedia and its subsidiaries following the completion of the split-off), (2) result from the application of Section 355(e) of the Code to the split-off as a result of the treatment of the split-off as part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, a 50-percent or greater interest (measured by either vote or value) in the stock of Liberty Expedia (or any successor corporation) or (3) result primarily from, individually or in the aggregate, the breach by Expedia Group of certain covenants under the tax sharing agreement following the completion of the mergers. Conversely, Qurate Retail must indemnify Liberty Expedia and Expedia Group and their subsidiaries from and against taxes imposed as a result of the split-off other than those described in the immediately preceding sentence.

The tax sharing agreement also sets forth the rights and responsibilities of the parties with respect to tax return preparation and tax contests. In particular, Qurate Retail is responsible for preparing tax returns that include (1) both (a) Qurate Retail or any of its subsidiaries other than Liberty Expedia or any of its respective subsidiaries and (b) Liberty Expedia or any of its respective subsidiaries and (2) only Qurate Retail and/or any of its subsidiaries other than Liberty Expedia, Expedia Group and/or any of their respective subsidiaries. Liberty Expedia (and following the completion of the mergers, Expedia Group) is responsible for preparing tax returns that include only Liberty Expedia, Expedia Group and/or any of their respective subsidiaries. In the case of any tax contest relating to the tax-free nature of the split-off, Liberty Expedia (and following the completion of the mergers, Expedia Group), on the one hand, and Qurate Retail on the other hand, jointly control such contest, and each party has a consent right over the settlement of such contest. In the case of any other tax contest as a result of which an indemnity obligation under the tax sharing agreement may arise, the party obligated to prepare the tax return to which such tax contest relates controls such contest, and the other party has participation rights and a consent right over the settlement of such contest if such settlement could have more than a de minimis impact on such party.

Assumption Agreement Concerning Transaction Agreement Obligations

In connection with the transaction, Expedia Group also entered into the assumption agreement concerning transaction agreement obligations, pursuant to which Expedia Group agreed to, effective at the completion of the mergers, become jointly and severally responsible for certain of Liberty Expedia’s obligations and liabilities, and become entitled to exercise and enforce certain of Liberty Expedia’s rights, under the transaction agreement to the extent surviving the termination of the transaction agreement. Such surviving obligations include Liberty Expedia’s obligations to indemnify Mr. Diller and the Malone group (each of which is referred to as an indemnified party) from any losses incurred arising out of claims, proceedings or investigations, which are referred to as actions, relating to (1) the matters contemplated by the proxy swap arrangements, the transaction agreement, the stockholders agreement amendment entered into in connection with the split-off and the provisions of Liberty Expedia’s certificate of incorporation and bylaws related to the proxy swap arrangements (which instruments are referred to as the subject instruments) and (2) the exercise by an indemnified party of his or her rights under any of the subject instruments. Under the transaction agreement, Liberty Expedia is not obligated to indemnify any indemnified party with respect to any losses that result from such indemnified party’s willful misconduct or gross negligence; result primarily from any breach by such indemnified party of any representation or warranty or covenant contained in any subject instrument to which it is a party; or are incurred in connection with such indemnified party’s action taken in such indemnified party’s capacity as a director or officer of Expedia Group, Liberty Expedia or Qurate Retail, as applicable.

Assumption and Joinder Agreement to Reorganization Agreement

In connection with the transaction, Expedia Group also entered into the reorganization agreement joinder agreement, pursuant to which Expedia Group agreed to, effective at the completion of the mergers, become jointly and severally responsible for, Liberty Expedia’s obligations and liabilities, and become entitled to exercise and enforce Liberty Expedia’s rights, under the reorganization agreement. Under the reorganization agreement, Liberty Expedia (and Expedia Group, pursuant to the reorganization agreement joinder agreement) must indemnify and hold harmless Qurate Retail, its subsidiaries and their respective current and former directors, officers and employees, and each of their heirs, executors, trustees, administrators, successors and assigns, against any losses arising out of: (1) the conduct of Bodybuilding’s business (whether before or after the closing of the transactions contemplated by the reorganization agreement); (2) Bodybuilding, Expedia Group common stock and Expedia Group Class B stock owned by Qurate Retail immediately prior to the split-off and all assets related thereto; (3) all liabilities of Qurate Retail and its subsidiaries relating to Bodybuilding and to the Expedia Group common stock and Expedia Group Class B stock owned by Qurate Retail immediately prior to the split-off (whether such liabilities are incurred before or after the closing of the transactions contemplated by the reorganization agreement); (4) breaches of any covenant, undertaking or obligation of Liberty Expedia or any of its subsidiaries under the reorganization agreement and various other agreements related to the split-off; and (5) the transaction agreement and the agreements and arrangements contemplated thereby. Liberty Expedia is not obligated to indemnify Qurate Retail for any losses incurred pursuant to contracts, other than those related to the split-off, between Qurate Retail or any of its subsidiaries or affiliates, on the one hand, and Liberty Expedia or any of its subsidiaries or affiliates, on the other hand; or special, consequential, indirect, collateral, incidental or punitive damages (unless incurred as a result of the assertion of a third-party claim). The reorganization agreement also provides that Liberty Expedia must provide Qurate Retail with any requested information necessary for Qurate Retail to (1) comply with reporting, filing or other governmental requirements and (2) institute or defend lawsuits. Liberty Expedia is also obligated, under the reorganization agreement, to use reasonable efforts to cause its officers, directors, members, employees, controlled affiliates and agents to keep confidential all proprietary information of Qurate Retail, subject to customary exceptions.

THE VOTING AGREEMENT

This section describes the material terms of the voting agreement. The descriptions of the voting agreement in this section and elsewhere in this proxy statement/prospectus are qualified in their entirety by reference to the complete text of the voting agreement, a copy of which is attached as Annex D and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. You are encouraged to carefully read the entire voting agreement.

In connection with the transactions contemplated by the merger agreement, Mr. Malone and Mrs. Malone, together referred to as the Malone group, entered into the voting agreement with Expedia Group on April 15, 2019. Pursuant to the voting agreement, the Malone group has committed to vote shares of Liberty Expedia common stock representing approximately 32% of the total voting power of the issued and outstanding shares of Liberty Expedia common stock as of February 28, 2019 as follows:

•	in favor of the approval of the merger agreement and the transactions contemplated thereby;
•	in favor of any proposal to adjourn or postpone the Liberty Expedia special meeting to a later date if there are not sufficient votes to approve the merger agreement;
•	against any action or proposal in favor of an alternative company transaction, without regard to the terms of such alternative company transaction; and
•	against any action, proposal, transaction, agreement or amendment of Liberty Expedia’s certificate of incorporation or bylaws, in each case that would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Liberty Expedia contained in the merger agreement, or of the Malone group for which the Malone group has received prior notice from Expedia Group that it reasonably expects that such action or proposal would result in such a breach, or (2) prevent, impede, interfere with, delay, postpone or adversely affect the consummation of the transactions contemplated by the merger agreement.

Subject to certain conditions, the Malone group has granted the General Counsel of Expedia Group, an irrevocable proxy to vote his or her shares of Liberty Expedia common stock in accordance with the voting agreement. The Malone group has also agreed not to transfer its shares of Liberty Expedia common stock prior to receipt of the Liberty Expedia stockholder approval without Expedia Group’s and Liberty Expedia’s consent, subject to certain exceptions.

The voting agreement applies to each of Mr. Malone and Mrs. Malone in his or her capacity as a stockholder of Liberty Expedia and does not limit or affect any actions taken by any person in such person’s capacity of director or officer of Liberty Expedia or its subsidiaries. The voting and support obligations of each shareholder party will terminate upon the earlier of: (1) the termination of the merger agreement in accordance with its terms; and (2) the date of any material modification, waiver or amendment of the merger agreement that adversely affects the value or tax treatment of the consideration payable to the Malone group or causes such consideration to include any property other than Expedia Group common stock or adds new conditions or modifies any existing conditions to the consummation of the mergers that materially adversely affect the Malone group, without the prior written consent of the Malone group. Under the voting agreement, Expedia Group has agreed to indemnify the Malone group for losses in connection with or arising out of the voting agreement, including, subject to certain conditions, up to $750,000 of the reasonable fees and expenses of separate counsel of the Malone Group incurred in the defense of any claim related to the voting agreement brought by a third party.

THE SPECIAL MEETING

This proxy statement/prospectus is being provided to the Liberty Expedia stockholders as part of a solicitation of proxies by the Liberty Expedia Board for use at the special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement/prospectus provides Liberty Expedia stockholders with information they need to know to be able to vote or instruct the voting of their shares of Liberty Expedia common stock at the special meeting.

Date, Time and Place

The special meeting of Liberty Expedia stockholders will be held at [       ] on [       ], at [       ]. Liberty Expedia intends to mail this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the special meeting on or about [       ].

Purpose of the Special Meeting

At the special meeting, Liberty Expedia stockholders will be asked to consider and vote on the following:

1.	Adoption of the Merger Agreement. To vote on a proposal to approve the adoption of the Agreement and Plan of Merger, dated as of April 15, 2019, by and among Expedia Group, Inc., LEMS II, Inc., LEMS I, LLC and Liberty Expedia Holdings, Inc., which is referred to as the merger proposal;
2.	Merger-Related Compensation. To vote on a proposal to approve, by advisory (non-binding) vote, certain compensation that may be paid or become payable to Liberty Expedia’s named executive officers in connection with the completion of the mergers, which is referred to as the merger-related compensation proposal; and
3.	Adjournment. To vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal, if there are insufficient votes at the time of such adjournment to approve such proposal, which is referred to as the adjournment proposal.

Completion of the mergers is conditioned on the approval of the merger proposal. The consummation of the mergers is not conditioned on the approval of the merger-related compensation proposal or the adjournment proposal.

Recommendation of the Liberty Expedia Board

On April 15, 2019, based on the unanimous recommendation of the Liberty Expedia transaction committee and following the termination of the proxy swap arrangements, the Liberty Expedia Board determined that the merger agreement and the other transaction documents, and the transactions contemplated thereby (including the transactions contemplated by the voting agreement and the new governance agreement) are advisable and fair to, and in the best interests of, Liberty Expedia and its stockholders, and approved and declared advisable the merger agreement and the other transaction documents, and the transactions contemplated thereby (including the transactions contemplated by the voting agreement and the new governance agreement). Accordingly, the Liberty Expedia Board, based on the unanimous recommendation of the Liberty Expedia transaction committee, unanimously recommends that Liberty Expedia stockholders vote “FOR” the merger proposal, and the Liberty Expedia Board unanimously recommends that Liberty Expedia stockholders vote “FOR” each of the merger-related compensation proposal and the adjournment proposal.

Liberty Expedia stockholders should carefully read this proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the mergers and the other transactions contemplated by the merger agreement.

Liberty Expedia Record Date; Stockholders Entitled to Vote

Only holders of record of Liberty Expedia common stock at 5:00 p.m., New York City time, on [       ] will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

As of the record date, there were approximately [         ] shares of Liberty Expedia Series A common stock and [         ] shares of Liberty Expedia Series B common stock outstanding and entitled to vote at the special meeting. Each holder of Liberty Expedia Series A common stock is entitled to one vote on all matters properly coming before the special meeting for each share of Liberty Expedia Series A common stock owned by such stockholder on the record date. Each holder of Liberty Expedia Series B common stock is entitled to ten votes on all matters properly coming before the special meeting for each share of Liberty Expedia Series B common stock owned by such stockholder on the record date.

A complete list of Liberty Expedia stockholders entitled to vote at the special meeting will be available for examination by any Liberty Expedia stockholder in the Investor Relations department at Liberty Expedia’s corporate office at 12300 Liberty Boulevard, Englewood, Colorado 80112, for purposes pertaining to the special meeting, during ordinary business hours for a period of ten days before the special meeting, and at the time and place of the special meeting for the whole time of the meeting.

Voting by Liberty Expedia’s Directors and Executive Officers

At the close of business on February 28, 2019, the most recent practicable date for which such information was available, Liberty Expedia directors and executive officers and their affiliates were entitled to vote 534,404 shares of Liberty Expedia Series A common stock and 2,680,783 shares of Liberty Expedia Series B common stock, or approximately 33% of the voting power of the shares of Liberty Expedia common stock outstanding on that date. The number of shares of Liberty Expedia common stock and the percentage of the voting power of shares of Liberty Expedia common stock owned by directors and executive officers of Liberty Expedia and their affiliates as of the record date are not expected to be meaningfully different from the number and percentage as of February 28, 2019. Pursuant to the voting agreement, Mr. Malone and Mrs. Malone have committed to vote shares of Liberty Expedia common stock representing approximately 32% of the total voting power of the issued and outstanding shares of Liberty Expedia common stock as of February 28, 2019 in favor of the merger agreement and the transactions contemplated thereby. Liberty Expedia currently expects its directors and executive officers to vote their shares in favor of all proposals to be voted on at the special meeting, but no such director or executive officer, other than Mr. Malone, has entered into any agreement obligating him or her to do so. The number of shares reflected above does not include shares subject to outstanding restricted stock awards or shares underlying outstanding RSU awards or stock options. For information with respect to restricted stock awards, RSU awards and stock options, please see “The Merger Agreement—Treatment of Equity Awards” beginning on page 64.

Quorum

The presence at the special meeting, in person or represented by proxy, of the holders of a majority in total voting power of the outstanding shares of Liberty Expedia common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting.

Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the special meeting.

Because applicable NASDAQ rules do not permit discretionary voting by brokers with respect to any of the proposals to be acted upon at the special meeting, your shares of Liberty Expedia common stock will not count as present and entitled to vote for purposes of determining a quorum, unless you instruct your bank or broker on how to vote your shares. This may make it more difficult to establish a quorum at the special meeting.

Required Vote

The required votes to approve the Liberty Expedia proposals are as follows:

The merger proposal requires the affirmative vote of the holders of a majority of the combined voting power of the shares of Liberty Expedia common stock outstanding and entitled to vote thereon at the special meeting, voting together as a single class.

Each of the merger-related compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the combined voting power of the shares of Liberty Expedia common stock that are present in person or represented by proxy at the special meeting and entitled to vote on such proposals, voting together as a single class, assuming a quorum is present. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either Liberty Expedia or Expedia Group.

Accordingly, if the merger proposal is approved and the mergers are completed, the merger-related compensation will be payable to Liberty Expedia’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the merger-related compensation proposal.

Voting of Proxies by Holders of Record

If you were the record holder of your shares as of the record date, you may submit your proxy to vote by mail, by telephone or via the Internet.

Voting via the Internet or by Telephone.

•	To submit your proxy via the Internet, go to [ ]. Have your proxy card in hand when you access the website and follow the instructions to vote your shares.
•	To submit your proxy by telephone, call [ ]. Have your proxy card in hand when you call and then follow the instructions to vote your shares.
•	If you vote via the Internet or by telephone, you must do so no later than 11:59 p.m., New York City time, on [ ].

Voting by Mail.

As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail.

•	To submit your proxy by mail, simply mark your proxy card, date and sign it and return it in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed proxy card to the following address: [ ].
•	If you vote by mail, your proxy card must be received no later than [ ] p.m. on [ ].

General

Please be aware that any costs related to voting via the Internet, such as Internet access charges, will be your responsibility.

All properly signed proxies that are timely received and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the Liberty Expedia Board.

Treatment of Abstentions; Failure to Vote

For purposes of the special meeting, an abstention occurs when a Liberty Expedia stockholder attends the special meeting in person and does not vote or returns a proxy with an “abstain” instruction.

For the merger proposal, if a Liberty Expedia stockholder present in person at the special meeting does not vote, or responds by proxy with an “abstain” vote, it will have the effect of a vote “AGAINST” such proposal. If a stockholder is not present in person at the special meeting and does not respond by proxy, it will have the effect of a vote “AGAINST” the merger proposal.

For each of the merger-related compensation proposal and the adjournment proposal, if a Liberty Expedia stockholder present in person at the special meeting does not vote, or responds by proxy with an “abstain” vote, it will have the same effect as a vote “AGAINST” for such proposal. If a stockholder is not present in person at the special meeting and does not respond by proxy, it will have no effect on the vote count for each such proposal (assuming a quorum is present).

Shares Held in Street Name

If you are a Liberty Expedia stockholder and your shares are held in “street name” through a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a proxy card directly to Liberty Expedia or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Liberty Expedia common stock on behalf of their customers may not give a proxy to Liberty Expedia to vote those shares with respect to the merger proposal, the merger-related compensation proposal and the adjournment proposal without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these “non-routine” matters. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on the applicable proposals, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld with respect to the applicable proposals, these shares will not count as present and entitled to vote at the special meeting and will not count for purposes of determining a quorum at the special meeting.

Therefore, if you are a Liberty Expedia stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your shares will not be counted as present and entitled to vote for purposes of determining a quorum;
•	your broker, bank or other nominee may not vote your shares on the merger proposal, which will have the same effect as a vote “AGAINST” such proposal; and
•	your broker, bank or other nominee may not vote your shares on the merger-related compensation proposal or the adjournment proposal, which will have no effect on the vote count for each such proposal (assuming a quorum is present).

Attendance at the Special Meeting and Voting in Person

Liberty Expedia stockholders who wish to attend the special meeting will be required to present verification of ownership of Liberty Expedia common stock, such as a bank or brokerage firm account statement, and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the special meeting.

If you are a stockholder of record and plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the special meeting, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or other nominee) authorizing you to vote at the special meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy in any of the following ways:

•	by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;
•	by sending a notice of revocation or a completed proxy card bearing a later date than your original proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or
•	by attending the special meeting and voting in person.

Any signed proxy revocation or new signed proxy must be received before the beginning of the special meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 11:59 p.m., New York City time, on [         ].

If your shares are held by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee, or applicable plan administrator to find out how to do so.

Solicitation

The Liberty Expedia Board is soliciting proxies for the special meeting from its stockholders. Liberty Expedia will bear the entire cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this proxy statement/prospectus, the proxy card and any additional materials furnished to Liberty Expedia stockholders. Proxies may be solicited by directors, officers and a small number of Liberty Expedia’s regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. Liberty Expedia has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $[   ] plus reasonable out-of-pocket costs and expenses. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Liberty Expedia common stock of record for beneficial owners for forwarding to such beneficial owners. Liberty Expedia may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

If you need assistance with voting via the Internet, voting by telephone or completing your proxy card, or have questions regarding the special meeting, please contact Liberty Expedia’s Investor Relations line at (844) 795-9468 or D.F. King & Co., Inc. at (800) 967-5084 (bankers and brokers may call collect at (212) 269-5550).

Your vote is very important regardless of the number of shares of Liberty Expedia common stock that you own. Please vote your shares via the Internet or by telephone, or sign, date and return a proxy card promptly to ensure that your shares can be represented, even if you otherwise plan to attend the special meeting in person.

Tabulation of Votes

Liberty Expedia has appointed [    ] to serve as the Inspector of Election for the special meeting. [    ] will independently tabulate affirmative and negative votes and abstentions.

Adjournments

Subject to certain restrictions contained in the merger agreement, the special meeting may be adjourned to allow additional time for obtaining additional proxies. No notice of an adjourned meeting need be given if the time and place thereof are announced at the meeting at which the adjournment was taken unless:

•	the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting; or
•	if, after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, in which case the Liberty Expedia Board will fix as the record date for determining Liberty Expedia stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Liberty Expedia stockholders entitled to vote at the adjourned meeting, and will give notice of the adjourned meeting to each Liberty Expedia stockholder of record as of such record date.

At any Liberty Expedia stockholders meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

SPECIAL MEETING PROPOSALS

Item 1.	The Merger Proposal

(Item 1 on proxy card)

In the merger proposal, Liberty Expedia is asking its stockholders to approve the adoption of the merger agreement. Approval of the merger proposal by Liberty Expedia stockholders is required for completion of the mergers.

The Liberty Expedia Board, based on the unanimous recommendation of the Liberty Expedia transaction committee, unanimously recommends a vote “FOR” the merger proposal (Item 1).

Item 2.	The Merger-Related Compensation Proposal

(Item 2 on the proxy card)

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Liberty Expedia is required to submit a proposal to its stockholders for an advisory (non-binding) vote to approve certain compensation that may be paid or become payable to Liberty Expedia’s named executive officers in connection with the completion of the mergers, which have been quantified and discussed in more detail in the section entitled “The Transaction—Interests of Directors and Executive Officers of Liberty Expedia in the Transaction” beginning on page 56. Accordingly, in the merger-related compensation proposal, Liberty Expedia is asking its stockholders to approve, on an advisory basis, the merger-related compensation arrangements of Liberty Expedia’s named executive officers.

Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either Liberty Expedia or Expedia Group and approval of this proposal is not a condition to the completion of the transaction. Accordingly, if the merger proposal is approved and the mergers are completed, the merger-related compensation will be payable to Liberty Expedia’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the merger-related compensation proposal.

The Liberty Expedia Board unanimously recommends a vote “FOR” the merger-related compensation proposal (Item 2).

Item 3.	The Adjournment Proposal

(Item 3 on proxy card)

In the adjournment proposal, Liberty Expedia is asking its stockholders to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal, if there are insufficient votes at the time of such adjournment to approve such proposal.

The Liberty Expedia Board unanimously recommends a vote “FOR” the adjournment proposal (Item 3).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning shares of Liberty Expedia common stock beneficially owned by each person or entity known by Liberty Expedia to own more than five percent of the outstanding shares of any series of our common stock. All of such information is based on publicly available filings.

The security ownership information is given as of February 28, 2019, and, in the case of percentage ownership information, is based upon 54,496,831 shares of Liberty Expedia Series A common stock (labeled “LEXEA” in the following tables) and 2,830,174 shares of Liberty Expedia Series B common stock (labeled “LEXEB” in the following tables), in each case, outstanding on February 28, 2019. The percentage voting power is presented on an aggregate basis for all shares of Liberty Expedia common stock.

Shares of Liberty Expedia common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after February 28, 2019 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person.

Name and Address of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)		Voting Power (%)
John C. Malone c/o Liberty Expedia Holdings, Inc. 12300 Liberty Boulevard Englewood, CO 80112	LEXEA	404,659	(1)		*	32.9
	LEXEB	2,680,783	(1)	94.7
Gregory B. Maffei c/o Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112	LEXEA	955,635	(2)	1.7		5.9
	LEXEB	415,139	(2)	12.9
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	LEXEA	4,812,292	(3)	8.8		5.8
	LEXEB	—	(3)	—
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	LEXEA	3,825,593	(4)	7.0		4.6
	LEXEB			—
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	LEXEA	3,473,057	(5)	6.4		4.2
	LEXEB	—		—
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	LEXEA	2,860,091	(6)	5.3		3.5
	LEXEB			—
*	Less than one percent.
(1)	Information with respect to shares of Liberty Expedia common stock beneficially owned by Mr. Malone, Liberty Expedia’s Chairman of the Board, is also set forth in “—Security Ownership of Management.”
(2)	Based on publicly available information, which states that Gregory B. Maffei has sole voting power and sole dispositive power over 955,635 shares of Liberty Expedia Series A common stock and 415,139 shares of Liberty Expedia Series B common stock. This includes beneficial ownership of 510,292 shares of Liberty Expedia Series A common stock and 390,873 shares of Liberty Expedia Series B common stock that are issuable upon the exercise of options, which are exercisable as of, or will be exercisable within 60 days of, February 28, 2019.
(3)	Based on Amendment No. 2 to Schedule 13G, filed February 12, 2019, by The Vanguard Group, which is referred to as Vanguard, which states that Vanguard has sole dispositive power over 4,753,733 shares of Liberty Expedia Series A common stock, shared dispositive power over 58,559 shares of Liberty Expedia Series A common stock, sole voting power over 57,728 shares of Liberty Expedia Series A common stock and shared voting power over 6,506 shares of Liberty Expedia Series A common stock.
(4)	Based on Schedule 13G, filed February 8, 2019, by BlackRock, Inc., which is referred to as BlackRock, which states that BlackRock has sole voting power over 3,698,502 shares of Liberty Expedia Series A common stock and sole dispositive power over 3,825,593 shares of Liberty Expedia Series A common stock.

(5)	Based on Amendment No. 4 to Schedule 13G, filed February 14, 2019, jointly by T. Rowe Price Associates, Inc., which is referred to as T. Rowe Price Associates, and T. Rowe Price New Horizons Fund, Inc., which is referred to as T. Rowe Price New Horizons, which states that T. Rowe Price Associates has sole voting power over 705,437 shares of Liberty Expedia Series A common stock and sole dispositive power over 3,473,057 shares of Liberty Expedia Series A common stock, which includes 1,853,181 shares of Liberty Expedia Series A common stock over which T. Rowe Price New Horizons has sole voting power.
(6)	Based on Schedule 13G, filed February 8, 2019, by Dimensional Fund Advisors LP, which is referred to as Dimensional, which states that Dimensional has sole voting power over 2,816,559 shares of Liberty Expedia Series A common stock and sole dispositive power over 2,860,091 shares of Liberty Expedia Series A common stock. Dimensional disclaims beneficial ownership over such shares.

Security Ownership of Management

The following table sets forth information with respect to the ownership by each of Liberty Expedia’s directors and named executive officers (as defined herein) and by all of Liberty Expedia’s directors and executive officers as a group of shares of (1) each series of Liberty Expedia common stock (Series A common stock and Series B common stock) and (2) Expedia Group common stock (labeled “EXPE” in the following table), which was Liberty Expedia’s consolidated subsidiary as of February 28, 2019. None of Liberty Expedia’s directors or named executive officers own shares of Expedia Group Class B common stock, $0.0001 par value per share. The security ownership information with respect to Liberty Expedia common stock is given as of February 28, 2019 and, in the case of percentage ownership information, is based upon 54,496,831 shares of Liberty Expedia Series A common stock and 2,830,174 shares of Liberty Expedia Series B common stock, in each case, outstanding on that date. The security ownership information with respect to Expedia Group is given as of February 28, 2019, and, in the case of percentage ownership information, is based on 134,390,305 shares of Expedia Group common stock and 12,799,999 shares of Expedia Group Class B common stock, in each case, outstanding on January 25, 2019. The percentage voting power is presented in the table below on an aggregate basis for all series of common stock.

Shares of Liberty Expedia common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after February 28, 2019 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of that person and for the aggregate percentage owned by the directors and named executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person. For purposes of the following presentation, beneficial ownership of shares of Liberty Expedia Series B common stock, although convertible on a one-for-one basis into shares of Liberty Expedia Series A common stock, is reported as beneficial ownership of Liberty Expedia Series B common stock only, and not as beneficial ownership of Liberty Expedia Series A common stock. So far as is known to Liberty Expedia, the persons indicated below have sole voting and dispositive power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)		Voting Power (%)
		(In thousands)
John C. Malone Chairman of the Board	LEXEA	405	(1)(2)(3)		*	32.9
	LEXEB	2,681	(1)(2)(4)	94.7
	EXPE	—		—		—
Christopher W. Shean President, Chief Executive Officer and Director	LEXEA	82	(5)		*		*
	LEXEB	—		—
	EXPE	4			*		*
Stephen M. Brett Director	LEXEA	11	(5)		*		*
	LEXEB	—		—
	EXPE	—		—		—
Gregg L. Engles Director	LEXEA	3			*		*
	LEXEB	—		—
	EXPE	—		—		—
Scott W. Schoelzel Director	LEXEA	3			*		*
	LEXEB	—		—
	EXPE	—		—		—

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)		Voting Power (%)
		(In thousands)
Richard N. Baer Chief Legal Officer	LEXEA	—		—		—
	LEXEB	—		—
	EXPE	—		—		—
Wade D. Haufschild Chief Financial Officer	LEXEA	11	(5)		*		*
	LEXEB	—		—
	EXPE	—		—		—
Albert E. Rosenthaler Chief Corporate Development Officer	LEXEA	18			*		*
	LEXEB	—		—
	EXPE	—		—		—
All directors and executive officers as a group (8 persons)	LEXEA	534	(1)(2)(3)(5)	1.0		33.0	(1)
	LEXEB	2,681	(1)(2)(4)	94.7
	EXPE	4			*		*
*	Less than one percent.
(1)	Pursuant to the Malone proxy, the Malone group had granted Mr. Diller an irrevocable proxy over the shares of Liberty Expedia common stock beneficially owned by the Malone group, subject to certain exceptions, until the termination of the proxy swap arrangements, which occurred as of 11:25 p.m., New York City time, on April 15, 2019. Because the termination of the proxy swap arrangements has occurred and the Malone proxy is no longer in effect as of that date, the Malone group no longer shares with Mr. Diller any voting power or dispositive power with respect to the 404,659 shares of Liberty Expedia Series A common stock and 2,636,328 shares of Liberty Expedia Series B common stock that were the subject of the Malone proxy. See “Additional Transaction Agreements—Termination Agreements” beginning on page 93. The voting agreement contains provisions relating to the voting and disposition of shares of Liberty Expedia Series A common stock and Liberty Expedia Series B common stock held by the Malone group. See “The Voting Agreement” beginning on page 95.
(2)	Includes 52,828 shares of Liberty Expedia Series A common stock and 82,565 shares of Liberty Expedia Series B common stock held by Mrs. Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.
(3)	Includes (i) 273,431 shares of Liberty Expedia Series A common stock pledged to Fidelity Brokerage Services, LLC, which is referred to as Fidelity, in connection with a margin loan facility extended by Fidelity and (ii) 131,228 shares of Liberty Expedia Series A common stock pledged to Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is referred to as Merrill Lynch, in connection with certain margin loan facilities extended by Merrill Lynch.
(4)	Includes 44,455 shares of Liberty Expedia Series B common stock held by two trusts which are managed by an independent trustee, of which the beneficiaries are Mr. Malone’s adult children and in which Mr. Malone has no pecuniary interest. Mr. Malone retains the right to substitute assets held by the trusts and has disclaimed beneficial ownership of the shares held by the trusts.
(5)	Includes beneficial ownership of shares that may be acquired upon exercise of, or which relate to, stock options exercisable within 60 days after February 28, 2019.
LEXEA
Wade D. Haufschild	9,690
Christopher W. Shean	48,768
Stephen M. Brett	10,834
Total	69,292

Changes in Control

Except as described herein, Liberty Expedia knows of no arrangements, including any pledge by any person of its securities, the operation of which may at a subsequent date result in a change in control of Liberty Expedia. For additional information regarding the material terms of the merger agreement and other information regarding the mergers, see “The Merger Agreement” beginning on page 63.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship Among Liberty Expedia, the Malone group, Mr. Diller and Expedia Group

Prior to the completion of the split-off, the relationship among Mr. Diller, Qurate Retail and Expedia Group was governed by two agreements which were entered into in connection with the spin-off of TripAdvisor, Inc. from Expedia Group in December 2011 and which were assigned to Liberty Expedia in connection with the split-off: the existing governance agreement and the existing stockholders agreement.

Simultaneously with the entry into the merger agreement, certain agreements were entered into, including:

•	the governance agreement termination agreement, by and among Mr. Diller, Liberty Expedia, Expedia Group and certain wholly owned subsidiaries of Liberty Expedia, pursuant to which the existing governance agreement will terminate at the completion of the mergers; and
•	the stockholders agreement termination agreement, by and among Mr. Diller, Liberty Expedia and certain wholly owned subsidiaries of Liberty Expedia, pursuant to which the existing stockholders agreement (including the Diller proxy) will terminate at the completion of the mergers.

Copies of the stockholders agreement termination agreement and the governance agreement termination agreement are attached as Annex F and Annex E, respectively, to this proxy statement/prospectus and are described in more detail in “Additional Transaction Agreements—Termination Agreements” beginning on page 93.

The Existing Governance Agreement

Assignment

In connection with the split-off, on November 4, 2016, Liberty Expedia entered into an Assignment and Assumption of Governance Agreement, which is referred to as the governance agreement assignment, with Qurate Retail, Mr. Diller and Expedia Group to effect the assignment by Qurate Retail and assumption by Liberty Expedia of Qurate Retail’s rights, benefits and obligations under the Amended and Restated Governance Agreement, dated as of December 20, 2011, as amended, among Expedia Group, Qurate Retail and Mr. Diller, which is referred to as the original governance agreement. Effective immediately prior to the split-off, Liberty Expedia was substituted for Qurate Retail for all purposes under the original governance agreement. As described under “Additional Transaction Agreements—Termination Agreements,” effective at (and subject to) the completion of the mergers, the existing governance agreement will terminate and be of no further effect.

Representation of Liberty Expedia on the Expedia Group Board

Under the terms of the existing governance agreement:

•	Liberty Expedia has the right to nominate up to such number of Expedia Group directors as is equal to 20% of the total number of Expedia Group directors (rounded up to the next whole number if the total number of directors is not an even multiple of 5) so long as Liberty Expedia beneficially owns at least 16,825,982 equity securities of Expedia Group (i.e., so long as Liberty Expedia’s ownership percentage is at least equal to 15% of the total equity securities of Expedia Group);
•	Liberty Expedia has the right to nominate one director of Expedia Group so long as Liberty Expedia beneficially owns at least 11,217,321 equity securities of Expedia Group (i.e., so long as Liberty Expedia owns at least 5% of the total equity securities of Expedia Group); and
•	Expedia Group will use its reasonable best efforts to cause one of Liberty Expedia’s designees to be a member of a committee of the Expedia Group Board and, to the extent the person designated by Liberty Expedia would qualify as a member of the compensation committee of the Expedia Group Board under applicable tax and securities laws and regulations, Expedia Group will seek to have that person appointed to the compensation committee of Expedia Group.

Qurate Retail’s nominees serving on the Expedia Group Board at the time of the split-off continued to serve on the Expedia Group Board as Liberty Expedia’s initial nominees after the split-off and will serve until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal. Pursuant to the terms of the existing governance agreement, Expedia Group will cause each director that Liberty Expedia nominates, each referred to as a splitco director, to be included in the slate of nominees recommended by the Expedia Group Board to the stockholders of Expedia Group for election as directors at each annual meeting of the stockholders of Expedia Group and will use all reasonable efforts to cause the election of each such director including soliciting proxies in favor of the election of such persons. Liberty Expedia has the right to designate a replacement director to the Expedia Group Board in order to fill any vacancy of a director previously designated by Liberty Expedia. Liberty Expedia would have the right to transfer this ability to nominate candidates to the Expedia Group Board, subject to the same ownership requirements as Liberty Expedia’s current nomination rights, to Liberty Expedia’s transferee in a block sale (as defined below), provided that the transferee’s nominees are independent directors and are approved by Expedia Group’s nominating committee (or equivalent committee of the Expedia Group Board). In addition, as described below under “—The Existing Stockholders Agreement—Distribution Transactions,” the spun-off or split-off company in a distribution transaction (as defined below) will succeed to Liberty Expedia’s rights under the existing governance agreement, including Liberty Expedia’s right to nominate directors.

Contingent Matters

The existing governance agreement lists certain actions, which are referred to as contingent matters, that require the prior consent of Liberty Expedia and Mr. Diller before Expedia Group can take any such action. For so long as:

•	in the case of Liberty Expedia, Liberty Expedia owns at least 14,956,428 equity securities and at least 5% of the total equity securities of Expedia Group, which is referred to as the Liberty Expedia condition; and
•	in the case of Mr. Diller, he owns at least 2,500,000 shares of Expedia Group common stock and Expedia Group Class B common stock, which together with Expedia Group common stock, is referred to as the Expedia Group common shares, (including options to purchase Expedia Group common shares, whether or not then exercisable), continues to serve as chairman of Expedia Group and has not become disabled, which is referred to as the Diller condition and together with the Liberty Expedia condition is referred to as the consent conditions.

Expedia Group has agreed that, without the prior approval of Liberty Expedia and/or Mr. Diller (whichever (or both) satisfy certain ownership requirements), it will not engage in any transaction that would result in, or have the reasonable likelihood of resulting in, Liberty Expedia or Mr. Diller having to divest any part of Liberty Expedia’s or his interest, as the case may be, in Expedia Group or any other material assets, or that would render any such ownership illegal or would subject Mr. Diller or Liberty Expedia to any fines, penalties or material additional restrictions or limitations.

In addition, for so long as the consent conditions apply, if Expedia Group (or any of its subsidiaries) incurs any indebtedness (other than a customary refinancing not to exceed the principal amount of the existing obligation being refinanced) after which Expedia Group’s total debt ratio (as defined in the existing governance agreement) equals or exceeds 8:1, then for so long as the total debt ratio continues to equal or exceed 8:1, Expedia Group may not take any of the following actions without the prior approval of Liberty Expedia and/or Mr. Diller:

•	acquire or dispose of any assets, issue any debt or equity securities, repurchase any debt or equity securities, or incur indebtedness, if the aggregate value of such transaction or transactions (alone or in combination) during any six month period equals 10% or more of Expedia Group’s market capitalization;
•	voluntarily commence any liquidation, dissolution or winding up of Expedia Group or any material subsidiary of Expedia Group;
•	make any material amendments to the certificate of incorporation or bylaws of Expedia Group;
•	engage in any line of business other than online and offline travel services and products and related businesses, or other businesses engaged in by Expedia Group as of the date of determination of the total debt ratio;
•	adopt any stockholder rights plan that would adversely affect Liberty Expedia or Mr. Diller, as applicable; or
•	grant additional consent rights to a stockholder of Expedia Group.

Preemptive Rights

In the event that Expedia Group issues or proposes to issue any shares of Expedia Group common stock or Expedia Group Class B common stock (with certain limited exceptions), including shares issued upon exercise, conversion or exchange of options, warrants and convertible securities, Liberty Expedia will have preemptive rights that entitle Liberty Expedia to purchase a number of Expedia Group common shares so that Liberty Expedia will maintain the identical ownership interest in Expedia Group (subject to certain adjustments) that Liberty Expedia had immediately prior to such issuance or proposed issuance (but not in excess of (20.01%)). Any purchase by Liberty Expedia will be allocated between Expedia Group common stock and Expedia Group Class B common stock in the same proportion as the issuance or issuances giving rise to the preemptive right, except to the extent that Liberty Expedia opts to acquire shares of Expedia Group common stock in lieu of shares of Expedia Group Class B common stock.

Registration Rights

Liberty Expedia and Mr. Diller are entitled to customary, transferable registration rights with respect to shares of Expedia Group common stock owned by Liberty Expedia or Mr. Diller. Liberty Expedia is entitled to four demand registration rights and Mr. Diller is entitled to three demand registration rights. Expedia Group will pay the costs associated with such registrations (other than underwriting discounts, fees and commissions). Expedia Group will not be required to register shares of Expedia Group common stock if a stockholder could sell the shares in the quantities proposed to be sold at such time in one transaction under Rule 144 of the Securities Act, or under another comparable exemption from registration.

In connection with a transfer of Expedia Group securities to an unaffiliated third party, Liberty Expedia or Mr. Diller may assign any of Liberty Expedia’s or his then-remaining demand registration rights to the third party transferee, if upon the transfer the transferee acquires beneficial ownership of more than 5% of the then-outstanding equity securities of Expedia Group. If upon the transfer the transferee acquires beneficial ownership of equity securities of Expedia Group representing less than 5% of the then-outstanding equity securities, but having at least $250 million in then-current market value, Liberty Expedia or Mr. Diller may assign one of Liberty Expedia’s or his remaining demand registration rights, which the transferee may exercise only in connection with an offering of shares of Expedia Group common stock with a market value of at least $100 million.

Inapplicability of Anti-Takeover Provisions to Distribution Transaction or Block Sale

Pursuant to the existing governance agreement, Expedia Group will not, in the case of a distribution transaction, implement any anti-takeover provision (including any shareholder rights plan) or, in the case of a block sale (as defined in “—The Existing Stockholders Agreement—Block Sales”), Expedia Group will render inapplicable any such anti-takeover provision:

•	the purpose or reasonably evident effect of which is to restrict or limit Liberty Expedia’s ability to engage in a distribution transaction or a block sale; or
•	the purpose or reasonably evident effect of which is to impose a material economic detriment on the company to which Expedia Group equity securities are transferred in connection with a qualifying distribution transaction (and whose shares are distributed to the public stockholders of Liberty Expedia) or that would impose a material economic detriment on the transferee in a block sale.

In addition, the Expedia Group Board will approve the transfer of Expedia Group common shares in a distribution transaction or block sale (up to a 30% ownership level in the case of a block sale) for purposes of Section 203 of the DGCL, which imposes restrictions on certain transactions with “interested stockholders” under the DGCL. In the case of a block sale, however, such approval for purposes of Section 203 of the DGCL will be subject to the imposition of contractual restrictions on the block sale transferee analogous to the provisions of Section 203 of the DGCL (as described below).

Restrictions on Block Sale Transferee

For three years following a block sale by Liberty Expedia, the transferee will be subject to, among other things, the following restrictions with regard to Expedia Group, unless the restrictions terminate early in the following circumstances:

•	an ownership cap set at 30% of the total equity securities of Expedia Group (which would apply to any “group” which the transferee or its affiliates is a member), subject to adjustment under certain circumstances;
•	specified “standstill” restrictions limiting the transferee’s ability, at such time as any directors nominated by the transferee are serving on the Expedia Group Board, to, among other things, engage in proxy contests, propose transactions involving the company, form a “group” (as defined in the Exchange Act) or influence the management of Expedia Group. These restrictions, other than the prohibition on proxy contests, would terminate if the transferee relinquishes all rights to nominate directors under the existing governance agreement; and
•	contractual provisions analogous to the provisions of Section 203 of the DGCL that would prohibit the transferee from engaging in specified “business combination” transactions with Expedia Group without the prior approval of Expedia Group, acting through a committee of independent directors.

The contractual provisions mirroring Section 203 of the DGCL would not apply to the transferee if upon the block sale it would not be an “interested stockholder” (as defined in Section 203 of the DGCL) of Expedia Group. However, if these contractual provisions become applicable at the time of the block sale, they will continue in effect for the term of the standstill restrictions even if the transferee would subsequently cease to be an “interested stockholder” (as defined in Section 203 of the DGCL) of Expedia Group. The standstill restrictions and 30% ownership cap, as well as the termination provisions, would apply to subsequent transferees of all or substantially all of the shares transferred in a prior block sale, but in any event would not extend past the third anniversary of the original block sale. The statutory provisions of Section 203 of the DGCL would apply with respect to unaffiliated subsequent transferees of the shares transferred in a prior block sale to the extent applicable.

Prior to the expiration of the three-year term, the standstill restrictions, including the cap on ownership described above, would terminate at the earlier of (i) Mr. Diller and his affiliates “actually owning” securities representing more than 50% of the total voting power of Expedia Group or (ii) the block sale transferee and its affiliates beneficially owning (as defined in the existing governance agreement) securities representing less than 12% of the total voting power of Expedia Group and Mr. Diller beneficially owning (as defined in the existing governance agreement) securities representing more than 40% of the total voting power of Expedia Group. For this purpose, securities “actually owned” by Mr. Diller and his affiliates will include all securities of Expedia Group held by Mr. Diller and his “affiliates,” plus those shares of Expedia Group Class B common stock for which Mr. Diller and his “affiliates” have a right to “swap” shares of Expedia Group common stock (as discussed below) but for which the swap right has not been exercised, minus the securities Mr. Diller and his “affiliates” currently hold but would need to exchange for the Expedia Group Class B common stock in such swap right.

The above restrictions may be waived at any time by Expedia Group, acting through a committee of independent directors.

Other Block Sale Provisions

If Mr. Diller does not acquire from Liberty Expedia all shares of Expedia Group Class B common stock proposed to be transferred in a block sale or in a transfer of all of the Expedia Group common shares owned by Liberty Expedia through the exercise of his “swap” right or right of first refusal under the existing stockholders agreement (resulting in such Expedia Group Class B common stock beneficially owned by Liberty Expedia being converted into, or exchanged for, shares of Expedia Group common stock before the block sale), for a period of two years after the block sale, Mr. Diller will have the right from time to time to acquire from Expedia Group an equal number of shares of Expedia Group Class B common stock held in treasury, either by purchase at fair market value, through an exchange of an equivalent number of shares of Expedia Group common stock, or a combination of the foregoing. Mr. Diller may exercise this right either alone or in conjunction with one or more third parties so long as Mr. Diller retains voting control over the Expedia Group Class B common stock acquired. Prior to the expiration of the two-year period following a block sale, Mr. Diller’s right to acquire Expedia Group Class B common stock from Expedia Group will be suspended immediately upon the entry by Expedia Group into a merger agreement providing for a merger that constitutes a change of control of Expedia Group, and will terminate irrevocably upon the consummation of an exchange or tender offer for securities representing a majority of the total voting power of Expedia Group or a merger that constitutes a change of control of Expedia Group.

Certain Waivers

During the term of the existing stockholders agreement, without Expedia Group’s consent (to be exercised by a committee of independent directors), Mr. Diller will not waive Liberty Expedia’s obligation under the existing stockholders agreement to convert or exchange shares of Expedia Group Class B common stock to shares of Expedia Group common stock in specified circumstances. This consent right is not applicable if Mr. Diller no longer has any rights under the existing stockholders agreement. In certain circumstances this consent right will survive a mutual termination of the existing stockholders agreement for a period of up to one year.

Termination

Generally, the existing governance agreement will terminate:

•	with respect to Liberty Expedia, at such time that Liberty Expedia beneficially owns equity securities representing less than 5% of the total equity securities of Expedia Group; and
•	with respect to Mr. Diller, at such time as Mr. Diller ceases to be the chairman of Expedia Group or becomes disabled.

With respect to the provisions governing contingent matters, such provisions will terminate as to Mr. Diller and Liberty Expedia as set forth under “—Contingent Matters.”

The foregoing summary of the existing governance agreement does not purport to be complete and is qualified in its entirety by reference to the original governance agreement and governance agreement assignment, which are incorporated by reference herein. The original governance agreement is filed as Exhibit 10.1 to Expedia Group, Inc.’s Current Report on Form 8-K filed with the SEC on December 27, 2011. The governance agreement assignment is filed as Exhibit 10.6 to Liberty Expedia’s Current Report on Form 8-K filed with the SEC on November 7, 2016, which is referred to as the Liberty Expedia 2016 Form 8-K.

The Existing Stockholders Agreement

Assignment

In connection with the split-off, on November 4, 2016, Liberty Expedia entered into an Assignment and Assumption of Stockholders Agreement, which is referred to as the stockholders agreement assignment, with Qurate Retail and Mr. Diller to effect the assignment by Qurate Retail and assumption by Liberty Expedia of Qurate Retail’s rights, benefits and obligations under the Amended and Restated Stockholders Agreement, dated as of December 20, 2011, by and between Qurate Retail and Mr. Diller, which is referred to as the original stockholders agreement. Effective immediately prior to the split-off, and subject to the split-off, Liberty Expedia was substituted for Qurate Retail for all purposes under the original stockholders agreement. As described under “Additional Transaction Agreements—Termination Agreements,” effective at (and subject to) the completion of the mergers, the existing stockholders agreement will terminate and be of no further effect.

General

Mr. Diller holds the Diller proxy with respect to all securities of Expedia Group beneficially owned by Liberty Expedia on all matters submitted to a stockholder vote or by which the stockholders may act by written consent, except for contingent matters with respect to which Liberty Expedia has not consented, so long as Mr. Diller continues to own at least 2,500,000 shares of Expedia Group common stock (including options). The Diller proxy will generally remain in effect until the earlier of (i) Mr. Diller no longer serving as chairman of Expedia Group and (ii) Mr. Diller becoming disabled. Under certain limited circumstances, including a breach by Mr. Diller of certain provisions of the existing stockholders agreement, the Diller proxy may terminate sooner. In addition, the existing stockholders agreement provides for the suspension of the Diller proxy if Mr. Diller cannot vote due to mental or physical disability.

Liberty Expedia and Mr. Diller will vote against any contingent matter with respect to Expedia Group if either Mr. Diller or Liberty Expedia does not approve the contingent matter (so long as either such party continues to have veto rights with respect to the contingent matter under the existing governance agreement). Mr. Diller will also vote all securities of Expedia Group over which he has voting control in favor of Liberty Expedia’s designees to the Expedia Group Board, and, subject to Mr. Diller’s election as a director of Expedia Group, Liberty Expedia will use its reasonable best efforts to cause Mr. Diller to be elected and continue to serve as chairman of the Expedia Group Board.

In connection with the split-off, Mr. Diller assigned the Diller proxy to Liberty Expedia, as further described below in “—Diller Assignment.”

Restrictions on Transfers

Until the later of (i) the date Mr. Diller no longer serves as chairman of Expedia Group and (ii) the date Mr. Diller no longer holds the Diller proxy (or upon Mr. Diller becoming disabled, if that occurs first), and subject to the other provisions of the existing stockholders agreement, neither Liberty Expedia nor Mr. Diller can transfer shares of Expedia Group common stock or Expedia Group Class B common stock, other than:

•	transfers by Mr. Diller to pay taxes relating to the granting, vesting and/or exercise of stock options to purchase shares of Expedia Group common stock;
•	transfers to each party’s respective affiliates;
•	transfers of Expedia Group common stock pursuant to certain hedging transactions effected by Liberty Expedia and meeting certain requirements;
•	pledges relating to financings, subject to certain conditions, and any related transfer of shares of Expedia Group common stock in connection with the enforcement of such pledge; and
•	transfers of options or shares of Expedia Group common stock in connection with “cashless exercises” of Mr. Diller’s options to purchase shares of Expedia Group common stock.

The restrictions on transfer are subject to a number of exceptions (which exceptions, in the case of a transfer of shares of Expedia Group Class B common stock, are generally subject to the right of first refusal described below):

•	either of Liberty Expedia or Mr. Diller may transfer shares of Expedia Group common stock or Expedia Group Class B common stock to an unaffiliated third party, subject, in the case of shares of Expedia Group Class B common stock, to the tag-along rights described below and Expedia Group’s consent in the event of a waiver of Liberty Expedia’s obligation to convert or exchange shares of Expedia Group Class B common stock to shares of Expedia Group common stock in certain circumstances as described above under “—The Existing Governance Agreement—Certain Waivers”;
•	either of Liberty Expedia or Mr. Diller may transfer shares of Expedia Group common stock so long as the transfer complies with the requirements of Rule 144 or Rule 145 under the Securities Act; and
•	Liberty Expedia may engage in a distribution transaction or block sale (as described below).

Tag-Along Rights and Right of First Refusal

Each of Mr. Diller and Liberty Expedia has a right to “tag-along” (i.e., right to participate on a pro rata basis) on sales by the other of shares of Expedia Group Class B common stock to any unaffiliated third party with limited exceptions. Mr. Diller does not have a tag-along right in connection with a distribution transaction by Liberty Expedia.

Each of Mr. Diller and Liberty Expedia has a right of first refusal in the case of a proposed transfer by the other of shares of Expedia Group Class B common stock to an unaffiliated third party, subject to specified exceptions, including transfers by Liberty Expedia pursuant to a distribution transaction.

Transfers of Shares of Expedia Group Class B Common Stock

If either Liberty Expedia or Mr. Diller proposes to transfer shares of Expedia Group Class B common stock, the other will have the right to swap any shares of Expedia Group common stock Liberty Expedia owns or he owns for such shares of Expedia Group Class B common stock proposed to be transferred (subject to the right of first refusal described above). To the extent that, after application of the swap right described in the prior sentence, there remain shares of Expedia Group Class B common stock that the selling stockholder would otherwise transfer to an unaffiliated third party, such shares must first be converted or exchanged into shares of Expedia Group common stock.

As described above under “—The Existing Governance Agreement—Certain Waivers,” any waiver by Mr. Diller of Liberty Expedia’s obligation in the existing stockholders agreement to convert shares of Expedia Group Class B common stock to shares of Expedia Group common stock before transfer to an unaffiliated third party will be subject to the consent of Expedia Group, exercisable through a committee of independent directors. This consent right is not applicable if Mr. Diller no longer has any rights under the existing stockholders agreement. The consent right will survive a mutual termination of the existing stockholders agreement for one year unless Mr. Diller’s rights are terminated under the circumstances described below in “—Termination.”

This transfer restriction does not apply to, among other specified transfers, transfers among the parties and their affiliates, certain mergers and transfers by Liberty Expedia in a distribution transaction.

Distribution Transactions

Liberty Expedia is permitted to spin-off or split-off to Liberty Expedia’s public stockholders all, but not less than all, of Liberty Expedia’s equity ownership in Expedia Group in a transaction meeting specified requirements, which is referred to as a distribution transaction, without first complying with the transfer restrictions described above, including Mr. Diller’s tag-along right, right of first refusal, swap right and conversion requirement, and without being subject to the application of certain anti-takeover provisions, as described above under “—The Existing Governance Agreement—Inapplicability of Anti-takeover Provisions to Distribution Transaction or Block Sale.” The spun-off or split-off company will be required to assume all of Liberty Expedia’s obligations (including the Diller proxy) and will succeed to Liberty Expedia’s rights under the existing governance agreement and existing stockholders agreement (including Liberty Expedia’s right to nominate directors).

Block Sales

For so long as Liberty Expedia’s equity ownership in Expedia Group does not exceed 30% of the total equity securities of Expedia Group and Mr. Diller continues to hold a proxy over Liberty Expedia’s shares in Expedia Group, Liberty Expedia may sell all, but not less than all, of such equity interest in Expedia Group to an unaffiliated third party, which is referred to as a block sale, without being subject to the application of certain anti-takeover provisions, as described above under “—The Existing Governance Agreement—Inapplicability of Anti-Takeover Provisions to Distribution Transaction or Block Sale,” subject to prior compliance with Mr. Diller’s tag-along right, right of first refusal and swap right, as well as the requirement that Liberty Expedia convert shares of Expedia Group Class B common stock to shares of Expedia Group common stock or exchange them for shares of Expedia Group common stock with Expedia Group before the block sale.

Prior to any block sale, Liberty Expedia will be required to exchange and/or convert any shares of Expedia Group Class B common stock proposed to be transferred in such block sale, to the extent Mr. Diller does not acquire such shares pursuant to exercise of his right of first refusal or swap right, for newly-issued shares of Expedia Group common stock (subject to application of relevant securities laws).

Termination

Mr. Diller’s and Liberty Expedia’s rights and obligations under the existing stockholders agreement generally terminate at such time as, in the case of Mr. Diller, he no longer beneficially owns at least 1,000,000 shares of Expedia Group common stock. Liberty Expedia’s tag-along rights and obligations terminate at such time as Liberty Expedia ceases to beneficially own at least 5% of the outstanding shares of Expedia Group common stock.

In addition, Mr. Diller’s rights under the existing stockholders agreement will terminate upon the later of (i) the date Mr. Diller ceases to serve as chairman of Expedia Group or becomes disabled and (ii) the date Mr. Diller no longer holds a proxy to vote the Expedia Group common shares owned by Liberty Expedia.

The foregoing summary of the existing stockholders agreement does not purport to be complete and is qualified in its entirety by reference to the original stockholders agreement and stockholders agreement assignment, which are incorporated by reference herein. The original stockholders agreement is filed as Exhibit 10.11 to Expedia Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 10, 2012. The stockholders agreement assignment is filed as Exhibit 10.7 to the Liberty Expedia 2016 Form 8-K.

Proxy Swap Arrangements

Liberty Expedia and Qurate Retail entered into the transaction agreement with the Malone group and Mr. Diller. During the period between the split-off and the proxy swap arrangement termination date (as defined below), the transaction agreement facilitated certain proxy swap arrangements described below. Pursuant to the Diller proxy granted to Mr. Diller by Qurate Retail pursuant to the original stockholders agreement (which agreement was assigned to Liberty Expedia and amended in connection with the split-off), Mr. Diller generally controls the vote of the Expedia Group common shares beneficially owned by Liberty Expedia. In connection with the completion of the split-off, Mr. Diller assigned the Diller proxy to Liberty Expedia for a period of time up to 18 months following completion of the split-off, or May 4, 2018, which date had been extended for an additional one-year period to May 4, 2019 pursuant to a letter agreement, dated March 6, 2018, by and among Liberty Expedia, Qurate Retail, the Malone group and Mr. Diller, which is referred to as the letter agreement. The Diller proxy is subject to earlier termination in circumstances described below. As a result, for so long as such assignment was in effect, Mr. Diller did not have the right to vote the Expedia Group common shares beneficially owned by Liberty Expedia. However, by virtue of (i) certain governance rights with respect to Liberty Expedia as set forth in Liberty Expedia’s restated certificate of incorporation, which is referred to as Liberty Expedia’s certificate of incorporation, and bylaws, (ii) an amendment to the existing stockholders agreement entered into at the time of the split-off, (iii) provisions of the transaction agreement and (iv) the Malone proxy, prior to the proxy swap arrangement termination date, Mr. Diller was able to elect the two directors designated as Series B Directors of Liberty Expedia, which are collectively referred to as the Series B Directors, who determined how Liberty Expedia would exercise certain rights and vote the Expedia Group common shares beneficially owned by Liberty Expedia, and which Liberty Expedia has the power to vote, in the election of Expedia Group directors, though Mr. Malone retained the ability to remove the Series B Directors.

On April 15, 2019, prior to Liberty Expedia’s entry into the merger agreement, Mr. Diller, Liberty Expedia, Qurate Retail and the Malone group entered into Amendment No. 2 to the transaction agreement, which amends the transaction agreement, providing for the immediate termination of the transaction agreement, which automatically resulted in the termination of the proxy swap arrangements at 11:25 p.m., New York City time, on April 15, 2019, which such date and time is referred to as the proxy swap arrangement termination date. As a result of the termination of the proxy swap arrangements, each of the Diller assignment and the Malone proxy was terminated at such time, and, pursuant to the Diller proxy, Mr. Diller is entitled to vote all Expedia Group common shares beneficially owned by Liberty Expedia.

Transaction Agreement

Prior to the proxy swap arrangement termination date, the transaction agreement facilitated the proxy swap arrangements whereby, (i) Mr. Diller had irrevocably assigned to Liberty Expedia the Diller proxy to vote all Expedia Group common shares beneficially owned by Liberty Expedia, and (ii) the Malone group had granted Mr. Diller an irrevocable proxy to vote all shares of Liberty Expedia common stock beneficially owned by the Malone group upon completion of the split-off or thereafter, in each case, subject to certain limitations.

Liberty Expedia had amended and restated Liberty Expedia’s certificate of incorporation and bylaws to be substantially in the forms attached to the transaction agreement, and the applicable parties to the transaction agreement had entered into the governance agreement assignment and the stockholders agreement assignment, in each case assigning the rights, benefits and obligations of such agreement from Qurate Retail to Liberty Expedia, the stockholders agreement amendment (as defined below), the Diller assignment, the Malone proxy and certain other documents in connection with the split-off, which, collectively with the transaction agreement, are referred to as the proxy arrangement documents. During the period the proxy swap arrangements were in effect, Liberty Expedia’s certificate of incorporation provided, among other things, that any action by Liberty Expedia to transfer the shares of Expedia Group Class B common stock beneficially owned by Liberty Expedia will require the approval of Liberty Expedia stockholders holding in excess of 70% of the voting power of Liberty Expedia.

Pursuant to the proxy arrangement documents, immediately following the completion of the split-off, the Liberty Expedia Board consisted of seven members, with five individuals designated by Qurate Retail to serve as

Common Stock Directors and two individuals designated by Mr. Diller to serve as Series B Directors. Three of the Common Stock Directors and one Series B Director were required to be “independent” as to Liberty Expedia pursuant to NASDAQ rules and regulations. Prior to the proxy swap arrangement termination date, the Liberty Expedia Board caused each proposed Common Stock Director and each proposed Series B Director designated in accordance with Liberty Expedia’s bylaws to be nominated for election and included in the slate of nominees recommended by the Liberty Expedia Board (or a committee of the Liberty Expedia Board) for election at the applicable meeting of stockholders of Liberty Expedia. Effective upon the proxy swap arrangement termination date, the terms of office of the Series B Directors automatically expired, the number of directors serving on the Liberty Expedia Board was reduced to five directors and the Liberty Expedia Board was classified into three classes consisting of a number of directors equal to one-third of the then-authorized number of directors of the Liberty Expedia Board.

The transaction agreement also provided that Qurate Retail and Liberty Expedia would indemnify each indemnified party, from any losses incurred in connection with, arising out of or resulting from, whether prior to or after the completion of the split-off, any actions relating to the matters contemplated by the subject instruments, or the exercise by any indemnified party of its rights under the subject instruments, which are collectively referred to as the indemnification obligations.

The transaction agreement further provides that Qurate Retail and Liberty Expedia would reimburse each of Mr. Diller and the Malone group for their respective reasonable, documented costs, fees and expenses incurred in connection with the execution and delivery of the subject instruments, subject to certain expense caps. All costs and expenses incurred in connection with the documents related to the proxy swap arrangements not covered by the indemnification and expense reimbursement provisions would be paid by the party incurring such cost or expense, which is referred to as the expense reimbursement.

Prior to Amendment No. 2 to the transaction agreement, the transaction agreement and the proxy swap arrangements would have terminated upon the first to occur of:

i.	May 4, 2019;
ii.	upon the termination of the Diller proxy upon Mr. Diller’s death or disability or his ceasing to be chairman of Expedia Group (or any successor by merger, consolidation or other business combination), subject to certain exceptions;
iii.	following the first anniversary of the completion of the split-off, the close of business on the tenth day following written notice from Mr. Diller to terminate the Diller assignment or from Mr. Malone, on behalf of the Malone group, to terminate the Malone proxy, in each case, for any reason;
iv.	a finding that any of the subject instruments is invalid or unenforceable in any respect (other than a de minimis respect) or preliminarily or permanently enjoining the exercise of the parties’ respective rights under any subject instrument, subject to certain exceptions;
v.	delivery of written notice from Mr. Diller to terminate the Diller assignment or the Malone group to terminate the Malone proxy (or, in limited circumstances, without the requirement for any such notice) upon Liberty Expedia’s entry into a definitive agreement with respect to certain business combinations with a third party (including Expedia Group or Qurate Retail), in which case the termination will occur immediately prior to the consummation of such business combination;
vi.	commencement by an independent party of certain exchange or tender offers with respect to Liberty Expedia’s common stock, unless within ten business days following the commencement of such exchange or tender offer, Liberty Expedia has taken action reasonably sufficient to deter such independent party from consummating the exchange or tender offer, in which case the termination will not be deemed to have occurred until immediately prior to the consummation of such exchange or tender offer;
vii.	delivery of a termination notice by a non-breaching party following certain breaches by Mr. Diller, on the one hand, or Liberty Expedia, Qurate Retail or the Malone group, on the other hand, of their respective representations, warranties or covenants contained in any related agreement to which he or it is a party, which breach remains uncured for five business days following the delivery of notice of such breach;

viii.	either Liberty Expedia registering or becoming required to register under the 40 Act, or the occurrence of changes in Liberty Expedia’s assets or capital structure, or changes in applicable law or interpretations of the 40 Act, such that assuming the termination of the Diller assignment, Liberty Expedia would not be required to register as an investment company pursuant to the 40 Act (without giving effect to any cure or grace period or delay in the requirement to become registered under the 40 Act);
ix.	delivery of a notice from Mr. Diller following Mr. Malone’s death or determination of his disability or his ceasing to be chairman of the Liberty Expedia Board;
x.	the date on which no shares of Liberty Expedia Series B common stock remain outstanding;
xi.	any purported transfer or assignment of the proxy granted pursuant to the Malone proxy without the prior consent of Mr. Malone or any purported transfer or assignment of the Diller proxy (other than pursuant to the Diller assignment) without the consent of Mr. Diller;
xii.	if and to the extent a court of competent jurisdiction makes a final determination that the assignment of the Diller proxy pursuant to the Diller assignment renders the Diller proxy invalid; and
xiii.	delivery of a notice from Mr. Diller within ten business days following Liberty Expedia’s failure to deliver certain notices with respect to a determination as to how the Expedia Group common shares beneficially owned by Liberty Expedia are to be voted in the election of Expedia Group’s directors.

The foregoing summary of the transaction agreement, letter agreement and Amendment No. 2 to the transaction agreement does not purport to be complete and is qualified in its entirety by reference to the transaction agreement, letter agreement and Amendment No. 2 to the transaction agreement, which are incorporated by reference herein. The transaction agreement is filed as Exhibit 10.13 to Amendment No. 4 to Liberty Expedia’s Registration Statement on Form S-4 filed with the SEC on September 23, 2016. The letter agreement is filed as Exhibit 10.1 to Liberty Expedia’s Current Report on Form 8-K, filed with the SEC on March 7, 2018, and Amendment No. 2 to the transaction agreement is filed as Exhibit 10.4 to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

Amendment No. 1 to Stockholders Agreement

On November 4, 2016, prior to the completion of the split-off and following the execution of the stockholders agreement assignment (but subject to the transaction agreement then being in effect), Mr. Diller and Liberty Expedia entered into Amendment No. 1 to Stockholders Agreement, which is referred to as the stockholders agreement amendment, which provided for certain agreements relating to the voting of Mr. Diller’s and Liberty Expedia’s Expedia Group common shares. From the completion of the split-off until the proxy swap arrangement termination date, certain provisions of the existing stockholders agreement were amended to provide that each of Mr. Diller and Liberty Expedia would vote his or Liberty Expedia’s Expedia Group common shares in favor of the splitco director nominees as selected by Liberty Expedia’s Board pursuant to Liberty Expedia’s certificate of incorporation and bylaws. With respect to the election of directors to the Expedia Group Board, other than the splitco directors, Liberty Expedia would vote Liberty Expedia’s Expedia Group common shares as directed by Liberty Expedia’s Board pursuant to the terms of Liberty Expedia’s certificate of incorporation and bylaws (i.e., as determined by the Series B Directors). Subject to the election of Mr. Diller to the Expedia Group Board, Liberty Expedia would use its reasonable best efforts to cause Mr. Diller to be elected and continue to serve as chairman of the Expedia Group Board. The stockholders agreement amendment further provided that with respect to any matter (other than the election of directors of Expedia Group) to be presented to Expedia Group stockholders for approval, Liberty Expedia and Mr. Diller would meet and use reasonable best efforts to agree on a common position for such matters prior to any Expedia Group stockholder meeting, and each of Mr. Diller and Liberty Expedia would vote his and Liberty Expedia’s respective Expedia Group common shares if and as so agreed. If Liberty Expedia and Mr. Diller were unable to agree on such a common position, with respect to any matter other than a specified corporate action (as defined below), Liberty Expedia and Mr. Diller could have voted Liberty Expedia’s and his respective Expedia Group common shares in Liberty Expedia’s or his sole discretion, respectively. In the event the matter relates to a specified corporate action, unless Liberty Expedia and Mr. Diller agreed as to how Liberty Expedia’s and his Expedia Group common shares would be voted, then, subject to limited exceptions (including with regard to business combinations as described below), Liberty Expedia and Mr. Diller would vote all of Liberty Expedia’s and his respective Expedia Group common shares against the approval of such specified corporate action. Specified corporate actions included (i) any recapitalization, reclassification or any other change in the existing capital structure of Expedia Group, or any voluntary liquidation, dissolution or winding up of Expedia Group, (ii) any business combination involving Expedia Group or its subsidiaries (other than solely among subsidiaries of Expedia Group), or any sale of all or substantially all of Expedia Group’s assets, (iii) the creation of any new class or series of Expedia Group’s capital stock or the issuance (other than pursuant to options, warrants or other rights outstanding at the completion of the split-off) of Expedia Group common shares, (iv) any amendment to Expedia Group’s organizational documents and (v) any removal of a director from the Expedia Group Board, subject to certain exceptions. If Liberty Expedia and Mr. Diller did not agree on how to vote Liberty Expedia’s and his Expedia Group common shares on a proposed business combination in which a third party (other than Liberty Expedia, a Mr. Diller affiliate or another person in which Mr. Diller has a financial interest) would acquire Expedia Group, any of its subsidiaries or substantially all of its assets, then, if Mr. Diller supported the transaction, Liberty Expedia would vote in favor of its approval unless at least 70% of the Liberty Expedia Board voted to withhold such approval. Following the proxy swap arrangement termination date, the foregoing provisions ceased to be effective, and the corresponding provisions of the existing stockholders agreement reverted to the form in effect immediately prior to the effectiveness of the stockholders agreement amendment.

The stockholders agreement amendment also contained certain waivers under the existing stockholders agreement in order to permit the proxy swap arrangements, including that, in the event Mr. Diller ceased to be chairman of Expedia Group following the completion of the split-off but prior to the proxy swap arrangement termination date, in certain circumstances, the Diller proxy would not be terminated upon the proxy swap arrangement termination date but would instead terminate upon the first to occur of (x) following the proxy swap arrangement termination date, Mr. Diller abandoning efforts to become chairman of Expedia Group, (y) the 75th day following the proxy swap arrangement termination date, with such period to be tolled in certain circumstances and (z) any court rendering a final judgment in any proceeding, the effect of which is to enjoin or prevent Mr. Diller from exercising efforts to become chairman of Expedia Group or otherwise becoming chairman of Expedia Group.

The amendments to the existing stockholders agreement set forth in the stockholders agreement amendment ceased to be in effect upon the proxy swap arrangement termination date.

As described under “Additional Transaction Agreements—Termination Agreements,” effective at (and subject to) the completion of the mergers, the existing stockholders agreement will terminate and be of no further effect. The foregoing summary of the stockholders agreement amendment does not purport to be complete and is qualified in its entirety by reference to the stockholders agreement amendment, which is filed as Exhibit 10.8 to the Liberty Expedia 2016 Form 8-K and incorporated by reference herein.

Diller Assignment

On November 4, 2016, prior to the completion of the split-off (and subject to the transaction agreement then being in effect), Mr. Diller and Liberty Expedia entered into the Diller assignment, which became effective immediately following the completion of the split-off and pursuant to which Mr. Diller irrevocably assigned the Diller proxy to Liberty Expedia until the proxy swap arrangement termination date. For so long as the Diller assignment was in effect, Mr. Diller would not have the right to vote the Expedia Group common shares beneficially owned by Liberty Expedia. The Diller assignment was automatically terminated as of the proxy swap arrangement termination date, and at such time the right to vote the Expedia Group common shares beneficially owned by Liberty Expedia reverted to Mr. Diller pursuant to the Diller proxy until the Diller proxy is terminated upon his death or disability or his ceasing to be chairman of Expedia Group (or any successor by merger, consolidation or other business combination).

The foregoing summary of the Diller assignment does not purport to be complete and is qualified in its entirety by reference to the Diller assignment, which is filed as Exhibit 10.10 to the Liberty Expedia 2016 Form 8-K and incorporated by reference herein.

Malone Proxy

On November 4, 2016, Mr. Diller and the Malone group entered into the Malone proxy, which became effective immediately following the completion of the split-off. Pursuant to the Malone proxy, the Malone group granted Mr. Diller an irrevocable proxy until the proxy swap arrangement termination date to vote all shares of

Liberty Expedia common stock (and any securities of Liberty Expedia issued in respect of, or in substitution for, Liberty Expedia’s common stock in certain transactions) beneficially owned upon the completion of the split-off or thereafter by the Malone group or which any member otherwise has the power to vote, which are collectively referred to as the covered shares. The Malone proxy provided that Mr. Diller had no right to vote the covered shares on any matter acted on by Liberty Expedia stockholders to approve (x) any agreement or transaction (i) between Liberty Expedia or any of Liberty Expedia’s affiliates, on the one hand, and Mr. Diller, IAC/InterActiveCorp, which is referred to as IAC, or any of their respective affiliates, on the other hand, or (ii) between Liberty Expedia or any of Liberty Expedia’s affiliates, on the one hand, and Expedia Group or its subsidiaries, on the other hand or (y) the removal of any Series B Director in accordance with Liberty Expedia’s certificate of incorporation. The Malone proxy was to be suspended during any period of Mr. Diller’s disability.

The Malone proxy further provided that, prior to the proxy swap arrangement termination date, on (i) any recapitalization, reclassification or other change in Liberty Expedia’s capital structure or the voluntary commencement of any liquidation, dissolution or winding up of Liberty Expedia, (ii) any merger or other business combination involving Liberty Expedia or Liberty Expedia’s subsidiaries or a sale of all or substantially all of Liberty Expedia’s assets, (iii) the creation of any new class or series of Liberty Expedia’s capital stock or the issuance of shares of Liberty Expedia’s Series A common stock or Series B common stock or other securities of Liberty Expedia issued in respect of, or in substitution for, Liberty Expedia common stock in certain transactions, subject to limited exceptions, or (iv) any amendment to Liberty Expedia’s organizational documents, Mr. Malone (on behalf of the Malone group) and Mr. Diller would seek to agree on how the covered shares would be voted on such matter. If they reached an agreement, Mr. Diller would vote the covered shares as agreed, but in the event they did not agree on how the covered shares were to be voted on such matter, Mr. Diller would have voted all covered shares against such proposal. With respect to the election of or the filling of any vacancy with respect to Series B Directors, Mr. Diller would have voted in his sole discretion all covered shares that were entitled to vote on the matter. With respect to the election of Common Stock Directors, Mr. Diller would have voted all covered shares in favor of the slate of directors recommended by the Liberty Expedia Board (or a committee of the Liberty Expedia Board). In the event there was any proposal requiring a separate class vote of shares of Liberty Expedia Series B common stock (other than the election of, or filling of a vacancy with respect to, Series B Directors, which are addressed above, or the removal of Series B Directors), Mr. Diller would have voted all shares of Liberty Expedia Series B common stock that were covered shares as instructed by Mr. Malone (on behalf of the Malone group), subject to certain exceptions. In the event there was a proposal to remove a Common Stock Director from the board of directors, Mr. Diller would have voted all covered shares as instructed by Mr. Malone (on behalf of the Malone group).

Subject to certain exceptions, until the proxy swap arrangement termination date, the Malone group had agreed not to transfer any covered shares except to a transferee who takes such shares subject to the Malone proxy and who was acceptable to Mr. Diller in his sole discretion. Mr. Diller would have voted all covered shares subject to the Malone proxy and attended all meetings of Liberty Expedia stockholders in person or by proxy for purposes of reaching a quorum.

The Malone proxy automatically terminated at the proxy swap arrangement termination date, and at such time the right to vote the covered shares reverted back to the Malone group.

The foregoing summary of the Malone proxy does not purport to be complete and is qualified in its entirety by reference to the Malone proxy, which is filed as Exhibit 10.11 to the Liberty Expedia 2016 Form 8-K and is incorporated by reference herein.

Voting of Covered Shares of Liberty Expedia’s Common Stock before and after the Proxy Swap Arrangement Termination Date

Pursuant to the Malone proxy, following the completion of the split-off, the Malone group granted Mr. Diller an irrevocable proxy over the covered shares until the proxy swap arrangement termination date. The below table sets forth a summary of the voting arrangements with respect to the covered shares.

	Before the Proxy Swap Arrangement Termination Date		Who votes the Covered Shares after the Proxy Swap Arrangement Termination Date?
Matter Presented to Liberty Expedia Stockholders	Who voted the Covered Shares?	Voting Agreements with respect to the Covered Shares
Election of or filling of vacancies with respect to Liberty Expedia’s Series B Directors	Mr. Diller	None. Mr. Diller could have voted the shares of Liberty Expedia Series B common stock that were covered shares in his sole discretion.	No longer applicable

Election of Liberty Expedia’s Common Stock Directors	Mr. Diller	Mr. Diller would have voted all covered shares in favor of the slate of directors recommended by the Liberty Expedia Board or a committee of the Liberty Expedia Board.	The Malone group with respect to members of the Liberty Expedia Board on and after the proxy swap arrangement termination date

Removal of Liberty Expedia’s Common Stock Directors	Mr. Diller	Mr. Diller would have voted all covered shares as instructed by Malone (on behalf of the Malone group).	The Malone group with respect to members of the Liberty Expedia Board on and after the proxy swap arrangement termination date

Removal of Liberty Expedia’s Series B Directors	Mr. Malone (or, in the event of Mr. Malone’s temporary disability, Mrs. Malone)	None. Mr. Malone (or, in the event of Mr. Malone’s temporary disability, Mrs. Malone) could have voted the covered shares in his sole discretion.	No longer applicable

Any agreement or transaction (i) between Liberty Expedia or its affiliates, on the one hand, and Mr. Diller, IAC or any of their respective affiliates, on the other hand or (ii) between Liberty Expedia or any of its affiliates, on the one hand, and Expedia Group or its subsidiaries, on the other hand
	The Malone group	None. Mr. Malone (on behalf of the Malone group) could have voted the covered shares in his sole discretion.	The Malone group

	Before the Proxy Swap Arrangement Termination Date		Who votes the Covered Shares after the Proxy Swap Arrangement Termination Date?
Matter Presented to Liberty Expedia Stockholders	Who voted the Covered Shares?	Voting Agreements with respect to the Covered Shares
(i) Any recapitalization, reclassification or other change in Liberty Expedia’s capital structure or the voluntary commencement of any liquidation, dissolution or winding up of Liberty Expedia, (ii) any merger or business combination involving Liberty Expedia or its subsidiaries or a sale of all or substantially all of Liberty Expedia’s assets, (iii) the creation of any new class or series of Liberty Expedia’s capital stock or the issuance of Liberty Expedia’s capital stock, subject to limited exceptions, or (iv) any amendment to Liberty Expedia’s organizational documents
Mr. Diller
Mr. Malone (on behalf of the Malone group) and Mr. Diller would have sought to agree on how the covered shares would be voted on such matter. If they agreed, Mr. Diller would have voted the covered shares as agreed, but if they did not reach an agreement, Mr. Diller would have voted the covered shares against such matter.
The Malone group

Any matter requiring a separate class vote of shares of Liberty Expedia Series B common stock which would (i) result in a decrease in the voting power of shares of Liberty Expedia Series B common stock as compared to shares of Liberty Expedia Series A common stock or (ii) change any agreement or provision relating to the Series B Directors
	Mr. Diller	Mr. Diller would have voted all covered shares against such matter.	The Malone group

Any matter requiring a separate class vote of shares of Liberty Expedia Series B common stock (other than as set forth above)	Mr. Diller	Mr. Diller would have voted all covered shares as instructed by Mr. Malone (on behalf of the Malone group).	The Malone group

All other matters	Mr. Diller	None. Mr. Diller could have voted the covered shares in his sole discretion.	The Malone group

Voting of Liberty Expedia’s Expedia Group Common Shares Pursuant to the Proxy Swap Arrangements before and after the Proxy Swap Arrangement Termination Date

While the Diller assignment was in effect, Liberty Expedia was entitled to vote the Expedia Group common shares subject to the Diller proxy (which represent approximately 53% of the total voting power of Expedia Group, based on a total of 136,007,689 shares of Expedia Group common stock and 12,799,999 shares of Expedia Group Class B common stock outstanding as of April 19, 2019) until the proxy swap arrangement termination date. Following the proxy swap arrangement termination date, other than the Expedia Group common shares that are subject to the terms of the Diller proxy of which Mr. Diller and Liberty Expedia will continue to share beneficial ownership, Mr. Diller is expected to beneficially own approximately 5.7 million shares of Expedia Group common stock (based on the net exercise of Mr. Diller’s 537,500 vested options assuming an Expedia Group common stock price of $129.98, the closing price of Expedia Group common stock on April 29, 2019). Following the completion of the split-off and until the proxy swap arrangement termination date, the voting of the Expedia Group common shares beneficially owned by Mr. Diller which Mr. Diller was entitled to vote was subject to certain terms contained in the stockholders agreement amendment and the voting of the Expedia Group common shares beneficially owned by Liberty Expedia which it was entitled to vote until the proxy swap arrangement termination date, and as to which Liberty Expedia and Mr. Diller continued to share beneficial ownership, were subject to certain terms contained in Liberty Expedia’s certificate of incorporation, Liberty Expedia’s bylaws, the stockholders agreement amendment, the Diller assignment and the transaction agreement. The Diller assignment was automatically terminated as of the proxy swap arrangement termination date, and at such time the right to vote the Expedia Group common shares beneficially owned by Liberty Expedia reverted to Mr. Diller pursuant to the Diller proxy until the Diller proxy is terminated. The below table sets forth a summary of the voting arrangements following the completion of the split-off until the proxy swap arrangement termination date and the voting arrangements that remain in effect pursuant to the Diller proxy after the proxy swap arrangement termination date with respect to the Expedia Group common shares of which Mr. Diller and Liberty Expedia share beneficial ownership. The Expedia Group common shares subject to the terms of the Diller proxy and the Diller assignment prior to the proxy swap arrangement termination date are referred to in the chart as Liberty Expedia’s Expedia Group common shares and the remaining Expedia Group common shares of which Mr. Diller and Liberty Expedia share beneficial ownership are referred to in the chart as Mr. Diller’s Expedia Group common shares.

	Before the Proxy swap Arrangement Termination Date		Who votes the Expedia Group Common Shares subject to the Diller Proxy after the Proxy swap arrangement termination Date?
Matter Presented to Expedia Group Stockholders	Who votes the Expedia Group Common Shares subject to the Diller Proxy?	Voting Agreements with respect to the Expedia Group Common Shares
Election of directors to the Expedia Group board	Liberty Expedia
Pursuant to Liberty Expedia’s certificate of incorporation, Liberty Expedia voted its Expedia Group common shares in accordance with an Expedia Group Board Voting Determination and a splitco director determination (as defined in Liberty Expedia’s certificate of incorporation).

Pursuant to the stockholders agreement amendment, Mr. Diller and Liberty Expedia voted his and its respective Expedia Group common shares in favor of the splitco director nominees selected pursuant to a splitco director determination. Subject to the election of Mr. Diller to the Expedia Group Board, Liberty Expedia was required to use its reasonable best efforts to cause Mr. Diller to be elected and continue to serve as chairman of Expedia Group.
Mr. Diller

	Before the Proxy swap Arrangement Termination Date		Who votes the Expedia Group Common Shares subject to the Diller Proxy after the Proxy swap arrangement termination Date?
Matter Presented to Expedia Group Stockholders	Who votes the Expedia Group Common Shares subject to the Diller Proxy?	Voting Agreements with respect to the Expedia Group Common Shares
Specified corporate actions, meaning (i) any recapitalization, reclassification or any other change in the existing capital structure of Expedia Group, or any voluntary liquidation, dissolution or winding up of Expedia Group, (ii) any business combination involving Expedia Group or its subsidiaries (other than solely among subsidiaries of Expedia Group), or any sale of all or substantially all of Expedia Group’s assets, (iii) the creation of any new class or series of Expedia Group’s capital stock or the issuance (other than pursuant to options, warrants or other rights outstanding at the completion of the split-off) of Expedia Group common shares, (iv) any amendment to Expedia Group’s organizational documents and (v) any removal of a director from the Expedia Group board of directors, subject to certain exceptions
Liberty Expedia
Liberty Expedia and Mr. Diller were required to meet and use Liberty Expedia’s and his reasonable best efforts to agree on how Liberty Expedia’s and his Expedia Group common shares would be voted on such matter. If Liberty Expedia and Mr. Diller agreed, Mr. Diller and Liberty Expedia would have voted his and its respective Expedia Group common shares as agreed, but if Liberty Expedia and Mr. Diller did not reach an agreement, Liberty Expedia and Mr. Diller would have voted Liberty Expedia’s and his Expedia Group common shares against such matter.

If Mr. Diller and Liberty Expedia did not agree how to vote his and its shares on a proposed business combination in which a third party (other than Liberty Expedia, a Mr. Diller affiliate or another person in which Mr. Diller has a financial interest) would acquire Expedia Group, any of its subsidiaries or substantially all of its assets, then, if Mr. Diller supported the transaction, Liberty Expedia also would have supported the transaction unless at least 70% of the Liberty Expedia Board voted to withhold such approval.
Mr. Diller

Any matter relating to a contingent matter pursuant to the existing governance agreement	Liberty Expedia
Pursuant to the existing stockholders agreement, Liberty Expedia and Mr. Diller were required to vote against such contingent matter unless Liberty Expedia and Mr. Diller had consented to such contingent matter pursuant to the terms of the existing governance agreement.
Mr. Diller

All other matters	Liberty Expedia
Mr. Diller and Liberty Expedia were required to meet and use his and its reasonable best efforts to agree on how his and Liberty Expedia’s Expedia Group common shares would be voted on such matter. If Mr. Diller and Liberty Expedia agreed, Mr. Diller and Liberty Expedia would have voted his and its Expedia Group common shares as agreed, but if they did not reach an agreement, Mr. Diller and Liberty Expedia would have voted his and Liberty Expedia’s Expedia Group common shares in his and Liberty Expedia’s sole discretion.
Mr. Diller

COMPARISON OF STOCKHOLDER RIGHTS

Both Expedia Group and Liberty Expedia are incorporated under the laws of the State of Delaware, and, accordingly, the rights of the stockholders of each are currently governed by the DGCL. Expedia Group will continue to be a Delaware corporation following completion of the mergers and will be governed by the DGCL.

Upon completion of the mergers, the Liberty Expedia stockholders immediately prior to the completion of the mergers will become Expedia Group stockholders. The rights of the former Liberty Expedia stockholders and the Expedia Group stockholders will thereafter be governed by the DGCL and by Expedia Group’s certificate of incorporation and bylaws, as well as the new governance agreement, which will become effective upon the completion of the mergers.

The following description summarizes the material differences between the rights of the stockholders of Expedia Group and Liberty Expedia based on their respective current certificates of incorporation and bylaws and the DGCL, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Liberty Expedia stockholders should read carefully the relevant provisions of the DGCL and the respective current certificates of incorporation and bylaws of Expedia Group and Liberty Expedia. For more information on how to obtain certain documents that are not attached to this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 134 and “The New Governance Agreement” beginning on page 83.

	Rights of Current Liberty Expedia Stockholders	Rights of Current Expedia Group Stockholders	Rights of Expedia Group Stockholders Following the Completion of the Mergers
Authorized Capital Stock
The authorized capital stock of Liberty Expedia currently consists of (1) 160,000,000 shares of Series A common stock, par value $0.01 per share, (2) 6,000,000 shares of Series B common stock, par value $0.01 per share, (3) 160,000,000 shares of Series C common stock, par value $0.01 per share, and (4) 50,000,000 shares of preferred stock, par value $0.01 per share.

The authorized capital stock of Expedia Group currently consists of (1) 1,600,000,000 shares of common stock, par value $0.0001 per share, (2) 400,000,000 shares of Class B common stock, par value $0.0001 per share, and (3) 100,000,000 shares of preferred stock, par value $0.001 per share.
Same as “Rights of Current Expedia Group Stockholders.”

Voting Rights
The Liberty Expedia certificate of incorporation provides that each holder of Liberty Expedia Series A common stock is entitled to one vote for each share of Series A common stock held by such stockholder and each holder of Liberty Expedia Series B common stock is entitled to vote ten votes for each share of Series B common stock held by such stockholder. Holders of Liberty Expedia Series C common stock are not entitled to any voting powers, except as required by Delaware law. If a vote of holders of Liberty Expedia Series C common stock is required by Delaware law on any matter, such holders will be entitled to one-hundredth of a vote on such matter for each share of Series C common stock held by such stockholder.

The Expedia Group certificate of incorporation provides that each holder of Expedia Group common stock is entitled to one vote for each share of common stock held by such stockholder and each holder of Expedia Group Class B common stock is entitled to vote ten votes for each share of Class B common stock held by such stockholder. Notwithstanding the foregoing, holders of Expedia Group common stock, voting as a single class, are entitled to elect 25% of the total number of Expedia Group directors, rounded up to the next whole number in the event of a fraction.
Same as “Rights of Current Expedia Group Stockholders.”

	Rights of Current Liberty Expedia Stockholders	Rights of Current Expedia Group Stockholders	Rights of Expedia Group Stockholders Following the Completion of the Mergers
Preferred Stock
Liberty Expedia’s certificate of incorporation provides that the Liberty Expedia Board may authorize the issuance of one or more series of preferred stock and fix by resolution the powers, designations, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions of such series.

Expedia Group’s certificate of incorporation provides that the Expedia Group Board may authorize the issuance of one or more series of preferred stock and fix by resolution the powers, preferences, rights, qualifications, limitations and restrictions of such series.
Same as “Rights of Current Expedia Group Stockholders.”

Automatic Conversion of High-Vote Stock	Not applicable.	Not applicable.
Under the new governance agreement, at such time as Mr. Diller does not have a proxy providing him with sole voting control over any additional shares, such additional shares will be automatically converted into Expedia Group common stock as set forth in the new governance agreement.

Additionally, under the new governance agreement, all additional shares will be automatically converted into Expedia Group common stock at the earliest of the following events to occur:

•   Mr. Diller’s death or becoming disabled (as defined in the new governance agreement);

•   Mr. Diller no longer serving as chairman of the board or senior executive (in an active capacity) of Expedia Group or any successor entity (unless removed without cause, as defined in the new governance agreement, replaced or not nominated or elected without Mr. Diller’s consent); and

•   A transfer (as defined in the new governance agreement) of original shares, following which the number of original shares transferred taken together with all original shares previously transferred, represent more than 5% of the total voting power of all outstanding voting securities of Expedia Group at such time (with a limited exception for transfers to

	Rights of Current Liberty Expedia Stockholders	Rights of Current Expedia Group Stockholders	Rights of Expedia Group Stockholders Following the Completion of the Mergers
certain permitted transferees, and unless in connection with such transfer the original shares were converted into Expedia Group common stock).

Special Stockholders’ Meetings	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

Special meetings of Liberty Expedia stockholders may only be called by Liberty Expedia’s Secretary:

•   upon the written request of the holders of not less than 70% of the total voting power of the outstanding shares of Liberty Expedia Series A common stock, Series B common stock and, if applicable, Liberty Expedia preferred stock, entitled to vote thereon; or

•   at the request of at least 75% of the members of the Liberty Expedia Board (which percentage of the members of the Liberty Expedia Board is referred to as the applicable percentage).
		Special meetings of Expedia Group stockholders may only be called by: • a majority of the Expedia Group Board; or • the Chairman of the Expedia Group Board.	Same as “Rights of Current Expedia Group Stockholders.”

Special Meetings of the Board
Liberty Expedia’s bylaws provide that special meetings of the Liberty Expedia Board may be called by the Chairman of the Liberty Expedia Board, and must be called by the Chief Executive Officer, President or Secretary upon the written request of not less than the applicable percentage of the members of the Liberty Expedia Board.
		Expedia Group’s bylaws provide that special meetings of the Expedia Group Board may be called by or at the request of the Chairman of the Expedia Group Board or a majority of the directors.	Same as “Rights of Current Expedia Group Stockholders.”

Stockholder Action by Written Consent
Under the DGCL, any action that can be taken at any annual or special meeting of stockholders of a corporation may also be taken by stockholders without a meeting, without prior notice and without a vote, unless the certificate of incorporation provides otherwise.

	Liberty Expedia’s certificate of incorporation provides that, except as may be provided in a preferred stock designation, stockholders may not take action by written consent.	Expedia Group’s certificate of incorporation does not prohibit action by the written consent of stockholders.	Same as “Rights of Current Expedia Group Stockholders.”

Stockholder Proposals and Nominations of Candidates for Election to the	Notice of nominations by Liberty Expedia stockholders or other business to be properly brought before a meeting of stockholders must	Expedia Group’s certificate of incorporation and bylaws do not contain specific notice timelines for stockholder nominations and proposals.	Same as “Rights of Current Expedia Group Stockholders.”

	Rights of Current Liberty Expedia Stockholders	Rights of Current Expedia Group Stockholders	Rights of Expedia Group Stockholders Following the Completion of the Mergers
Board of Directors
be given to Liberty Expedia’s Secretary at Liberty Expedia’s offices as follows:

•   with respect to nominations or other business in connection with an annual meeting, no earlier than the close of business on the 90th day and no later than the close of business on the 60th day prior to the meeting date; unless such annual meeting is called for a date not within 30 days before or after the anniversary date of the immediately preceding annual meeting of Liberty Expedia stockholders, in which case such notice must be given no later than the close of business on the 10th day following the day on which Liberty Expedia first provides notice of or publicly announces the date of the current annual meeting, whichever occurs first; and

•   with respect to nominations in connection with a special meeting of Liberty Expedia stockholders, no earlier than the close of business on the 90th day prior to such special meeting and no later than the close of business on the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the proposed nominees.

If the number of directors to be elected to the Liberty Expedia Board at any meeting is increased, and Liberty Expedia does not make a public announcement naming all of the nominees for director or specifying the size of the increased board at least 100 days prior to the anniversary date of the immediately preceding annual meeting, notice with respect to any new positions created by such increase must be delivered not later than the close of business on the 10th day following the

	Rights of Current Liberty Expedia Stockholders	Rights of Current Expedia Group Stockholders	Rights of Expedia Group Stockholders Following the Completion of the Mergers
day on which Liberty Expedia first made the relevant public announcement.

Equal Treatment of Stockholders in Change of Control Transactions	Not applicable.	Not applicable.
Under the new governance agreement, subject to limited exception, no current or future holder of original shares or additional shares may participate in, or vote or tender in favor of, any change of control transaction involving at least 50% of the outstanding shares of capital stock of Expedia Group, unless such transaction provides for the same per share consideration and mix of consideration (or election right) and the same participation rights for shares of Expedia Group Class B common stock and shares of Expedia Group common stock.

Number of Directors
The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors, each of whom must be a natural person, with the number of directors fixed by or in the manner provided in the corporation’s bylaws, unless the certificate of incorporation fixes the number of directors.

Liberty Expedia’s certificate of incorporation provides that, subject to any rights of the holders of any series of Liberty Expedia preferred stock to elect additional directors, the number of directors must not be less than three and the exact number will be fixed from time to time by a resolution of the Liberty Expedia Board.
		The Expedia Group bylaws provide that the Expedia Group Board will determine the number of directors by resolution.	Same as “Rights of Current Expedia Group Stockholders.”

	There are currently five directors serving on the Liberty Expedia Board.	There are currently 14 directors serving on the Expedia Group Board.	Same as “Rights of Current Expedia Group Stockholders.”

Election and Term of Directors
The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The DGCL also permits classified boards.

The Liberty Expedia Board is divided into three classes: Class I, Class II and Class III. There is currently one Class I director, two Class II directors and two Class III directors. The term of office of Class I directors expires at the first annual meeting of Liberty Expedia stockholders following April 15, 2019. The term of office of Class II directors expires at the second annual meeting of Liberty Expedia
		Expedia Group’s directors are elected to one-year terms. Expedia Group’s certificate of incorporation does not provide for staggered terms.	Same as “Rights of Current Expedia Group Stockholders.”

	Rights of Current Liberty Expedia Stockholders	Rights of Current Expedia Group Stockholders	Rights of Expedia Group Stockholders Following the Completion of the Mergers

stockholders following April 15, 2019. The term of office of Class III directors expires at the third annual meeting of Liberty Expedia stockholders following the April 15, 2019. At each annual meeting of Liberty Expedia stockholders, the successors of that class of directors whose term expires at that meeting are elected to hold office for a term expiring at the annual meeting of Liberty Expedia stockholders held in the third year following the year of their election. The directors of each class will hold office until the expiration of the term of such class and their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.

Under Liberty Expedia’s bylaws, subject to the rights of the holders of any series of Liberty Expedia’s preferred stock, directors are elected by a plurality of the combined voting power of the Liberty Expedia’s outstanding capital stock.

Under Expedia Group’s bylaws, subject to the rights of the holders of shares of Expedia Group’s preferred stock to elect directors under specified circumstances, directors are elected by a plurality of the votes cast at a stockholder meeting for the election of directors.
Same as “Rights of Current Expedia Group Stockholders.”

Removal of Directors
Liberty Expedia’s certificate of incorporation provides that, subject to the rights of the holders of any series of Liberty Expedia’s preferred stock, directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the aggregate voting power of Liberty Expedia’s outstanding capital stock entitled to vote on such matter voting together as a single class.

Expedia Group’s bylaws provide that, any director or the entire board of directors may at any time be removed effective immediately, with or without cause, by the vote, either in person or represented by proxy, of a majority of the voting power of shares of stock issued and outstanding of the class or classes that elected such director and entitled to vote at a special meeting held for such purpose or by the written consent of a majority of the voting power of shares of stock issued and outstanding of the class or classes that elected such director.
Same as “Rights of Current Expedia Group Stockholders.”

Vacancies of Directors
Liberty Expedia’s certificate of incorporation provides that, subject to the rights of holders of any series of preferred stock, vacancies on the Liberty Expedia Board resulting from death, resignation, removal, disqualification or other cause, and newly created

The Expedia Group bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of the remaining directors elected by the stockholders who vote on
Same as “Rights of Current Expedia Group Stockholders.”

	Rights of Current Liberty Expedia Stockholders	Rights of Current Expedia Group Stockholders	Rights of Expedia Group Stockholders Following the Completion of the Mergers

directorships resulting from any increase in the number of directors on the Liberty Expedia Board, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so appointed will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Liberty Expedia Board will shorten the term of any incumbent director, except as may be provided with respect to any additional director elected by the holders of the applicable series of preferred stock.

such directorship, though less than a quorum, or a majority of the voting power of shares of such stock issued and outstanding and entitled to vote on such directorship at a special meeting held for such purpose or by the written consent of a majority of the voting power of shares of such stock issued and outstanding. The directors so chosen shall hold office until the next annual election and until their respective successors are duly elected.

Limitation on Liability of Directors
The DGCL permits corporations to include provisions in their certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty. A corporation may not eliminate liability for a director’s breach of the duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, for unlawful dividends, stock purchases or redemptions, or for any transaction from which the director derived an improper personal benefit.

	Liberty Expedia’s certificate of incorporation provides that the liability of a director shall by limited to the full extent permitted by Delaware law.	Expedia Group’s certificate of incorporation provides that the liability of a director shall by limited to the full extent permitted by Delaware law.	Same as “Rights of Current Expedia Group Stockholders.”

Exclusive Forum Provision
Liberty Expedia’s bylaws provide that, unless Liberty Expedia consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, any state or federal court located in Delaware) is the exclusive forum for (1) any derivative action or proceeding brought on behalf of Liberty Expedia, (2) any action asserting a claim of breach of fiduciary duty owed by a director, officer, other employee or stockholder of Liberty Expedia to Liberty Expedia or its stockholders, (3) any action

Expedia Group’s bylaws provide that, unless Expedia Group consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, any state or federal court located in Delaware) is the exclusive forum for (1) any derivative action or proceeding brought on behalf of Expedia Group, (2) any action asserting a claim of breach of fiduciary duty owed by a director, officer, other employee or stockholder of Expedia Group to Expedia Group or its stockholders, (3) any action asserting a claim arising
Same as “Rights of Current Expedia Group Stockholders.”

	Rights of Current Liberty Expedia Stockholders	Rights of Current Expedia Group Stockholders	Rights of Expedia Group Stockholders Following the Completion of the Mergers

asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (4) any action asserting a claim governed by the internal affairs doctrine.

pursuant to any provision of the DGCL or Expedia Group’s certificate of incorporation or bylaws or (4) any action asserting a claim against Expedia Group or any director or officer or other employee of Expedia Group governed by the internal affairs doctrine.

Indemnification of Directors and Officers
Pursuant to Section 145 of the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity.

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. However, no indemnification may be paid for judgments and settlements in actions by or in the right of the corporation.

A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such.

Under Liberty Expedia’s certificate of incorporation, Liberty Expedia is required to indemnify, to the fullest extent permitted by applicable law, any person involved in any suit or action by reason of the fact that such person is a director or officer of Liberty Expedia or, at our request, a director, officer, employee or agent of another corporation or entity, against all liability, loss and expenses incurred by such person. Liberty Expedia is required to pay the expenses of a director or officer in defending any proceeding in advance of its final disposition; provided, that, such payment is made upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to indemnification.

Under Expedia Group’s bylaws, Expedia Group is required to indemnify, to the full extent permitted by the DGCL, any employee or agent of the corporation who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of Expedia Group as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding.
Same as “Rights of Current Expedia Group Stockholders.”

	Rights of Current Liberty Expedia Stockholders	Rights of Current Expedia Group Stockholders	Rights of Expedia Group Stockholders Following the Completion of the Mergers

Amendments to Certificate of Incorporation
Under the DGCL, an amendment to the certificate of incorporation generally requires (1) the approval of the board of directors, (2) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

Liberty Expedia’s certificate of incorporation provides that, subject to the rights of the holders of any series of Liberty Expedia preferred stock, the affirmative vote of the holders of at least 70% of the total voting power of then outstanding voting securities of Liberty Expedia entitled to vote on such matter, voting together as a single class, is required to amend, alter or repeal any provision of its certificate of incorporation or to add or insert any provision in the certificate of incorporation. The foregoing enhanced voting requirement does not apply to any adoption, amendment, alteration, repeal, addition or insertion (1) as to which Delaware law does not require the consent of Liberty Expedia stockholders or (2) which has been approved by at least the applicable percentage of the members of the entire Liberty Expedia Board.

The rights of Expedia Group’s Class B common stock may not be amended, altered, changed or repealed without the approval of the holders of the requisite number of said shares of Class B common stock.

Expedia Group’s certificate of incorporation requires a supermajority (80%) vote of each of the board of directors and the voting power of the stockholders voting as a single class to amend or repeal the requirement in the charter that the Chairman of the Expedia Group Board may only be removed without cause by the affirmative vote of at least 80% of the entire board of directors.
Same as “Rights of Current Expedia Group Stockholders.”

	In all other instances, the DGCL standard for amendment to the certificate of incorporation described above applies.	In all other instances, the DGCL standard for amendment to the certificate of incorporation described above applies.	Same as “Rights of Current Expedia Group Stockholders.”

Amendments to Bylaws
Liberty Expedia’s certificate of incorporation provides that, subject to the rights of the holders of any series of Liberty Expedia preferred stock, the affirmative vote of the holders of at least 70% of the total voting power of the then outstanding voting securities of Liberty Expedia entitled to vote on such matter, voting together as a single class, is required to adopt, amend or repeal any provision of Liberty Expedia’s bylaws; provided, that, the Liberty Expedia Board may adopt, amend or repeal the bylaws by the affirmative vote of not less than the applicable percentage of the members of the entire Liberty Expedia Board.
		Expedia Group’s certificate of incorporation and bylaws provide that Expedia Group’s bylaws may be altered, amended or repealed by an affirmative vote of a majority of all Expedia Group directors.	Same as “Rights of Current Expedia Group Stockholders.”

	Rights of Current Liberty Expedia Stockholders	Rights of Current Expedia Group Stockholders	Rights of Expedia Group Stockholders Following the Completion of the Mergers
Certain Business Combinations
Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with a stockholder who owns 15% or more of the corporation’s voting stock (which is referred to as an “interested stockholder”) for three years following the time that such stockholder became an interested stockholder unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (subject to certain exclusions), or (iii) at or subsequent to such time, the business combination is approved by the board of directors and by the affirmative vote (but not written consent) of at least 66 2/3% of the corporation’s outstanding voting stock that is not owned by the interested stockholder. A Delaware corporation may opt out of Section 203 of the DGCL in its certificate of incorporation or a stockholder approved bylaw.

	Because Liberty Expedia has not opted out of Section 203 of the DGCL, it remains subject to such provision.	Because Expedia Group has not opted out of Section 203 of the DGCL, it remains subject to such provision.	Same as “Rights of Current Expedia Group Stockholders.”

Stockholder Rights Plan	The DGCL does not include a statutory provision expressly validating stockholder rights plans. However, such plans have generally been upheld by the decisions of courts applying Delaware law.

	Liberty Expedia does not have a stockholder rights plan currently in effect.	Expedia Group does not have a stockholder rights plan currently in effect.	Same as “Rights of Current Expedia Group Stockholders.”

APPRAISAL RIGHTS

Section 262 of the DGCL provides that stockholders who properly demand and perfect appraisal rights in connection with certain mergers or consolidations of a Delaware corporation may have the right to receive payment of the fair value of their stock in cash as appraised by the Delaware Court of Chancery.

Section 262 of the DGCL generally provides that appraisal rights are not available to shares of any class or series of stock if such stock, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the merger agreement, were either (1) listed on a national securities exchange, or (2) held of record by more than 2,000 holders, unless, in either case, the holders of such shares of stock of the corporation are required by the terms of the merger agreement to accept for such stock anything except (a) shares of stock of the surviving corporation in the merger or depository receipts in respect thereof, (b) shares of stock of any other corporation or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger will be either listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or fractional depository receipts (d) any combination of the above.

Liberty Expedia stockholders will not be entitled to appraisal rights in connection with the transaction because (1) the shares of Liberty Expedia common stock were listed on NASDAQ, a national securities exchange, at the record date for determining the stockholders of Liberty Expedia entitled to receive notice of the special meeting, (2) Liberty Expedia stockholders will receive in the transaction shares of Expedia Group common stock, which at the effective date of the first merger will be listed on NASDAQ, and cash in lieu of fractional shares, and (3) Liberty Expedia stockholders are not required by the terms of the merger agreement to accept anything else for their shares of Liberty Expedia common stock.

VALIDITY OF COMMON STOCK

The validity of the shares of Expedia Group common stock offered hereby will be passed upon for Expedia Group by Wachtell, Lipton, Rosen & Katz.

EXPERTS

The consolidated financial statements of Expedia Group appearing in Expedia Group’s Annual Report (Form 10-K) for the year ended December 31, 2018 and the effectiveness of Expedia Group’s internal control over financial reporting as of December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Expedia Group management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Liberty Expedia Holdings, Inc. and subsidiaries, appearing in Liberty Expedia Holdings, Inc. Annual Report on Form 10-K, as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and Ernst & Young LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

In light of the expected timing of the completion of the mergers, it is not expected that Liberty Expedia will hold its 2019 annual meeting of stockholders, which is referred to as the Liberty Expedia 2019 annual meeting, unless the mergers are not completed.

In order to be eligible for inclusion in Liberty Expedia’s proxy materials for the 2019 annual meeting, any stockholder proposal must have been submitted in writing to Liberty Expedia’s Corporate Secretary and received at Liberty Expedia’s executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on December 31, 2018 unless a later date is determined and announced in connection with the actual scheduling of the Liberty Expedia annual meeting. If the Liberty Expedia 2019 annual meeting takes place within 30 days before or after June 19, 2019 (the anniversary of Liberty Expedia’s 2018 annual meeting of stockholders), to be considered for presentation at the Liberty Expedia 2019 annual meeting, a stockholder proposal, or any nomination by Liberty Expedia stockholders of a person or persons for election to the Liberty Expedia Board, must have been received at Liberty Expedia’s executive offices at the foregoing address not earlier than March 21, 2019 and not later than April 22, 2019. If the Liberty Expedia 2019 annual meeting takes place outside of the foregoing 60 day window, to be considered for presentation at the Liberty Expedia 2019 annual meeting, a stockholder proposal, or any nomination by Liberty Expedia stockholders of a person or persons for election to the Liberty Expedia Board, must be received at Liberty Expedia’s executive offices at the foregoing address not later than the close of business on the tenth day following the first day on which notice of the date of the 2019 annual meeting is communicated to Liberty Expedia stockholders or public disclosure of the date of the 2019 annual meeting is made, whichever occurs first.

All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, Liberty Expedia’s charter and bylaws and Delaware law.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Liberty Expedia Board does not know of any matters that will be presented for consideration at the Liberty Expedia special meeting other than as described in this proxy statement/prospectus. In accordance with Liberty Expedia’s bylaws and Delaware law, business transacted at the Liberty Expedia special meeting will be limited to those matters set forth in the accompanying notice of the special meeting. Nonetheless, if any other matter is properly presented at the Liberty Expedia special meeting, or any adjournments or postponements of the special meeting, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

WHERE YOU CAN FIND MORE INFORMATION

Liberty Expedia and Expedia Group file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Liberty Expedia and Expedia Group, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/prospectus.

Expedia Group has filed with the SEC a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Expedia Group common stock to be issued to Liberty Expedia stockholders in connection with the mergers. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Liberty Expedia and Expedia Group. The rules and regulations of the SEC allow Liberty Expedia and Expedia Group to omit certain information included in the registration statement from this proxy statement/prospectus.

In addition, the SEC allows Liberty Expedia and Expedia Group to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.

This proxy statement/prospectus incorporates by reference the documents listed below that Liberty Expedia and Expedia Group have previously filed with the SEC; provided, however, that this proxy statement/prospectus does not incorporate by reference any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents contain important information about the companies, their financial condition and other matters.

Liberty Expedia SEC Filings

•	Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 8, 2019, as amended on Form 10-K/A filed on April 30, 2019;
•	Current Reports on Form 8-K filed with the SEC on April 16, 2019 (as amended by the Current Report on Form 8-K/A filed with the SEC on April 17, 2019) (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

Expedia Group SEC Filings

•	Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 8, 2019, as amended on Form 10-K/A filed on April 29, 2019;
•	Current Reports on Form 8-K filed with the SEC on February 7, 2019, March 21, 2019 and April 16, 2019 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and
•	Description of Expedia Group’s capital stock, contained in Expedia Group’s Registration Statement on Form S-3ASR, filed with the SEC on February 27, 2018.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, Liberty Expedia and Expedia Group incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Liberty Expedia or Expedia Group, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail:	By Mail:

Investor Relations Liberty Expedia Holdings, Inc.	Investor Relations Expedia Group, Inc.
12300 Liberty Boulevard	333 108th Avenue N.E.
Englewood, Colorado 80112 Attention: Investor Relations	Bellevue, Washington 98004 Attention: Secretary
By Telephone: (844) 795-9468	By Telephone: (425) 679-3759

These documents are available from Liberty Expedia or Expedia Group, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You can also find information about Liberty Expedia and Expedia Group at their Internet websites at www.libertyexpedia.com and www.expediagroup.com, respectively. Information contained on these websites does not constitute part of this proxy statement/prospectus.

If you are a stockholder of Expedia Group or Liberty Expedia and would like to request documents, please do so by five business days before the Liberty Expedia special meeting to receive them before the Liberty Expedia special meeting. If you request any documents from Liberty Expedia or Expedia Group, Liberty Expedia or Expedia Group, as applicable, will mail them to you by first class mail, or by another equally prompt means, within one business day after Liberty Expedia or Expedia Group, as the case may be, receives your request.

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF LIBERTY EXPEDIA COMMON STOCK AT THE SPECIAL MEETING. NEITHER LIBERTY EXPEDIA NOR EXPEDIA GROUP HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED [       ]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN (OR INCORPORATED BY REFERENCE INTO) THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR THE DATE OF SUCH INCORPORATED DOCUMENT (AS APPLICABLE), AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

EXPEDIA GROUP, INC.,

LEMS II INC.,

LEMS I LLC

and

LIBERTY EXPEDIA HOLDINGS, INC.

Dated as of April 15, 2019

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 15, 2019, by and among Expedia Group, Inc., a Delaware corporation (“Parent”), LEMS I LLC, a single member Delaware limited liability company and Wholly Owned Subsidiary of Parent (“Merger LLC”), LEMS II Inc., a Delaware corporation and a Wholly Owned Subsidiary of Merger LLC (“Merger Sub”), and Liberty Expedia Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Parties intend that Merger Sub shall merge with and into the Company (the “Merger”), on the terms and subject to the conditions of this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (“DGCL”), with the Company surviving the Merger as the Surviving Corporation;

WHEREAS, the Merger shall be immediately followed by a merger of the Surviving Corporation with and into Merger LLC (the “Upstream Merger”, and together with the Merger, the “Combination”), in accordance with Section 267 of the DGCL and Section 18-209(i) of the Delaware Limited Liability Company Act (the “LLC Act”), with Merger LLC surviving the Upstream Merger as the Surviving Company;

WHEREAS, the Merger shall be mutually interdependent with and a condition precedent to the Upstream Merger and the Upstream Merger shall be effected immediately following the Effective Time in accordance with the DGCL and the LLC Act;

WHEREAS, simultaneously with the execution and delivery of this Agreement, (i) the Company, Parent, The Diller Foundation d/b/a The Diller – von Furstenberg Family Foundation (the “DVF Family Foundation”) and Barry Diller, an individual (“Diller”), are entering into an Exchange Agreement (the “Diller Exchange Agreement”), pursuant to which, among other things, immediately prior to the Closing, Diller and, if the DVF Family Foundation so elects, the DVF Family Foundation, will exchange with the Company and/or LEXEB, LLC, a Delaware limited liability company and a Wholly Owned Subsidiary of the Company (“LEXEB LLC”), shares of Parent Common Stock for shares of Parent Class B Common Stock and (ii) Parent and Diller are entering into the New Governance Agreement, setting forth certain agreements between Diller and Parent, effective following the Effective Time;

WHEREAS, each of the BD Exchange and, subject to the satisfaction or waiver of the conditions set forth in Article VI of this Agreement, the effectiveness of the New Governance Agreement shall be mutually interdependent with and a condition precedent to the Merger and the Upstream Merger;

WHEREAS, the Company, Qurate Retail, Inc., a Delaware corporation (f/k/a Liberty Interactive Corporation) (“Qurate”), John C. Malone, an individual (“Malone”), Leslie Malone, an individual (“Mrs. Malone”, and together with Malone, the “Malone Group”) and Diller, previously entered into an Amended and Restated Transaction Agreement, dated as of September 22, 2016, as amended by the letter agreement dated March 6, 2018 (the “Pre-Amendment Transaction Agreement”), which Pre-Amendment Transaction Agreement was further amended (as so amended, the “Transaction Agreement”) by the Transaction Agreement Amendment, entered into on the date hereof prior to the execution of this Agreement, among the parties to the Pre-Amendment Transaction Agreement;

WHEREAS, Parent, Qurate and Diller have entered into the Amended and Restated Governance Agreement, dated as of December 20, 2011 (the “Governance Agreement”), as assigned to the Company pursuant to the Assignment and Assumption of Governance Agreement, dated as of November 4, 2016 (the “Governance Agreement Assignment”, and the Governance Agreement as so assigned pursuant to the Governance Agreement Assignment, the “Assigned Governance Agreement”), by and among Parent, Qurate, LEXE Marginco, LEXEB LLC, Diller and the Company;

WHEREAS, Qurate and Diller have entered into the Amended and Restated Stockholders Agreement, dated as of December 20, 2011 (the “Stockholders Agreement”), as assigned to the Company pursuant to the Assignment and Assumption of Stockholders Agreement, dated as of November 4, 2016 (the “Stockholders Agreement Assignment”), by and among the Company, LEXE Marginco, LEXEB LLC, Qurate and Diller, and as amended by Amendment No. 1 to Stockholders Agreement, dated as of November 4, 2016 (the “Stockholders Agreement Amendment”, and the Stockholders Agreement as so assigned pursuant to the Stockholders Agreement Assignment and as so amended by the Stockholders Agreement Amendment, the “Assigned and

Amended Stockholders Agreement”), by and between the Company and Diller (each on behalf of itself or himself, as applicable, and the members of their respective Stockholder Group (as defined in the Stockholders Agreement as assigned pursuant to the Stockholders Agreement Assignment));

WHEREAS, simultaneously with the execution and delivery of this Agreement, (i) the Company, LEXE Marginco, LEXEB LLC and Diller are entering into an agreement, which provides for, effective upon the Closing, the termination of the Assigned and Amended Stockholders Agreement (the “Stockholders Agreement Termination Agreement”), (ii) Parent, the Company, LEXE Marginco, LEXEB LLC and Diller are entering into an agreement, which provides for, effective upon the Closing, the termination of the Assigned Governance Agreement (the “Governance Agreement Termination Agreement”) and (iii) Diller and Qurate are entering into an agreement, which provides for, effective upon the Closing, the termination of the Letter Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, the Malone Group is entering into a Voting Agreement with Parent, a copy of which is attached as Exhibit A hereto (the “Voting Agreement”);

WHEREAS, pursuant to Section 3.3 of the Stockholders Agreement, Qurate granted to Diller the Liberty Proxy (as defined in the Stockholders Agreement and as assigned to the Company pursuant to the Stockholders Agreement Assignment), which was subsequently assigned by Diller to the Company pursuant to the terms of the Assignment Agreement, dated as of November 4, 2016, by and between Diller and the Company (such assignment, the “Diller Assignment”);

WHEREAS, Diller and the Malone Group previously were parties to the Proxy and Voting Agreement, dated as of November 4, 2016 (the “Malone Proxy”);

WHEREAS, pursuant to Amendment No. 2 to Transaction Agreement, dated April 15, 2019, by and among the parties to the Pre-Amendment Transaction Agreement (the “Transaction Agreement Amendment”), each of the Diller Assignment and the Malone Proxy was terminated in accordance with (x) the terms set forth in such documents and (y) the terms of the Transaction Agreement, and is of no further force and effect;

WHEREAS, as of the date hereof, the Company beneficially owns 11,076,672 shares of Parent Common Stock and 12,799,999 shares of Parent Class B Common Stock, representing all of the outstanding shares of Parent Class B Common Stock;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has established a special committee thereof consisting only of independent and disinterested directors (the “Special Committee”) to, among other things, consider and negotiate the Transaction Documents, the New Governance Agreement, and the Voting Agreement, and the transactions contemplated hereby and thereby;

WHEREAS, the Special Committee has unanimously (i) determined that the Transaction Documents, the New Governance Agreement, and the Voting Agreement, and the transactions contemplated hereby and thereby, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (other than Diller, the Company, and each of their respective Affiliates) and (ii) resolved to recommend that the Parent Board approve and declare advisable the Transaction Documents, the New Governance Agreement, and the Voting Agreement, and the transactions contemplated hereby and thereby (including for purposes of Section 203 of the DGCL as described below);

WHEREAS, the Parent Board, upon the unanimous recommendation of the Special Committee, has (i) determined that the Transaction Documents, the New Governance Agreement, and the Voting Agreement, and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (other than Diller, the Company, and each of their respective Affiliates), (ii) approved and declared advisable the Transaction Documents, the New Governance Agreement, and the Voting Agreement, and the transactions contemplated hereby and thereby, and (iii) approved the Transaction Documents and the New Governance Agreement, as applicable, for purposes of Section 203 of the DGCL;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has established a Transaction Committee (the “Transaction Committee”) consisting solely of the Common Stock Directors (as defined in the Restated Certificate of Incorporation of the Company, dated as of November 4, 2016, as in effect on the date hereof (the “Company Charter”)) of the Company Board to, among other thing, consider and negotiate the Transaction Documents and the transactions contemplated hereby and thereby;

WHEREAS, the Transaction Committee has unanimously (i) determined that the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement) are advisable and fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved and declared advisable the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement), (iii) resolved to recommend that the Company Board approve and declare advisable the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement) and submit this Agreement to the Company Stockholders for adoption and (iv) approved the Transaction Documents and the Voting Agreement, and the transactions contemplated hereby and thereby (including the transactions contemplated by the New Governance Agreement), for purposes of Section 203 of the DGCL;

WHEREAS, the Company Board, based on the unanimous recommendation of the Transaction Committee, has unanimously (i) determined that the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement) are advisable and fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved and declared advisable the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement), (iii) directed that this Agreement be submitted to the Company Stockholders for adoption, (iv) resolved to recommend that the Company Stockholders approve the adoption of this Agreement and (v) approved the Transaction Documents and the Voting Agreement, and the transactions contemplated hereby and thereby (including the transactions contemplated by the New Governance Agreement), for purposes of Section 203 of the DGCL;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, (iii) resolved to recommend that the sole stockholder of Merger Sub approve the adoption of this Agreement and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption;

WHEREAS, the sole member of Merger LLC has (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Merger LLC and its sole member, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) taken or will take all action as is necessary or advisable to cause Merger LLC to authorize the Upstream Merger in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the LLC Act; and

WHEREAS, the Merger and the Upstream Merger are being undertaken pursuant to a single integrated plan, and for U.S. federal income tax purposes, it is intended that (a) the Combination shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) this Agreement shall constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1   Certain Definitions. As used in this Agreement, the following terms will have the following meanings unless the context otherwise requires:

“2016 Opinion” means the opinion of Skadden filed by the Company with the SEC on November 4, 2016 as Exhibit 8.1 to Post-Effective Amendment No. 1 to Form S-1 on Form S-4 (Registration No. 333-210377).

“Action” means any claim, audit, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority or otherwise.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person, for so long as such Person remains so affiliated to the specified Person. For purposes of this definition, (a) natural persons shall not be deemed to be Affiliates of each other, (b) no member of the Malone Group shall be deemed to be an Affiliate of the Company, Parent or Diller or their respective Affiliates, (c) none of Qurate, the Company, Parent or Diller shall be deemed to be Affiliates of each other or their respective Affiliates (provided, that, following the completion of the Merger, the Surviving Corporation (and, following the completion of the Upstream Merger, the Surviving Company) and Parent will be Affiliates), (d) none of the Company Specified Persons shall be deemed to be an Affiliate of the Company and (e) none of IAC/InterActiveCorp or trivago N.V. shall be deemed to be an Affiliate of Parent or Diller. For purposes of this Agreement, unless otherwise specified, prior to the Effective Time, neither Parent nor any of its Subsidiaries will be deemed to be Affiliates of the Company or any of the Company’s Subsidiaries, whether or not they otherwise would be Affiliates of the Company or any of the Company’s Subsidiaries under the foregoing definition and vice versa.

“Agreement” has the meaning specified in the preamble.

“Alternative Company Transaction” means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer or other similar transaction involving the Company which would result in any Person (or the stockholders or equityholders of any such Person) owning twenty-five percent (25%) or more of the aggregate outstanding equity securities of the Company (or the surviving or resulting entity) or securities representing twenty-five (25%) or more of voting power of the Company (or the surviving or resulting entity), (b) any direct or indirect sale, lease, exchange, transfer or other disposition to, or acquisition or purchase by, any Person, in a single transaction or a series of related transactions, of assets or properties of the Company and its Subsidiaries that constitute twenty-five percent (25%) or more of the fair market value of the assets and properties of the Company and its Subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, by any Person of twenty-five percent (25%) or more of the aggregate outstanding equity securities or securities representing twenty-five (25%) or more of voting power of the Company or (d) any other transaction having a similar effect to those described in any of clauses (a), (b) or (c), in each case, other than the transactions contemplated hereby; provided, that, for the avoidance of doubt, all references to “Person” in this definition shall include any Group of Persons.

“Alternative Company Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by Parent or an Affiliate of Parent), for an Alternative Company Transaction.

“Amended Company Notice Period” has the meaning specified in Section 5.3(e)(ii).

“Annual Adjustment” has the meaning specified in Section 5.1(h).

“Assigned and Amended Stockholders Agreement” has the meaning specified in the recitals.

“Assigned Governance Agreement” has the meaning specified in the recitals.

“Baker Botts” means Baker Botts L.L.P.

“BD Exchange” has the meaning specified in the Diller Exchange Agreement.

“beneficial owner”, “beneficial ownership”, “beneficially owns” and “owns beneficially” have the meaning given such terms in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of capital stock or other equity security which is then entitled to vote generally in the election of directors shall be calculated in accordance with the provisions of such Rule; provided, however, that, for purposes of determining beneficial ownership, (a) a Person shall be deemed to be the beneficial owner of any Equity which may be acquired by such Person (disregarding any legal impediments to such beneficial ownership), whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities issued by a Person, (b) no Person shall be deemed to beneficially own any Equity solely as a result of such Person’s execution of any Collective Agreement (including by virtue of holding a proxy with respect to, or right to acquire, any shares) or such Person’s filing of any reports, forms or schedules with the SEC in connection with any of the matters contemplated hereby or thereby, (c) no member of the Malone Group will be deemed to beneficially own any Equity held by The Tracy M. Amonette Trust A (also known as The Tracy L.

Neal Trust A) or The Evan D. Malone Trust A, unless and until a member of the Malone Group exercises its right of substitution and acquires such Equity from The Tracy M. Amonette Trust A (also known as The Tracy L. Neal Trust A) or The Evan D. Malone Trust A, respectively, (d) no member of the Diller Stockholder Group (as defined in the Assigned and Amended Stockholders Agreement) will be deemed to beneficially own any Parent Common Shares owned by the Liberty Stockholder Group (as defined in the Assigned and Amended Stockholders Agreement) as a result of any right to purchase or otherwise acquire or to vote the Parent Common Shares owned by the Liberty Stockholder Group pursuant to the Assigned and Amended Stockholders Agreement and (e) no member of the Liberty Stockholder Group will be deemed to beneficially own any Parent Common Shares owned by the Diller Stockholder Group as a result of any right to purchase or otherwise acquire or to vote the Parent Common Shares owned by the Diller Stockholder Group pursuant to the Assigned and Amended Stockholders Agreement.

“Book Entry Shares” has the meaning specified in Section 2.6(a)(ii).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Certificate” has the meaning specified in Section 2.6(a)(ii).

“Certificate of Merger” means a certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, Section 251(c) of the DGCL, a form of which is attached hereto as Exhibit B.

“Closing” has the meaning specified in Section 2.4.

“Closing Date” has the meaning specified in Section 2.4.

“Closing Split-Off Tax Opinion Representation Letters” means the Company Closing Split-Off Tax Opinion Representation Letter, the Parent Closing Split-Off Tax Opinion Representation Letter, the Diller Closing Representation Letter, the Malone Closing Representation Letter and the Qurate Closing Representation Letter.

“Closing Split-Off Tax Opinion Representations” means the representations in the Closing Split-Off Tax Opinion Representation Letters.

“Code” has the meaning specified in the recitals.

“Collective Agreements” means the Governance Instruments and the Transaction Documents.

“Combination” has the meaning specified in the recitals.

“Common Stock Directors” has the meaning specified in the recitals.

“Company” has the meaning specified in the preamble.

“Company Adverse Recommendation Change” has the meaning specified in Section 5.3(d).

“Company Board” has the meaning specified in the recitals.

“Company Bylaws” means the Bylaws of the Company, as in effect on the date hereof.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Charter” has the meaning specified in the recitals.

“Company Closing Split-Off Tax Opinion Representation Letter” means a representation letter substantially in the form of the Company Signing Split-Off Tax Opinion Representation Letter, with such changes, updates or refinements, agreed to by the Company and Company Split-Off Tax Counsel (and, with respect to material changes, updates or refinements, with the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)), as may be necessary to reflect any changes in, or clarifications of, facts prior to the Closing, to be executed by the Company, dated and effective as of the Closing Date, delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Closing Tax Opinion.

“Company Common Stock” means the Company Series A Common Stock, the Company Series B Common Stock and the Company Series C Common Stock.

“Company Director” means any Liberty Director (as defined in the Assigned Governance Agreement).

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Employee” means an employee of the Company or any of its Subsidiaries.

“Company Equity Awards” means the Company Stock Options, the Company RSU Awards and the Company Restricted Stock.

“Company ERISA Affiliate” has the meaning specified in the definition of the term “Company Plan”.

“Company Financial Statements” has the meaning specified in Section 3.6(b).

“Company Intellectual Property” means the Intellectual Property that is necessary for the conduct of the business of the Company and its Subsidiaries.

“Company Intervening Event” means any fact, event, change, development or circumstance not known or reasonably foreseeable (or the consequences of which (or the magnitude of which) were not known or reasonably foreseeable) by the Company Board as of the date hereof, which fact, event, change, development or circumstance (or consequences of which (or the magnitude of which)) becomes known to the Company Board prior to the Company Stockholder Approval and that affects, or would reasonably be likely to affect, in a material manner the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, that, in no event shall (i) the receipt, existence or terms of any Alternative Company Transaction Proposal or (ii) any fact, event, change, development or circumstance to the extent relating to Parent or any of its Subsidiaries or Diller constitute a Company Intervening Event.

“Company Material Contract” has the meaning specified in Section 3.20(a).

“Company Notice Period” has the meaning specified in Section 5.3(e)(ii).

“Company Owned Parent Shares” has the meaning specified in Section 3.22.

“Company Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (“Company ERISA Affiliate”), that together with the Company would be deemed a “controlled group” within the meaning of Section 4001(a)(14) of ERISA, for the benefit of any employee, director or former employee or director of the Company or any of its Subsidiaries.

“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Company Recourse Related Party” has the meaning specified in Section 7.3(c).

“Company Reorganization Tax Counsel” has the meaning specified in Section 6.3(d).

“Company Reorganization Tax Opinion” means (a) the tax opinion, dated as of the Closing Date, referred to in Section 6.3(d) and (b) if required in connection with the filing of the Registration Statement, the opinion as to the material U.S. federal income tax consequences of the Combination, to be delivered by Company Reorganization Tax Counsel for purposes of the Registration Statement including the Proxy Statement.

“Company Reorganization Tax Opinion Representation Letter” means the representation letter substantially in the form of Exhibit C, with such changes, updates or refinements, agreed to by Parent, the Company, Parent Tax Counsel and Company Reorganization Tax Counsel, as may be necessary to reflect any changes in, or clarifications of, facts prior to the Closing, to be executed by the Company, and dated and effective as of the Closing Date (and if applicable, as of the date of any Reorganization Tax Opinions to be delivered in connection with the Registration Statement), delivered to each of the tax counsel providing the Reorganization Tax Opinions as a condition to, and in connection with, the issuance of the Reorganization Tax Opinions.

“Company Restricted Stock” means a restricted share of Company Common Stock.

“Company RSU Award” means an award of restricted stock units corresponding to shares of Company Common Stock.

“Company SEC Documents” has the meaning specified in Section 3.6(a).

“Company Series A Common Stock” means the Series A common stock, par value $0.01 per share, of the Company.

“Company Series B Common Stock” means the Series B common stock, par value $0.01 per share, of the Company.

“Company Series C Common Stock” means the Series C common stock, par value $0.01 per share, of the Company.

“Company Signing Split-Off Tax Opinion Representation Letter” means the representation letter executed by the Company prior to the execution of this Agreement, dated and effective as of the date hereof, and delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Signing Tax Opinion.

“Company Specified Persons” means the Persons listed on Section 1.1(a) of the Company Disclosure Letter.

“Company Split-Off Tax Counsel” has the meaning specified in Section 6.1(g).

“Company Split-Off Tax Opinion Representation Letters” means the Company Signing Split-Off Tax Opinion Representation Letter and the Company Closing Split-Off Tax Opinion Representation Letter.

“Company Stock Option” means a stock option to purchase shares of Company Common Stock.

“Company Stock Plans” means the Liberty Expedia Holdings, Inc. 2016 Omnibus Incentive Plan and the Liberty Expedia Holdings, Inc. Transitional Stock Adjustment Plan.

“Company Stockholder” means a holder of Company Common Stock.

“Company Stockholder Approval” has the meaning specified in Section 3.4(a).

“Company Stockholders Meeting” has the meaning specified in Section 5.4(a).

“Company Tax Opinion Representations” means the representations in the Company Reorganization Tax Opinion Representation Letter and the Company Split-Off Tax Opinion Representation Letters.

“Company Termination Fee” has the meaning specified in Section 7.3(a).

“Competition Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Confidentiality Agreement” has the meaning specified in Section 5.5(d).

“Continuing Vitalize Employee” has the meaning specified in Section 5.21(a).

“Contract” means any legally binding written or oral binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Contribution” has the meaning specified in the Reorganization Agreement.

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities or partnership or other ownership interests, as trustee or executor, by contract or credit arrangement or otherwise.

“Convertible Securities” means, with respect to any Person, (a) any securities that are convertible into or exercisable or exchangeable for any shares of any class or series of equity securities of such Person, whether upon conversion, exercise, or exchange, pursuant to antidilution provisions of such securities or otherwise (other than, for purposes of this Agreement, the Parent Class B Common Stock or the Company Series B Common

Stock), and (b) any subscriptions, options, rights, warrants or calls (or any similar securities) or agreements or arrangements of any character, in each case to acquire equity securities of such Person; provided, that, the definition of “Convertible Securities” will not include the securities or agreements or arrangements set forth on Section 1.1 of the Parent Disclosure Letter.

“Covered Person” means the Persons listed on Section 1.1(a) of the Company Disclosure Letter.

“D&O Insurance” has the meaning specified in Section 5.11(b).

“D&O Tail” has the meaning specified in Section 5.11(b).

“Data Security Requirements” means all applicable Laws to the extent relating to the collection, processing and control of Personal Data (including the Regulation (EU) 2016/679 of The European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (the “General Data Protection Regulation” or “GDPR”) and the Regulation of the European Parliament and of the Council concerning the respect for private life and the protection of personal data in electronic communications and repealing Directive 2002/58/EC).

“Delaware Courts” has the meaning specified in Section 8.10.

“DGCL” has the meaning specified in the recitals.

“Diller” has the meaning specified in the recitals.

“Diller Assignment” has the meaning specified in the recitals.

“Diller Closing Representation Letter” means the representation letter substantially in the form of the Diller Signing Representation Letter with such changes, updates or refinements, agreed to by Diller and Company Split-Off Tax Counsel (and, with respect to material changes, updates or refinements, with the consent of the Company and Parent (such consent not to be unreasonably withheld, conditioned or delayed)), as may be necessary to reflect any changes in, or clarifications of, facts prior to the Closing to be executed by Diller, dated and effective as of the Closing Date, delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Closing Tax Opinion.

“Diller Exchange Agreement” has the meaning specified in the recitals.

“Diller Signing Representation Letter” means the representation letter executed by Diller prior to the execution of this Agreement, dated and effective as of the date hereof, and delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Signing Tax Opinion.

“Distribution” has the meaning specified in the Tax Sharing Agreement.

“Drop Dead Date” has the meaning specified in Section 7.1(b)(i).

“DVF Family Foundation” has the meaning specified in the recitals.

“Effective Time” has the meaning specified in Section 2.3(a).

“Encumbrance” means any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, charge, title retention device, restriction, covenant, title defect, assignment, adverse claim, restriction, encumbrance, option, right of first refusal or first offer, preemptive right or security interest of any kind or nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but other than restrictions under applicable securities Laws).

“Environmental Law” means any applicable Law relating to the protection of the environment (including ambient air, surface water, groundwater or land) or pollution, including any Law relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

“Equity” means any and all shares of capital stock of the applicable Person and Convertible Securities of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all regulations promulgated thereunder.

“Errors and Omissions Insurance” has the meaning specified in Section 5.23.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning specified in Section 2.7(a).

“Exchange Fund” has the meaning specified in Section 2.7(a).

“Exchange Ratio” means 0.360.

“Exchangeable Debentures” means one or more 1.0% Exchangeable Senior Debentures due 2047, issued by the Company pursuant to the Exchangeable Debentures Indenture.

“Exchangeable Debentures Indenture” means that certain Indenture, dated as of June 13, 2017, between the Company and U.S. Bank National Association, as in effect on the date hereof.

“Extended Date” has the meaning specified in Section 5.11(a).

“FDA” has the meaning specified in Section 3.11(a).

“Food Authorities” has the meaning specified in Section 3.11(a).

“FTC” has the meaning specified in Section 3.11(a).

“GAAP” means United States generally accepted accounting principles.

“GCIL” means GCI Liberty, Inc., a Delaware corporation.

“Governance Agreement” has the meaning specified in the recitals.

“Governance Agreement Assignment” has the meaning specified in the recitals.

“Governance Agreement Termination Agreement” has the meaning specified in the recitals.

“Governance Instruments” means the Transaction Agreement, the Company Charter, the Company Bylaws, the Transaction Agreement Amendment, the Diller Assignment, the Malone Proxy, the Governance Agreement, the Governance Agreement Assignment, the Stockholders Agreement, the Stockholders Agreement Assignment, the Stockholders Agreement Amendment and the Letter Agreement.

“Government Shutdown” means the shutdown of any and all United States federal government services provided by any of the SEC, the United States Federal Trade Commission and/or the United States Department of Justice.

“Governmental Authority” means any supranational, national, federal, state, county, local or municipal government, or other political subdivision thereof, or any court, tribunal or arbitral body and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, domestic or foreign; provided, that, such term shall not include any stock exchange or listing company.

“Governmental Permit” means any consent, license, permit, grant, or other authorization of a Governmental Authority that is required for the operation of such entity’s business or the holding of any of its material assets or properties.

“Group” has the meaning ascribed to such term in Section 13(d)(3) of the Exchange Act.

“Hazardous Substance” means any substance, material or waste that is regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic,” “radioactive” or similar item, including petroleum and petroleum products, polychlorinated biphenyls and friable asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (a) all liabilities or other obligations (including all obligations in respect of principal, accrued interests, penalties, fees and premiums) of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or other similar instruments (whether or not negotiable), (iii) in respect of letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar instruments (whether or not negotiable) issued for the account of such Person, regardless of whether drawn upon, (iv) created or arising under conditional sale or other title retention agreement with respect to property acquired or issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business consistent with past practice), (v) in respect of any securitization transaction, (vi) consisting of net obligations of any interest rate, currency or commodity hedging arrangements or (vii) relating to a lease obligation required to be capitalized under GAAP or attributable to sale/leaseback transactions of such Person; and (b) every obligation of others of the kind described in the preceding clause (a) that such Person has guaranteed, that is secured by an Encumbrance on any asset of such Person or that is otherwise such Person’s legal obligation. Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (w) trade accounts payable, deferred revenues, liabilities associated with customer prepayments, in each case, incurred in the ordinary course of business, (x) operating leases, (y) customary obligations under employment agreements and deferred compensation and (z) prepaid or deferred revenue and deferred tax liabilities.

“Indemnified Parties” has the meaning specified in Section 5.11(a).

“Independent Committee” means the Special Committee and any successor committee of the Parent Board consisting only of independent and disinterested (including by virtue of being independent of each of Diller, the Company and each of their respective Affiliates (ignoring for this purpose the second sentence of the definition thereof)) members of the Parent Board.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world, and all corresponding rights: (a) inventions (whether or not patentable or reduced to practice), all improvements thereto and all patents and industrial designs, patent and industrial design applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (b) trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names, social media handle registrations and all other indicia of origin, all applications, registrations and renewals in connection therewith and all goodwill associated with any of the foregoing; (c) works of authorship (whether or not copyrightable), copyrights, mask works, computer programs, database rights and moral rights, and all applications, registrations, and renewals in connection therewith; (d) trade secrets; (e) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons; and (f) rights in software.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment or systems to the extent used in the business of the Company and its Subsidiaries.

“Joinder Agreements” mean the Transaction Agreement Joinder, the Reorganization Agreement Joinder and the Tax Sharing Agreement Joinder.

“Law” means all foreign, federal, state, provincial, local or municipal laws, statutes, ordinances, regulations and rules of any Governmental Authority, and all Orders.

“Letter Agreement” means that certain letter agreement, dated as of November 4, 2016, from Diller to Qurate, delivered in connection with the Split-Off pursuant to the last sentence of Section 5.1 of the Stockholders Agreement.

“LEXE Marginco” has the meaning specified in the recitals.

“LEXEB LLC” has the meaning specified in the recitals.

“Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Law, Action or Order and those arising under any Contract.

“Liberty Ventures Common Stock” means, collectively, the Series A Liberty Ventures Common Stock and the Series B Liberty Ventures Common Stock.

“LLC Act” has the meaning specified in the recitals.

“LMC” means Liberty Media Corporation, a Delaware corporation.

“LMC Letter Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among Parent, the Company, LMC, Liberty Citation, Inc., Liberty Denver Arena LLC and Liberty Property Holdings, Inc.

“Malone” has the meaning specified in the recitals.

“Malone Closing Representation Letter” means the representation letter substantially in the form of the Malone Signing Representation Letter with such changes, updates or refinements, agreed to by Malone and Company Split-Off Tax Counsel (and, with respect to material changes, updates or refinements, with the consent of the Company and Parent (such consent not to be unreasonably withheld, conditioned or delayed)), as may be necessary to reflect any changes in, or clarifications of, facts prior to the Closing to be executed by Malone, dated and effective as of the Closing Date, delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Closing Tax Opinion.

“Malone Group” has the meaning specified in the recitals.

“Malone Proxy” has the meaning specified in the recitals.

“Malone Signing Representation Letter” means the representation letter executed by Malone prior to the execution of this Agreement, dated and effective as of the date hereof, and delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Signing Tax Opinion.

“Merger” has the meaning specified in the recitals.

“Merger Consideration” has the meaning specified in Section 2.6(a)(ii)(2).

“Merger LLC” has the meaning specified in the preamble.

“Merger Sub” has the meaning specified in the preamble.

“Merger Sub Board” has the meaning specified in the recitals.

“Moelis” means Moelis & Company LLC.

“Mrs. Malone” has the meaning specified in the recitals.

“NASDAQ” means The Nasdaq Stock Market LLC.

“Net Share” means, with respect to a Company Stock Option, the quotient obtained by dividing (a) the product of (i) the excess, if any, of the Per Share Cash Equivalent Consideration over the per share exercise price of such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, by (b) the Per Share Cash Equivalent Consideration.

“Necessary Information” has the meaning specified in Section 5.20(c).

“New Governance Agreement” has the meaning specified in the Diller Exchange Agreement, dated as of the date hereof and without any amendment or other modification thereto, except as permitted by this Agreement.

“Order” means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.

“Other Interests” has the meaning specified in Section 3.3(c).

“Parent” has the meaning specified in the preamble.

“Parent Board” has the meaning specified in the recitals.

“Parent Bylaws” means the Bylaws of Parent, as in effect on the date hereof.

“Parent Charter” means the Restated Certificate of Incorporation of Parent, effective as of March 26, 2018, as in effect on the date hereof.

“Parent Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Parent.

“Parent Closing Split-Off Tax Opinion Representation Letter” means a representation letter substantially in the form of the Parent Signing Split-Off Tax Opinion Representation Letter with such changes, updates or refinements, agreed to by Parent and Company Split-Off Tax Counsel (and, with respect to material changes, updates or refinements, with the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed)), as may be necessary to reflect any changes in, or clarifications of, facts prior to the Closing to be executed by Parent, dated and effective as of the Closing Date, delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Closing Tax Opinion.

“Parent Common Shares” means shares of Parent Common Stock and Parent Class B Common Stock.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement.

“Parent Equity Awards” means the Parent Stock Options, the Parent RSUs, the Parent SARs and the Share Units.

“Parent Financial Statements” has the meaning specified in Section 4.5(b).

“Parent Offer” has the meaning specified in Section 5.3(e)(ii).

“Parent Plan” means each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Parent or by any trade or business, whether or not incorporated, that together with Parent would be deemed a “controlled group” within the meaning of Section 4001(a)(14) of ERISA, for the benefit of any employee, director or former employee or director of Parent or any of its Subsidiaries.

“Parent Preferred Stock” means the preferred stock, par value $0.001 per share, of Parent.

“Parent Reorganization Tax Opinion” means (a) the tax opinion, dated as of the Closing Date, referred to in Section 6.2(d) and (b) if required in connection with the filing of the Registration Statement, the opinion as to the material U.S. federal income tax consequences of the Combination, to be delivered by Parent Tax Counsel for purposes of the Registration Statement including the Proxy Statement.

“Parent Reorganization Tax Opinion Representation Letter” means the representation letter substantially in the form of Exhibit D, with such changes, updates or refinements, agreed to by Parent, the Company, Parent Tax Counsel and Company Reorganization Tax Counsel, as may be necessary to reflect any changes in, or clarifications of, facts prior to the Closing, to be executed by Parent, and dated and effective as of the Closing Date (and if applicable, as of the date of any Reorganization Tax Opinions to be delivered in connection with the Registration Statement), delivered to each of the tax counsel providing the Reorganization Tax Opinions as a condition to, and in connection with, the issuance of the Reorganization Tax Opinions.

“Parent Restricted Stock” means restricted shares of Parent Common Stock.

“Parent RSUs” means restricted stock units with respect to shares of Parent Common Stock.

“Parent SARs” means stock appreciation rights corresponding to shares of Parent Common Stock.

“Parent SEC Documents” has the meaning specified in Section 4.5(a).

“Parent Signing Split-Off Tax Opinion Representation Letter” means the representation letter executed by Parent prior to the execution of this Agreement, dated and effective as of the date hereof, and delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Signing Tax Opinion.

“Parent Split-Off Tax Opinion Representation Letters” means the Parent Signing Split-Off Tax Opinion Representation Letter and the Parent Closing Split-Off Tax Opinion Representation Letter.

“Parent Stock Option” means a stock option to purchase shares of Parent Common Stock.

“Parent Stockholder” means a holder of Parent Common Shares.

“Parent Tax Counsel” has the meaning specified in Section 6.2(d).

“Parent Tax Opinion Representations” means the representations in the Parent Reorganization Tax Opinion Representation Letter and the Parent Split-Off Tax Opinion Representation Letters.

“Parent Trading Price” means the volume weighted average closing sale price of one share of Parent Common Stock as reported on Nasdaq for the ten (10) consecutive trading days ending on the trading day immediately preceding the Effective Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Party” means any of the Company, Parent, Merger Sub and Merger LLC.

“Per Share Cash Equivalent Consideration” means the product obtained by multiplying (a) the Exchange Ratio by (b) the Parent Trading Price.

“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes or other payments that are not yet due and payable, (b) Encumbrances for Taxes being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents or the Parent SEC Documents, as applicable, filed prior to the date hereof, (c) Encumbrances in favor of vendors, mechanics, carriers, workmen, warehousemen, repairmen, materialmen or similar Encumbrances arising under applicable Law in the ordinary course of business, which would not materially impair the use, operation or value of the asset subject thereto, (d) valid non-exclusive licenses to Intellectual Property in the ordinary course of business consistent with past practice, (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (f) with respect to any licensed or leased asset or property, the rights of any lessor, lessee, licensor or licensee under the applicable lease or license in effect as of the date of this Agreement, (g) liens securing Indebtedness of the Company described on Section 3.20(a)(ii) of the Company Disclosure Letter (and identified thereon as being secured by such liens) so long as the terms of such Indebtedness, as in effect on the date hereof, require the incurrence of such liens to secure such Indebtedness, (h) defects, imperfections or irregularities in title, easements, covenants, restrictions and rights of way and other similar Encumbrances, or other liens of record, zoning, building and other similar codes and restrictions, with respect to real property, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use, (i) with respect to any securities, any transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Law or restrictions under organizational documents of the issuer of such securities and (j) Encumbrances set forth in any Collective Agreement.

“Permitted Parent Access Circumstance” has the meaning specified in Section 5.20(c).

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two (2) or more of the foregoing.

“Personal Data” means any and all information that, alone or in combination with other information, allows the identification of a living individual, “Personal Data” as that term is defined in Article 4 of the GDPR and any national implementing laws, in each case following the implementation date, and all rules and regulations issued under any of the foregoing, and “Personally Identifiable Information” under any privacy or data security Law in any jurisdiction applicable to the processing of that Personal Data (including, IP address, name, address, telephone number, email address, social security number, bank account number, driver’s license number, credit card number, credit history and criminal history).

“PJT” means PJT Partners LP.

“Post-Closing Representation” has the meaning specified in Section 5.20(a).

“Potter Anderson” means Potter Anderson & Corroon LLP.

“Pre-Amendment Transaction Agreement” has the meaning specified in the recitals.

“Privileged Information” shall mean any and all Protected Information regardless of whether shared with, by, or among any Represented Person or their respective Affiliates (or any of their respective Representatives), that was created prior to the Closing and would ordinarily be protected by the attorney-client privilege or similar protections (including attorney work-product protections), as to which the Company, prior to the Closing, had any rights whatsoever, either by itself or in conjunction with another Person.

“Products” has the meaning specified in Section 3.11(a).

“Protected Information” shall mean any and all (i) documents, information, or other materials (including analyses, memoranda, spreadsheets and drafts of any of the foregoing) whether written (in physical form or electronic media) or oral (including any written notes derived therefrom) created prior to Closing by or for the benefit of any Represented Persons and/or any of their respective Affiliates or Representatives, and (ii) communications prior to Closing, whether written (in physical form or electronic media) or oral (including any written notes derived therefrom) that occur between or among any of the following: any Represented Persons, any of their respective Affiliates or any of their respective Representatives (including, for the avoidance of doubt, strictly internal communications), in the case of each of clause (i) or (ii), to the extent actually (or reasonably deemed to be) in the possession or control of the Company on or prior to the Closing and relating to:

(x)   the businesses or affairs of the Company and its Affiliates (other than Vitalize and its Subsidiaries) to the extent such information described in clause (i) or (ii) of the introductory paragraph to this definition also primarily relates to (1) any of the Persons set forth in clauses (4) or (5) of the definition of Represented Persons (other than to the extent such Persons are acting in their capacities as employees, officers, directors or stockholders of the Company) or the respective employees, officers, directors or stockholders of the Persons set forth in clause (5) of the definition of Represented Persons to the extent acting in their capacities as such or (2) Parent, Diller or any of their respective Affiliates,

(y)   the transactions contemplated by (together with any actions taken in anticipation of, or in consideration of any alternatives to, the transactions contemplated by any of the Collective Agreements or the Split-Off, or

(z)   any analyses or presentations prepared or conducted by Moelis with respect to, in connection with or in anticipation of the transactions described in immediately preceding clause (y) (including the relevant portions of any related materials shared with the Transaction Committee or, after the Series B Director Termination Time (as defined in the Company Charter), the Company Board) (other than the opinion described in Section 3.24, any disclosure relating thereto included in the Registration Statement, and any financial analyses underlying such opinion); provided, however, that, notwithstanding the foregoing and for the avoidance of doubt, the following shall not be deemed to be Protected Information: (A) financial statements, schedules and other financial information to the extent relating to the Company and/or its Subsidiaries, including auditors’ work papers and correspondence with, to or from auditors, (B) any of the information described in clause (i) or (ii) to the introductory paragraph of this definition to the extent relating to or arising out of the Company’s SEC or NASDAQ compliance, reporting or similar obligations, including its financial reporting and accounting requirements, as a public company (other than to the extent relating to the matters described in clause (y) of this definition), (C) documentation executed or delivered by or to the Company in connection with the issuance of the Exchangeable Debentures, including the Exchangeable Debentures Indenture, together with any analyses regarding the structure or terms, or interpreting the provisions, thereof, (D) corporate record books of the Company and/or any of its Subsidiaries, including Vitalize and its Subsidiaries, including minutes from meetings of or actions taken by the Company Board (other than meetings of or actions taken by the Transaction Committee or, after the Series B Director Termination Time, the Company Board, in each case to the extent such meetings or actions relate to any of the matters described in clause (x), (y) or (z) above) or any Board of Directors or similar governing body of any of the Company’s Subsidiaries, including Vitalize and its Subsidiaries, and minutes from meetings of or formal actions taken by the stockholders of the Company or any of the Company’s Subsidiaries, including Vitalize and its Subsidiaries (including, for the avoidance of doubt, the Specified Matters (as defined in the Company Disclosure Letter)), (E) any of the foregoing to the extent relating to the business and affairs of Vitalize and its Subsidiaries, and (F) the Tax Opinion (as defined in the Tax Sharing Agreement), the Tax Materials (as defined in the Tax Sharing Agreement), the Split-Off Signing Tax Opinion, the Split-Off Closing Tax Opinion, the Signing Split-Off Tax Opinion Representation Letters and the Closing Split-Off Tax Opinion Representation Letters.

“Proxy Statement” has the meaning specified in Section 5.4(a).

“Qualified Plan” has the meaning specified in Section 3.19(b).

“Qurate” has the meaning specified in the recitals.

“Qurate Closing Representation Letter” means the representation letter substantially in the form of the Qurate Signing Representation Letter with such changes, updates or refinements, agreed to by Qurate and Company Split-Off Tax Counsel (and, with respect to material changes, updates or refinements, with the consent of the Company and Parent (such consent not to be unreasonably withheld, conditioned or delayed)), as may be necessary to reflect any changes in, or clarifications of, facts prior to the Closing to be executed by Qurate, dated and effective as of the Closing Date, delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Closing Tax Opinion.

“Qurate Side Letter” means the agreement, dated as of the date hereof, from Parent to Qurate and the Company.

“Qurate Signing Representation Letter” means the representation letter executed by Qurate prior to the execution of this Agreement, dated and effective as of the date hereof, and delivered to Company Split-Off Tax Counsel as a condition to, and in connection with, the issuance of the Split-Off Signing Tax Opinion.

“Registration Statement” has the meaning specified in Section 5.4(a).

“Reorganization Agreement” means that certain Reorganization Agreement dated as of October 26, 2016, by and between Qurate and the Company.

“Reorganization Agreement Joinder” means the Assumption and Joinder Agreement to Reorganization Agreement, dated as of the date hereof, by and among Parent, the Company and Qurate.

“Reorganization Tax Opinion Representations” means the representations in the Company Reorganization Tax Opinion Representation Letter and the Parent Reorganization Tax Opinion Representation Letter.

“Reorganization Tax Opinions” means the Parent Reorganization Tax Opinion and the Company Reorganization Tax Opinion.

“Representatives” means, with respect to any Person, its financial advisors, legal counsel, financing sources, accountants, insurers or other advisors, agents or representatives, including its officers and directors.

“Represented Persons” has the meaning specified in Section 5.20(a).

“Restructuring” has the meaning specified in the Reorganization Agreement.

“Sarbanes Act” means the Sarbanes-Oxley Act of 2002.

“SARs” has the meaning specified in the Vitalize 2011 SAR Plan (as Amended and Restated Effective November 17, 2016).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Senior Management” means, (a) with respect to Parent, the Chief Executive Officer, the Chief Financial Officer and the Chief Legal Officer, and (b) with respect to the Company, the Chief Executive Officer, the Chief Legal Officer, the Chief Financial Officer, the Chief Corporate Development Officer, the President of Vitalize, the Chief Financial Officer of Vitalize, the Chief Legal Officer of Vitalize and the Chief Digital and Customer Officer of Vitalize.

“Series A Consideration” has the meaning specified in Section 2.6(a)(ii)(1).

“Series A Liberty Ventures Common Stock” means the Series A Liberty Ventures common stock, par value $0.01 per share, of Qurate, which was formerly issued and outstanding.

“Series B Consideration” has the meaning specified in Section 2.6(a)(ii)(2).

“Series B Liberty Ventures Common Stock” means the Series B Liberty Ventures common stock, par value $0.01 per share, of Qurate, which was formerly issued and outstanding.

“Services Agreement” means that certain Services Agreement, dated as of November 4, 2016, by and between LMC and the Company.

“Share Units” has the meaning specified in the Amended and Restated Expedia, Inc. Non-Employee Director Deferred Compensation Plan, effective as of January 1, 2009.

“Sherman” means Sherman & Howard L.L.C.

“Signing Split-Off Tax Opinion Representation Letters” means the Company Signing Split-Off Tax Opinion Representation Letter, the Parent Signing Split-Off Tax Opinion Representation Letter, the Diller Signing Representation Letter, the Malone Signing Representation Letter and the Qurate Signing Representation Letter.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Special Committee” has the meaning specified in the recitals.

“Split-Off” means the split-off of the Company by Qurate on the Split-Off Date pursuant to which Qurate redeemed a portion of each share of Series A Liberty Ventures Common Stock and Series B Liberty Ventures Common Stock in exchange for a portion of a share of the corresponding series of Company Common Stock.

“Split-Off Closing Tax Opinion” means the tax opinion, dated as of the Closing Date, referred to in Section 6.1(g).

“Split-Off Date” means November 4, 2016.

“Split-Off Signing Tax Opinion” means the tax opinion, dated as of the date hereof, referred to in Section 3.18(j).

“Split-Off Tax Treatment” means (a) the qualification of the Restructuring in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to Qurate, the Company and each of their respective Subsidiaries immediately prior to the Distribution, (b) the qualification of the Contribution and Distribution as a tax-free transaction described under Sections 368(a)(1)(D), 355 and 361 of the Code (except with respect to the receipt of cash in lieu of fractional shares) and (c) the qualification of the Contribution and Distribution in whole for nonrecognition of income, gain and loss for U.S. federal (and state and local) income (or franchise) tax purposes to Qurate, the Company, each of their respective Subsidiaries at the effective time of the Distribution and the holders of Liberty Ventures Common Stock that received stock of the Company in the Distribution (except with respect to the receipt of cash in lieu of fractional shares).

“Split-Off Tax Treatment Agreement” means any agreement or arrangement (written or oral, provided it is valid, binding and enforceable under applicable Law) that governs the sharing, allocation, reimbursement, indemnification of Taxes with respect to, or the conduct, settlement or defense of any Tax Contest (as defined in the Tax Sharing Agreement) in respect of, the Split-Off Tax Treatment, other than the Tax Sharing Agreement, the Tax Sharing Agreement Joinder and any agreement or arrangement with a Tax Authority (as defined in the Tax Sharing Agreement).

“Stockholders Agreement” has the meaning specified in the recitals.

“Stockholders Agreement Amendment” has the meaning specified in the recitals.

“Stockholders Agreement Assignment” has the meaning specified in the recitals.

“Stockholders Agreement Termination Agreement” has the meaning specified in the recitals.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity (a) that is consolidated with such Person for purposes of financial reporting under GAAP or (b) in which such Person (i) owns, directly or indirectly, more than fifty percent (50%) of the voting power represented by the outstanding voting securities or more than fifty percent (50%) of the equity securities, profits interest or capital interest, (ii) is entitled to elect at least one-half of the board of directors or similar governing body or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively; provided, that, for purposes of this Agreement, unless otherwise specified, (A) subject to Section 1.2(b), prior to the Effective Time, neither Parent nor any of its Subsidiaries will be deemed to be a Subsidiary of the Company or a Subsidiary of any of the Company’s Subsidiaries, whether or not they otherwise would be a Subsidiary of the Company or any of the Company’s Subsidiaries under the foregoing definition and (B) trivago N.V. shall not be deemed a Subsidiary of Parent or a Subsidiary of any of Parent’s Subsidiaries, whether or not it otherwise would be a Subsidiary of Parent or any of Parent’s Subsidiaries under the foregoing definition.

“Superior Company Proposal” means a bona fide written Alternative Company Transaction Proposal which the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal, (a) is reasonably likely to be consummated on the terms proposed, (b) to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained, (c) is more favorable from a financial point of view to the Company and the Company Stockholders than the terms of the Merger and the other transactions contemplated hereby and (d) is otherwise on terms that the Company Board has determined to be superior to the transactions contemplated hereby; provided, however, that, for purposes of this definition of “Superior Company Proposal,” the term “Alternative Company Transaction Proposal” shall have the meaning assigned to such term in this Agreement, except that each reference to twenty-five percent (25%) in the definition of “Alternative Company Transaction” when used in the definition of “Alternative Company Transaction Proposal” shall be replaced with a reference to eighty percent (80%).

“Surviving Company” has the meaning specified in in Section 2.1(b).

“Surviving Corporation” has the meaning specified in Section 2.1(a).

“Tax” or “Taxes” means (a) any and all federal, state, local and foreign taxes and other assessments, governmental charges, duties, fees, levies and Liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and (b) all interest, penalties and additions imposed with respect to such amounts in clause (a).

“Tax Opinions” means (a) the Split-Off Closing Tax Opinion and (b) the Reorganization Tax Opinions.

“Tax Return” means a report, return, certificate, form or similar statement or document, including any amendment thereof or any attachment thereto, supplied to or filed with or required to be supplied to or filed with a Governmental Authority in connection with the determination, assessment or collection of any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Agreement” means that certain Tax Sharing Agreement, dated as of November 4, 2016, by and between Qurate and the Company.

“Tax Sharing Agreement Joinder” means the Assumption and Joinder Agreement to Tax Sharing Agreement, dated as of the date hereof, by and among Parent, the Company and Qurate.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than the Company, Parent or any of their respective Affiliates.

“Transaction Agreement” has the meaning specified in the recitals.

“Transaction Agreement Amendment” has the meaning specified in the recitals.

“Transaction Agreement Joinder” means the Assumption Agreement Concerning Transaction Agreement Obligations, dated as of the date hereof, by and among Parent, the Company, Diller, Malone, Mrs. Malone and Qurate.

“Transaction Committee” has the meaning specified in the recitals.

“Transaction Documents” means this Agreement, the Diller Exchange Agreement, the Joinder Agreements, the Qurate Side Letter, the LMC Letter Agreement, the Stockholders Agreement Termination Agreement and the Governance Agreement Termination Agreement.

“Transaction Taxes” has the meaning specified in the Tax Sharing Agreement.

“Transaction Tax-Related Losses” has the meaning specified in the Tax Sharing Agreement.

“Treasury Regulations” means the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“Upstream Effective Time” has the meaning specified in Section 2.3(b).

“Upstream Merger” has the meaning specified in the recitals.

“Upstream Merger Certificate” means the certificate of ownership and merger with respect to the Upstream Merger containing the provisions required by, and executed in accordance with, Section 267 of the DGCL and Section 18-209(i) of the LLC Act (and as authorized by Merger LLC in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the LLC Act), the form of which is attached hereto as Exhibit E.

“Vitalize” means Vitalize, LLC.

“Vitalize Budget” means the annual operating budget of Vitalize for the year ending December 31, 2019, described in Section 1.1(b) of the Company Disclosure Letter.

“Voting Agreement” has the meaning specified in the recitals.

“Voting Company Debt” has the meaning specified in Section 3.2(c).

“Vote Date” has the meaning specified in Section 7.1(b)(iii).

“Voting Parent Debt” has the meaning specified in Section 4.2(c).

“Wachtell” means Wachtell, Lipton, Rosen & Katz.

“Wholly Owned Subsidiary” means, as to any Person, a Subsidiary of such Person, 100% of the Equity and voting interest in which is beneficially owned or owned of record, directly and/or indirectly, by such Person.

Section 1.2   Terms Generally.

(a)   The definitions in Section 1.1 will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context otherwise requires. As used herein, the term “to the knowledge of the Company” or “the Company is aware” or any similar term relating to the Company’s knowledge or awareness means the actual knowledge, after due inquiry, of any of the Senior Management of the Company, and the term “to the knowledge of Parent” or “Parent is aware” any similar term relating to Parent’s knowledge or awareness means the actual knowledge, after due inquiry, of any of the Senior Management of Parent. All references herein to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Unless the context otherwise requires, any references to any statute or regulation are to such statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a “day” or “number of days” (without the explicit qualification of “business”) will be interpreted as a reference to a calendar day or number of calendar days, as the case may be. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice will be deferred until, or may be taken or given on, the next Business Day. As used herein, and unless the context otherwise requires, the phrase “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) (x) with respect to information to be made available to Parent, posted and made available to Parent on the Company due diligence data site or otherwise delivered to or made available to Wachtell, and (y) with respect to information to be made available to the Company, posted or made available to the

Company on the Parent due diligence data site or delivered to or made available to Baker Botts, as applicable, in each case, prior to the date hereof (other than as to those materials which are required to be delivered on the date hereof) or (B) filed or furnished to the SEC (and publicly available) at least one Business Day prior to the date hereof.

(b)   References to “the Company” in the phrase “the Company and its Subsidiaries, taken as a whole”, including for purposes of Article III, will be deemed to include the Company’s equity interest in Parent through the Company’s ownership of Parent Common Shares and the related value to the Company thereof.

(c)   For purposes of this Agreement, any event or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on Parent and its Subsidiaries, taken as a whole, will not be considered or taken into account in connection with any determination with respect to the occurrence of a material adverse effect applicable to the Company and its Subsidiaries, taken as a whole.

(d)   For the avoidance of doubt, the phrase “Parent and its Subsidiaries” will be deemed to include Merger Sub and Merger LLC prior to the Effective Time, the Surviving Corporation following the Effective Time and the Surviving Company following the Upstream Effective Time.

ARTICLE II

THE COMBINATION

Section 2.1   The Combination.

(a)   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

(b)   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, the LLC Act and the authorization of the Upstream Merger by Merger LLC in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the LLC Act and the Upstream Merger Certificate, at the Upstream Effective Time, the Surviving Corporation shall be merged with and into Merger LLC and the separate corporate existence of the Surviving Corporation shall thereupon cease. Merger LLC shall continue as the surviving company in the Upstream Merger (sometimes hereinafter referred to as the “Surviving Company”), and the separate existence of Merger LLC with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Upstream Merger. At the Upstream Effective Time, the effect of the Upstream Merger shall be as provided in the authorization of the Upstream Merger by Merger LLC in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the LLC Act, the Upstream Merger Certificate and the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Upstream Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Surviving Corporation and Merger LLC shall vest in the Surviving Company, and all debts, Liabilities and duties of the Surviving Corporation and Merger LLC shall become the debts, Liabilities and duties of the Surviving Company.

Section 2.2   Organizational Documents.

(a)   At the Effective Time, the Company Charter as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit F, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended in accordance with its terms and the DGCL.

(b)   At the Effective Time, the Company Bylaws as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth on Exhibit G, and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter further amended in accordance with their terms, the terms of the certificate of incorporation of the Surviving Corporation and the DGCL.

(c)   At the Upstream Effective Time, the certificate of formation of the Surviving Company, as in effect immediately prior to the Upstream Effective Time and as set forth on Exhibit H, shall be the certificate of formation of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Company’s certificate of formation and limited liability company agreement.

(d)   At the Upstream Effective Time, the limited liability company agreement of the Surviving Company, as in effect immediately prior to the Upstream Effective Time and as set forth on Exhibit I, shall be the limited liability company agreement of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Company’s certificate of formation and limited liability company agreement.

Section 2.3   Effective Time; Upstream Effective Time.

(a)   Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file the Certificate of Merger as contemplated by the DGCL, together with any required related certificates, filings or recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

(b)   Following (or contemporaneous with) the filing of the Certificate of Merger, Merger LLC shall file the Upstream Merger Certificate, together with any required related certificates, filings or recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the LLC Act. The Upstream Merger shall become effective upon the filing of the Upstream Merger Certificate with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Upstream Merger Certificate (such time, the “Upstream Effective Time”). The Effective Time shall, in all events, precede the Upstream Effective Time.

Section 2.4   Closing. Unless this Agreement shall have been terminated in accordance with Section 7.1, the closing of the Combination (the “Closing”) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions set forth in Article VI shall have been satisfied or waived by the Party entitled to the benefit of the same (other than conditions which by their terms are required to be satisfied or waived at the Closing, including the condition set forth in Section 6.2(e), but subject to the satisfaction or waiver of such conditions), or at such other time and on a date as agreed to by the Parties in writing (the “Closing Date”). The Closing shall take place at 10:00 a.m., New York City time, on the Closing Date, at the offices of Baker Botts, 30 Rockefeller Plaza, New York, New York or at such other place and time as agreed to by the Parties hereto.

Section 2.5   Directors and Officers of the Surviving Corporation.

(a)   Prior to the Closing, the Company shall deliver to Parent the resignation of each director of the Company, in each case, subject to, conditioned upon and effective as of the Effective Time.

(b)   Subject to applicable Law, the Parties shall take all requisite action so that from and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.

Section 2.6   Effect on Common Stock.

(a)   Effect on Company and Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholders, any of the Parties, or any other Person:

(i)   Cancelled Shares. Each share of Company Common Stock (A) held by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor and (B) owned by Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor.

(ii)   Conversion of Company Common Stock. Except as otherwise provided in Section 2.6(a)(i), and subject to Section 2.6(b):

(1)   Each share of Company Series A Common Stock issued and outstanding immediately prior to the Effective Time shall automatically, and without any election on the part of the Company Stockholders, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (such shares of Parent Common Stock, the “Series A Consideration”); and

(2)   Each share of Company Series B Common Stock issued and outstanding immediately prior to the Effective Time shall automatically, and without any election on the part of the Company Stockholders, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (such shares of Parent Common Stock, the “Series B Consideration”, and together with (y) the Series A Consideration and (z) (without duplication of the Series A Consideration and Series B Consideration) any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.7(e), the “Merger Consideration”).

From and after the Effective Time, all shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and shall cease to exist, and each holder of (A) a certificate (a “Certificate”) that immediately prior to the Effective Time represented such shares or (B) such shares immediately prior to the Effective Time in non-certificated book-entry form (the “Book Entry Shares”) shall, in each case, thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders of shares become entitled in accordance with this Article II upon the surrender of such Certificate or exchange of Book Entry Shares in accordance with Section 2.7.

(iii)   Effect on Merger Sub Common Stock. Each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into and shall become one (1) share of common stock of the Surviving Corporation.

(b)   Changes to Stock. If at any time during the period between the date of this Agreement and the Effective Time, any change in outstanding Parent Common Stock or Company Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares or any stock dividend thereon with a record date, payment date or ex-dividend date during such period, or any similar extraordinary transaction or event (including any merger, consolidation, share exchange, business combination or similar transaction as a result of which Parent Common Stock or Company Common Stock will be converted or exchanged), the Merger Consideration, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately and equitably adjusted to provide the Company Stockholders the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of doubt, neither the declaration nor payment by Parent of quarterly cash dividends in the ordinary course consistent with past practice, subject to Section 2.6(b) of the Parent Disclosure Letter, on the Parent Common Shares prior to the Effective Time will require any adjustment under this Section 2.6(b), it being understood that nothing in this Section 2.6(b) is intended to permit the taking of any action by the Company or Parent that is otherwise prohibited by this Agreement.

(c)   Conversion of Surviving Corporation Shares. At the Upstream Effective Time, by virtue of the Upstream Merger and without any action on the part of any of the Parties or holders of any securities of the Surviving Corporation or Merger LLC, (i) each membership interest of Merger LLC issued and outstanding immediately prior to the Upstream Effective Time shall remain outstanding as a membership interest of the Surviving Company and (ii) each share of common stock of the Surviving Corporation shall be cancelled and shall cease to exist, and no securities or other consideration shall be delivered in exchange therefor.

Section 2.7   Exchange of Certificates and Book Entry Shares.

(a)   Exchange Agent. Prior to the Effective Time, Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) in the Merger for the purpose of exchanging Certificates and Book Entry Shares for the applicable Merger Consideration. Prior to the Effective Time, Parent shall enter into or shall have entered into an exchange agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement and such agreement shall be reasonably acceptable to the Company. Parent will make available to the Exchange Agent, at or prior to the Effective Time, a number of shares of Parent Common Stock sufficient to pay the aggregate Merger Consideration pursuant to Section 2.6(a) and Section 2.7(e) (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, the “Exchange Fund”). Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record (as of immediately prior to the Effective Time) of a Certificate (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company in the United States) for use in effecting delivery of shares of Company Common Stock to the Exchange Agent and (B) instructions for effecting the surrender of Certificates in exchange for the Merger Consideration issuable and payable in respect thereof, and any dividends or other distributions to which such holders are entitled to pursuant to Section 2.7(d). Exchange of any Book Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.

(b)   Exchange Procedure. Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration to be issued in consideration therefor, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or compliance with Parent’s customary procedures with respect to the exchange of Book Entry Shares, will be entitled to receive (i) the number of whole shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical Certificate is requested) that such holder has the right to receive pursuant to Section 2.6 and (ii) a check in the amount equal to dividends and other distributions, if any, payable in respect of such whole shares pursuant to Section 2.7(d) and cash payable in lieu of fractional shares pursuant to Section 2.7(e). Any such Certificate or Book Entry Share shall forthwith be cancelled. No interest shall be paid or accrued on any Merger Consideration (including on cash in lieu of fractional shares) or on any unpaid dividends and distributions payable to holders of Certificates or Book Entry Shares. Until so surrendered, each Certificate and Book Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and any dividends and other distributions in accordance with Section 2.7(d).

(c)   Certificate Holder. If any portion of the Merger Consideration (or any other payment provided for in this Article II) is to be paid to or registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of Merger Consideration (or other payment) shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment or registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)   Dividends and Distributions. No dividends or other distributions with respect to shares of Parent Common Stock issued pursuant to the Merger shall be paid to the holder of any unsurrendered Certificates or non-exchanged Book Entry Shares until such Certificates or Book Entry Shares are properly surrendered or exchanged in accordance with this Section 2.7. Following such surrender or exchange, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender or exchange and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to the date of such surrender or exchange. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends and other distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(e)   Fractional Shares.

(i)   No fractional shares of Parent Common Stock shall be issued in connection with the Merger. Instead of issuing such fractional shares, Parent shall arrange for the disposition of fractional interests by those otherwise entitled thereto (after taking into account applicable procedures of The Depository Trust Company) by the mechanism of having (A) the Exchange Agent aggregate such fractional interests and (B) the shares resulting from the aggregation sold at prevailing market prices on behalf of such holders of Company Common Stock who otherwise would have been entitled to receive such fractional shares. No holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional interests.

(ii)   As soon as practicable after the determination of the amount of cash to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall pay such amount of cash to such holders of shares of Company Common Stock (after taking into account applicable procedures of The Depository Trust Company) in proportion to their corresponding fraction as applicable, without interest, subject to and in accordance with this Section 2.7. The Parties hereto acknowledge that the payment of cash in lieu of fractional shares pursuant to this Section 2.7(e) is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.

(f)   No Further Ownership Rights. The Merger Consideration (and any other payments) paid in accordance with the terms of this Article II in respect of shares of Company Common Stock converted pursuant to Section 2.6 shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation (or equivalent security in the case of the Surviving Company) of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation (or the Surviving Company, as applicable) or the Exchange Agent for any reason, such Certificates shall be canceled and such Certificates or Book Entry Shares shall be exchanged as provided in this Article II.

(g)   Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Common Stock for nine (9) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for the Merger Consideration (and any other payment in accordance with this Article II).

(h)   No Liability. None of Parent, Merger Sub, Merger LLC, the Company or the Exchange Agent shall be liable to any Person in respect of any cash or Parent Common Stock from the Exchange Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Shares shall not have been surrendered or exchanged prior to the date on which the applicable Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(i)   Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation (or the Surviving Company, as applicable), the posting by such Person of a bond in such reasonable amount as the Surviving Corporation (or the Surviving Company, as applicable) may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration issuable in respect thereof and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(d), with respect to each share of Company Common Stock formerly represented by such Certificate.

(j)   Withholding Rights. Parent, Merger Sub, Merger LLC, the Company and the Exchange Agent shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law. To the extent that amounts are so deducted or withheld by Parent, Merger Sub, Merger LLC, the Company or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.8   Company Equity Awards.

(a)   At the Effective Time, all Company Stock Options that are outstanding and unexercised immediately prior to the Effective Time shall immediately vest (if unvested), and shall cease to represent a right to acquire Company Common Stock. Each Company Stock Option that immediately prior to the Effective Time represented a right to acquire Company Common Stock shall be converted automatically into the right to receive (without interest), as soon as reasonably practicable after the Effective Time, the Merger Consideration in respect of each Net Share covered by such Company Stock Option, less applicable Tax withholdings; provided that, in lieu of the Merger Consideration, any fractional Net Share (after aggregating all shares represented by all Company Stock Options held by such individual) shall be settled in cash based on the Per Share Cash Equivalent Consideration, less applicable Tax withholdings. Between the date hereof and the Effective Time, the Company may request that, in lieu of the treatment prescribed in this Section 2.8(a), Company Stock Options that remain outstanding immediately prior to the Effective Time be converted into the right to receive a cash payment on terms equivalent to those set forth in this Section 2.8(a), and Parent agrees to consider such request in good faith.

(b)   At the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive a number of shares of Parent Common Stock (rounded up to the nearest whole number) equal to the product of (i) the Exchange Ratio multiplied by (ii) the number of shares of Company Common Stock covered by such Company RSU Award immediately prior to the Effective Time, subject to any withholding Taxes required by Law to be withheld.

(c)   Immediately prior to the Effective Time, the restrictions on each share of Company Restricted Stock granted and then outstanding under the Company Stock Plans shall, without any action on the part of the holder thereof, the Company, Parent or Merger Sub, lapse, and each such share of Company Restricted Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions as, a share of Company Common Stock not subject to any restrictions, subject to any withholding Taxes required by Law to be withheld.

(d)   Prior to the Effective Time, the Compensation Committee of the Board of Directors of the Company shall adopt resolutions approving the treatment of the Company Equity Awards in the manner prescribed by the terms of this Section 2.8.

Section 2.9   Further Assurances. If, at any time before or after the Effective Time, the Company or Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the transactions contemplated by the Transaction Documents or to carry out the purposes and intent of the Transaction Documents at or after the Effective Time, then the Company, Parent, the Surviving Corporation or the Surviving Company, as applicable, and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate such contemplated transactions and to carry out the purposes and intent of the Transaction Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company SEC Documents filed prior to the date of this Agreement (other than any disclosure set forth under “Risk Factors” or any “forward-looking statements” section or that are similarly cautionary, non-specific or predictive in nature) or (b) the corresponding section of the Company Disclosure Letter (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosed with respect to any other section but only to the extent the relevance of a disclosure or statement therein to a section of this Article III is reasonably apparent on its face) (provided, that in no event will any disclosure in the Company SEC Documents qualify or limit the representations and warranties in Sections 3.1 (Organization; Standing and Power), 3.2 (Capitalization), 3.3 (Subsidiaries), 3.4 (Authorization), 3.18 (Tax Matters), 3.21 (Anti-takeover Statutes), 3.22 (Ownership in Parent), 3.23 (Brokers and Other Advisors) or 3.24 (Opinion of Financial Advisor) of this Agreement), the Company represents and warrants to Parent as follows (provided, further, that, no representation is made in this Article III with respect to the substance of any financial or other information (i) which has directly been provided by Parent specifically for the purpose of assisting the Company with its SEC reporting obligations as a public company, or (ii) extracted (and reproduced in the Company SEC Documents without any material or substantive alteration thereto, or any analysis or further calculation or interpretation thereof) from (x) the Parent SEC Documents or (y) information directly provided by Parent specifically for the purpose of assisting the Company with its SEC reporting obligations as a public company):

Section 3.1   Organization; Standing and Power. The Company i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and iii) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the cases of clauses (b) and (c) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. The Company has made available to Parent, prior to the date hereof, a true, complete and correct copy of the Company Charter and the Company Bylaws in effect as of the date of this Agreement.

Section 3.2   Capitalization.

(a)   The authorized capital stock of the Company consists of (i) one hundred sixty million (160,000,000) shares of Company Series A Common Stock, par value $0.01 per share, (ii) six million (6,000,000) shares of Company Series B Common Stock, par value $0.01 per share, (iii) one hundred sixty million (160,000,000) shares of Company Series C Common Stock, par value $0.01 per share and (iv) fifty million (50,000,000) shares of Company Preferred Stock, par value $0.01 per share, issuable in series. No other shares of capital stock of, or other equity or voting interests in, the Company are authorized.

(b)   As of the close of business on April 5, 2019, (i) 54,496,831 shares of Company Series A Common Stock were issued and outstanding (including 14,369 shares of Company Restricted Stock), (ii) 2,830,174 shares of Company Series B Common Stock were issued and outstanding, (iii) no shares of Company Series C Common Stock were issued and outstanding, (iv) no shares of Company Preferred Stock were issued and outstanding, (v) no shares of Company Common Stock were held in treasury by the Company or owned by its Subsidiaries, (vi) 1,155,946 shares of Company Series A Common Stock and 658,620 shares of Company Series B Common Stock, in each case, were reserved for issuance pursuant to Company Stock Plans, (vii) 956,575 shares of Company Series A Common Stock and 658,620 shares of Company Series B Common Stock, in each case, were reserved for issuance upon the exercise of outstanding unexercised Company Stock Options, (viii) 11,996 shares of Company Series A Common Stock were underlying outstanding Company RSU Awards and no shares of Company Series B Common Stock were underlying outstanding Company RSU Awards, and (ix) no other shares of Company Capital Stock of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and non-assessable and were issued in compliance with applicable securities Laws. Except as provided by any Collective

Agreement, there are no preemptive or similar rights granted by the Company or any Subsidiary of the Company to any holders of any class of securities of the Company or any Subsidiary of the Company. Except as set forth in Section 3.2(b) of the Company Disclosure Letter, no shares of the Company are owned by any Subsidiary of the Company. From the close of business on April 5, 2019 through the date of this Agreement, there have been no issuances, repurchases or redemptions by the Company of shares of Company Capital Stock or other equity interests in the Company or issuances of options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of Company Capital Stock or other equity interests in the Company or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of shares of Company Capital Stock or other equity interests in the Company, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or the settlement of Company RSU Awards, in each case outstanding as of the close of business on April 5, 2019 and in accordance with the terms thereof.

(c)   Neither the Company nor any Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders or the stockholders of any such Subsidiary on any matter (“Voting Company Debt”). As of the close of business on April 5, 2019, 702,500 SARs were outstanding.

(d)   Except as set forth in Section 3.2(b) above, on Section 3.2(d) of the Company Disclosure Letter or pursuant to any Collective Agreement, other than the Company Equity Awards, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible into or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock, or other equity interests in the Company. As of the date of this Agreement, except pursuant to any Collective Agreement or as set forth on Section 3.2(d) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. Except pursuant to any Collective Agreement, there are no proxies, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

(e)   The Company is not party to any “poison pill” rights plan or similar plan or agreement relating to any shares of Company Capital Stock or other equity interests of the Company.

(f)   No event or circumstance has occurred that has resulted or will result, pursuant to the terms of the Exchangeable Debentures Indenture, in (i) an adjustment to the number of Reference Shares (as defined in the Exchangeable Debentures Indenture) attributable to each Debenture (as defined in the Exchangeable Debentures Indenture) from 5.1566 shares of Parent Common Stock, (ii) in a Reference Share being anything other than one (1) share of Parent Common Stock or (iii) in the Adjusted Principal Amount (as defined in the Exchangeable Debentures Indenture) not being equal to the Original Principal Amount (as defined in the Exchangeable Debentures Indenture), in each case other than any such event or circumstance that primarily results from (A) actions taken by Parent or any of its Affiliates after the date hereof or (B) actions required by the terms of this Agreement and the other Transaction Documents. The aggregate outstanding principal amount of the Exchangeable Debentures is $400,000,000.

(g)   As of the close of business on April 5, 2019, the outstanding unexercised Company Stock Options had a weighted average exercise price of $31.25. As of the close of business on April 5, 2019, the outstanding unexercised SARs had a weighted average exercise price of $3.24.

Section 3.3   Subsidiaries.

(a)   Each Subsidiary of the Company (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation or organization, (ii) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(b)   All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with applicable securities Laws. Except as set forth on Section 3.3(b) of the Company Disclosure Letter or pursuant to any Collective Agreement, as of the date hereof, all of the outstanding capital stock or securities of, or other equity interests in, each of the Subsidiaries of the Company, is owned by the Company and its Subsidiaries, and is owned free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances.

(c)   Section 3.3 (c) of the Company Disclosure Letter (1) lists (A) each Subsidiary of the Company, (B) its jurisdiction of incorporation or organization, (C) the location of its principal executive office and (D) the type and number of interests held of record by the Company and, to the knowledge of the Company, any Third Party, in a Subsidiary that is not wholly owned directly or indirectly by the Company or its Subsidiaries and (2) sets forth all capital stock or other equity interest of any entity that is owned, in whole or in part, directly or indirectly, by the Company or its Subsidiaries (other than capital stock of, or other equity interests in, its Subsidiaries) (such equity interests referred to in this clause (ii), collectively, the “Other Interests”). All Other Interests are fully paid and non-assessable and are owned, directly or indirectly, by the Company free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances and except as set forth on Section 3.3(c) of the Company Disclosure Letter. Except as provided by any Collective Agreement, there are no restrictions with respect to the Company (or any Subsidiary of the Company, as applicable) voting any of the Other Interests. The Company has made available to Parent true, complete and correct copies of the limited liability company agreements or other organizational documents of each Subsidiary of the Company that is not wholly owned directly or indirectly by the Company or its Subsidiaries.

Section 3.4   Authorization.

(a)   The Company has all requisite corporate power and authority to execute and deliver the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement) have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement), other than, with respect to the Merger, the adoption of this Agreement by the holders of at least a majority of the aggregate voting power of the outstanding shares of Company Common Stock, voting together as a single class (the “Company Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Parent, Merger Sub and Merger LLC, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b)   The Transaction Committee has unanimously (i) determined that the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement) are advisable and fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved and declared advisable the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement), (iii) resolved to recommend that the Company Board approve and declare advisable the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement) and submit this Agreement to the Company Stockholders for adoption and (iv) approved the Transaction Documents and the Voting Agreement, and the transactions contemplated hereby and thereby (including the transactions contemplated by the New Governance Agreement), for purposes of Section 203 of the DGCL.

(c)   The Company Board, based on the unanimous recommendation of the Transaction Committee, has unanimously (i) determined that the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement) are advisable and fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved and declared advisable the Transaction Documents and the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement), (iii) directed that this Agreement be submitted to the Company Stockholders for adoption, (iv) resolved to recommend that the Company Stockholders approve the adoption of this Agreement and (v) approved the Transaction Documents and the Voting Agreement, and the transactions contemplated hereby and thereby (including the transactions contemplated by the New Governance Agreement), for purposes of Section 203 of the DGCL.

(d)   The Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt the Transaction Documents and to consummate the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the New Governance Agreement) under applicable Law or under the Company Charter or Company Bylaws.

Section 3.5   Consents and Approvals; No Violations.

(a)   The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement) do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of any Governmental Authority by the Company other than (i) as may be required by the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with the Transaction Documents and the transactions contemplated hereby and thereby, (ii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws or the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger or other documents as required by the DGCL or (iv) any other filings, registrations, notifications, authorizations, permits, licenses, declarations, Orders, consents or approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(b)   Except as set forth on Section 3.5(b) of the Company Disclosure Letter, the execution, delivery and, subject to the receipt of the Company Stockholder Approval, performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement) do not and will not (1) conflict with or violate any provision of the Company Charter or Company Bylaws or similar organizational documents of any of its Subsidiaries, (2) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (3) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments or requirements to purchase or redeem pursuant to, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or (4) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii), (iii) and (iv) of this Section 3.5(b) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. For purposes of this Section 3.5, the term “Governmental Authority” shall include NASDAQ.

Section 3.6   SEC Reports and Financial Statements.

(a)   The Company has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed or furnished by the Company since the Split-Off Date (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Sarbanes Act, the Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”), (i) complied, as of its respective date of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with Regulation S-X under the Exchange Act and with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries, as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments that are not in the aggregate material).

(c)   The Company has maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rules 13a-15 and 15d-15 under the Exchange Act) substantially as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document, or any amendment thereto, its conclusions about the effectiveness of the internal control structures and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on the Company management’s most recently completed assessment of the Company’s internal controls over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal controls that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) the Company does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(d)   To the knowledge of the Company as of the date hereof, there are no outstanding or unresolved comments in any comment letters from the Staff of the SEC relating to the Company SEC Documents and received by the Company prior to the date hereof that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. None of the Company SEC Documents filed on or prior to the date hereof is, to the knowledge of the Company as of the date hereof, subject to ongoing SEC review or investigation that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(e)   The Company is in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

Section 3.7   No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet of the Company dated December 31, 2018 included in the Form 10-K filed by the Company with the SEC on February 8, 2019 (or described in the notes thereto) or as set forth on Section 3.7 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any Liabilities except (a) Liabilities incurred since December 31, 2018, in the ordinary course of business consistent with past practice, (b) Liabilities incurred in connection with the Transaction Documents or the transactions contemplated hereby and thereby and (c) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements or Company SEC Documents.

Section 3.8   Absence of Certain Changes. Except as set forth on Section 3.8 of the Company Disclosure Letter, since December 31, 2018, (a) there have been no events or conditions which, individually or in the aggregate, have had, or would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole and (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 5.1(c), (d), (e), or (f).

Section 3.9   Litigation. As of the date hereof, (a) there are no Actions pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries (other than Vitalize or any of its Subsidiaries) or any of its or their respective property or assets that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, and (b) there are no Actions pending or, to the knowledge of the Company, threatened, against Vitalize or any of its Subsidiaries or any of its or their respective property or assets that would reasonably be expected to have a material adverse effect on Vitalize and its Subsidiaries, taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries (or any of its or their respective properties or assets) is subject to or bound by any Order except as set forth on Section 3.9 of the Company Disclosure Letter (true, complete and correct copies of which have been made available to Parent prior to the date hereof). (x) The Company and each of its Subsidiaries (other than Vitalize or any of its Subsidiaries), as applicable, have complied with, and are now in compliance with, all Orders referred to in the previous sentence, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents and (y) Vitalize and each of its Subsidiaries, as applicable, have complied with, and are now in compliance with, all Orders referred to in the previous sentence, except as would not reasonably be expected to have a material adverse effect on Vitalize and its Subsidiaries, taken as a whole.

Section 3.10   Compliance with Applicable Laws.

(a)   The Company and each of its Subsidiaries have, since the Split-Off Date, complied, and are in compliance, in each case, with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. Except as set forth on Section 3.10 of the Company Disclosure Letter, since the Split-Off Date, (i) to the knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents and (ii) no Governmental Authority has indicated in writing to the Company or any of its Subsidiaries prior to the date hereof an intention to conduct any such investigation or review.

(b)   The Company and its Subsidiaries (i) hold all material Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all terms and conditions of such Governmental Permits and, to the knowledge of the Company, no such Governmental Permits are subject to any formal revocation, withdrawal, suspension, cancellation, termination or modification action by the issuing Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(c)   As of the date hereof, the Company is not required to register as an “investment company” under the Investment Company Act of 1940.

(d)   For purposes of this Section 3.10, the term “Governmental Authority” shall include NASDAQ.

Section 3.11   Product Matters. Without limiting the generality of Section 3.10 and except as set forth on Section 3.11 of the Company Disclosure Letter:

(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, since the Split-Off Date, the Company, its Subsidiaries and all products manufactured by or on behalf of the Company or any Subsidiary (the “Products”) have complied and are in compliance with the applicable provisions of the Federal Food, Drug, and Cosmetic Act, and the applicable regulations, final guidance, standards and requirements adopted by the United States Food and Drug Administration (the “FDA”) thereunder, all applicable statutes enforced by the United States Federal Trade Commission (the “FTC”) and the applicable FTC regulations, final guidance, standards and requirements, and any applicable requirements and standards established by any state, local or foreign Governmental Authorities responsible for regulating the Products (together with the FDA and the FTC, collectively, the “Food Authorities”).

(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, since the Split-Off Date, (i) none of (A) the Company, any Subsidiary, any Product or the facilities in which the Products are manufactured or (B) to the knowledge of the Company, with respect to the Products, the Persons that manufacture or distribute the Products, has received or is subject to, or since the Split-Off Date has been subject to, (1) any warning letter, untitled letter, notice of inspectional observation (FDA Form 483) or other non-compliance written notice from the FDA or (2) any penalty assessment or other compliance or enforcement action by any Food Authority and (ii) none of (A) the Company or any of its Subsidiaries, or (B) to the knowledge of the Company, with respect to the Products, the Persons that manufacture or distribute the Products, has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall relating to an alleged lack of safety or regulatory compliance of any Product.

Section 3.12   Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

Section 3.13   Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, since the Split-Off Date, (a) the Company and its Subsidiaries own or have the right to use all Company Intellectual Property free and clear of all Encumbrances except for Permitted Encumbrances, (b) to the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of their respective businesses has not and does not infringe upon or misappropriate any Intellectual Property of any other Person and (c) the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries.

Section 3.14   Privacy and Data Security. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, or as set forth on Section 3.14(a) of the Company Disclosure Letter, since the Split-Off Date, (a) the Company and each of its Subsidiaries have taken commercially reasonable measures to protect all Personal Data in its and their possession against unauthorized access or use, misuse or loss, (b) the Company and its Subsidiaries have complied with all applicable Data Security Requirements, as well as their own written policies and procedures, relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of all Personal Data in the control of the Company and its Subsidiaries, and, to the knowledge of the Company, there has been no unauthorized access to or use of, misuse of or loss of any such Personal Data and (c) there have been no security breaches of, unauthorized access to or use of, failures or unplanned outages in, or other adverse integrity or security events affecting the IT Assets of the Company and its Subsidiaries (or, in each case Personal Data stored or contained therein or transmitted thereby). The Company also represents and warrants to Parent as to the matters set forth on Section 3.14(b) of the Company Disclosure Letter.

Section 3.15   Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, since the Split-Off Date, (a) the Company and each of its Subsidiaries have been in compliance with all Environmental Laws applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, (b) neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any Subsidiary has violated any applicable Environmental Law, (c) neither the Company nor any of its Subsidiaries has released or disposed of any Hazardous Substances in violation of any applicable Environmental Law and (d) neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending or, to the knowledge of the Company, threatened Action seeking to impose any liability for any investigation, cleanup, removal or remediation pursuant to any Environmental Law.

Section 3.16   Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance).

Section 3.17   Tax. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, or as set forth on Section 3.17 of the Company Disclosure Letter:

(a)   (1) all Tax Returns required to be filed with any Governmental Authority by or on behalf of the Company or any of its Subsidiaries have been timely filed when due (taking into account any extension of time within which to file); (2) all such Tax Returns are true, accurate and complete and have been prepared in compliance with all applicable Laws; (3) all Taxes due and payable by the Company or any of its Subsidiaries (including any Taxes that are required to be collected, deducted or withheld in connection with any amounts paid or owing to, or received or owing from, any employee, creditor, independent contractor or other Third Party) have been timely paid (or collected or withheld and remitted) to the appropriate Governmental Authority; and (4) the Company and its Subsidiaries have complied with all Laws regarding the collection, deduction and withholding of Taxes (including information reporting); except, in each case of clauses (i) through (iv), for Taxes or Tax matters being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents filed prior to the date hereof;

(b)   since January 1, 2015, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return of a particular type that the Company or any of its Subsidiaries is or may be subject to Tax, or required to file Tax Returns, of such type in that jurisdiction, other than any such claims that have been fully resolved or for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents filed prior to the date hereof;

(c)   there are no Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Permitted Encumbrances);

(d)   (i) no outstanding written claim has been received by, and no audit, action, or proceeding is in progress or threatened in writing, against or with respect to the Company or any of its Subsidiaries in respect of any Tax, and (ii) all deficiencies, assessments or proposed adjustments asserted against the Company or any of its Subsidiaries by any Governmental Authority have been paid or fully and finally settled;

(e)   neither the Company nor any of its Subsidiaries (i) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by operation of Law, (ii) is a party to any Tax sharing, allocation or indemnification agreement or arrangement (other than (x) any agreement or arrangement solely among the Company or any of its Subsidiaries, (y) commercial agreements or arrangements the primary subject matter of which does not relate to Taxes or (z) the Tax Sharing Agreement or Tax Sharing Agreement Joinder) or (iii) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law);

(f)   no waiver or extension of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency is in effect for the Company or any of its Subsidiaries;

(g)   neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations; and

(h)   other than the Split-Off, during the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code.

Section 3.18   Tax Matters.

(a)   Neither the Company nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that would reasonably be expected to (i) prevent or preclude the Combination from qualifying as a “reorganization” described in Section 368(a) of the Code, (ii) cause the Split-Off to fail to qualify as a tax-free distribution under Sections 355 and 361 of the Code to Qurate and the holders of Liberty Ventures Common Stock that received Company Common Stock in the Split-Off (except with respect to any cash received in lieu of fractional shares) or (iii) prevent or preclude the Company from making the Company Tax Opinion Representations.

(b)   As of the date hereof, the representations set forth in the Company Signing Split-Off Tax Opinion Representation Letter are true and correct in all material respects.

(c)   The Company is not aware of any fact, agreement, plan or other circumstance, and has not taken or failed to take any action, which fact, agreement, plan, circumstance, action or omission would reasonably be expected to prevent or preclude the Company from delivering the Company Closing Split-Off Tax Opinion Representation Letter and the Company Reorganization Tax Opinion Representation Letter immediately prior to the Closing.

(d)   After consultation with Company Reorganization Tax Counsel and Company Split-Off Tax Counsel, the Company is not aware of any fact or circumstance which would or reasonably could prevent (i) Company Reorganization Tax Counsel from delivering the Company Reorganization Tax Opinion, assuming delivery to Company Reorganization Tax Counsel of the Company Reorganization Tax Opinion Representation Letter and the Parent Reorganization Tax Opinion Representation Letter, or (ii) Company Split-Off Tax Counsel from delivering the Split-Off Closing Tax Opinion, assuming delivery to Company Split-Off Tax Counsel of the Closing Split-Off Tax Opinion Representation Letters.

(e)   To the knowledge of the Company, as of the date hereof, there is no pending audit, inquiry, examination, inspection, or other investigation, and there has been no written notice received by Qurate or its Subsidiaries of an intent to commence such an audit, inquiry, examination, inspection, or other investigation, by (i) the Internal Revenue Service subsequent to Qurate’s receipt from the Internal Revenue Service of the Issue Resolution Agreement on February 17, 2017 relating to the Split-Off and Qurate’s receipt from the Internal Revenue Service of a “no change letter,” dated November 7, 2018, with respect to Qurate’s U.S. consolidated federal income tax return for the 2016 taxable year or (ii) any state Governmental Authority responsible for the administration of any Tax, in each case, into Qurate’s Tax affairs or any Tax Return of Qurate or its Subsidiaries, but only insofar as such audit, inquiry, examination, inspection, investigation or notice relates or could reasonably be expected to relate to the Split-Off Tax Treatment.

(f)   To the knowledge of the Company, all statements of fact contained in the Split-Off Signing Tax Opinion, the 2016 Opinion, the Tax Sharing Agreement, the Reorganization Agreement and the Signing Split-Off Tax Opinion Representation Letters are true, accurate and complete in all material respects.

(g)   The Company is not and, to the knowledge of the Company, as of the date hereof, neither Qurate nor GCIL is, a party to any Split-Off Tax Treatment Agreement (other than as set forth on Section 3.18(g) of the Company Disclosure Letter).

(h)   There has been no indemnification claim and, to the knowledge of the Company, there is no pending indemnification claim, and the Company is not aware of any fact which the Company believes will give rise to an indemnification obligation of the Company, in each case, relating to the Split-Off Tax Treatment, under the Tax Sharing Agreement, the basis for which claim exists or will exist prior to the Closing (it being agreed and understood that any fact related to the Combination and the transactions contemplated by the Collective Agreements shall not constitute a fact that violates this Section 3.18(h)).

(i)   The Company is not and, to the knowledge of the Company, Qurate is not in breach of the Tax Sharing Agreement.

(j)   The Company has received the opinion of Skadden (which the Company has provided to Parent on the date hereof), addressed to the Company and dated as of the date hereof, in form and substance reasonably satisfactory to the Company, to the effect that, based upon the Signing Split-Off Tax Opinion Representation Letters and any other facts, representations and assumptions set forth or referred to in such opinion, and subject to such qualifications and limitations as may be set forth in such opinion, for U.S. federal income tax purposes, assuming that the Split-Off otherwise qualified as a tax-free distribution under Sections 355 and 361 of the Code to Qurate and the holders of Liberty Ventures Common Stock that received Company Common Stock in the Split-Off (except with respect to any cash received in lieu of fractional shares), the transactions contemplated by this Agreement will not cause the Split-Off to fail to qualify as a tax-free distribution under Sections 355 and 361 of the Code to Qurate and the holders of Liberty Ventures Common Stock that received Company Common Stock in the Split-Off (except with respect to any cash received in lieu of fractional shares). The Company has delivered to Parent a true copy of the Split-Off Signing Tax Opinion and each of the Signing Split-Off Tax Opinion Representation Letters (other than the Parent Signing Split-Off Tax Representation Letter).

Section 3.19   Employees and Employee Benefits.

(a)   Section 3.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Company Plan.

(b)   The Company has made available to Parent (i) a copy of each Company Plan and all material amendments thereto; (ii) the most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Company Plan; (iii) the most recent actuarial reports (if applicable) for all Company Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Company Plan; (v) all material written contracts, instruments or agreements relating to each Company Plan, including administrative service agreements and group insurance contracts and trust documents; (vi) the most recent determination letter from the Internal Revenue Service (or in the case of a master or prototype plan, a favorable opinion letter or in the case of a volume submitter plan, a favorable advisory letter) issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code (each a “Qualified Plan”); and (vii) any material communication from any Governmental Authority regarding such plan.

(c)   Neither the Company nor any Company ERISA Affiliates contribute to or have any obligation to contribute to, or have had any such obligation during the past six-year period preceding the Closing Date, and no Company Plan is (i) a defined benefit pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d)   Each Qualified Plan has received from the Internal Revenue Service a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter or in the case of a volume submitter plan, a favorable advisory letter) as to its qualification under Section 401(a) of the Code, and to the knowledge of the Company, no event or condition exists, whether by action or by failure to act, that would reasonably be expected to adversely affect the qualified status of any such Qualified Plan. Except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, (i) each Company Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Plan, (ii) there is no pending or, to the knowledge of the Company, threatened Action against any Company Plan, any fiduciary thereof, the Company or any of its Subsidiaries other than routine claims for benefits and (iii) with respect to each Company Plan, all contributions, reimbursements and premium payments that are due have been made, and all contributions, reimbursements and premium payments for any period ending on or before the Closing that are not yet due have been made or properly accrued.

(e)   Except as provided pursuant to the terms of this Agreement, neither the execution of the Transaction Documents nor the consummation of the transactions contemplated hereby and thereby (either alone or together with any other event) will (i) result in the accelerated vesting or payment of, or any increase in, or in the funding of, any compensation or benefits to any employee, officer or director (other than with respect to the treatment of Company Equity Awards in accordance with Section 2.8); (ii) result in the entitlement of any employee, officer or director to severance or termination pay or benefits; or (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans. The Company has provided to Parent prior to date of this Agreement a copy of any calculations that have been prepared regarding the impact of Section 280G of the Code and/or Section 4999 of the Code that would reasonably be expected to result from the consummation of the transactions contemplated by this Agreement (either alone or together with any other event).

(f)   Except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents, with respect to each Company Plan which is a group health plan, the Company and the Company ERISA Affiliates have complied with the health care continuation provisions of Section 4980B of the Code and corresponding provisions of ERISA, and neither the Company nor any of the Company ERISA Affiliates have incurred any Liability under Section 4980 of the Code. No Company Plan provides any post-retirement medical, dental or life insurance benefits to any current or former employees (other than coverage mandated by applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985).

(g)   No current or former director, officer, employee, independent contractor or consultant of the Company or any Subsidiary of the Company is entitled to receive any gross-up or additional payment by reason of the “additional tax” or “excise tax” required by Section 409A or Section 4999 of the Code being imposed on such Person.

(h)   No Action (other than routine claims for benefits) is pending against or, to the knowledge of the Company, is threatened against, any Company Plan that, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(i)   Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, agreement with any works council, or labor contract. To the knowledge of the Company, as of the date hereof there is no labor union organizing activity being conducted with respect to any material segment of Company Employees. There is no labor strike, lockout, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company and no such strike, lockout, slowdown or stoppage has occurred since the Split-Off Date.

(j)   The Company is in compliance with all applicable Laws governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

Section 3.20   Material Contracts.

(a)   Section 3.20(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.20(a) that is unexpired and effective as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or bound (any contract of the type described in this Section 3.20(a), whether or not set forth on Section 3.20(a) of the Company Disclosure Letter, each being referred to as a “Company Material Contract”):

(i)   any Contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act (other than any Company Plan);

(ii)   any Contract relating to Indebtedness (whether incurred, assumed, guaranteed, endorsed or secured by any asset) of the Company or any of its Subsidiaries for an amount in excess of $1,000,000, other than financial guarantees entered into in the ordinary course of business consistent with past practice, for an aggregate amount not in excess of $1,000,000; provided, that, Section 3.20(a)(ii) of the Company Disclosure Letter shall also set forth the amount of Indebtedness outstanding under each such Contract (other than as to any leases) as of the date of this Agreement;

(iii)   any Contract that (A) limits, or purports to limit, the ability of the Company or any of its Affiliates to compete in any line of business or within any geographic area or with any Person or (B) contains any exclusivity or similar provision for the benefit of any Third Party, other than, in the case of either clause (A) or (B), Contracts (x) entered into in the ordinary course of business consistent with past practice and (y) that do not purport to bind Affiliates of the Company (including Parent or any of its Affiliates after the Effective Time);

(iv)   any Contract that is a partnership, strategic alliance or joint venture agreement or similar Contract, other than any such Contract (A) entered into solely between or among the Company and/or its Wholly Owned Subsidiaries or (B) entered into between or among Vitalize or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, that is (x) not material to Vitalize and (y) involves aggregate consideration of $1,000,000 or less;

(v)   any Contract (other than any of the Collective Agreements or the Exchangeable Debentures Indenture) relating to the acquisition, ownership (including rights of first offer or rights of first refusal), disposition, conversion, pledging, hedging or voting of any Parent Common Shares or that limits in any material respect the ability of the Company or its Subsidiaries to sell, transfer, pledge or otherwise dispose of any material businesses or material assets;

(vi)   any Contract that obligates the Company or any of its Subsidiaries to make any capital investment or capital expenditure, other than Contracts entered into in the ordinary course of business consistent with past practice and under which the obligation to make such capital investment or capital expenditure does not exceed $1,000,000 in the aggregate;

(vii)   (A) any Contract between the Company or any of its Subsidiaries, on the one hand, and (1) any of its Affiliates, on the other hand, other than any Contract solely between or among the Company and/or its Wholly Owned Subsidiaries, or (2) any Company Specified Person or any of their respective Affiliates, on the other hand, and (B) any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(viii)   any real property lease or sublease to which the Company or any of its Subsidiaries is a party that contemplates annual payments in excess of $1,000,000;

(ix)   any Contract (other than any of the Collective Agreements or the Exchangeable Debentures Indenture) entered into after the Split-Off Date involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or the capital stock or other equity interests of another Person for aggregate consideration (in one or a series of related transactions) under such Contract of $1,000,000 or more;

(x)   any collective bargaining agreement or other Contract with any labor union or other employee representative or Group;

(xi)   any Contract with any counterparty set forth on Section 3.20(a)(xi) of the Parent Disclosure Letter;

(xii)   any Split-Off Tax Treatment Agreement; or

(xiii)   any Contract that commits the Company or any of its Subsidiaries to enter into any of the foregoing.

(b)   The Company has made available to Parent, prior to the date hereof, true, correct and complete copies of all Company Material Contracts.

(c)   (i) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to a Company Material Contract, is in breach or violation of, or in default under, any Company Material Contract, (ii) with respect to either the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party to a Company Material Contract, no event has occurred or circumstance exists which would reasonably be expected to result in a breach or violation of, or a default under, any Company Material Contract, in each case, with or without notice or lapse of time or both, and (iii) each Company Material Contract is valid and binding on the Company or one or more of its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of the Company and one or more of its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, in the case of each of the foregoing, other than as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

Section 3.21   Anti-takeover Statutes. Assuming the accuracy of the representations and warranties of Parent, Merger Sub and Merger LLC set forth in Section 4.13, no “fair price,” “business combination,” “control share acquisition” or other similar anti-takeover statute or regulation in any jurisdiction applies or purports to apply to the Transaction Documents and the Voting Agreement, and the transactions contemplated hereby and thereby.

Section 3.22   Ownership in Parent. As of the date of this Agreement, the Company holds directly or indirectly 11,076,672 shares of Parent Common Stock, and LEXEB LLC holds directly 12,799,999 shares of Parent Class B Common Stock (such shares of Parent Common Stock and Parent Class B Stock collectively, the “Company Owned Parent Shares”). All of the Company Owned Parent Shares are owned free and clear of any and all Encumbrances other than any Permitted Encumbrances described in clause (i) or (j) of the definition thereof. Except for the Company Owned Parent Shares or pursuant to any Collective Agreement, the Company does not beneficially own any Parent Common Shares or any options or other rights to purchase or receive Parent Common Shares.

Section 3.23   Brokers and Other Advisors. Except for fees payable to Moelis pursuant to an engagement letter, a copy of which has been provided to Parent, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by the Company or its Affiliates in connection with the Transaction Documents or the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 3.24   Opinion of Financial Advisor. The Company Board has received the opinion of Moelis, financial advisor to the Company, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation thereof as set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the Company Stockholders, other than Parent, Diller, the Malone Group and their respective Affiliates.

Section 3.25   Disclosure Documents. The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent specifically for use in the Registration Statement, or any amendment or supplement thereto will not, at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) or on the date that the Proxy Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.25 do not apply to statements or omissions included or incorporated by reference in the Registration Statement or the Proxy Statement based upon information supplied to the Company by Parent or Merger Sub or Merger LLC or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 3.26   Investigation by the Company; Limitation on Warranties. The Company has conducted its own independent review and analysis of the business, operations, assets, Liabilities, results of operations and financial condition of Parent and acknowledges that the Company has been provided access to personnel, properties, premises and records of Parent for such purposes. In entering into this Agreement, except as expressly provided herein, the Company acknowledges that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER LLC

Except as set forth in (a) the Parent SEC Documents filed prior to the date of this Agreement (other than any disclosure set forth under “Risk Factors” or any “forward-looking statements” section or that are similarly cautionary, non-specific or predictive in nature) or (b) the corresponding section of the Parent Disclosure Letter (it being agreed that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section but only to the extent the relevance of a disclosure or statement therein to a section of this Article IV is reasonably apparent on its face) (provided, that, in no event will any disclosure in the Parent SEC Documents qualify or limit the representations and warranties in Sections 4.1 (Organization; Standing and Power), 4.2 (Capitalization), 4.3 (Authorization), 4.9 (Tax Matters), 4.10 (Brokers and Other Advisors), 4.12 (Investigation by Parent; Limitation on Warranties) or 4.13 (Ownership of Company Common Stock) of this Agreement), Parent, Merger Sub and Merger LLC represent and warrant to the Company as follows:

Section 4.1   Organization; Standing and Power. (a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (c) Merger LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (d) each of Parent, Merger Sub and Merger LLC has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (e) each of Parent, Merger Sub and Merger LLC is duly qualified or licensed to do business as a foreign corporation and foreign entity, respectively, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the cases of clauses (d) and (e) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. Parent has made available to the Company, prior to the date hereof, a true, complete and correct copy of the organizational documents of Merger Sub and Merger LLC, in each case, in effect as of the date of this Agreement.

Section 4.2   Capitalization.

(a)   The authorized capital stock of Parent consists of (i) one billion six hundred million (1,600,000,000) shares of Parent Common Stock, par value $0.0001 per share, (ii) four hundred million (400,000,000) shares of Parent Class B Common Stock, par value $0.0001 per share and (iii) one hundred million (100,000,000) shares of Parent Preferred Stock, par value $0.001 per share, issuable in series. No other shares of capital stock of, or other equity or voting interests in, Parent are authorized.

(b)   As of the close of business on April 10, 2019, (i) 233,317,289 shares of Parent Common Stock were issued and 135,961,581 shares of Parent Common Stock were outstanding (in each case including 2,980 shares of Parent Restricted Stock issued and outstanding), (ii) 12,799,999 shares of Parent Class B Common Stock were issued and outstanding, (iii) no shares of Parent Preferred Stock were issued and outstanding, (iv) 97,355,708 shares of Parent Common Stock were held in treasury by Parent or owned by its Subsidiaries and no shares of Parent Class B Common Stock were held in treasury by Parent or owned by its Subsidiaries, (v) 6,521,151 shares of Parent Common Stock and no shares of Parent Class B Common Stock, in each case, were reserved for issuance pursuant to Parent’s equity incentive plans, (vi) 4,569,460 shares of Parent Common Stock and no shares of Parent Class B Common Stock, in each case, were underlying outstanding share-settled Parent RSUs, (vii) cash-settled Parent RSUs corresponding to 18,636 shares of Parent Common Stock were issued and outstanding, (viii) 16,334,855 shares of Parent Common Stock and no shares of Parent Class B Common Stock, in each case, were reserved for issuance upon the exercise of outstanding unexercised Parent Stock Options, (ix) 40,108 shares of Parent Common Stock were underlying outstanding Parent SARs, (x) 2,630 shares of Parent Common Stock were underlying outstanding Share Units and (xi) no other shares of capital stock of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, and are fully paid and non-assessable and were issued in compliance with applicable securities Laws. Except as provided by any Collective Agreement, there are no preemptive or similar rights granted by Parent to any holders of any class of securities of Parent.

(c)   Except as listed on Section 4.2(c) of the Parent Disclosure Letter, Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with Parent Stockholders on any matter (“Voting Parent Debt”).

(d)   Except as set forth in Section 4.2(b) above, pursuant to any Collective Agreement, or as listed on Section 4.2(d) of the Parent Disclosure Letter, other than Parent Equity Awards, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent is a party or by which Parent is bound (i) obligating Parent to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible into or exercisable for or exchangeable into any capital stock of, or other equity interest in, Parent or any Voting Parent Debt, (ii) obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, Parent. As of the date of this Agreement, except pursuant to any Collective Agreement, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent. Except pursuant to any Collective Agreement, there are no proxies, voting trusts or other agreements or understandings to which Parent is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, Parent.

(e)   The authorized capital stock of Merger Sub consists solely of one hundred (100) shares of Merger Sub common stock. As of the date of this Agreement, there are one hundred (100) shares of Merger Sub common stock issued and outstanding, all of which are held directly by Merger LLC. All of the outstanding shares of Merger Sub common stock have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights.

(f)   The authorized capital interests of Merger LLC consist solely of membership interests, all of which are held directly by Parent. All of the outstanding membership interests of Merger LLC have been duly authorized and validly issued.

(g)   The shares of Parent Common Stock to be issued as part of the Merger Consideration and pursuant to Section 2.8 have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and the issuance thereof will not be subject to any preemptive or other similar right.

Section 4.3   Authorization.

(a)   Each of Parent, Merger Sub and Merger LLC has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party, the New Governance Agreement and the Voting Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Documents to which any of Parent, Merger Sub and Merger LLC is a party, the New Governance Agreement and the Voting Agreement and the consummation by Parent, Merger Sub and Merger LLC of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of Parent, Merger Sub and Merger LLC, and no other proceedings on the part of Parent, Merger Sub and Merger LLC are necessary to authorize the execution and delivery of the Transaction Documents, the New Governance Agreement, the Voting Agreement or the consummation of the transactions contemplated hereby and thereby, other than the approval of the adoption of this Agreement by the sole stockholder of Merger Sub. Merger LLC has taken or will take all action as is necessary or advisable to authorize the Upstream Merger in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the LLC Act, and such authorization is and shall be the only limited liability company authorization of Merger LLC necessary to authorize the Upstream Merger. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub and Merger LLC and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent, Merger Sub and Merger LLC, enforceable against Parent, Merger Sub and Merger LLC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b)   The Special Committee has unanimously (i) determined that the Transaction Documents, the New Governance Agreement, and the Voting Agreement, and the transactions contemplated hereby and thereby, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (other than Diller, the Company, and each of their respective Affiliates) and (ii) resolved to recommend that the Parent Board approve and declare advisable the Transaction Documents, the New Governance Agreement, and the Voting Agreement, and the transactions contemplated hereby and thereby (including for purposes of Section 203 of the DGCL).

(c)   The Parent Board, upon the unanimous recommendation of the Special Committee, has (i) determined that the Transaction Documents, the New Governance Agreement, and the Voting Agreement, and the transactions contemplated hereby and thereby, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (other than Diller, the Company, and each of their respective Affiliates),

(ii) approved and declared advisable the Transaction Documents, the New Governance Agreement, and the Voting Agreement, and the transactions contemplated hereby and thereby, and (iii) approved the Transaction Documents and the New Governance Agreement, as applicable, for purposes of Section 203 of the DGCL.

(d)   The Merger Sub Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, (iii) resolved to recommend that the sole stockholder of Merger Sub approve the adoption of this Agreement and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption.

(e)   The sole member of Merger LLC has (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Merger LLC and its sole member, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) taken or will take all action as is necessary or advisable to cause Merger LLC to authorize the Upstream Merger in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the LLC Act.

(f)   There is no vote of the holders of any class or series of capital stock of Parent necessary to adopt the Transaction Documents, the New Governance Agreement or the Voting Agreement or to consummate the transactions contemplated hereby and thereby under applicable Law or under the Parent Charter or Parent Bylaws.

Section 4.4   Consents and Approvals; No Violations.

(a)   The execution, delivery and performance by Parent, Merger Sub and Merger LLC of the Transaction Documents to which it is a party, the execution, delivery and performance by Parent of the New Governance Agreement and the Voting Agreement and the consummation by Parent, Merger Sub and Merger LLC of the transactions contemplated hereby and thereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of any Governmental Authority by Parent, Merger Sub and Merger LLC other than (i) as may be required by the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement and (B) such reports under the Exchange Act as may be required in connection with the Transaction Documents, the Voting Agreement, and the New Governance Agreement, and the transactions contemplated hereby and thereby, (iii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws or the rules and regulations of NASDAQ, (iv) the filing of the Upstream Merger Certificate or other documents as required by the DGCL and the LLC Act or (v) any other filings, registrations, notifications, authorizations, permits, licenses, declarations, Orders, consents or approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(b)   Except as set forth on Section 4.4(b) of the Parent Disclosure Letter, the execution, delivery and performance by Parent, Merger Sub and Merger LLC of the Transaction Documents to which it is a party, the execution, delivery and performance by Parent of the New Governance Agreement and the Voting Agreement and the consummation by Parent, Merger Sub and Merger LLC of the transactions contemplated hereby and thereby, do not and will not (1) conflict with or violate any provision of the Parent Charter or Parent Bylaws or the certificate of incorporation or bylaws of Merger Sub or Merger LLC, (2) conflict with or violate any Law applicable to Parent, Merger Sub or Merger LLC or by which any property or asset of Parent, Merger Sub or Merger LLC is bound, (3) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments or requirements to purchase or redeem pursuant to, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party or by which any property or asset of Parent or any of its Subsidiaries is bound or (4) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of Parent, Merger Sub, or Merger LLC, except, with respect to clauses (ii), (iii) and (iv) of this Section 4.4(b)

as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(c)   No material filings or notifications are required pursuant to any Competition Law (other than the HSR Act) with respect to the transactions contemplated by this Agreement other than filings and notifications under such Competition Laws that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. For purposes of this Section 4.4, the term “Governmental Authority” shall include NASDAQ.

Section 4.5   SEC Reports and Financial Statements.

(a)   Parent has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed or furnished by Parent since January 1, 2017 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Parent SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Sarbanes Act, the Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference in the Parent SEC Documents (the “Parent Financial Statements”), (i) complied, as of its respective date of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with Regulation S-X under the Exchange Act and with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of Parent and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments that are not in the aggregate material).

(c)   Parent has maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rules 13a-15 and 15d-15 under the Exchange Act) substantially as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document, or any amendment thereto, its conclusions about the effectiveness of the internal control structures and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Parent management’s most recently completed assessment of Parent’s internal controls over financial reporting, (i) Parent had no significant deficiencies or material weaknesses in the design or operation of its internal controls that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial data and (ii) Parent does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(d)   To the knowledge of Parent as of the date hereof, there are no outstanding or unresolved comments in any comment letters from the Staff of the SEC relating to the Parent SEC Documents and received by Parent prior to the date hereof that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the

Transaction Documents. None of the Parent SEC Documents filed on or prior to the date hereof is, to the knowledge of Parent as of the date hereof, subject to ongoing SEC review or investigation, that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(e)   Except as set forth on Section 4.5(e) of the Parent Disclosure Letter, Parent is in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

Section 4.6   No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet of Parent dated December 31, 2018 included in the Form 10-K filed by Parent with the SEC on February 8, 2019 (or described in the notes thereto), neither Parent nor any of its Subsidiaries has any Liabilities except (a) Liabilities incurred since December 31, 2018 in the ordinary course of business consistent with past practice, (b) Liabilities incurred in connection with the Transaction Documents or the transactions contemplated hereby and thereby and (c) Liabilities that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, Parent or any of its Subsidiaries in the Parent Financial Statements or Parent SEC Documents.

Section 4.7   Litigation. As of the date hereof, there are no Actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its or their respective properties or assets that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. As of the date hereof, neither Parent nor any of its Subsidiaries (or any of its or their respective properties or assets) is subject to or bound by any Order and Parent and each of its Subsidiaries, as applicable, have complied with, and are now in compliance with, all such Orders, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

Section 4.8   Compliance with Applicable Laws.

(a)   Parent and each of its Subsidiaries have, since January 1, 2017, complied, and are in compliance, in each case, with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. (i) To the knowledge of Parent, no investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or threatened that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents and (ii) no Governmental Authority has indicated in writing to Parent or any of its Subsidiaries prior to the date hereof an intention to conduct any such investigation or review.

(b)   Parent and its Subsidiaries (i) hold all material Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all terms and conditions of such Governmental Permits and, to the knowledge of Parent, no such Governmental Permits are subject to any formal revocation, withdrawal, suspension, cancellation, termination or modification action by the issuing Governmental Authority that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c)   As of the date hereof, Parent is not required to register as an “investment company” under the Investment Company Act of 1940.

(d)   For purposes of this Section 4.8, the term “Governmental Authority” shall include NASDAQ.

Section 4.9   Tax Matters.

(a)   All of the issued and outstanding shares of common stock of Merger Sub have been validly issued, are fully paid and non-assessable and are owned directly by Merger LLC, free and clear of any Encumbrances.

(b)   Merger LLC is disregarded as an entity separate from its owner, Parent, for U.S. federal tax purposes pursuant to Treasury Regulations Section 301.7701-3(b)(1)(ii).

(c)   Neither Parent nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that would reasonably be expected to (i) prevent or preclude the Combination from qualifying as a “reorganization” described in Section 368(a) of the Code, (ii) cause the Split-Off to fail to qualify as a tax-free distribution under Sections 355 and 361 of the Code to Qurate and the holders of Liberty Ventures Common Stock that received Company Common Stock in the Split-Off (except with respect to any cash received in lieu of fractional shares) or (iii) prevent or preclude Parent from making the Parent Tax Opinion Representations.

(d)   As of the date hereof, the representations set forth in the Parent Signing Split-Off Tax Opinion Representation Letter are true and correct in all material respects.

(e)   Parent is not aware of any fact, agreement, plan or other circumstance, and has not taken or failed to take any action, which fact, agreement, plan, circumstance, action or omission would preclude Parent from delivering the Parent Closing Split-Off Tax Opinion Representation Letter and the Parent Reorganization Tax Opinion Representation Letter immediately prior to the Closing.

(f)   After consultation with Parent Tax Counsel, Parent is not aware of any fact or circumstance which would or reasonably could prevent Parent Tax Counsel from delivering the Parent Reorganization Tax Opinion, assuming delivery to Parent Tax Counsel of the Parent Reorganization Tax Opinion Representation Letter and the Company Reorganization Tax Opinion Representation Letter.

(g)   To the knowledge of Parent, all statements of fact contained in the Split-Off Signing Tax Opinion, the 2016 Opinion, the Tax Sharing Agreement, the Reorganization Agreement and the Signing Split-Off Tax Opinion Representation Letters are true, accurate and complete in all material respects.

(h)   None of Parent, Merger Sub or Merger LLC is a party to any Split-Off Tax Treatment Agreement.

(i)   Parent is not aware of any fact which Parent believes will give rise to an indemnification obligation of the Company relating to the Split-Off Tax Treatment under the Tax Sharing Agreement, the basis for which claim exists or will exist prior to the Closing (it being agreed and understood that any fact related to the Combination and the transactions contemplated by the Collective Agreements shall not constitute a fact that violates this Section 4.9(i)).

Section 4.10   Brokers and Other Advisors. Except for fees payable to PJT and as set forth on Section 4.10 of the Parent Disclosure Letter, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by Parent or its Subsidiaries in connection with the Transaction Documents or the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.11   Disclosure Documents. The information with respect to Parent or any of its Subsidiaries (including Merger Sub or Merger LLC) that Parent supplies to the Company specifically for use in the Registration Statement, or any amendment or supplement thereto will not, at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) or on the date that the Proxy Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.11 do not apply to statements or omissions included or incorporated by reference in the Registration Statement or the Proxy Statement based upon information supplied to Parent by the Company or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 4.12   Investigation by Parent; Limitation on Warranties. Parent has conducted its own independent review and analysis of the business, operations, assets, Liabilities, results of operations and financial condition of the Company and acknowledges that Parent has been provided access to personnel, properties, premises and records of the Company for such purposes. In entering into this Agreement, except as expressly provided herein, Parent acknowledges that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

Section 4.13   Ownership of Company Common Stock. Except as set forth on Section 4.13 of the Parent Disclosure Letter, as of the date of this Agreement and since the Split-Off Date, Parent does not beneficially own, and has not beneficially owned, any shares of Company Common Stock, nor any Convertible Securities of the Company. Except as set forth on Section 4.13 of the Parent Disclosure Letter, from and after the Split-Off Date, neither Parent nor any of its Affiliates has taken any action that has, directly or indirectly, caused any “fair price,” “business combination,” “control share acquisition” or other similar anti-takeover statute or regulation in any jurisdiction to apply or purport to apply to the Transaction Documents and the transactions contemplated hereby and thereby.

Section 4.14   Operations of Merger Sub and Merger LLC. Each of Merger Sub and Merger LLC has been formed solely for the purpose of engaging in the Combination and, from the date of their formation until the Effective Time, neither Merger Sub nor Merger LLC have or will have engaged in any activities or incurred any liabilities or obligations other than other than in connection with the Transaction Documents and the New Governance Agreement and the transactions contemplated hereby and thereby.

ARTICLE V

COVENANTS

Section 5.1   Conduct of the Company’s Business Pending the Effective Time. From the date hereof until the Effective Time, except (x) as expressly required or expressly permitted by this Agreement or any other Transaction Document, or as expressly required by any Governance Instrument in effect as of the date hereof, (y) as consented to in writing by Parent (which consent shall not be unreasonably conditioned, withheld or delayed) or (z) as set forth in Section 5.1 of the Company Disclosure Letter, the Company will, and will cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice and (ii) use reasonable best efforts to preserve intact its business organization and goodwill and relationships with material customers, suppliers, licensors, licensees, distributors and other third parties. In addition to and without limiting the generality of the foregoing, from the date hereof until the Effective Time, except (1) as expressly required or expressly permitted by this Agreement or any other Transaction Document, or as expressly required by any Governance Instrument in effect as of the date hereof, (2) as consented to in writing by Parent (which consent shall not, except in the cases of clauses (a), (b)(i), (b)(ii), (c)(ii), (c)(iii), (d)(ii), (e), (i) and (l)(i) below, be unreasonably conditioned, withheld or delayed) or (3) as set forth in the Company Disclosure Letter:

(a)   Governing Documents. The Company shall not amend or propose to amend the Company Charter or Company Bylaws and shall cause each of its Subsidiaries not to amend or propose to amend its respective certificate of incorporation or bylaws or similar organizational or governing documents.

(b)   Issuance of Securities. The Company shall not, and shall cause each of its Subsidiaries not to, (i) authorize for issuance, issue or deliver, sell or transfer or agree or commit to issue, deliver, sell or transfer any shares of capital stock of or other equity interest in the Company or any of its Subsidiaries or Convertible Securities or other rights of any kind to acquire, any shares of capital stock of or any other equity interest in the Company or any of its Subsidiaries, other than the issuance of Company Common Stock pursuant to Company Equity Awards issued under the Company Plans and outstanding as of the date of this Agreement, (ii) amend or modify any term or provision of any of its outstanding equity securities or (iii) accelerate or waive any restrictions pertaining to the vesting of any Company Equity Awards, warrants or other rights of any kind to acquire any shares of capital stock or other equity interests in the Company.

(c)   No Dispositions. The Company shall not, and shall cause each of its Subsidiaries not to, sell, pledge, dispose of, transfer, lease, license, exercise, convert or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, exercise, conversion or encumbrance of, (i) any tangible or intangible property or assets of the Company or any of its Subsidiaries, except (A) sales of products and services in the ordinary course of business consistent with past practice, (B) non-exclusive licenses in connection with the marketing, promotion or sales of products and services in the ordinary course of business consistent with past practice, (C) pledges or other encumbrances to the extent they are a Permitted Encumbrance or (D) to the Company or a Wholly Owned Subsidiary of the Company, (ii) any Company Owned Parent Shares or (iii) any Convertible Securities issued by the Company outstanding on the date hereof.

(d)   No Acquisitions. The Company shall not, and shall cause each of its Subsidiaries not to, (i) acquire or agree to acquire, directly or indirectly, by merger, consolidation or otherwise, or by purchasing an equity interest in, or a portion of, any properties or assets constituting all or part of any business, other than inventory in the ordinary course of business consistent with past practice or (ii) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries.

(e)   Dividends; Changes in Stock. The Company shall not, and shall cause each of its Subsidiaries not to, and shall not propose or commit to (and shall cause each of its Subsidiaries not to propose or commit to), (i) declare, set aside, make or pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock or other equity interests of the Company or any of its Subsidiaries (other than any dividend or distribution by a Wholly Owned Subsidiary of the Company to the Company or another Wholly Owned Subsidiary of the Company) or enter into any voting agreement with respect to the capital stock or other equity interests of the Company or any Subsidiary of the Company, (ii) reclassify, combine, split or subdivide any capital stock or other equity interests of the Company or any Subsidiary of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock or other equity interests of the Company or any Subsidiary of the Company, or (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of or other equity interests in the Company or any of its Subsidiaries (other than in connection with the exercise, settlement or vesting of any Company Equity Awards).

(f)   Investments; Indebtedness. The Company shall not, and shall cause each of its Subsidiaries not to, or otherwise agree to (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than investments by the Company or a Wholly Owned Subsidiary of the Company to or in any Wholly Owned Subsidiary of the Company in the ordinary course of business consistent with past practice, (ii) incur, assume or modify any Indebtedness or (iii) assume, guarantee, endorse, grant an Encumbrance on any of its assets as security or otherwise become liable or responsible (directly or contingently) for Indebtedness of another Person.

(g)   Material Contracts. The Company shall not, and shall cause each of its Subsidiaries not to (i) cancel, terminate, extend, renew or materially amend any Company Material Contract, (ii) waive, release or assign, in any respect, any material rights or obligations under any Company Material Contract, (iii) enter into any Contract which would have been a Company Material Contract pursuant to clause (i), (iii), (iv), (v), (vii), (viii), (ix), (x), (xi), (xii) and (to the extent relating to the foregoing, (xiii)) of the definition thereof if entered into prior to the date hereof or (iv) give any notice pursuant to Section 3.2(b) of the Services Agreement (other than as contemplated by the agreements set forth in Section 3.20(a)(vii) of the Company Disclosure Letter).

(h)   Benefits Changes. Except as required under applicable Law or the terms of any Company Plan as in effect on the date of this Agreement, the Company shall not, and shall cause each of its Subsidiaries not to (i) increase the compensation or benefits of, or grant, provide or increase any bonus, severance, change of control or retention payments or benefits to, any Company Employee or non-employee director, other than (A) in the event that the Closing does not occur by January 1, 2020, annual wage increases for Vitalize employees scheduled for, and effective as of, January 1, 2020, which shall not exceed 4% in the aggregate (the “Annual Adjustment”) and (B) increases in the wages of any Company Employee or non-employee director outside of the Annual Adjustment, and grants of retention payments to any Company Employee or non-employee director, in amounts not greater than $33,000 per month in the aggregate for all such increases pursuant to this clause (B) beginning on the date hereof, such amounts to rollover to subsequent months if not used; provided that the increases applicable to any individual shall not exceed $10,000; (ii) make or forgive any loans or advances to, any Company Employee or non-employee director;

(iii) establish, adopt, or enter into any new collective bargaining, pension, other retirement, deferred compensation, equity or equity-like compensation, or other compensation or benefit agreement, plan or arrangement for the benefit of any current or former Company Employee or non-employee director that is not otherwise provided for in this Section 5.1(h), other than in relation to changes to health and welfare plans in the ordinary course of business consistent with past practice, the cost of which are not material; (iv) amend or modify any existing Company Plan, other than changes to health and welfare plans in the ordinary course of business consistent with past practice, the cost of which are not material; (v) accelerate the payment of compensation or benefits to any Company Employee or non-employee director; (vi) renew or enter into any modification of any collective bargaining agreement or implement or announce any reduction in labor force (other than individual employee terminations with respect to Company Employees with a title or role lower than Vice President in the ordinary course of business consistent with past practice (provided, that for the avoidance of doubt, the Company shall be permitted to terminate Company Employees with a title or role of Vice President or higher for cause)) or mass lay-offs; (vii) provide any funding for any rabbi trust or similar arrangement; or (viii) hire any new employees (or promote any existing employees) outside the ordinary course of business consistent with past practice, other than (A) as is consistent with the Vitalize Budget and set forth in Section 5.1(h)(viii)(A) of the Company Disclosure Letter or (B) if not included in such Vitalize Budget, such that the annual wages and bonuses offered to such new employees do not exceed 5% on an aggregate basis of the budgeted amount for new employee wages and bonuses as set forth in Section 5.1(h)(viii)(A) of the Company Disclosure Letter.

(i)   Accounting Matters. The Company shall not change its method of accounting, except (i) as required by changes in GAAP or Regulation S-X under the Exchange Act or (ii) as may be required by a change in applicable Law. The Company shall not, and shall cause each of its Subsidiaries not to, change its or any such Subsidiary’s fiscal year.

(j)   Tax Matters. Except as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, (i) make or change any material Tax election, (ii) settle or compromise any material Tax Liability with any Governmental Authority, (iii) surrender any right to claim a material refund of Taxes, (iv) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, (v) change any material method of Tax accounting, (vi) enter into any a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law); or (vii) apply for any Tax ruling.

(k)   Capital Expenditures. The Company shall not, and shall cause each of its Subsidiaries not to, authorize, or enter into any commitment for, any capital expenditures (including, for the avoidance of doubt, purchases of fixed assets and capitalization of website and software development costs) that would result in the aggregate amount of such capital expenditure authorizations, commitments and spend at any point in time from and after the date of this Agreement exceeding 110% of the aggregate year-to-date amount budgeted set forth in the Vitalize Budget under “Capital Expenditures” and “IDS.”

(l)   Lines of Business/New Subsidiaries. The Company shall not, and shall cause each of its Subsidiaries not to, (i) enter into any new line of business other than the lines of business in which the Company and its Subsidiaries are currently engaged as of the date of this Agreement or (ii) establish any new Subsidiary, or any joint venture or other partnership, collaboration or similar arrangement, unless such joint venture, partnership, collaboration or similar arrangement is between Vitalize or any of its Subsidiaries, on the one hand, and a third party, on the other hand, and is not material to Vitalize.

(m)   Discharge of Liabilities. Except as expressly permitted in this Agreement, the Company shall not, and shall cause each of its Subsidiaries not to, pay, discharge, settle or compromise, or fail to defend, any Actions before any Governmental Authority or consent to the entry of any Order in connection therewith, other than (i) in the ordinary course of business consistent with past practice where the amounts paid or to be paid by the Company and its Subsidiaries are in an amount less than $1,000,000 in the aggregate (net of amounts covered by (and actually received in respect of) insurance policies of the Company and its Subsidiaries), (ii) that do not involve the admission of wrongdoing by the Company or any of its Subsidiaries and (iii) that do not impose restrictions (in any material respect) on the business of the Company or any of its Subsidiaries, or on the Surviving Corporation or the Surviving Company, as applicable, following the Effective Time or the Upstream Effective Time.

(n)   General. The Company shall not, and shall cause each of its Subsidiaries not to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing set forth in this Section 5.1.

Section 5.2   Conduct of Parent’s Business Pending the Effective Time. From the date hereof until the Effective Time, except (x) as expressly required or expressly permitted by this Agreement or any other Transaction Document, the Voting Agreement or the New Governance Agreement or as expressly required by any Governance Instrument in effect as of the date hereof, (y) as set forth on Section 5.2(a) of the Parent Disclosure Letter or (z) as consented to in writing by the Company (which consent shall not be unreasonably conditioned, withheld or delayed):

(a)   Governing Documents. Parent shall not, and shall cause each of Merger Sub and Merger LLC not to, amend the Parent Charter or Parent Bylaws or the organizational or governing documents of Merger Sub or Merger LLC.

(b)   No Dissolution. Parent shall not authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of Parent.

(c)   Dividends; Changes in Stock. Parent shall not (i) reclassify, combine, adjust, split or subdivide any capital stock of Parent or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock of Parent, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of or other equity interests in Parent (other than (x) in connection with the exercise, settlement or vesting of any equity awards with respect to shares of capital stock of Parent, (y) any cash repurchases of capital stock of Parent made pursuant to ordinary course share repurchase programs or (z) any such action not effected until after the Closing) or (iii) declare with a record date or ex-dividend date that is at or prior to the Closing or pay at or prior to the Closing any dividend or other distribution payable in cash, stock, property or otherwise, with respect to its capital stock or other equity interests; provided, that, this clause (iii) shall not prohibit the payment of quarterly cash dividends with respect to shares of capital stock of Parent in the ordinary course and in a manner (including amount and timing of payment) consistent with past practice (except as contemplated by Section 2.6(b) of the Parent Disclosure Letter); provided, further, that, any dividend or other distribution not prohibited by this clause (iii) shall remain subject to Parent’s obligations set forth in Section 5.8.

(d)   General. Parent shall not, and shall cause each of its Subsidiaries not to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing set forth in this Section 5.2.

Section 5.3   No Solicitation by the Company; Alternative Company Transaction.

(a)   The Company will, and will cause each of its Subsidiaries and each of the directors, officers and employees of the Company and each of its Subsidiaries to, and shall instruct and use reasonable best efforts to cause their respective other Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Third Party or its representatives conducted prior to the date hereof with respect to any Alternative Company Transaction Proposal. The Company will promptly request each such Person that has, within the twelve (12) months preceding the date hereof, executed a confidentiality agreement in connection with its consideration of any Alternative Company Transaction to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries and will promptly terminate access by all Persons (other than Parent and its Representatives) to any physical or electronic data rooms relating to a possible Alternative Company Transaction. The Company shall not, and shall cause its Subsidiaries and each of the directors, officers and employees of the Company and its Subsidiaries not to, and shall instruct and use reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage any inquiries or the making or announcement of any proposal or offer (including any proposal or offer to the Company Stockholders) that constitutes, or would reasonably be expected to lead to, an Alternative Company Transaction Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Alternative Company Transaction Proposal or (iii) furnish to any Person any non-public information with respect to the Company and its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person or Group (other than Parent and its Representatives), in each case to knowingly facilitate or encourage the making of, or knowingly cooperate in any way that would reasonably be expected to lead to, any Alternative Company Transaction Proposal, except in each case as expressly permitted by this Section 5.3; provided, that, notwithstanding anything to the contrary in this Agreement pertaining to the Company’s ability to enter into, continue or participate in any discussions with any Person regarding an Alternative Company Transaction Proposal, the Company or any of its Representatives may in any event (A) in good faith seek to clarify the terms and conditions of any bona fide unsolicited Alternative Company Transaction Proposal to determine whether such Alternative Company Transaction Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal (it being understood that any such communications shall be with the Third Party (or its representatives) making such Alternative Company Transaction Proposal and shall be limited to the clarification of the Alternative Company Transaction Proposal made by such Third Party and subject to Section 5.3(b) shall not include (x) any negotiations or similar discussions with respect to such Alternative Company Transaction Proposal or (y) the Company’s view or position with respect thereto) and (B) inform any Person that makes an Alternative Company Transaction Proposal of the restrictions imposed by the provisions of this Section 5.3.

(b)   Superior Company Proposal. Notwithstanding anything to the contrary contained in Section 5.3(a) or elsewhere in this Agreement, if, following the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company receives a bona fide written Alternative Company Transaction Proposal which did not result from a breach of this Section 5.3, upon a good faith determination by the Company Board (after consultation with its outside legal counsel and financial advisor) (i) that such Alternative Company Transaction Proposal constitutes, or is reasonably expected to lead to, a Superior Company Proposal and (ii) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, and subject to compliance with Section 5.3(c), the Company and its Representatives may then take the following actions:

(i)   Furnish any information with respect to the Company and its Subsidiaries to, and afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, the Person or Group (and their respective representatives) making such Alternative Company Transaction Proposal; provided, that, prior to furnishing any such information, it receives from such Person or Group an executed confidentiality agreement containing terms and restrictions at least as restrictive as the terms contained in the Confidentiality Agreement (other than de minimis differences) and that does not contain any provision requiring the Company or its Subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses of any nature; provided, further, that the Company shall not furnish to any such Person or Group any information furnished by or on behalf of Parent or its Representatives to the Company or its Representatives in accordance with the provisions of the Confidentiality Agreement or otherwise on a confidential basis; and

(ii)   Following the execution of the confidentiality agreement referenced in the foregoing clause (i), engage in discussions or negotiations with such Person or Group (and their Representatives) with respect to such Alternative Company Transaction Proposal.

(c)   Notification. In addition to the obligations of the Company set forth in Section 5.3(a), (b) and (d), as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Company Transaction Proposal or any request for information from, or for the initiation of negotiations with, the Company or its Representatives concerning an Alternative Company Transaction Proposal, the Company shall provide Parent with an initial written notice of such Alternative Company Transaction Proposal or request. Such notice shall include a written summary of the material terms and conditions of such Alternative Company Transaction Proposal or request (including unredacted copies of any such written Alternative Company Transaction Proposal or request), and the identity of the Person or Group making such Alternative Company Transaction Proposal or request. In addition, the Company shall (i) keep Parent reasonably currently informed of the status of, and negotiations (if any) regarding, and any material developments affecting the terms and conditions of, such Alternative Company Transaction Proposal or request and (ii) provide Parent promptly (and in any event within forty-eight (48) hours) with all non-public information concerning the Company or any of its Subsidiaries that is made available to the Person or Group of Persons making such Alternative Company Transaction Proposal or request (or any of their Representatives), which was not previously made available to Parent or its Representatives. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after any determination) advise Parent in writing if the Company Board determines to begin providing information or engaging in discussions concerning an Alternative Company Transaction Proposal pursuant to Section 5.3(b).

(d)   Change of Recommendation. Except as expressly permitted by this Section 5.3(d), the Company Board shall not, nor shall any committee thereof, directly or indirectly, (i) (A) withdraw or qualify (or amend or modify in a manner adverse to Parent) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Company Board or committee thereof of this Agreement, or, subject to the right of the Company Board to make a Company Adverse Recommendation Change in accordance with this Section 5.3(d), fail to include the Company Board’s recommendation that the Company Stockholders approve the adoption of this Agreement in the Proxy Statement when disseminated to the Company Stockholders (and at all times thereafter prior to receipt of the Company Stockholder Approval), (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Company Transaction Proposal, (C) make any public recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, or fail to recommend against acceptance of such tender or exchange offer by the close of business on the 10th business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act (it being understood and agreed that the Company Board (or any committee thereof) may take no position with respect to an Alternative Company Transaction Proposal that is a tender offer or exchange offer during the period referred to in this clause), (D) other than with respect to a tender offer or exchange offer, fail to publicly reaffirm its recommendation of this Agreement within five (5) Business Days after Parent so requests in writing if an Alternative Company Transaction Proposal or any material modification thereto shall have been made public or sent or given to the Company Stockholders (or any Person or Group shall have publicly announced an intention, whether or not conditional, to make an Alternative Company Transaction Proposal), it being understood that this clause (D) shall only apply to one (1) such request by Parent per such Alternative Company Transaction Proposal or material modification, as applicable, or (E) resolve, agree or publicly propose to do any of the foregoing (each action or failure to act described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting, or providing for, any Alternative Company Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger. Notwithstanding anything to the contrary set forth in this Section 5.3(d), at any time prior to obtaining the Company Stockholder Approval, the Company Board may, subject to compliance with Section 5.3(e), solely in response to (1) a Company Intervening Event, make a Company Adverse Recommendation Change under subclause (A) or (to the extent related to subclause (A)) (E) of the definition thereof or (2) a Superior Company Proposal that did not result from a breach of Section 5.3(a), make a Company Adverse Recommendation Change, if, in either case, the Company Board determines in good faith after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(e)   The Company shall not make a Company Adverse Recommendation Change in response to a Company Intervening Event or a Superior Company Proposal unless:

(i)   in the case of a Superior Company Proposal, such Superior Company Proposal has been made and has not been withdrawn and continues to be a Superior Company Proposal; and

(ii)   the Company shall have first (A) provided to Parent four (4) Business Days’ prior written notice (the “Company Notice Period”), which notice shall state expressly (1) that a Company Intervening Event has occurred or that the Company has received a Superior Company Proposal, as applicable, (2) (x) in the case of a Company Intervening Event, the material facts underlying such Company Intervening Event, in reasonable detail, or (y) in the case of a Superior Company Proposal, the material terms and conditions of the Superior Company Proposal (including the per share value of the consideration offered therein and the identity of the Person or Group making the Superior Company

Proposal), and the Company shall provide to Parent unredacted copies of the relevant transaction agreements with the Person or Group making such Superior Company Proposal and other material documents related thereto (it being understood and agreed that any amendment (or subsequent amendment) to the financial terms, including to the proposed purchase price, or to any other material term of such Superior Company Proposal shall each require the Company to provide a new notice to Parent in accordance with this Section 5.3(e), provided, that, the Company Notice Period in connection with any such new notice shall be two (2) Business Days (the “Amended Company Notice Period”), but no such Amended Company Notice Period shall shorten the Company Notice Period) and (3) that in response to such Company Intervening Event or Superior Company Proposal, the Company intends to make a Company Adverse Recommendation Change, and (B) prior to making a Company Adverse Recommendation Change, during the Company Notice Period or the Amended Company Notice Period, as applicable, to the extent requested by Parent, engaged, and directed its Representatives to engage, in good faith negotiations with Parent during such Company Notice Period or Amended Company Notice Period, as applicable, to amend this Agreement to permit the Company Board not to make such Company Adverse Recommendation Change, and considered in good faith any bona fide offer (a “Parent Offer”) by Parent to the Company, and, after such negotiations and good faith consideration of such Parent Offer, if any, the Company Board again makes the determination described in the last sentence of Section 5.3(d) (it being understood that the delivery of the notification contemplated by this Section 5.3(e) shall not, in and of itself, constitute a Company Adverse Recommendation Change).

(f)   Tender Offer Rules. Except as expressly prohibited by Section 5.3(d), nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communication to Company Stockholders in connection with the making or amendment of a tender offer or exchange offer) or (ii) making any “stop-look-and-listen” or similar communication to the Company Stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act; provided, that, (A) in no event shall this Section 5.3(f) affect the obligations specified in this Section 5.3 (or the consequences thereof in accordance with this Agreement) or the definition of Company Adverse Recommendation Change and (B) any such disclosure (other than the issuance by the Company of a “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that is otherwise within the definition of “Company Adverse Recommendation Change” shall be deemed a Company Adverse Recommendation Change for all purposes of this Agreement.

(g)   Certain Restrictions. The Company shall not, and shall not permit any of its Subsidiaries, or any of its or their Representatives on the Company’s or its Subsidiaries’ behalf, to, enter into any confidentiality agreement that prohibits the Company or any of its Subsidiaries from complying with its obligations to Parent.

Section 5.4   Registration Statement and Prospectus.

(a)   As promptly as practicable following the date hereof, and in any event within twenty (20) Business Days following the date of this Agreement, Parent and the Company shall prepare, and (assuming Parent has received all required information from the Company) Parent shall file with the SEC a Registration Statement on Form S-4 (together with any amendments thereof or supplements thereto, the “Registration Statement”), in which the proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) furnished to Company Stockholders in connection with the meeting of the Company Stockholders for the purpose of considering and voting upon this Agreement (the “Company Stockholders Meeting”) will be included. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement and any other filings required to be made with the SEC in connection with the transactions contemplated by the Transaction Documents to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Each of Parent and the Company shall furnish all information concerning it and its respective Subsidiaries and affiliates as may reasonably be requested by the other Party in connection with such actions and the preparation of the Proxy Statement and the Registration Statement and any other filings required to be made with the SEC in connection with the transactions contemplated by the Transaction Documents. The Company will cause the Proxy Statement to be mailed to Company Stockholders promptly after the Registration Statement is declared effective under the Securities Act.

(b)   All filings by the Company or Parent with the SEC in connection with the transactions contemplated by the Transaction Documents and all mailings by the Company to the Company Stockholders in connection with the Merger and the other transactions contemplated by the Transaction Documents shall be subject to the prior review and reasonable comment by the other Party.

(c)   Each of Parent and the Company shall (i) as promptly as practicable notify the other of (A) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement or the Registration Statement or any other filings required to be made with the SEC in connection with the transactions contemplated by the Transaction Documents (including the time when the Registration Statement becomes effective and the issuance of any stop order or suspension of qualifications of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction) and (B) any request by the SEC for any amendment or supplements to the Proxy Statement or the Registration Statement or any other filings required to be made with the SEC in connection with the transactions contemplated by the Transaction Documents, or for additional information with respect thereto and (ii) supply each other with copies of (A) all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to (x) the Proxy Statement, (y) the Registration Statement or (z) any other filings required to be made with the SEC in connection with the transactions contemplated by the Transaction Documents and (B) all Orders of the SEC relating to the Registration Statement.

(d)   If at any time prior to the Effective Time any information relating to the Company, Parent, Merger Sub, Merger LLC or any of their respective affiliates and Subsidiaries, directors or officers, is discovered by the Company, Parent, Merger Sub or Merger LLC, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement or any other filing required to be made with the SEC and disseminated to the Company Stockholders, so that none of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders.

(e)   Unless this Agreement has been terminated pursuant to Section 7.1, the Company shall duly give notice of, convene and hold the Company Stockholders Meeting (in compliance with applicable Law and the Company Charter and Company Bylaws) as promptly as practicable following the date the Registration Statement is declared effective under the Securities Act and the Staff of the SEC advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, for the purpose of seeking the Company Stockholder Approval and, subject to Section 5.3(d), shall use its reasonable best efforts to solicit such adoption and obtain the Company Stockholder Approval. Notwithstanding the foregoing, the Company shall not adjourn or postpone the Company Stockholders Meeting without Parent’s prior written consent other than (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that the Company Board has determined in good faith after consultation with outside legal counsel is necessary under Law is provided to the Company Stockholders in advance of a vote on the adoption of this Agreement, (B) if, as of the time for which the Company Stockholders Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or (C) otherwise to comply with applicable Law; provided, that, in the case of either clauses (A), (B) or (C), the Company Stockholders Meeting shall only be adjourned or postponed for a minimum time reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect the Company’s obligation to hold the Company Stockholders Meeting as aforesaid). The Company shall ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with applicable Law and the Company Charter and the Company Bylaws. Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 5.4(e) (including its obligation to hold the Company Stockholders Meeting at which this Agreement shall be submitted to the

Company Stockholders for adoption as aforesaid) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Company Transaction Proposal or by a Company Adverse Recommendation Change. Prior to the date of the Company Stockholders Meeting, the Company shall, upon the reasonable request of Parent, direct the proxy solicitor or other agent of the Company to advise Parent as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval at the same frequency as such information is provided to the Company. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company Stockholders in connection therewith) that the Company shall propose to be voted on by Company Stockholders at the Company Stockholders Meeting.

(f)   Except to the extent expressly permitted by Section 5.3(d), (i) the Company Board shall recommend that the Company Stockholders vote in favor of the adoption of this Agreement at the Company Stockholders Meeting and (ii) the Proxy Statement shall include a statement to the effect that the Company Board recommends that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders Meeting.

Section 5.5   Information and Access.

(a)   From the date hereof until the Effective Time, but subject to Section 5.20, upon reasonable notice and subject to applicable Law, the Company will (and will cause its Subsidiaries, and its and their officers, directors, employees and contractors to, and use reasonable best efforts to cause its other Representatives and Affiliates, to) afford to the officers, employees, counsel, bankers, accountants and other authorized Representatives of Parent reasonable access during normal business hours and upon reasonable prior notice to all its properties, personnel, books and records, consistent with Parent’s rights and obligations under this Agreement and furnish promptly to such Persons such information concerning its business, properties, personnel and affairs as such Persons will from time to time reasonably request consistent with Parent’s rights and obligations under this Agreement. The Company shall be entitled to have a Representative present all times during any such inspection, and all such inspections granted pursuant to this Section 5.5 shall be subject to the Company’s reasonable security measures. Subject to the terms of this Agreement, the Company shall maintain and exercise complete control and supervision over the Company and its Subsidiaries.

(b)   From the date hereof until the Effective Time, subject to applicable Law, Parent shall act reasonably and in good faith in responding to such requests for information as the Company will from time to time reasonably make, to the extent reasonably necessary to enable the Company to consummate the transactions contemplated hereby in accordance with the terms herewith and consistent with the Company’s rights and obligations under this Agreement.

(c)   No investigation or information provided pursuant to this Section 5.5 shall affect or otherwise obviate or diminish any representations or warranties of any Party or conditions to the obligations of any Party.

(d)   Each of the Company and Parent will hold all information furnished by or behalf of the other Party or its Representatives pursuant to this Section 5.5 in confidence in accordance with the provisions of that certain Mutual Non-Disclosure Agreement, dated as of December 20, 2017, as amended by the Amendment to Mutual Non-Disclosure Agreement, dated as of November 30, 2018 (the “Confidentiality Agreement”), by and between the Company and Parent.

Section 5.6   Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of Parent, Merger Sub, Merger LLC and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as reasonably practicable the transactions contemplated by or related to the Transaction Documents and the New Governance Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article VI). Notwithstanding the foregoing, each of Parent, Merger Sub, Merger LLC and the Company shall use their reasonable best efforts to obtain consents of all Governmental Authorities and Third Parties necessary to consummate the transactions contemplated by or related to the Transaction Documents and the New Governance Agreement. Each Party hereto shall make an appropriate filing, if necessary, pursuant to the HSR Act (or any other Competition Law) with respect to the transactions contemplated by or related to the Transaction Documents and the New Governance Agreement as promptly as practicable after the date of this Agreement (which filing to the extent applicable shall request early termination of any applicable waiting period) and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act (or any other Competition Law). Without limiting the foregoing, (a) each Party and its respective controlled Affiliates shall not extend (or take any action with the effect of extending) any waiting period or comparable period under the HSR Act (or any other Competition Law) or enter into any agreement with any Governmental Authorities not to consummate the transactions contemplated hereby or by any of the other Transaction Documents and the New Governance Agreement, except with the prior written consent of the other Parties hereto, (b) the Parties agree to use their reasonable best efforts to satisfy the closing condition set forth in Section 6.1(c) and to defend any Actions by any Governmental Authority challenging this Agreement or any of the other Transaction Documents or that would otherwise prevent or delay the consummation of the transactions contemplated hereby or thereby (including the transactions contemplated by the New Governance Agreement), (c) Parent, Merger Sub and Merger LLC agree to take (and Parent’s, Merger Sub’s and Merger LLC’s “reasonable best efforts” with respect to the satisfaction of the closing condition set forth in Section 6.1(b) shall expressly include the taking of), and cause their respective controlled Affiliates to take, all actions that are necessary or as may be required by any Governmental Authority to obtain any authorization or consent from a Governmental Authority required to satisfy the closing condition set forth in Section 6.1(b) to enable the Closing to occur on or prior to the Drop Dead Date; provided, that, (i) any such actions shall be conditioned on the consummation of the Closing and (ii) nothing in this Agreement shall require Parent to enter into or agree to any modifications to any of the terms and conditions of any of the Transaction Documents or the New Governance Agreement, and (d) the Parties agree to the matters set forth on Section 5.6 of the Company Disclosure Letter. Prior to making any application to or filing with any Governmental Authority in connection with the transactions contemplated by or related to this Agreement, each Party will (a) provide the other Party with any information or documents that the other Party may reasonably require to prepare any such application or filing, and (b) provide the other Party with drafts thereof and afford the other Party a reasonable opportunity to comment on such drafts. For purposes of this Section 5.6, the term “Governmental Authority” shall include NASDAQ.

Section 5.7   Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions from or dispositions to Parent or the Company of Parent Common Shares or Company Common Stock, as applicable, resulting from the transactions contemplated by the Transaction Documents (including securities deliverable upon exercise, vesting or settlement of any Company Equity Awards or Parent Equity Awards or other derivative securities) by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or the Company, respectively, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.8   Tax Matters.

(a)   Parent, the Company, Merger LLC and Merger Sub intend that, for U.S. federal income tax purposes, the Combination shall be treated as a single integrated transaction and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent, the Company, Merger LLC and Merger Sub (i) shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Combination to so qualify, (ii) shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such treatment, (iii) shall use their reasonable best efforts to take or cause to be taken any action reasonably necessary to ensure the receipt of the Tax Opinions and (iv) will cooperate with the tax counsel that are to render the Tax Opinions by providing appropriate representations as to factual matters on the Closing Date and the date of any Reorganization Tax Opinions delivered in connection with the Registration Statement, as applicable, including in the case of the Company, the Company Tax Opinion Representations, and in the case of Parent, the Parent Tax Opinion Representations.

(b)   Parent, the Company, Merger LLC and Merger Sub hereby adopt this Agreement as well as any other agreements entered into pursuant to this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

(c)   None of Parent, the Company, Merger LLC or Merger Sub shall, nor shall they permit their Affiliates to, take any action, and Parent, the Company, Merger LLC and Merger Sub shall not, and shall ensure that their Affiliates do not, fail to take any action, which action or failure to act would prevent, preclude or impede the Combination from qualifying (or reasonably would be expected to cause the Combination to fail to qualify) as a “reorganization” within the meaning of Section 368(a) of the Code.

(d)   None of Parent, the Company, Merger LLC or Merger Sub shall, nor shall it permit its Affiliates to, take any action, and each of Parent, the Company, Merger LLC and Merger Sub shall not, and shall ensure that its Affiliates do not, fail to take any action, which action or failure to act would cause (or reasonably would be expected to cause) (i) Section 355(e) of the Code to apply to the Split-Off, (ii) the Split-Off to fail to qualify in whole to Qurate, the Company, their respective Subsidiaries and the former holders of Liberty Ventures Common Stock (except with respect to any cash received in lieu of fractional shares) for non-recognition of income, gain and loss under Sections 355 and 361 of the Code or (iii) the Company or any of its Subsidiaries to have an indemnification obligation in respect of any Transaction Taxes or Transaction Tax-Related Losses under the Tax Sharing Agreement (it being agreed and understood that the entry into any Transaction Document (and the entry into the Voting Agreement and the New Governance Agreement) and the consummation of the Combination and the transactions contemplated by the Transaction Documents (including the transactions contemplated by the Voting Agreement and the New Governance Agreement) shall not constitute actions that violate this Section 5.8(d)).

(e)   Immediately prior to the Closing, the Company shall execute and deliver (i) the Company Closing Split-Off Tax Opinion Representation Letter to Company Split-Off Tax Counsel and (ii) the Company Reorganization Tax Opinion Representation Letter to Parent Tax Counsel and Company Reorganization Tax Counsel. Immediately prior to the Closing, the Company shall provide Parent with a true copy of the Split-Off Closing Tax Opinion and each of the Closing Split-Off Tax Representation Letters (other than the Parent Closing Split-Off Tax Opinion Representation Letter).

(f)   Immediately prior to the Closing, Parent shall execute and deliver (i) the Parent Closing Split-Off Tax Opinion Representation Letter to Company Split-Off Tax Counsel and (ii) the Parent Reorganization Tax Opinion Representation Letter to Parent Tax Counsel and Company Reorganization Tax Counsel.

Section 5.9   Public Announcements. The Company and Parent shall consult with each other before issuing, and will provide each other the opportunity to review and reasonably comment upon, and use reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party (which shall not be unreasonably withheld, delayed or conditioned), except as either Party, after consultation with outside counsel, may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market if it has used reasonable best efforts to consult with the other Party prior thereto regarding the timing, scope and content of any such press release or public statement; provided, however, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 5.3 (or for Parent to respond to any such disclosure or action). In addition, except (i) to the extent disclosed in or consistent with the Registration Statement or Proxy Statement in accordance with the provisions of Section 5.4, (ii) to the extent necessary to comply with such Party’s periodic reporting obligations under the Exchange Act, (iii) for any consent given in accordance with this Section 5.9 or (iv) as expressly permitted by Section 5.3 (or for Parent to respond to any such disclosure or action), neither Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld, delayed or conditioned. The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby shall be in the form agreed to by the parties. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the consultation procedures set forth in this Section 5.9 have been followed, either Party may issue such additional publications or press releases and make such other customary announcements without consulting with any other Party hereto so long as such additional publications, press releases and announcements do not disclose any non-public information regarding the transactions contemplated by this Agreement beyond the scope of, and are reasonably consistent in tone and tenor with, the disclosure included in the press release or public statement with respect to which the other Party had been consulted.

Section 5.10   Expenses. Whether or not the Combination is consummated, all costs and expenses incurred or to be incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party (or, in the case of Merger Sub and Merger LLC, by Parent) incurring such cost or expense.

Section 5.11   Indemnification and Insurance.

(a)   For a period of six (6) years after the Effective Time (and until such later date as of which any (1) Action against any Indemnified Party commenced during such six (6)-year period and (2) Permitted Parent Access Circumstance commenced during such six (6) year period, in each case shall have been finally disposed of) (such six (6) year anniversary of the Effective Time or, if applicable, such later date, the “Extended Date”), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries, and from and after the Upstream Merger, the Surviving Company and its Subsidiaries, to honor and fulfill in all respects the obligations (including both indemnification and advancement of expenses) of the Company and its Subsidiaries under their respective certificates of incorporation or bylaws (or any similar organizational documents) and under any indemnification agreements, in each case, in effect on the date hereof (and made available to Parent prior to the date hereof), for the benefit of (x) any of the Company’s or its Subsidiaries’ current or former directors and officers and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time or (y) any person serving or who prior to the Effective Time has served on the board of directors of another Person at the request of the Company or its Subsidiaries, in the case of each of clauses (x) and (y), in each such individual’s capacity as described in such clause (collectively, the “Indemnified Parties”). For the avoidance of doubt, the Indemnified Parties shall include present and former Company Directors in his or her capacity as such. In addition, for the period following the Effective Time and until the Extended Date, Parent shall cause the certificates of incorporation, certificates of formation and bylaws and operating agreements, as applicable (and other similar organizational documents) of the Surviving Corporation, the Surviving Company and their respective Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation in favor of the Indemnified Parties (in their capacities as such) for events and Actions to the extent relating to periods at or prior to the Effective Time that are no less advantageous, in the aggregate, to the Indemnified Parties (in their capacities as such) than the corresponding provisions in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company or its applicable Subsidiary, as the case may be, each as in effect on the date hereof, and during period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law.

(b)   Insurance. Prior to or at the Effective Time, the Company shall obtain and fully pay, or if the Company is unable, Parent shall as of the Effective Time cause to be obtained and fully paid, the premium for, the non-cancellable extension (“D&O Tail”) of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Tail shall (i) cover each individual covered by the D&O Insurance immediately prior to the Effective Time (in each case in his or her applicable covered capacity), (ii) be for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any acts or omissions prior to, or any claim related to any period of time at or prior to, the Effective Time, (iii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iv) have terms, conditions, retentions and limits of liability that are no less favorable in the aggregate to the intended beneficiaries than the coverage provided under the Company’s existing D&O Insurance, including with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Party by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, that, the cost of such D&O Tail shall in no event exceed three hundred percent (300%) of the amount of the last annual premium paid by the Company for the D&O Insurance; and provided, further, that if the aggregate cost of D&O Tail exceeds such amount, the obligation shall be to obtain a D&O Tail with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. If the Company or Parent for any reason fails to obtain (or cause to be obtained) such D&O Tail as of the Effective Time, the Surviving Corporation or Surviving Company, as applicable, shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, coverage provided by the D&O Insurance (whether with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance) with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate to the intended beneficiaries than the coverage provided under the Company’s existing D&O Insurance; provided, that, in no event shall the Surviving Corporation or Surviving Company be required to expend for such policies pursuant to this sentence an annual premium amount in excess of three hundred percent (300%) of the premium amount per annum for the Company’s existing D&O Insurance; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation or the Surviving Company, as applicable, shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(c)   Successors. If Parent, the Surviving Corporation, the Surviving Company or any of their respective successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties or assets to any Person (including, for the avoidance of doubt, by cancelling or otherwise eliminating all or substantially all of its properties or assets), then, in each case, Parent, the Surviving Corporation, the Surviving Company or any of their respective successors or assigns shall take such action as may be necessary so that such Person (and its successors and assigns) shall assume all of the applicable obligations set forth in this Section 5.11.

(d)   Enforceability. Each of the covered individuals described in Section 5.11(b)(i) and each Indemnified Party (in each case, in his or her capacity as such) is intended to be a third-party beneficiary of the applicable provisions of this Section 5.11 with full rights of enforcement as if a party hereto. This Section 5.11 will be irrevocable, and no term of this Section 5.11 may be amended, waived or modified, without the prior written consent of each affected Indemnified Party. Any amendment, waiver or modification of this Section 5.11 without such consent shall be null and void. The rights of the Indemnified Parties (and covered individuals described in Section 5.11(b)(i)) (in each case, in his or her capacity as such) under this Section 5.11 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by any corporation or entity whatsoever, or applicable Law (whether at law or in equity).

Section 5.12   Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, as the case may be, of (i) the occurrence or non-occurrence of any event of which is likely to cause any representation or warranty of the Company or Parent, as the case may be, to be untrue or inaccurate at the Closing Date such that the conditions to Closing set forth in Article VI would fail to be satisfied and (ii) any failure by the Company or Parent, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by such Party hereunder such that the conditions to Closing set forth in Article VI would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect any remedies available to Parent or the Company, as the case may be; provided, further, that a Party’s good faith failure to comply with this Section 5.12 shall not provide any other Party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

Section 5.13   Defense of Litigation. The Company shall promptly (and in any event, within two (2) Business Days) advise Parent, and Parent shall promptly (and in any event, within two (2) Business Days) advise the Company, of any Action commenced or, to the knowledge of such Party, threatened to be commenced, after the date hereof against such Party or any of its directors by any stockholder relating to this Agreement and the transactions contemplated hereby, and shall keep Parent or the Company, as applicable, reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding, and/or participate in (but not control), the defense or settlement of any such Action and shall consider Parent’s views with respect to such Action, and shall not settle, compromise or enter into any agreement or arrangement, or consent to the entry of, or fail to defend against entry of, any order or judgment, with respect to any such Action without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Parent shall give the Company the opportunity to consult with Parent regarding the defense or settlement of any such Action and shall consider the Company’s views with respect to such Action, and shall not settle, compromise or enter into any agreement or arrangement, or consent to the entry of, or fail to defend against entry of, any order or judgment, with respect to any such Action without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided, that, such prior written consent of the Company shall not be required for, and Parent may enter into, any settlement, compromise, agreement, arrangement, order or judgment of such Action so long as such settlement, compromise, agreement, arrangement, order or judgment does not include an admission of liability or wrongdoing on the part of the Company or any of its directors or officers.

Section 5.14   State Takeover Laws. The Company and Parent shall (a) take all reasonable action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by the Transactions Documents, the New Governance Agreement and the Voting Agreement and (b) if any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement or any of the transactions contemplated by the Transactions Documents, the New Governance Agreement or the Voting Agreement, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement, other Transaction Document, the New Governance Agreement or the Voting Agreement and otherwise to minimize the effect of such Law on the transactions contemplated by the Transaction Documents, the New Governance Agreement and the Voting Agreement.

Section 5.15   Stock Exchange Delisting. Prior to the Closing Date, the Company and Parent shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on their part under applicable Law and the rules and policies of NASDAQ to enable the delisting of the shares of Company Common Stock from NASDAQ and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.16   Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock issuable under Article II to be authorized for listing on NASDAQ, subject to official notice of issuance, prior to the Closing.

Section 5.17   Reservation of Parent Common Stock.

(a)   At or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its authorized but unissued shares of Parent Common Stock (i) for the purposes of effecting the conversion of the issued and outstanding shares of Company Common Stock pursuant to Article II, sufficient shares of Parent Common Stock to provide for such conversion and (ii) for the purposes of satisfying the exercise, vesting or settlement of any Company Equity Awards as the same may be adjusted pursuant to Section 2.8, sufficient Parent Common Shares to provide for such exercise, vesting or settlement.

(b)   The Company hereby irrevocably waives its preemptive rights under the Assigned Governance Agreement with respect to the Merger Consideration and Parent Common Shares to be issued pursuant to Section 2.8 or otherwise pursuant to the terms of the Transaction Documents. In the event of any Additional Issuance (as defined in the Assigned Governance Agreement), other than pursuant to the terms of the Transaction Documents, Parent shall deliver written notice to the Company in accordance with the terms of the Assigned Governance Agreement; provided, that, the time period for delivery of the written notice of election by the Company set forth in Section 3.01 of the Assigned Governance Agreement with respect to each notice of Additional Issuance shall not be deemed to commence until the date of termination of this Agreement in accordance with Section 7.1. In no event shall the Company be able to exercise its preemptive rights granted under the Assigned Governance Agreement prior to the termination of this Agreement.

Section 5.18   Obligations of Merger Sub and Merger LLC. Parent shall take all actions necessary to cause Merger Sub and Merger LLC to (i) perform their respective obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, including the adoption of this Agreement by Merger LLC as the sole stockholder of Merger Sub, and (ii) consummate the Upstream Merger in accordance with Section 267 of the DGCL and Section 18-209(i) of the LLC Act immediately following the Effective Time. Merger LLC has taken or will take all action as is necessary or advisable to authorize the Upstream Merger in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the LLC Act, and such authorization is and shall be the only authorization necessary to authorize the Upstream Merger.

Section 5.19   Parent Board of Directors.

(a)   The Company shall use reasonable best efforts to cause each Company Director serving on the Parent Board immediately prior to the Closing to deliver a letter of resignation to the Parent Board at or prior to the Effective Time, in each case, effective as of and subject to the Effective Time.

(b)   Parent shall cause, effective as of the Effective Time, the restricted stock units denominated in shares of Parent Common Stock and held by each Company Director that delivers a resignation letter pursuant to Section 5.19(a) to be fully vested and settled as soon as practicable thereafter in shares of Parent Common Stock.

Section 5.20   Waiver of Conflicts Regarding Representation.

(a)   The Parties agree that, notwithstanding any current or prior representation of (1) the Company (which, for the avoidance of doubt, excludes the Surviving Corporation and the Surviving Company) or any of its Subsidiaries, or any and all of their respective predecessors and successors, (2) officers or directors of the Company as of immediately prior to the Effective Time, (3) former Common Stock Directors of the Company, (4) the Malone Group or (5) any Covered Person (collectively, the “Represented Persons”, which, for the avoidance of doubt, excludes Diller) or any of their respective Affiliates by Baker Botts, Potter Anderson, Sherman or Skadden, each of Baker Botts, Potter Anderson, Sherman and Skadden will be allowed to represent any of the Represented Persons or any of their respective Affiliates in any matters or disputes that, directly or indirectly, arise out of or relate to (x) the Transaction Documents or any of the transactions and matters contemplated hereby or thereby (including the transactions contemplated by the New Governance Agreement and the Voting Agreement), (y) any other of the Collective Agreements or the transactions and matters contemplated thereby, or (z) the Split-Off (any such matter or dispute, a “Post-Closing Representation”). Parent does hereby, and agrees to cause its controlled Affiliates (and agrees to use its reasonable best efforts to cause its other Affiliates) to, (i) agree that Baker Botts, Potter Anderson, Sherman and Skadden may each represent (and none of Parent or any of its Affiliates or Representatives will seek to disqualify or otherwise prevent Baker Botts, Potter Anderson, Sherman or Skadden from representing) any of the Represented Persons or such Affiliates in connection with a Post-Closing Representation and (ii) waive any claim they have or may have that Baker Botts, Potter Anderson, Sherman or Skadden has a conflict of interest or is otherwise prohibited from engaging in a Post-Closing Representation, even if, in any case, the interests of the Represented Persons or such Affiliates may be directly adverse to Parent or its Affiliates and even though Baker Botts, Potter Anderson, Sherman or Skadden may have represented the Represented Persons or such Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for any of the Represented Persons or such Affiliates.

(b)   Parent acknowledges and agrees, on behalf of itself and its Affiliates, that (i) all Protected Information and all Privileged Information (and, in each case, all rights and privileges related thereto) shall, subject to the terms of this Section 5.20, be excluded from the assets possessed by the Company and its Subsidiaries at and after the Effective Time and shall be controlled and solely owned by Qurate on behalf of all Represented Persons for all purposes of this Section 5.20 and Section 1 of the Qurate Side Letter, and shall not pass to or be claimed by the Surviving Company, Surviving Corporation, Parent or its Affiliates, and (ii) notwithstanding Section 5.5 above, neither the Company nor any of its Affiliates or Representatives shall be obligated to provide Parent or any of its Affiliates, or any of their respective Representatives, with access to any Protected Information or any Privileged Information, in each case, other than as provided in Section 5.20(c) below.

(c)   To the extent access to (x) some of the Protected Information (other than Privileged Information) described in clause (x), (y) or (z) of the definition thereof is reasonably necessary (upon the advice of Parent’s external legal counsel acting reasonably) or (y) some of the Protected Information described in clause (x), (y) or (z) of the definition thereof that constitutes Privileged Information is reasonably necessary, in either case, for or in furtherance of Parent’s or its applicable Affiliates’ (i) defense against (or prosecution of) any Action brought by or against (as applicable) any third Person (which for the avoidance of doubt shall exclude the Represented Persons and their Affiliates), (ii) only as to Protected Information that is not Privileged Information, defense against (which may include bringing counterclaims) any Action brought by any Represented Persons or any of their Affiliates (for the avoidance of doubt, in the case of clauses (i) and (ii), including in connection with Parent’s or its Subsidiaries’ obligations under Section 5.11(a) and (b)) or (iii) compliance with reporting, filing or other legal or regulatory requirements imposed on Parent or such Affiliates by a Governmental Authority having jurisdiction over Parent or such Affiliates with respect to such matters, including for the avoidance of doubt through a discovery process in which the applicable Governmental Authority requires production of such Protected Information (each of clause (i), (ii) or (iii) a “Permitted Parent Access Circumstance”), Parent or such Affiliates, as applicable, shall be permitted by Qurate (who, as described in Section 5.20(b) shall, subject to the terms of this Section 5.20, have sole ownership and control of all Protected Information and all Privileged Information (and, in each case, all rights and privileges related thereto) on behalf of all Represented Persons for all purposes of this Section 5.20 and Section 1 of the Qurate Side Letter) access solely to such reasonably necessary portion of the Protected Information (“Necessary Information”); provided, that, with respect to any such Necessary Information that also constitutes Privileged Information, (1) with respect to any Permitted Parent Access Circumstance described in clause (i) or (iii) above, such Privileged Information will only be made available to Parent or its applicable Affiliates if Parent agrees not to (and does not), and agrees to use reasonable best efforts to cause its Affiliates and Representatives not to (and they do not), disclose or use, or allow to be disclosed or used, any such Privileged Information for any purpose, whatsoever, other than the applicable Permitted Parent Access Circumstance described in clause (i) or (iii) above, and (2) under no circumstances will access to such Privileged Information be deemed reasonably necessary in connection with a Permitted Parent Access Circumstance described in clause (ii) above. To the extent any Privileged Information may be accessed pursuant to this Section 5.20(c), Parent and Qurate shall use reasonable best efforts and cooperate with each other to enter into customary and reasonable joint defense, confidentiality, or similar arrangements that, to the extent reasonably practicable, will preserve and protect the privileged nature of such Privileged Information from being waived or impaired.

(d)   For the avoidance of doubt, except as expressly provided in Section 5.20(c), none of Parent, the Surviving Corporation, the Surviving Company or their respective Affiliates will have any rights or access to any Protected Information or any Privileged Information, wherever maintained. Further, notwithstanding Section 5.20(c), none of Parent, the Surviving Corporation, the Surviving Company or their respective Affiliates will have any rights or access to any Privileged Information in the files of Baker Botts, Potter Anderson, Sherman or Skadden (for clarity, this sentence does not impact any rights or access to any such Privileged Information other than in the files of such law firms (even if also in the files of such law firms)).

(e)   This Section 5.20 shall not apply to any information properly obtained by Parent or its Affiliates or their respective Representatives other than pursuant to Section 5.20(c) and without any breach of this Agreement or any confidentiality agreement. Further, nothing contained in this Section 5.20 is intended to, and this Section 5.20 shall not in any respect, limit or expand the rights and obligations of the parties pursuant to Section 5.3 hereof or the terms of the Tax Sharing Agreement, the Reorganization Agreement or Section 3(a)(v) or Section 6 of the Qurate Side Letter. For the avoidance of doubt, to the extent a Governmental Authority with jurisdiction over a relevant proceeding determines (notwithstanding the express intent of the parties set forth in this Section 5.20) to grant access to, or use of, any Protected Information (including Privileged Information) to which Parent or its applicable Affiliates would not otherwise have the right to access or use pursuant to Section 5.20(c), such access or use will be limited to that which has been mandated or determined by such Governmental Authority and will not serve as a basis to restrict or limit any other rights or protections specified herein.

(f)   This Section 5.20 will be irrevocable, and no term of this Section 5.20 may be amended, waived or modified in respect of any Protected Information or any Privileged Information without the prior written consent of Qurate, on behalf of the Represented Persons. Any such amendment, waiver or modification of this Section 5.20 as to which no such consent is obtained shall be null and void. This Section 5.20 is for the benefit of the applicable Represented Persons and their respective Affiliates, each of which is an intended third-party beneficiary of this Section 5.20 and will be entitled to enforce this Section 5.20 against the Parties hereto in such capacity.

(g)   For all purposes of this Section 5.20 and Section 1 of the Qurate Side Letter, (i) references to Affiliates of Parent shall include the Surviving Corporation following the Effective Time and the Surviving Company following the Upstream Effective Time, and (ii) references to Affiliates of the Malone Group shall include The Tracy M. Amonette Trust A (also known as The Tracy L. Neal Trust A) and The Evan D. Malone Trust A.

Section 5.21   Vitalize Employee Benefits.

(a)   For the period commencing at the Effective Time and ending on the six (6)-month anniversary of the date on which the Effective Time occurs, Parent shall provide (or cause to be provided) to each Company Employee who is employed with Liberty Protein, Inc. or any of its Subsidiaries as of immediately prior to the Effective Time (each, a “Continuing Vitalize Employee”) (i) an annual rate of salary, wages and/or commissions that is no less favorable than the annual rate of salary, wages and/or commissions provided to (A) such Continuing Vitalize Employee as of immediately prior to the Effective Time or (B) similarly situated employees of Parent and its Subsidiaries, excluding Company Employees, (ii) incentive compensation opportunities (including annual incentives, but excluding equity-based incentives) and employee benefits (other than severance) that are substantially comparable in the aggregate to the incentive compensation opportunities (including annual incentives, but excluding equity-based incentives) and employee benefits (other than severance) provided to (A) such Continuing Vitalize Employee during applicable periods prior to the Effective Time or (B) similarly situated employees of Parent and its Subsidiaries, excluding Company Employees, and (iii) severance protections and benefits no less favorable than the severance protections and benefits provided to (A) such Continuing Vitalize Employee as of immediately prior to the Effective Time or (B) similarly situated employees of Parent and its Subsidiaries, excluding Company Employees, in the case of each of clauses (i) through (iii), as determined by Parent in its sole discretion.

(b)   With respect to any health or welfare plan maintained by Parent or its Affiliates in which any Continuing Vitalize Employee is eligible to participate at or after the Effective Time, Parent shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its Affiliates (including the Surviving Corporation or Surviving Company, as applicable) and their respective Third Party insurance providers to, (i) waive preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation by and coverage of such Continuing Vitalize Employee (and his or her eligible dependents) to the extent such requirements were waived or satisfied under the comparable Company Plans and (ii) for any group health plan, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Vitalize Employee (and his or her eligible dependents) during the plan year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations. In addition, as of the Effective Time, Parent shall, and shall cause its Affiliates (including the Surviving Corporation or Surviving Company, as applicable) to, provide each Continuing Vitalize Employee full credit for periods of employment with the Company (including any current or former affiliate of the Company or any predecessor of the Company) for purposes of eligibility, vesting, accruals and determination of level of benefits under any employee benefit or compensation plan or arrangement maintained by Parent or any of its Affiliates (including the Surviving Corporation or Surviving Company, as applicable) that such Continuing Vitalize Employee may be eligible to participate in after the Effective Time for such Continuing Vitalize Employee’s service with the Company or any of its Affiliates, to the same extent that such service was credited for purposes of any comparable Company Plan immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 5.21(b) shall be construed to require crediting of service that would result in (A) duplication of benefits, (B) service credit for benefit accruals under a defined benefit pension plan or (C) service credit under a newly established plan for which prior service is not taken into account for employees of Parent generally.

(c)   Without limiting the generality of Section 8.3, the provisions of this Section 5.21 are solely for the benefit of the Parties to this Agreement, and no current or former Company Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 5.21. No provision of this Section 5.21 shall be construed as a limitation on the right of Parent to amend or terminate any specific employee benefit plan that Parent would otherwise have under the terms of such employee benefit plan, nor shall any provision of this Section 5.21 be construed to require the continuation of the employment of any particular Continuing Vitalize Employee. Nothing herein shall be deemed to establish, amend or modify any Company Plan, Parent Plan or other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Merger Sub, Merger LLC, the Company or any of their respective Affiliates.

(d)   If, at least thirty (30) Business Days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its Qualified Plans, the Company shall terminate any and all Qualified Plans effective as of immediately prior to the Effective Time. In the event that Parent requests that such Qualified Plans be terminated, the Company shall provide Parent with evidence reasonably satisfactory to Parent that such Qualified Plans have been terminated pursuant to resolution of the Company’s Board of Directors at least two (2) Business Days prior to the day on which the Effective Time occurs; provided that prior to terminating the Company’s Qualified Plans, the Company shall provide Parent with the form and substance of any applicable resolutions for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 5.22   Financing Matters.

(a)   At the request of Parent (which shall be made at least ten (10) Business Days prior to the Closing Date), the Company shall (or shall cause its applicable Subsidiary to) (A) deliver notices of prepayment (which may be delivered at Parent’s request in advance of the Closing Date so long as they are contingent upon the occurrence of the Closing) in respect of any Indebtedness of the Company or any of its Subsidiaries (other than the Exchangeable Debentures) within the time periods reasonably requested by Parent and take such other actions reasonably requested by Parent to facilitate the prepayment of all amounts outstanding in respect of such Indebtedness on or following the Closing Date (it being understood and agreed that any prepayment shall be contingent upon the occurrence of the Closing and, notwithstanding anything in this Section 5.22(a) to the contrary, no actions shall be required which would obligate the Company or its Subsidiaries to complete such prepayment prior to the occurrence of the Closing) and (B) use reasonable best efforts to arrange for customary payoff letters, terminations of commitments, lien terminations, releases and instruments and acknowledgements of discharge, in each case in respect of such Indebtedness to be delivered to Parent on or prior to the Closing Date (it being understood and agreed that reasonable best efforts will be used to deliver drafts of such documents to Parent no later than five (5) Business Days prior to the Closing Date).

(b)   The Company shall use its reasonable best efforts to take such actions as may be required by Article IX of the Exchangeable Debentures Indenture in connection with the Combination, including the preparation of, and the execution and delivery of, a supplemental indenture, officers’ certificate and legal opinion in accordance with such Article IX; provided that Parent shall use reasonable best efforts to cause Merger LLC (i) to execute and deliver a supplemental indenture relating to the Upstream Merger to the extent required in accordance with such Article IX and (ii) to deliver any other documentation that may be reasonably required by the trustee under the Exchangeable Debentures Indenture in order to comply with (A) applicable “know your customer” and anti-money laundering rules and regulations relating to Merger LLC’s execution and delivery of such supplemental indenture and (B) the Exchangeable Debentures Indenture (as it relates to Merger LLC’s execution and delivery of such supplemental indenture). The Company shall provide Parent and its counsel reasonable opportunity to review and comment on such documents and respond in good faith to the reasonable comments of Parent or its counsel with respect thereto. The Company shall use its reasonable best efforts to cause the trustee under the Exchangeable Debentures Indenture to execute any such applicable documents described in this Section 5.22(b), subject to the proviso in the first sentence of this Section 5.22(b). From and after the date hereof, the Company shall continue to comply with the terms of the Exchangeable Debentures Indenture and the Exchangeable Debentures until the Effective Time.

(c)   At the request of Parent delivered no later than ten (10) Business Days prior to the Closing Date (but only at such request), the Company shall (A) execute and deliver a notice of redemption for all of the outstanding Exchangeable Debentures pursuant to the Exchangeable Debentures Indenture and the Exchangeable Debentures (which notice shall be delivered no earlier than the Closing Date and shall be contingent upon the occurrence of the Closing) and (B) take such other actions at or prior to the Effective Time reasonably requested by Parent to facilitate the redemption and/or satisfaction and discharge of the Exchangeable Debentures pursuant to the Exchangeable Debentures Indenture and the Exchangeable Debentures following the Closing, including, as applicable, the preparation, execution and delivery at the times set forth in such request or provided in the Exchangeable Debentures Indenture and the Exchangeable Debentures, as applicable, such agreements, legal opinions, officers’ certificates, notices or other documents required in connection therewith to be executed and delivered on the Closing Date. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on such documents and respond in good faith to the reasonable comments of Parent or its counsel with respect thereto. The Company shall use reasonable best efforts to cause the trustee under the Exchangeable Debentures Indenture to execute any such applicable documents described in this Section 5.22(c). The effectiveness of such redemption and/or satisfaction and discharge shall be expressly conditioned on (and shall not occur prior to) the occurrence of the Closing using funds provided by Parent for such purpose.

Section 5.23   Errors and Omissions Insurance. At the written request and expense of Parent, to the extent available the Company shall obtain a single premium tail coverage policy (with a length of term as set forth in Parent’s written request), which shall be effective at the Effective Time, with respect to the Company’s current errors and omissions insurance policies, including cybersecurity coverage, relating to Personal Data in the possession of Vitalize that provides coverage for events occurring prior to the Effective Time (the “Errors and Omissions Insurance”) with a one-time cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement for the Errors and Omissions Insurance.

Section 5.24   New Governance Agreement. Parent shall not amend the New Governance Agreement prior to the Effective Time without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed so long as such amendment would not reasonably be expected to affect the ability of the Parties to consummate the transactions contemplated by the Transaction Documents).

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1   Conditions Precedent to the Obligations of Each Party. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, or waiver in writing by each of the Parties hereto, at or prior to the Closing, of the following conditions:

(a)   Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)   Competition Law Approvals. Any authorization or consent from a Governmental Authority required to be obtained with respect to the transactions contemplated by the Transaction Documents under any Competition Law identified on Section 6.1(b) of the Parent Disclosure Letter shall have been obtained and shall remain in full force and effect.

(c)   No Injunction or Restraints. No Order or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prevents, prohibits, renders illegal or enjoins the consummation of the Combination or any of the other transactions contemplated by any of the Transaction Documents.

(d)   Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated by the SEC and not rescinded.

(e)   Listing. The shares of Parent Common Stock issuable to the Company Stockholders in connection with the Merger as provided in Article II shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(f)   Combination. Assuming the completion of the Merger, there are no conditions that have not been satisfied with the respect to the consummation of the Upstream Merger.

(g)   Split-Off Closing Tax Opinion. The Company shall have received the opinion of Skadden (or such other counsel reasonably acceptable to the Company and Parent) (“Company Split-Off Tax Counsel”), addressed to the Company and dated the Closing Date, in form and substance reasonably satisfactory to the Company and Parent (it being agreed and understood that an opinion substantially in the form attached hereto as Exhibit J (except for the replacement of bracketed text with accurate dates and names) would be reasonably satisfactory, in all respects, to the Company and Parent), to the effect that, based upon the Closing Split-Off Tax Opinion Representations and any other facts, representations and assumptions set forth or referred to in such opinion, and subject to such qualifications and limitations as may be set forth in such opinion, for U.S. federal income tax purposes, assuming that the Split-Off otherwise qualified as a tax-free distribution under Sections 355 and 361 of the Code to Qurate and the holders of Liberty Ventures Common Stock that received Company Common Stock in the Split-Off (except with respect to any cash received in lieu of fractional shares), the transactions contemplated by this Agreement will not cause the Split-Off to fail to qualify as a tax-free distribution under Sections 355 and 361 of the Code to Qurate and the holders of

Liberty Ventures Common Stock that received Company Common Stock in the Split-Off (except with respect to any cash received in lieu of fractional shares).

Section 6.2   Conditions Precedent to the Obligations of Parent, Merger Sub and Merger LLC. The obligations of Parent, Merger Sub and Merger LLC to effect the Combination shall be subject to the satisfaction, or waiver in writing by Parent, at or prior to the Closing of the following conditions:

(a)   Representations and Warranties.

(i)   The representations and warranties of the Company contained in Sections 3.1 (Organization; Standing and Power), 3.2(a), 3.2(b), 3.2(c), 3.2(d) and 3.2(e) (Capitalization), 3.3 (Subsidiaries), 3.4 (Authorization), 3.8(a) (Absence of Certain Changes), 3.21 (Anti-takeover Statutes), 3.22 (Ownership in Parent) and 3.23 (Brokers and Other Advisors) shall be true and correct in all respects (other than in the case of the representations and warranties in the first sentence of clause (b) of Section 3.2 which shall be true and correct other than in de minimis respects, and clause (c) of Section 3.3 which shall be true and correct in all material respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(ii)   The other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date), and, in the case of this clause (ii), interpreted without giving effect to any materiality qualifications contained therein, except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent the consummation of the transactions contemplated by any of the Transaction Documents.

(b)   Performance of Obligations of the Company. The Company shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)   Officer’s Certificate. Parent, Merger Sub and Merger LLC shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b).

(d)   Reorganization Tax Opinion. Parent shall have received the opinion of Wachtell (or such other counsel reasonably acceptable to Parent) (“Parent Tax Counsel”), addressed to Parent and dated the Closing Date, in form and substance reasonably satisfactory to Parent, to the effect that, based upon the Reorganization Tax Opinion Representations and any other facts, representations and assumptions set forth or referred to in such opinion, and subject to such qualifications and limitations as may be set forth in such opinion, for U.S. federal income tax purposes, the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The condition set forth in this Section 6.2(d) shall not be waivable after the effective date of the Registration Statement.

(e)   The BD Exchange. Each of the conditions to the consummation of the BD Exchange set forth in Sections 7(a), 7(b), 8 and 9 of the Diller Exchange Agreement has been satisfied or (to the extent permitted thereby) waived, and the BD Exchange shall have been consummated in accordance with the terms of the Diller Exchange Agreement, provided, however, that if the sole cause of the failure of such closing to have occurred is the failure, for a period of at least three (3) Business Days after such closing otherwise would have occurred pursuant to the terms of the Diller Exchange Agreement, of Diller to so close, and on each Business Day during such three (3) Business Day period, the Company has delivered a written notice to each of Parent and Diller that the Company stands ready, willing and able to cause the closing of the BD Exchange to occur on such date then no such consummation of the BD Exchange shall be required.

Section 6.3   Conditions Precedent to the Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction, or waiver in writing by the Company, at or prior to the Closing of the following conditions:

(a)   Representations and Warranties.

(i)   The representations and warranties of Parent, Merger Sub and Merger LLC contained in Sections 4.1 (Organization; Standing and Power), 4.2 (Capitalization), 4.3 (Authorization), 4.10 (Brokers and Other Advisors) and 4.13 (Ownership of Company Common Stock) shall be true and correct in all respects (other than in the case of the representations and warranties in the first sentence of clause (b), clause (c) and clause (d) of Section 4.2, each of which shall be true and correct other than in de minimis respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).

(ii)   The representations and warranties of Parent, Merger Sub and Merger LLC contained in Sections 4.4 (Consents and Approvals; No Violations) and 4.9 (Tax Matters) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), and, in the case of this clause (ii), interpreted without giving effect to any materiality qualifications contained therein, except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries, taken as a whole, or prevent the consummation of the transactions contemplated by any of the Transaction Documents.

(iii)   The other representations and warranties of Parent, Merger Sub and Merger LLC contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), and, in the case of this clause (iii), interpreted without giving effect to any materiality qualifications contained therein, except where all failures of such representations and warranties referred to in this clause (iii) to be true and correct have not prevented, and would not reasonably be expected to, individually or in the aggregate, prevent the consummation of the transactions contemplated by any of the Transaction Documents.

(b)   Performance of Obligations of Parent, Merger Sub and Merger LLC. Each of Parent, Merger Sub and Merger LLC shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)   Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b).

(d)   Reorganization Tax Opinion. The Company shall have received the opinion of Baker Botts (or such other counsel reasonably acceptable to the Company) (“Company Reorganization Tax Counsel”), addressed to the Company and dated the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that, based upon the Reorganization Tax Opinion Representations and any other facts, representations and assumptions set forth or referred to in such opinion, and subject to such qualifications and limitations as may be set forth in such opinion, for U.S. federal income tax purposes, the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The condition set forth in this Section 6.3(d) shall not be waivable after the effective date of the Registration Statement.

ARTICLE VII

TERMINATION

Section 7.1   Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, as authorized by the Company Board or Parent Board, as applicable, as follows:

(a)   by mutual written consent of each of Parent (upon the approval of the Independent Committee), Merger Sub, Merger LLC and the Company;

(b)   by either the Company or Parent if:

(i)   the Merger has not been consummated on or before October 15, 2019 (the “Drop Dead Date”); provided, that, the Drop Dead Date may be extended for a period of three (3) months by either Parent or the Company, by written notice to the other Party, if the Merger shall not have been consummated as of October 15, 2019 as a result of any of the conditions set forth in Section 6.1(b), (c) (in the case of Section 6.1(c), to the extent relating to a Competition Law) or (d) failing to have been satisfied (and in the case of Section 6.1(d), such condition failing to have been satisfied in a sufficient amount of time for the Company Stockholders Meeting to have been held at least five (5) Business Days before the Drop Dead Date) but each of the other conditions set forth in Article VI has been satisfied or waived (or would be satisfied if the Merger were to occur on such date); provided, further, that, to the extent one or more Government Shutdowns affect the ability of the Parties to satisfy any of the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.1(e), 6.2(b), 6.2(c) (to the extent arising in relation to Section 6.2(b)), 6.3(b) or 6.3(c) (to the extent arising in relation to Section 6.3(b)) prior to the Drop Dead Date including any extension thereto (including due to a delay in the ability to make any applicable filings or in the review thereof by any Governmental Authority), for each calendar day (without duplication) such Government Shutdowns had been in effect and had such effect, the Drop Dead Date shall be extended by one calendar day, but in no event shall the Drop Dead Date be so extended beyond April 15, 2020; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to the Party seeking to terminate this Agreement if such Party’s (in case of Parent, including Merger Sub or Merger LLC) material breach of this Agreement has been the cause of the failure of the Effective Time to occur on or before the Drop Dead Date;

(ii)   any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, the Upstream Merger or the other transactions contemplated by the Transaction Documents and such Order or other action is, or shall have become, final and non-appealable; provided, that, the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if a material breach by such Party of its obligations under Section 5.6 has been the cause of the issuance of such Order or other action; or

(iii)   the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting, or at any adjournment or postponement thereof, at which a vote on the adoption of this Agreement was taken (the date on which such vote was taken, the “Vote Date”).

(c)   by the Company:

(i)   provided that the Company is not then in material breach of any of its obligations under this Agreement, if (A) a breach of any representation or warranty or (B) failure to perform any covenant or agreement, in either case, on the part of Parent, Merger Sub or Merger LLC set forth in this Agreement shall have occurred such that any condition set forth in Section 6.3(a) or Section 6.3(b) is not reasonably capable of being satisfied while such breach is continuing and such breach or failure is incapable of being cured by the Drop Dead Date or shall not have been cured by the earlier of the Drop Dead Date or the forty-fifth (45th) day after written notice thereof shall have been received by Parent; or

(d)   by Parent:

(i)   prior to receipt of the Company Stockholder Approval, if (i) the Company shall have made a Company Adverse Recommendation Change or (ii) the Company shall have materially breached or failed to perform any of its obligations set forth in Section 5.3; or

(ii)   provided that none of Parent, Merger Sub or Merger LLC is then in material breach of any of its obligations under this Agreement, if (A) a breach of any representation or warranty or (B) a failure to perform any covenant or agreement, in either case, on the part of the Company set forth in this Agreement (other than a breach or failure to perform contemplated by Section 7.1(d)(i)(B)) shall have occurred such that any condition set forth in Section 6.2(a) or Section 6.2(b) is not reasonably capable of being satisfied while such breach is continuing and such breach or failure is incapable of being cured by the Drop Dead Date or shall not have been cured by the earlier of the Drop Dead Date or the forty-fifth (45th) day after written notice thereof shall have been received by the Company.

Section 7.2   Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof (other than pursuant to Section 7.1(a)), written notice thereof shall be given to Parent, in the case of termination by the Company, or to the Company, in the case of termination by Parent, specifying the provisions hereof pursuant to which such termination is made and the basis therefor, and this Agreement shall forthwith become null and void and of no effect and the obligations of the Parties under this Agreement shall terminate, without Liability of any Party (or any stockholder, director, officer, employee, agent, consultant or Representative of such Party) to the other Parties hereto; provided, that, no termination of this Agreement pursuant to Section 7.1 shall relieve any Party from any liability or damages resulting from (a) fraud or (b) willful material breach by such Party of its covenants or agreements prior to such termination, in each case, as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment; provided, further, that the obligations set forth in Section 5.5(d) (Information and Access), Section 5.10 (Expenses), Section 5.17(b) (Reservation of Parent Common Stock), this Section 7.2 and Section 7.3 (Payments), as well as Article VIII (Miscellaneous), and the definitions of all defined terms appearing in such Sections or Article shall survive any termination of this Agreement. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor, and, in all events, the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in accordance with Section 8.13. No termination of this Agreement shall affect the rights and obligations of the Parties under the Confidentiality Agreement or (to the extent such Party is a party thereto) under any Collective Agreement (other than this Agreement), all of which rights and obligations, to the extent not theretofore terminated or extinguished, shall survive termination of this Agreement in accordance with the terms of such applicable agreement or instrument. For purposes of this Agreement, “willful material breach” means a material breach of a party’s covenants and agreements that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such action would be a material breach of such party’s covenants or agreements (provided, that, the knowledge of any officer, director and/or employee of such party who would reasonably be expected to know, or after reasonable due inquiry would learn, in the ordinary course of the performance of such individual’s responsibilities as an officer, director and/or employee, that the taking of such act or failure to take such action would be a material breach of such party’s covenants and agreements will be imputed to such party).

Section 7.3   Payments.

(a)   In the event that, prior to the Vote Date, (i) Parent terminates this Agreement pursuant to Section 7.1(d)(i)(A) or (ii) Parent terminates this Agreement pursuant to Section 7.1(d)(i)(B), then the Company shall pay Parent, within two (2) Business Days of the date of such termination, a one-time fee equal to $72,000,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to an account designated by Parent.

(b)   In the event that (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), or by Parent pursuant to Section 7.1(d)(ii)(B), and (ii) (A) at any time after the date of this Agreement and prior to such termination (or, in the case of a termination pursuant to Section 7.1(b)(iii), prior to the Vote Date), an Alternative Company Transaction Proposal shall have been publicly announced or publicly made known to the Company Stockholders (or, in the case of a termination pursuant to Section 7.1(b)(i) or Section 7.1(d)(ii)(B), made known to the Company Board) and not withdrawn (or, in the case of any Alternative Company Transaction Proposal that has been publicly announced or publicly made known, not publicly withdrawn), and (B) (x) within six (6) months after such termination, the Company (or any Subsidiary of the Company) shall have entered into a definitive agreement with respect to any Alternative Company Transaction Proposal (regardless if consummated during or subsequent to such six (6) month period) or shall have consummated any Alternative Company Transaction, or (y) within twelve (12) months after such termination, the Company (or any Subsidiary of the Company) shall have entered into a definitive agreement with respect to any Alternative Company Transaction Proposal involving the Person or Group (or any Affiliates of the foregoing) that made the Alternative Company Transaction Proposal referred to in clause (ii)(A) of this Section 7.3(b) (regardless if consummated during or subsequent to such twelve (12) month period) or shall have consummated such an Alternative Company Transaction, then, in any such event, the Company shall pay or cause to be paid to Parent the Company Termination Fee by wire transfer (to an account designated by Parent) of immediately available funds at or prior to the earlier of the entry into such definitive agreement or the consummation of such Alternative Company Transaction.

(c)   Subject to Section 7.2 and Parent’s right to specific performance set forth in Section 8.13, (i) Parent’s right to receive payment of the Company Termination Fee pursuant to Section 7.3(a) shall be Parent, Merger Sub and Merger LLC’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company, any of its Subsidiaries, or any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, stockholder, member, manager, director, officer, employee, agent, Affiliate, assignee or Representative of the Company or its Subsidiaries (any such Person, other than the Company and its Subsidiaries, a “Company Recourse Related Party”) for any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated (other than any such failure with respect to which no Company Termination Fee is payable), and (ii) upon payment of the Company Termination Fee in a circumstance with respect to which the Company Termination Fee is payable pursuant to the terms hereof, neither Parent, Merger Sub nor Merger LLC shall have any rights or claims against the Company or its Subsidiaries under this Agreement, whether at law or equity, in contract, in tort or otherwise, and the Company shall have no further Liability to Parent or any of its Subsidiaries with respect to this Agreement or the transactions contemplated hereby (and, in such case, in no event will Parent or any of its Subsidiaries have any rights or claims against any Company Recourse Related Party, whether at law or equity, in contract, in tort or otherwise, arising out of this Agreement).

(d)   Each of the Parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay the Company Termination Fee pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of the Company Termination Fee set forth in this Section 7.3 the Company shall pay Parent its costs and expenses in connection with such suit (including reasonable attorneys’ fees) together with interest on such amount at an annual rate equal to the prime rate established in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

ARTICLE VIII

MISCELLANEOUS

Section 8.1   Effectiveness of Representations, Warranties and Agreements. Except as set forth in the next sentence, the respective representations, warranties and agreements of the Parties contained herein or in any certificate delivered pursuant hereto prior to or at the Closing will terminate at the Effective Time. The terms of Article I, Section 5.11, Section 5.20, Section 5.21 and this Article VIII, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed, in whole or in part, after the Effective Time, shall survive the consummation of the Merger. For the avoidance of doubt, it is agreed and acknowledged by each of the Parties that the statements and representations set forth in the Signing Split-Off Tax Opinion Representation Letters, the Closing Split-Off Tax Opinion Representation Letters, the Company

Reorganization Tax Opinion Representation Letter and the Parent Reorganization Tax Opinion Representation Letter are made solely to Company Split-Off Tax Counsel, Company Reorganization Tax Counsel and Parent Tax Counsel, as applicable, and are not intended to and shall not confer upon any of the Parties or any other Person any rights or remedies (including serving as the basis of a claim for, or a defense against, any Action by any Party or other Person).

Section 8.2   Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or e-mail or (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice); provided, that, should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:

if to Parent, Merger Sub or Merger LLC, to:

Expedia Group, Inc.
333 108th Ave NE
Bellevue, WA 98004
Facsimile:	Separately provided
Attention:	Chief Legal Officer
Email:	Separately provided

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile:	(212) 403-2000
Attention:	Andrew J. Nussbaum
Edward J. Lee
Email:	AJNussbaum@wlrk.com
EJLee@wlrk.com
if to the Company, to:

Liberty Expedia Holdings, Inc.
12300 Liberty Boulevard
Englewood, CO 80112
Facsimile:	Separately provided
Attention:	Chief Legal Officer
Email:	Separately provided

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Facsimile:	(212) 259-2500
Attention:	Renee L. Wilm
Frederick H. McGrath
Email:	renee.wilm@bakerbotts.com
frederick.mcgrath@bakerbotts.com

Section 8.3   Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) and the other Transaction Documents, and the Voting Agreement and the New Governance Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral (except the Confidentiality Agreement and, as applicable, the Collective Agreements), among the parties with respect to the subject matter hereof and neither Party is relying on any other oral or written representation, agreement or understanding and no Party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement, in each case other than as set forth in this Agreement. This Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies except (a) for the provisions of Article II (which upon the Effective Time are intended to benefit the Company Stockholders and the holders of Company Equity Awards) and (b) as provided in Section 5.11 and Section 5.20.

Section 8.4   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties hereto without the prior written consent of the other Parties, provided, that, without the consent of any other party hereto, Qurate may assign all of its rights and obligations (in full, and together, not in part or separately) under Section 5.20 (other than Section 5.20(a)) and Section 1 of the Qurate Side Letter to any other Covered Person (who, at the time of such assignment is a publicly traded company on NASDAQ or the New York Stock Exchange with a market capitalization of at least $2,000,000,000) and that irrevocably agrees to expressly assume all such rights and obligations (including in respect of any breaches of such obligations by Qurate prior to such assignment) in a signed instrument for the benefit of Parent and the Company (which must be delivered to Parent and the Company at least five (5) Business Days in advance of the effective date of any such assignment), in which such assignee Covered Person and Qurate each represent and warrant (without qualification or limitation) to Parent and the Company that such assignee Covered Person has sole ownership of and control over all Protected Information (to the same degree as Qurate prior to such assignment) on behalf of all Represented Persons for all purposes of Section 5.20 and Section 1 of the Qurate Side Letter and the wherewithal to be legally, financially and practically capable of fulfilling the assumed obligations of Qurate (including in respect of any breaches of such obligations by Qurate prior to such assignment), and following such delivery of such irrevocable written instrument to Parent and the Company by Qurate and such Represented Person, upon the effectiveness of such assignment, Qurate shall be automatically replaced with such Covered Person for all such purposes under Section 5.20 (other than Section 5.20(a)) and Section 1 of the Qurate Side Letter. For the avoidance of doubt, notwithstanding any such assignment, Qurate shall continue to be a Represented Person in its own right under Section 5.20 and a third party beneficiary of Section 5.20 in such capacity. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 8.5   Amendment and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of the Parties, as may mutually be determined by the Parties (including, in the case of Parent, upon the approval of the Independent Committee) to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties, whether before or after adoption of this Agreement by the Company Stockholders; provided, however, that, after the Company Stockholder Approval or the approval of the adoption of this Agreement by the sole stockholder of Merger Sub has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the Company Stockholders or requires approval or adoption by the Parent Stockholders or the sole stockholder of Merger Sub under applicable Law without such requisite approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment and, with respect to Sections 5.11 and 5.20, any other Person whose consent is required to effect such amendment.

Section 8.6   Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7   Waiver. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective (including, in the case of Parent, upon the approval of the Independent Committee). Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party (including, in the case of Parent, upon the approval of the Independent Committee). No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 8.8   Counterparts. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

Section 8.9   Applicable Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of Laws.

Section 8.10   Jurisdiction. Each of the Parties hereto (a) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, the Superior Court of the State of Delaware, or, if the subject matter of the action is one over which exclusive jurisdiction is vested in the courts of the United States of America, a federal court sitting in the State of Delaware (collectively, the “Delaware Courts”) in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (b) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (c) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (d) agrees that it will not bring any Action in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined in the Delaware Courts. Each of the Parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such Party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such Party at the address specified in Section 8.2 hereof. Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.

Section 8.11   Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.11.

Section 8.12   Joint Participation in Drafting this Agreement. The Parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one Party and that each Party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each Party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting Party shall not be employed in the interpretation of this Agreement to favor any Party against another and that no Party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

Section 8.13   Enforcement of this Agreement. The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (without the obligation to post a bond therefor) and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything to the contrary contained herein, any determination by the Parent Board with respect to the enforcement (or non-enforcement) of Parent’s rights hereunder shall be made only with the approval of the Independent Committee.

Section 8.14   Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or Representative of any Party (other than Parent as the sole member of Merger LLC and Merger LLC as the sole stockholder of Merger Sub) will have any Liability for a breach of the covenants, obligations, representations or warranties of the Company or Parent, respectively, hereunder or under any certificate or letter delivered by the Company or Parent, respectively, with respect thereto and, to the fullest extent legally permissible, each Party, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such Liability which any such Person otherwise might have pursuant to applicable Law.

Section 8.15   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 8.16   Incorporation of Exhibits. The Company Disclosure Letter, the Parent Disclosure Letter and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 8.17   No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the Parties hereto. No Party is by virtue of this Agreement authorized as an agent, employee or legal Representative of any other Party. No Party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No Party shall have any power or authority to bind or commit any other Party. No Party shall hold itself out as having any authority or relationship in contravention of this Section 8.17.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

EXPEDIA GROUP, INC.

By:	/s/ Mark D. Okerstrom
	Name:	Mark D. Okerstrom
	Title:	President and Chief Executive Officer

LEMS II INC.

By:	/s/ Mark D. Okerstrom
	Name:	Mark D. Okerstrom
	Title:	President and Chief Executive Officer

LEMS I LLC

By:	/s/ Mark D. Okerstrom
	Name:	Mark D. Okerstrom
	Title:	President and Chief Executive Officer

LIBERTY EXPEDIA HOLDINGS, INC.

By:	/s/ Christopher W. Shean
	Name:	Christopher W. Shean
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into as of April 15, 2019, by and among Barry Diller (“Mr. Diller”), The Diller Foundation d/b/a The Diller – von Furstenberg Family Foundation (the “Family Foundation”), Liberty Expedia Holdings, Inc., a Delaware corporation (“Liberty Expedia”), and Expedia Group, Inc., a Delaware corporation (“Expedia Group”).

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, Expedia Group, Liberty Expedia, LEMS I LLC, a single member Delaware limited liability company and wholly owned subsidiary of Expedia Group (“Merger LLC”), and LEMS II Inc., a Delaware corporation and wholly owned subsidiary of Merger LLC (“Merger Sub”), are entering into the Agreement and Plan of Merger, dated the date hereof (as amended pursuant to its terms, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein (i) Merger Sub will merge with and into Liberty Expedia (the “Merger”), with Liberty Expedia surviving the Merger, and (ii) immediately following the Merger, Liberty Expedia, as the surviving corporation in the Merger and a wholly owned subsidiary of Merger LLC, will merge with and into Merger LLC (the “Upstream Merger”, and together with the Merger, the “Combination”), with Merger LLC surviving the Upstream Merger;

WHEREAS, in connection with the Combination, Mr. Diller has requested, and Expedia Group has agreed, that Mr. Diller and the Family Entity (defined below) and, if the Foundation Participation Election (as defined below) is made, the Family Foundation exchange with Liberty Expedia on a one-to-one basis certain shares of Parent Common Stock owned by each of Mr. Diller, the Family Entity and the Family Foundation for shares of Parent Class B Common Stock owned by the Class B Stockholder (defined below) on the terms and subject to the conditions set forth herein;

WHEREAS, the consummation of the BD Exchange (defined below) shall be mutually interdependent with and (subject to the Merger Agreement) a condition precedent to the Combination Closing (defined below);

WHEREAS, simultaneously with the execution of this Agreement, (i) Liberty Expedia, LEXEB, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Liberty Expedia (“LEXEB” or the “Class B Stockholder”), LEXE Marginco, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Liberty Expedia (“Marginco”), Expedia Group and Mr. Diller are entering into the Governance Agreement Termination Agreement, dated the date hereof, pursuant to which, upon the terms and subject to the conditions set forth therein, the Amended and Restated Governance Agreement by and among Expedia Group, Qurate Retail, Inc., a Delaware corporation (f/k/a Liberty Interactive Corporation) (“Qurate Retail”), and Mr. Diller, dated as of December 20, 2011 (the “Governance Agreement”), as assigned to Liberty Expedia pursuant to the Assignment and Assumption of Governance Agreement, dated as of November 4, 2016 (the “Governance Agreement Assignment,” and the Governance Agreement as so assigned pursuant to the Governance Agreement Assignment, the “Assigned Governance Agreement”), by and among Expedia Group, Qurate Retail, Marginco, LEXEB, Mr. Diller and Liberty Expedia, will terminate upon the Combination Closing, and the parties thereto shall have no further rights and obligations thereunder and (ii) Expedia Group and Mr. Diller are entering into a Second Amended and Restated Governance Agreement (the “New Governance Agreement”) attached hereto as Exhibit A, setting forth certain agreements between Mr. Diller and Expedia Group, effective following the Combination Closing; and

WHEREAS, simultaneously with the execution of this Agreement, Liberty Expedia, LEXEB, Marginco and Mr. Diller are entering into the Stockholders Agreement Termination Agreement, dated the date hereof, pursuant to which, upon the terms and subject to the conditions set forth therein, the Amended and Restated Stockholders Agreement by and between Qurate Retail and D, dated as of December 20, 2011 (the “Stockholders Agreement”), as assigned to Liberty Expedia pursuant to the Assignment and Assumption of Stockholders Agreement, dated as of November 4, 2016 (the “Stockholders Agreement Assignment”), by and among Liberty Expedia, Marginco, LEXEB, Qurate Retail and Mr. Diller, and as amended by Amendment No. 1 to Stockholders Agreement, dated as of November 4, 2016 (the “Stockholders Agreement Amendment”, and the Stockholders Agreement as so assigned pursuant to the Stockholders Agreement Assignment and as so amended by the Stockholders Agreement Amendment, the “Assigned and Amended Stockholders Agreement”), by and between

Liberty Expedia and Mr. Diller (each on behalf of itself or himself, as applicable, and the members of their respective Stockholder Groups (defined in the Assigned and Amended Stockholders Agreement)), will terminate upon the Combination Closing, and the parties thereto shall have no further rights and obligations thereunder.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.   Definitions. Capitalized terms used but not defined in this Agreement have the respective meanings assigned to those terms in the Merger Agreement. In addition:

(a)   “Combination Closing” means the closing of the Combination pursuant to the Merger Agreement.

(b)   “Common Exchange Shares” means the BD Common Exchange Shares together with any Foundation Common Exchange Shares.

(c)    “Class B Exchange Shares” means the BD Class B Exchange Shares together with any Foundation Class B Exchange Shares.

(d)    “Exchange” means the BD Exchange together with, if the Foundation Participation Election is made, the Foundation Exchange.

(e)    “Exchange Party” means each of Mr. Diller, the Family Entity, the Family Foundation and Liberty Expedia.

(f)    “Family Entity” shall mean that entity identified on Schedule 1.

(g)    “Foundation Closing” shall mean the consummation and closing of, if the Foundation Participation Election is made, the Foundation Exchange.

(h)    “Foundation Limit” means the Aggregate Limit minus the number of BD Common Exchange Shares specified in the Exchange Notice.

(i)    “Foundation Participation Election” means, and shall be deemed to have been made upon, delivery to Liberty Expedia of the Exchange Notice in accordance with Section 2(b) duly executed by the Family Foundation for a specified number of shares of Parent Class B Common Stock to be exchanged by it at the Exchange Closing, such number of shares not to exceed the Foundation Limit.

(j)    “Original Share Number” means (x) 5,523,452 shares of Parent Common Stock plus (y) the number of shares of Parent Common Stock acquired by Mr. Diller prior to the Exchange Closing pursuant to the exercise of up to 537,500 vested options to purchase shares of Parent Common Stock held by Mr. Diller as of the date of this Agreement, with the number of shares delivered to Mr. Diller upon exercise of such options reduced by the number of shares withheld by Parent to satisfy the aggregate exercise price (or on an “as if” basis in the event Mr. Diller elects to pay the exercise price in cash).

(k)    “Permitted Lien” means (i) any Encumbrance under this Agreement, the Merger Agreement, the Assigned Governance Agreement, the Assigned or Amended Stockholders Agreement and (ii) any restrictions on transfer arising under securities Laws of general applicability.

2.    Exchange.

(a)    At the Exchange Closing (defined below), on the terms and subject to the conditions contained in this Agreement (including after giving effect to any adjustments in accordance with Section 17(e) hereof):

(i)    Mr. Diller shall, and/or shall cause the Family Entity to, convey, transfer and deliver to the Class B Stockholder such number of shares of Parent Common Stock owned of record by Mr. Diller and/or the Family Entity, respectively, as are specified (or deemed specified pursuant to Section 2(b) or 2(d)(ii)) in the Exchange Notice (defined below), which will not be less than one (1) share of Parent Common Stock, nor more than the Original Share Number (the “Aggregate Limit”) (such shares of Parent Common Stock so delivered, the “BD Common Exchange Shares”), free and clear of all Encumbrances other than Permitted Liens and, in exchange therefor, Liberty Expedia shall cause the Class B Stockholder to convey, transfer and deliver to (A) Mr. Diller such number of shares of Parent Class B Common Stock owned by the Class B Stockholder that is equal to the number of BD Common

Exchange Shares delivered by Mr. Diller (the transactions described in this clause (A) being the “D Exchange”), and (B) the Family Entity such number of shares of Parent Class B Common Stock owned by the Class B Stockholder that is equal to the number of BD Common Exchange Shares delivered by the Family Entity (the transactions described in this clause (B) being the “Family Entity Exchange,” and together with the D Exchange, the “BD Exchange,” and such shares of Parent Class B Common Stock so delivered pursuant to clauses (A) and (B) above, the “BD Class B Exchange Shares”), in each case free and clear of all Encumbrances other than Permitted Liens; and

(ii)    if the Foundation Participation Election is made, the Family Foundation shall convey, transfer and deliver to the Class B Stockholder such number of shares of Parent Common Stock owned by the Family Foundation as are specified in the Exchange Notice, which will not be more than the Foundation Limit (such shares of Parent Common Stock so delivered, the “Foundation Common Exchange Shares”) free and clear of all Encumbrances other than Permitted Liens and, in exchange therefor, Liberty Expedia shall cause the Class B Stockholder to convey, transfer and deliver to the Family Foundation such number of shares of Parent Class B Common Stock owned by the Class B Stockholder that is equal to the number of Foundation Common Exchange Shares (such shares of Parent Class B Common Stock so delivered, the “Foundation Class B Exchange Shares”) free and clear of all Encumbrances other than Permitted Liens (the transactions described in this clause (ii) being the “Foundation Exchange”).

(b)    No later than five (5) Business Days prior to the date of the Company Stockholders Meeting, Mr. Diller and, if the Foundation Participation Election is made, the Family Foundation will deliver to Liberty Expedia written notice (the “Exchange Notice”), executed by each such party, specifying (x) in the case of Mr. Diller, the number of shares of Parent Common Stock to be exchanged by Mr. Diller at the Exchange Closing and, in the case of the Family Entity, the number of shares of Parent Common Stock to be exchanged by the Family Entity at the Exchange Closing, in each case, in accordance with the conditions contained in Section 2(a)(i) and (y) in the case of the Family Foundation, the number of shares of Parent Common Stock to be exchanged at the Exchange Closing in accordance with the conditions contained in Section 2(a)(ii); provided, however, that if Mr. Diller fails to deliver the Exchange Notice in accordance with this sentence, then the Exchange Notice will be deemed to specify only one share of Parent Common Stock to be exchanged only by Mr. Diller at the Exchange Closing. Mr. Diller shall and shall cause the Family Entity to, and, if the Foundation Participation Election is made, the Family Foundation shall, respectively, deliver and exchange (in accordance with Section 2(a)) at the Exchange Closing the number of shares of Parent Common Stock specified in the Exchange Notice.

(c)   For avoidance of doubt, no Foundation Participation Election shall be made and the Family Foundation will have no rights under this Agreement, including the right to exchange Foundation Common Exchange Shares pursuant to Section 2(a)(ii), in the absence of the delivery of such written notice executed by the Family Foundation pursuant to and in accordance with Section 2(b).

(d)   The consummation and closing of the BD Exchange and, if the Foundation Participation Election is made, the Foundation Exchange will take place simultaneously (the “Exchange Closing”) and at the location of the Combination Closing at such time as is immediately prior to the Combination Closing; provided, however, that the conditions set forth in Sections 7, 8, 9, and, if the Foundation Participation Election has been made, 10 shall have been satisfied (or waived by the party entitled to the benefit of same); provided, further, that:

(i)    if the Foundation Participation Election has been made and each of the conditions to the closing of the BD Exchange are satisfied (or waived by the party entitled to the benefit thereof) (the date of such satisfaction (or waiver), the “BD Satisfaction Date”) but the conditions to the Foundation Closing are not satisfied (or waived by the party entitled to the benefit thereof) or (despite such conditions having been satisfied and Liberty Expedia and Mr. Diller being ready, willing and able to close) the Family Foundation fails to consummate the Foundation Closing on the date that the BD Exchange would otherwise close in accordance with the terms of this Agreement (the “Scheduled Closing Date), then the Exchange Closing in respect of the BD Exchange will occur on the sixth (6th) Business Day following the Scheduled Closing Date (subject to the satisfaction (or waiver by the party entitled to the benefit thereof) of each of the conditions to the BD Exchange to be satisfied on such date notwithstanding any failure of the Foundation Exchange to occur for the reasons described above, and in the event that the Foundation Exchange fails to occur on or prior to such sixth (6th) Business Day following the Scheduled Closing Date, references in this Agreement to the Exchange Closing will mean the consummation (on the terms and subject to the conditions in this Agreement) of the BD Exchange only and none of Liberty Expedia or the Class B Stockholder shall have any obligations to the Family Foundation (including the deliveries to the Family Foundation set forth in Section 3) and the Family Foundation will cease to have any rights to exchange shares of Parent Common Stock for Parent Class B Common Stock under this Agreement; provided, that, notwithstanding the foregoing, if the Family Foundation shall have notified each of the other Exchange Parties prior to 8:00 a.m., New York, New York time on the fifth (5th) Business Day following the Scheduled Closing Date that it is ready, willing and able to consummate the Foundation Exchange (the “Foundation Closing Notice”), then the Exchange Closing will occur on the date of delivery of such Foundation Closing Notice (or, if closing on such date of delivery is not reasonably practicable, the next Business Day), subject to the satisfaction (or waiver by the party entitled to the benefit thereof) of the conditions to the Exchange to be satisfied on such date; and

(ii)    if the number of shares of Parent Common Stock specified in the Exchange Notice to be delivered by Mr. Diller or the Family Entity at the Exchange Closing includes any shares to be issued upon Mr. Diller’s exercise of BD Options (such shares so specified, the “BD Option Shares”) and at the time of the Exchange Closing such BD Option Shares are not owned by either Mr. Diller or the Family Entity, then the number of shares of Parent Common Stock specified in the Exchange Notice shall, for all purposes of this Agreement, be deemed to not include such BD Option Shares not owned.

(e)    The parties acknowledge and agree, and Mr. Diller acknowledges and agrees for himself and on behalf of the Family Entity, that each of the D Exchange, the Family Entity Exchange and the Foundation Exchange is a transaction intended to qualify, for U.S. federal income tax purposes, as a tax-free exchange pursuant to Section 1036(a) of the Code. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code), Liberty Expedia, Expedia Group, the Family Foundation and Mr. Diller agree not to, and Mr. Diller shall cause the Family Entity not to, take any position on any Tax Return, or take any position for Tax purposes, that is inconsistent with each of the D Exchange, the Family Entity Exchange and the Foundation Exchange qualifying as a tax-free exchange under Section 1036(a) of the Code; provided, however, that in the event of a Rescission (defined below), Liberty Expedia, Expedia Group, the Family Foundation and Mr. Diller shall not, and Mr. Diller shall cause the Family Entity not to, take any position on any Tax Return, or take any position for Tax purposes, that is inconsistent with the D Exchange, the Family Entity Exchange, the Foundation Exchange and any exchange effecting a Rescission (a “Rescission Exchange”) qualifying either as (A) disregarded transactions or as tax-free exchanges under Section 1036(a) of the Code, to the extent the D Exchange, the Family Entity Exchange or the Foundation Exchange, as applicable, and a corresponding Rescission Exchange occur in the same tax year, or (B) as tax-free exchanges under Section 1036(a) of the Code, to the extent the D Exchange, the Family Entity Exchange or the Foundation Exchange, as applicable, and a corresponding Rescission Exchange occur in different tax years.

3.    Exchange Closing.

(a)    At the Exchange Closing, (i) the Class B Stockholder will deliver or cause to be delivered a single stock certificate representing all of the Class B Exchange Shares accompanied by duly executed instruments of transfer, including any required transfer stamps affixed thereto, (x) to Mr. Diller with such instrument of transfer covering such number of BD Class B Exchange Shares as is equal to the number of BD Common Exchange Shares delivered by Mr. Diller in the D Exchange, (y) to the Family Entity with such instrument of transfer covering such number of BD Class B Exchange Shares as is equal to the number of BD Common Exchange Shares delivered by the Family Entity in the Family Entity Exchange, and (z) if the Foundation Participation Election is made, to the Family Foundation with such instrument of transfer covering such number of Foundation Class B Exchange Shares as is equal to the number of Foundation Common Exchange Shares delivered by the Foundation in the Foundation Exchange, and (ii) (x) Mr. Diller shall, and shall cause the Family Entity to, deliver to the Class B Stockholder the BD Common Exchange Shares owned by it in non-certificated book-entry form and (y) if the Foundation Participation Election is made, the Family Foundation will deliver to the Class B Stockholder the Foundation Common Exchange

Shares in non-certificated book-entry form, in each case, accompanied by duly executed instruments of transfer (or a confirmation from Expedia Group’s transfer agent of a book-entry transfer of such shares) including, without limitation, any required transfer stamps affixed thereto.

(b)    At the Exchange Closing, (i) Liberty Expedia shall cause the Class B Stockholder to deliver to each of Mr. Diller, the Family Entity and, if the Foundation Participation Election shall have been made, the Family Foundation, and (ii) Mr. Diller shall, and shall cause the Family Entity to, and, if the Foundation Participation Election shall have been made, the Family Foundation shall, each deliver to the Class B Stockholder, a duly executed certificate of non-foreign status, substantially in the form of the applicable sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv) (it being understood that if the Class B Stockholder is a disregarded entity within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iii), then such certificate shall be from the Person that is treated as the owner of the Class B Stockholder).

(c)    At the Exchange Closing, the Class B Stockholder, Mr. Diller and, if the Foundation Participation Election shall have been made, the Family Foundation, will duly execute and deliver a cross receipt acknowledging the receipt by Mr. Diller (on behalf of himself and the Family Entity, respectively) of the BD Class B Exchange Shares and, if the Foundation Participation Election is made, the receipt by the Family Foundation of the Foundation Class B Exchange Shares, and the receipt by the Class B Stockholder of the Common Exchange Shares.

(d)    If, following the Exchange Closing, the Combination Closing does not occur prior to 11:59 p.m., New York City time, on the same day as the Exchange Closing, the parties hereto agree (and Mr. Diller agrees on behalf of himself and on behalf of the Family Entity) that, for all purposes hereunder or otherwise: (i) the Exchange will be automatically rescinded and treated as if neither the Exchange nor the Exchange Closing had ever occurred (the “Rescission”); (ii) each such Person hereby waives, and no Person (including each Exchange Party) shall have, any rights, duties or obligations of any kind (other than rights, duties or obligations to effect the Rescission) in respect of the Exchange to receive or retain, in the case of Mr. Diller, the Family Entity and the Family Foundation, any Class B Exchange Shares and, in the case of the Class B Stockholder, any Common Exchange Shares; (iii) Mr. Diller will return and will cause the Family Entity to return and, if the Foundation Participation Election is made, the Family Foundation will return to the Class B Stockholder the certificates representing the BD Class B Exchange Shares and the Foundation Class B Exchange Shares, respectively, together with all originally executed instruments of transfer or, if necessary, newly executed instruments of transfer, in each case free of all Encumbrances other than Permitted Liens; and (iv) and the Class B Stockholder will return to Mr. Diller, the Family Entity and, if the Foundation Participation Election is made, the Family Foundation, respectively, the certificates representing the BD Common Exchange Shares and the Foundation Common Exchange Shares (or the Class B Stockholder and Expedia Group shall direct Expedia Group’s transfer agent to make book entries necessary to effect the rescission of the Exchange), in each case (x) free of all Encumbrances other than Permitted Liens and (y) with appropriate instruments of transfer reasonably necessary to transfer such shares to the other party; provided, that notwithstanding clause (ii) above, unless and until this Agreement is terminated in accordance with its terms, the parties hereto agree (and Mr. Diller agrees on behalf of himself and on behalf of the Family Entity) that the Exchange Parties shall be obligated to effect the Exchange Closing (subject to this Section 3(d) and satisfaction (or waiver by the party entitled to the benefit of the same) of the conditions to the BD Exchange and, if applicable, the Foundation Exchange) again at a subsequent date and time as soon as reasonably practicable and prior to the termination of the Merger Agreement (in accordance with the terms of this Agreement as though such prior Exchange Closing (and related Rescission) had not occurred).

4.    Representations.

(a)   Representations of Liberty Expedia. Liberty Expedia represents and warrants to Mr. Diller and the Family Foundation that: (i) the Class B Stockholder owns of record and beneficially 12,799,999 shares of Parent Class B Common Stock free and clear of all Encumbrances other than Permitted Liens; (ii) (x) upon delivery to Mr. Diller of the BD Class B Exchange Shares specified in Section 2(a)(i)(A) and to the Family Entity of the BD Class B Exchange Shares specified in Section 2(a)(i)(B) at the Exchange Closing in the manner provided in this Agreement, Mr. Diller and the Family Entity, as applicable, will have good and valid title to such BD Class B Exchange Shares so delivered free and clear of all Encumbrances other than

Permitted Liens and Encumbrances created by Mr. Diller, the Family Entity, the Family Foundation, Expedia Group or any of their respective Affiliates and (y) if the Foundation Participation Election shall have been made, upon delivery of the Foundation Class B Exchange Shares to the Family Foundation at the Exchange Closing in the manner provided in this Agreement, the Family Foundation will have good and valid title to the Foundation Class B Exchange Shares free and clear of all Encumbrances other than Permitted Liens and Encumbrances created by Mr. Diller, the Family Entity, the Family Foundation, Expedia Group or any of their respective Affiliates; (iii) Liberty Expedia is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full power and authority to execute and deliver this Agreement and to consummate the Exchange, any Rescission Exchange and the other transactions contemplated hereby; (iv) the Class B Stockholder is a Delaware limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to consummate the Exchange, any Rescission Exchange and the other transactions contemplated by this Agreement; (v) the Class B Stockholder is disregarded as an entity separate from its owner, Liberty Expedia, for U.S. federal tax purposes pursuant to Treasury Regulations Section 301.7701-3(b)(1)(ii); (vi) the execution, delivery and performance by Liberty Expedia of this Agreement and the consummation by Liberty Expedia and the Class B Stockholder of the Exchange and the other transactions contemplated hereby have been duly authorized by all necessary corporate or other legal action; (vii) this Agreement has been duly and validly executed and delivered by Liberty Expedia and, assuming the due execution and delivery hereof by Mr. Diller, the Family Foundation and Expedia Group, is a valid and binding agreement of Liberty Expedia, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies; (viii) assuming the accuracy of the representations and warranties set forth in Sections 4(b)(ix), 4(c)(vi) and 4(d)(iii), the execution, delivery and performance by Liberty Expedia of this Agreement and the consummation by Liberty Expedia and the Class B Stockholder of the Exchange and the other transactions contemplated hereby requires no action by or in respect of, or filings with, any Governmental Authority, including filings or notifications required to be made by Liberty Expedia or the Class B Stockholder pursuant to the HSR Act or any other Competition Law, in respect of the acquisition by the Class B Stockholder of any Common Exchange Shares, other than (x) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable securities Laws and (y) any actions or filings under Laws (other than Competition Laws) the absence of which would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Liberty Expedia or the Class B Stockholder to consummate the Exchange and the other transactions contemplated hereby or prevent or materially delay the consummation of the Exchange and the other transactions contemplated by this Agreement or the Merger Agreement; (ix) the execution, delivery and performance by Liberty Expedia of this Agreement and the consummation by Liberty Expedia and the Class B Stockholder of the Exchange and the other transactions contemplated hereby will not (1) violate any applicable Law, (2) after giving effect to the waivers contained herein, conflict with or constitute a default, breach or violation of (with or without notice or lapse of time, or both) the terms, conditions or provisions of, or result in the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance of any obligation or any increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification impairment or forfeiture) of any contract, agreement or instrument to which Liberty Expedia or the Class B Stockholder is subject, including without limitation the Company Charter, the Company Bylaws or similar organization documents of any of Liberty Expedia’s Subsidiaries, including the Class B Stockholder, which would prevent it from performing any of its obligations hereunder, (3) require any consent by or approval of or notice to any other Person or entity (other than a Governmental Authority), except, in the case of clauses (1), (2) and (3), as would not have a material adverse effect, individually or in the aggregate, on Liberty Expedia’s or the Class B Stockholder’s ability to consummate the Exchange and the other transactions contemplated hereby, or prevent or materially delay the consummation of the Exchange and the other transactions contemplated by this Agreement or the Merger Agreement; and (x) Liberty Expedia and the Class B Stockholder are sophisticated investors and accredited investors (as defined in Rule 501(a) of Regulation D of the Securities Act), with sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the Exchange and the other transactions contemplated hereby, and Liberty Expedia acknowledges

(on behalf of itself and the Class B Stockholder) that the offer and sale of the Class B Exchange Shares and the Common Exchange Shares have not been registered under the Securities Act or any securities Laws of any state and that the Common Exchange Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

(b)    Representations of Mr. Diller. Mr. Diller represents and warrants to Liberty Expedia and Expedia Group that: (i) as of the date of this Agreement, Mr. Diller beneficially owns, and the Family Entity owns of record, 5,083,900 shares of Parent Common Stock and Mr. Diller owns valid, enforceable and, as of the date hereof, exercisable options to acquire 537,500 shares of Parent Common Stock (“BD Options”) upon exercise thereof, in each case free and clear of all Encumbrances other than Permitted Liens; (ii) as of the date of the Exchange Closing, the Family Entity will own of record such number of shares of Parent Common Stock as is specified (or deemed specified pursuant to Section 2(b) or 2(d)(ii)) in the Exchange Notice to be delivered and exchanged by the Family Entity at the Exchange Closing and Mr. Diller will own of record such number of shares of Parent Common Stock as is specified (or deemed specified pursuant to Section 2(b) or 2(d)(ii)) in the Exchange Notice to be delivered and exchanged by Mr. Diller at the Exchange Closing, in each case, free and clear of all Encumbrances other than Permitted Liens; (iii) upon delivery of the BD Common Exchange Shares to the Class B Stockholder at the Exchange Closing in the manner provided in this Agreement, the Class B Stockholder will have good and valid title to the BD Common Exchange Shares, free and clear of all Encumbrances other than Permitted Liens and Encumbrances created by Liberty Expedia or any of its Affiliates; (iv) Mr. Diller has all requisite legal capacity to execute and deliver this Agreement and to perform his obligations under this Agreement, including the consummation of the Exchange, any Rescission Exchange and the other transactions contemplated hereby; (v) the Family Entity is a trust duly organized, validly existing and in good standing under the Laws of the State of New York and has full power and authority to consummate the Exchange, any Rescission Exchange and the other transactions contemplated hereby; (vi) Mr. Diller is the settlor, trustee and sole beneficiary of the Family Entity and, as such, has all requisite legal capacity, power and authority, to take any and all action on behalf of the Family Entity, with respect to all matters relating to this Agreement, including the consummation of the Exchange, any Rescission Exchange and the other transactions contemplated by this Agreement; (vii) Liberty Expedia shall be entitled to rely on Mr. Diller’s capacity, power and authority to act on behalf of the Family Entity; (viii) this Agreement has been duly and validly executed and delivered by Mr. Diller and, assuming the due execution and delivery hereof by Liberty Expedia and Expedia Group, is a valid and binding agreement of Mr. Diller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies; (ix) assuming the accuracy of the representations and warranties set forth in Sections 4(a)(viii) and 4(d)(iii), the execution, delivery and performance by Mr. Diller and the Family Foundation of this Agreement and the consummation by Mr. Diller and the Family Entity and, if the Foundation Participation Election is made, the Family Foundation of the Exchange and the other transactions contemplated hereby requires no action by or in respect of, or filings with, any Governmental Authority, including filings or notifications required to be made by Mr. Diller or the Family Entity pursuant to the HSR Act, or any other Competition Law in respect of the acquisition by Mr. Diller and/or the Family Entity of any BD Class B Exchange Shares or the acquisition by the Family Foundation of any Foundation Class B Exchange Shares, other than (x) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable securities Laws and (y) any actions or filings under Laws (other than Competition Laws) the absence of which would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Mr. Diller or the Family Entity to consummate the Exchange and the other transactions contemplated hereby, or prevent or materially delay the consummation of the Exchange and the other transactions contemplated by this Agreement or the Merger Agreement; (x) the execution and delivery of this Agreement, and the performance by Mr. Diller of this Agreement and the consummation by Mr. Diller and the Family Entity of the Exchange and the other transactions contemplated hereby will not (x) violate any applicable Law, (y) after giving effect to the waivers contained herein, conflict with or constitute a default, breach or violation of (with or without notice or lapse of time, or both) the terms, conditions or provisions of, or result in the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance of any obligation or any increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification impairment or forfeiture) of any contract, agreement or instrument to which Mr. Diller, the Family Entity or the Family Foundation is subject, which would prevent Mr. Diller or the Family Entity from performing any of their respective obligations hereunder, or (z) require any consent by or approval of or notice to any other Person or entity (other than a Governmental Authority), except, in the case of clauses (x), (y) and (z), as would not have a material adverse effect, individually or in the aggregate, on Mr. Diller’s or the Family Entity’s ability to consummate the Exchange and the other transactions contemplated hereby or prevent or materially delay the consummation of the Exchange and the other transactions contemplated by this Agreement or the Merger Agreement; (xi) each of Mr. Diller and the Family Entity is a sophisticated investor and an accredited investor (as defined in Rule 501(a) of Regulation D of the Securities Act), with sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the Exchange and the other transactions contemplated hereby, and Mr. Diller acknowledges (on behalf of himself and the Family Entity) that the offer and sale of the Class B Exchange Shares and the Common Exchange Shares have not been registered under the Securities Act or any securities Laws of any state and that neither the Class B Exchange Shares nor any Parent Common Shares delivered upon conversion thereof may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act; (xii) Mr. Diller is not aware of any fact, agreement, plan or other circumstance, and has not taken or failed to take any action, which fact, agreement, plan, circumstance, action or omission would reasonably be expected to prevent or preclude Mr. Diller from delivering the D Closing Representation Letter immediately prior to the Combination Closing; and (xiii) the information supplied by Mr. Diller or on his behalf (or the Family Entity’s or Family Foundation’s behalf) specifically for inclusion or incorporation by reference in (A) the Registration Statement will not, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (B) the Proxy Statement will not, at the date it is first mailed to the Liberty Expedia stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)   Representations with respect to the Family Foundation. Each of the Family Foundation and Mr. Diller represents and warrants to Liberty Expedia and Expedia Group that: (i) as of the date of this Agreement, the Family Foundation owns of record and beneficially 439,552 shares of Parent Common Stock free and clear of all Encumbrances other than Permitted Liens; (ii) if the Foundation Participation Election is made, as of the date of the Exchange Closing, the Family Foundation will own of record and beneficially such number of shares of Parent Common Stock (if any) as is specified in the Exchange Notice to be delivered and exchanged by it at the Exchange Closing, free and clear of all Encumbrances other than Permitted Liens; (iii) if the Foundation Participation Election is made, upon delivery of the Foundation Common Exchange Shares to the Class B Stockholder at the Exchange Closing in the manner provided in this Agreement, the Class B Stockholder will have good and valid title to the Foundation Common Exchange Shares, free and clear of all Encumbrances other than Permitted Liens and Encumbrances created by Liberty Expedia or any of its Affiliates; (iv) the Family Foundation is a nonprofit public benefit corporation duly organized, validly existing and in good standing under the Laws of the State of California and has full power and authority to execute and deliver this Agreement and to consummate the Exchange, any Rescission Exchange and the other transactions contemplated hereby; (v) this Agreement has been duly and validly executed and delivered by the Family Foundation and, assuming the due execution and delivery hereof by Liberty Expedia and Expedia Group, is a valid and binding agreement of the Family Foundation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies; (vi) assuming the accuracy of the representations and warranties set forth in Sections 4(a)(viii), 4(b)(ix) and 4(d)(iii), the execution, delivery and performance by the Family Foundation of this Agreement and, if the Foundation Participation Election is made, the consummation by the Family Foundation of the Exchange and the other transactions contemplated hereby requires no action by or in respect of, or filings with, any Governmental Authority, including filings or notifications required to be made by the Family Foundation pursuant to the HSR Act, or any other Competition Law, in respect of the acquisition by the Family Foundation of any Foundation Class B Exchange Shares, other than (x) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable securities Laws and (y) any actions or filings under Laws (other than Competition Laws) the absence of which would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of the Family Foundation, if the Foundation Participation Election is made, to consummate the Exchange and the other transactions contemplated hereby or prevent or materially delay the consummation of the Exchange and the other transactions contemplated by this Agreement or the Merger Agreement; (vii) the execution, delivery and performance by the Family Foundation of this Agreement and, if the Foundation Participation Election is made, the consummation by the Family Foundation of the Exchange and the other transactions contemplated hereby will not (x) violate any applicable Law, (y) after giving effect to the waivers contained herein, conflict with or constitute a default, breach or violation of (with or without notice or lapse of time, or both) the terms, conditions or provisions of, or result in the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance of any obligation or any increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification impairment or forfeiture) of any contract, agreement or instrument to which it is subject, which would prevent it from performing any of its obligations hereunder, or (z) require any consent by or approval of or notice to any other Person or entity (other than a Governmental Authority), except in the case of clauses (x), (y) and (z) as would not have a material adverse effect, individually or in the aggregate, on the Family Foundation’s, if the Foundation Participation Election is made, ability to consummate the Exchange and the other transactions contemplated hereby, or prevent or materially delay the consummation of the Exchange and the other transactions contemplated by this Agreement or the Merger Agreement; and (viii) the Family Foundation is a sophisticated investor and an accredited investor (as defined in Rule 501(a) of Regulation D of the Securities Act), with sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the Exchange and the other transactions contemplated hereby, acknowledges that the offer and sale of the Class B Exchange Shares and the Common Exchange Shares have not been registered under the Securities Act or any securities Laws of any state and that neither the Class B Exchange Shares nor any Parent Common Shares delivered upon conversion thereof may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

(d)   Representations of Expedia Group. Expedia Group represents and warrants to Liberty Expedia, the Family Foundation and Mr. Diller that: (i) Expedia Group is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (ii) this Agreement has been duly and validly executed and delivered by Expedia Group and, assuming the due execution and delivery hereof by Mr. Diller, the Family Foundation and Liberty Expedia, is a valid and binding agreement of Expedia Group, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies; (iii) assuming the accuracy of the representations and warranties set forth in Sections 4(a)(viii), 4(b)(ix) and 4(c)(vi), the execution, delivery and performance by Expedia Group of this Agreement requires no action by or in respect of, or filings with, any Governmental Authority, including filings or notifications required to be made by Expedia Group pursuant to the HSR Act, or any other Competition Law, other than (x) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable securities Laws (and, for the avoidance of doubt, any clearances, filings and notifications as may be required pursuant to the HSR Act, or any other Competition Law, under Section 5.6 of the Merger Agreement) and (y) any actions or filings under Laws (other than Competition Laws) the absence of which would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the Exchange and the other transactions contemplated by this Agreement or the Merger Agreement; (iv) the execution, delivery and performance by Expedia Group of this Agreement will not (x) violate any applicable Law, (y) after giving effect to the waivers contained herein, conflict with or constitute a default, breach or violation of (with or without notice or lapse of time, or both) the terms, conditions or provisions of, or result in the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance of any obligation or any increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification impairment or forfeiture) of any contract, agreement or instrument to which it is subject, including without limitation the Parent Charter and the Parent Bylaws, which would prevent it from performing any of its obligations hereunder, or (z) require any consent by or approval of or notice to any other Person or entity (other than a Governmental Authority), except, in the case of clauses (x), (y) and (z), as would not prevent or materially delay the consummation of the Exchange and the other transactions contemplated by this Agreement or the Merger Agreement; and (v) the Board of Directors of Expedia Group has taken all necessary action to render any “fair price,” “business combination,” “control share acquisition” or other similar anti-takeover statute or regulation in any jurisdiction, including, without limitation, Section 203 of the General Corporation Law of the State of Delaware, inapplicable to the execution, delivery and performance of this Agreement and the consummation of the Exchange and the other transactions contemplated hereby (including, for the avoidance of doubt, any re-acquisition of shares by a party as a result of any Rescission).

5. Reasonable Best Efforts.

(a)   Liberty Expedia, Expedia Group, Mr. Diller and the Family Foundation shall cooperate with each other and use their reasonable best efforts to (i) consummate the Exchange Closing and any other transactions contemplated by this Agreement in the manner contemplated by this Agreement and (ii) execute documents reasonably necessary to effect the Exchange Closing (and, if applicable, the Rescission).

(b)    Expedia Group, Mr. Diller and the Family Foundation shall cooperate with each other and shall prepare and file all necessary filings, applications, notices and/or similar instruments or documentation, and use their reasonable best efforts to obtain as promptly as practicable all consents, approvals or non-objections, as applicable, of all Third Parties and Governmental Authorities that, in each case, are required under applicable Law to consummate the Exchange and the other transactions contemplated by this Agreement.

6. Covenants and Agreements.

(a)   Immediately prior to the Combination Closing, Mr. Diller shall execute and deliver the D Closing Representation Letter to Company Split-Off Tax Counsel; provided, however, that Mr. Diller will be deemed to satisfy his obligation under this Section 6(a) in the event that (x) Liberty Expedia withholds its consent to any changes, updates or refinements to any representations made in the D Signing Representation Letter that Mr. Diller has reasonably requested to be made in the D Closing Representation Letter as may be necessary to reflect any changes in, or clarifications of, facts prior to the Combination Closing to the extent that similar or analogous changes, updates or refinements to representations reflecting the same changes in, or clarifications of, fact are made with respect to any other Closing Split-Off Tax Opinion Representation Letter or (y) Expedia Group or Liberty Expedia does not execute and deliver to Company Split-Off Tax Counsel immediately prior to the Combination Closing the Parent Closing Split-Off Tax Opinion Representation Letter or the Company Closing Split-Off Tax Opinion Representation Letter, respectively.

(b)   Mr. Diller will cooperate with Company Split-Off Tax Counsel by providing appropriate representations as to factual matters on the Closing Date, including the representations in the D Closing Representation Letter; provided, however, that Mr. Diller will be deemed to satisfy his obligation under this Section 6(b) in the event that (x) Liberty Expedia withholds its consent to any changes, updates or refinements to any representations made in the D Signing Representation Letter that Mr. Diller has reasonably requested to be made in the D Closing Representation Letter as may be necessary to reflect any changes in, or clarifications of, facts prior to the Combination Closing to the extent that similar or analogous changes, updates or refinements to representations reflecting the same changes in, or clarifications of, fact are made with respect to any other Closing Split-Off Tax Opinion Representation Letter or (y) Expedia Group or Liberty Expedia does not execute and deliver to Company Split-Off Tax Counsel immediately prior to the Combination Closing the Parent Closing Split-Off Tax Opinion Representation Letter or the Company Closing Split-Off Tax Opinion Representation Letter, respectively.

(c)   The parties acknowledge that the transactions contemplated hereby would otherwise be subject to the restrictions in the Assigned and Amended Stockholders Agreement and Assigned Governance Agreement; therefore, each of Liberty Expedia and Mr. Diller (on behalf of themselves and their respective

Stockholder Groups (as defined in the Assigned and Amended Stockholders Agreement)) hereby irrevocably waives any rights and obligations under the provisions of the Assigned and Amended Stockholders Agreement or the Assigned Governance Agreement applicable to the Exchange or the other transactions contemplated by this Agreement, and, for the avoidance of doubt, acknowledges and agrees that the restrictions contained in the Assigned and Amended Stockholders Agreement and the Assigned Governance Agreement are not applicable to any of the transactions contemplated by the Merger Agreement.

(d)   Mr. Diller acknowledges and agrees that the rights contemplated hereby and by the New Governance Agreement are deemed to be in recognition and in lieu of Mr. Diller’s rights under the Assigned Governance Agreement and the Assigned and Amended Stockholders Agreement.

(e)   Liberty Expedia agrees to not convert, and to cause the Class B Stockholder to not convert, any shares of Parent Class B Common Stock into shares of Parent Common Stock under any circumstances at or prior to the Combination Closing, including without limitation in connection with the delivery of Class B Exchange Shares at the Exchange Closing.

(f)   Upon any request from time to time by Liberty Expedia in contemplation of an Exchange Closing (or a closing of the BD Exchange), if the conditions to Expedia Group’s obligation to effect the Combination Closing set forth in Article VI of the Merger Agreement shall have been satisfied or (if permissible) waived (other than those conditions that by their nature can only be satisfied at, or immediately prior to, the Combination Closing, provided that such conditions would be satisfied if the Combination Closing were to occur at the time of the Exchange Closing), Expedia Group shall (as promptly as practicable, but no later than the same Business Day) deliver to Liberty Expedia and the other parties hereto the certificate required by Section 7(b)(ii) of this Agreement.

(g)   Upon any request from time to time by Expedia Group in contemplation of an Exchange Closing (or a closing of the BD Exchange), if the conditions to Liberty Expedia’s obligation to effect the Combination Closing set forth in Article VI of the Merger Agreement shall have been satisfied or (if permissible) waived (other than those conditions that by their nature can only be satisfied at, or immediately prior to, the Combination Closing, provided that such conditions would be satisfied if the Combination Closing were to occur at the time of the Exchange Closing), Liberty Expedia shall (as promptly as practicable, but no later than the same Business Day) deliver to Expedia Group and the other parties hereto the certificate required by Section 7(b)(ii) of this Agreement.

7.   Conditions to Certain Parties’ Obligation to Effect the Exchange. The respective obligations of Liberty Expedia and Mr. Diller to effect the BD Exchange and, if the Foundation Participation Election has been made, of Liberty Expedia to effect the Foundation Exchange at the Exchange Closing shall be subject to the satisfaction, or (to the extent legally permissible) waiver in writing by each of (x) in the case of Section 7(a), Liberty Expedia, Mr. Diller and Expedia Group, (y) in the case of Section 7(b)(i), Mr. Diller, Liberty Expedia and Expedia Group, and (z) in the case of Section 7(b)(ii), Mr. Diller, prior to or at the Exchange Closing of the following conditions:

(a)   No Injunctions or Restraints. No Order entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prohibits, renders illegal or enjoins the consummation of the BD Exchange; and

(b)   Combination Closing. (i) Each of the conditions set forth in Article VI of the Merger Agreement shall have been satisfied or (if permissible) waived (other than those conditions that by their nature can only be satisfied at, or immediately prior to, the Combination Closing, provided that such conditions would be satisfied if the Combination Closing were to occur at the time of the Exchange Closing), and (ii) each of Liberty Expedia and Expedia Group shall have certified to the parties hereto in writing that it stands ready, willing and able to consummate the Merger immediately following the Exchange Closing.

8.   Conditions to Liberty Expedia’s Obligation to Effect the Exchange. The obligation of Liberty Expedia to effect the Exchange at the Exchange Closing is also subject to the satisfaction, or (to the extent legally permissible) waiver in writing by Liberty Expedia, prior to or at the Exchange Closing of the following conditions (provided, that Section 8(e) shall apply only to Liberty Expedia’s obligation to effect the Foundation Exchange, and not, subject to the terms hereof, the BD Exchange):

(a)   Representations and Warranties. The representations and warranties (i) of Mr. Diller set forth in Section 4(b) (other than the representations and warranties set forth in Sections 4(b)(xii) and (xiii), the failure of which to be true and correct would not, and would not reasonably be expected to, individually or in the aggregate, prevent the consummation of the Exchange and the other transactions contemplated by this Agreement or the Merger Agreement) shall be true and correct in each case as of the date of this Agreement and as of the Exchange Closing as though made on and as of the Exchange Closing; (ii) if the Foundation Participation Election is made, of Mr. Diller and the Family Foundation set forth in Section 4(c) shall be true and correct in each case as of the date of this Agreement and as of the Exchange Closing as though made on and as of the Exchange Closing; and (iii) of Expedia Group set forth in Section 4(d) shall be true and correct as of the date of this Agreement and as of the Exchange Closing as though made on and as of the Exchange Closing, except, in each case, (x) for those representations and warranties made as of a specified date, which shall be true and correct as of such date and (y) de minimis inaccuracies in the representations and warranties set forth in Sections 4(b)(i), 4(b)(v), 4(c)(i), 4(c)(iv) and 4(d)(i);

(b)   Covenants. Each of Mr. Diller, the Family Foundation and Expedia Group shall have performed in all material respects all covenants required to be performed by them prior to or at the Exchange Closing;

(c)   Certificate. Each of Expedia Group, Mr. Diller and, if the Foundation Participation Election is made, the Family Foundation shall have delivered to Liberty Expedia a certificate duly signed by, if an individual, such Person or, if an entity, a duly authorized officer of such Person that the conditions set forth in Sections 8(a) and (b) in respect of such Person have been satisfied;

(d)   Deliverables. Liberty Expedia or the Class B Stockholder shall have received the deliverables to be delivered to it pursuant to Sections 3(a), (b) and (c); and

(e)   No Injunctions or Restraints. If the Foundation Participation Election is made, no Order entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prohibits, renders illegal or enjoins the consummation of the Foundation Exchange.

9.   Conditions to Mr. Diller’s Obligation to Effect the BD Exchange. The obligation of Mr. Diller to effect the BD Exchange at the Exchange Closing is also subject to the satisfaction, or (to the extent legally permissible) waiver by Mr. Diller of the following conditions:

(a)   Representations and Warranties. The representations and warranties of (i) Liberty Expedia set forth in Section 4(a) shall be true and correct in each case as of the date of this Agreement and as of the Exchange Closing as though made on and as of the Exchange Closing, and (ii) Expedia Group set forth in Section 4(d) shall be true and correct in each case as of the date of this Agreement and as of the Exchange Closing as though made on and as of the Exchange Closing, except, in each case, (x) for those representations and warranties made as of a specified date, which shall be true and correct as of such date, and (y) de minimis inaccuracies in the representations and warranties set forth in Sections 4(a)(iii), 4(a)(iv) and 4(d)(i);

(b)   Covenants. Each of Liberty Expedia and Expedia Group shall have performed in all material respects all other covenants required to be performed by them prior to or at the Exchange Closing;

(c)   Officer’s Certificate. Each of Liberty Expedia and Expedia Group shall have delivered to Mr. Diller a certificate duly signed by a duly authorized officer of such Person that the conditions set forth in Sections 9(a) and (b) in respect of such Person have been satisfied; and

(d)   Deliverables. Mr. Diller and the Family Entity shall have received the deliverables to be delivered to him or it pursuant to Sections 3(a), (b) and (c).

10.   Condition to the Family Foundation’s Obligation to Effect the Foundation Exchange. If the Foundation Participation Election is made, the obligation of the Family Foundation to effect the Foundation Exchange at the Exchange Closing is also subject to the satisfaction, or (to the extent legally permissible) waiver by the Family Foundation of the following conditions:

(a)   Representations and Warranties. The representations and warranties of (i) Liberty Expedia set forth in Section 4(a) shall be true and correct in each case as of the date of this Agreement and as of the Exchange Closing as though made on and as of the Exchange Closing, and (ii) Expedia Group set forth in

Section 4(d) shall be true and correct in each case as of the date of this Agreement and as of the Exchange Closing as though made on and as of the Exchange Closing, except, in each case, (x) for those representations and warranties made as of a specified date, which shall be true and correct as of such date and (y) de minimis inaccuracies in the representations and warranties set forth in Sections 4(a)(iii), 4(a)(iv) and 4(d)(i);

(b)   Covenants. Each of Liberty Expedia and Expedia Group shall have performed in all material respects all other covenants required to be performed by them prior to or at the Exchange Closing;

(c)   Officer’s Certificate. Each of Liberty Expedia and Expedia Group shall have delivered to the Family Foundation a certificate duly signed by a duly authorized officer of such Person that the conditions set forth in Sections 10(a) and (b) in respect of such Person have been satisfied;

(d)   Deliverables. The Family Foundation shall have received the deliverables to be delivered to it pursuant to Sections 3(a), (b) and (c); and

(e)   No Injunctions or Restraints. No Order entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prohibits, renders illegal or enjoins the consummation of the Foundation Exchange.

11.   Termination. This Agreement will terminate and immediately cease to be of any further force and effect pursuant to the mutual consent of each of the parties hereto in a written instrument (in the case of Expedia Group, upon the approval of the Independent Committee); provided, that the representations, warranties, covenants and agreements contained in Sections 4(b)(xii), 6(a) and 6(b) of this Agreement or in any certificate delivered pursuant hereto to the extent relating to Sections 4(b)(xii), 6(a) and 6(b) of this Agreement will terminate at the Effective Time. If the Merger Agreement is terminated in accordance with its terms without the Combination Closing having occurred, effective upon such termination, this Agreement shall automatically terminate and immediately cease to be of any further force and effect; provided, however, if the Exchange Closing has occurred, the Exchange will automatically be rescinded in accordance with Section 3(d) immediately prior to such termination and the parties obligations thereunder will survive to the extent provided in Section 3(d) of this Agreement, following which this Agreement will immediately terminate. If this Agreement is terminated in accordance with this Section 11, (x) Section 2(e) shall survive any termination pursuant to this Section 11 and (y) subject to the foregoing clause (x) this Agreement shall forthwith become null and void and of no effect and the obligations of the parties hereto shall terminate, without Liability of any party (or any stockholder, director, officer, employee, consultant, financial advisor, legal counsel, financing source, accountant, insurer or other advisor, agent or representative of such party); provided, that, nothing contained herein shall relieve any party to this Agreement from any liability for damages resulting from (a) fraud or (b) willful material breach by such party of its covenants or agreements prior to such termination, in each case, as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment. For purposes of this Agreement, “willful material breach” means a material breach of a party’s covenants and agreements that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such action would be a material breach of such party’s covenants or agreements (provided, that, the knowledge of any officer, director and/or employee of such party who would reasonably be expected to know, or after reasonable due inquiry would learn, in the ordinary course of the performance of such individual’s responsibilities as an officer, director and/or employee, that the taking of such act or failure to take such action would be a material breach of such party’s covenants and agreements will be imputed to such party). For the avoidance of doubt, it is agreed and acknowledged by each of the parties to this Agreement that the statements and representations set forth in the Signing Split-Off Tax Opinion Representation Letters and the Closing Split-Off Tax Opinion Representation Letters are made solely to Company Split-Off Tax Counsel and are not intended to and shall not confer upon any of the parties to this Agreement or any other Person any rights or remedies (including serving as the basis of a claim for, or a defense against, any Action by any party or any other Person).

12.   Applicable Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Exchange and the other transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of Laws.

13.   Jurisdiction. Each of the parties hereto (a) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, the Superior Court of the State of Delaware, or, if the subject matter of the action is one over which exclusive jurisdiction is vested in the courts of the United States of America, a federal court sitting in the State of Delaware (collectively, the “Delaware Courts”) in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the Exchange and the other transactions contemplated hereby, (b) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (c) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (d) agrees that it will not bring any Action in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the Exchange and the other transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts. All Actions arising out of or relating to this Agreement or the Exchange and the other transactions contemplated hereby shall be heard and determined in the Delaware Courts. Each of the parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the Exchange and the other transactions contemplated hereby may be made upon such party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such party at the address specified in Section 16 hereof. Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.

14.   Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXCHANGE AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 14.

15.   Enforcement of this Agreement. The parties acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (without the obligation to post a bond therefor) and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

16.   Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or e-mail or (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, that, should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:

if to Liberty Expedia, to:

Liberty Expedia Holdings, Inc.
12300 Liberty Boulevard
Englewood, CO 80112
Attn:	Chief Legal Officer

Email:	Separately provided
Facsimile:	Separately provided

with a copy to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Attn:	Renee L. Wilm
Frederick H. McGrath
Email:	renee.wilm@bakerbotts.com
frederick.mcgrath@bakerbotts.com
Facsimile:	(212) 259-2500

if to Mr. Diller or the Family Foundation, to:

c/o Arrow Finance, LLC
555 West 18th Street
New York, NY 10011
Attn:	Barry Diller
E-Mail:	Separately provided
Facsimile:	Separately provided
with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn:	Andrew J. Nussbaum
Edward J. Lee
Email:	AJNussbaum@wlrk.com
EJLee@wlrk.com
Facsimile:	(212) 403-2000

if to Expedia Group, to:

Expedia Group, Inc.
333 108th Ave NE
Bellevue, WA 98004
Attn:	Chief Legal Officer
Email:	Separately provided
Facsimile:	Separately provided

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn:	Andrew J. Nussbaum
Edward J. Lee
Email:	AJNussbaum@wlrk.com
EJLee@wlrk.com
Facsimile:	(212) 403-2000

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.

17.    Miscellaneous.

(a)    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided, that, the parties will be deemed to have consented to the assignment of this Agreement by Liberty Expedia to Merger LLC in connection with the Upstream Merger. Any purported assignment in breach of the foregoing is void and of no force and effect whatsoever. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, including, without limitation, with respect to Mr. Diller, his heirs, estate, executors and personal representatives.

(b)    This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together will constitute one and the same agreement.

(c)    If, subsequent to the date hereof, further documents are reasonably requested in order to carry out the provisions and purposes of this Agreement, the parties hereto will execute and deliver such further documents.

(d)    This Agreement, together with the Merger Agreement, the Assigned Governance Agreement and the Assigned and Amended Stockholders Agreement, and the exhibits and schedules to such documents, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection herewith.

(e)    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When this Agreement contemplates a certain number of securities, as of a particular date, such number of securities shall be deemed to be appropriately adjusted to account for stock splits, dividends, recapitalizations, combinations of shares or other change affecting such securities. A Person that holds securities through his, her or its brokerage account shall be deemed to own such securities “of record” for all purposes herein.

(f)    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of parties hereto (in the case of Expedia Group, upon the approval of the Independent Committee), and (ii) in the case of a waiver, by the party against whom the waiver is to be effective (in the case of Expedia Group, upon the approval of the Independent Committee). No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(g)    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Exchange and the other transactions contemplated hereby are fulfilled to the greatest extent possible.

(h)    The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one party and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Barry Diller
Barry Diller

THE DILLER FOUNDATION D/B/A THE DILLER - VON FURSTENBERG FAMILY FOUNDATION

By:	/s/ Barry Diller
Name:	Barry Diller
Title:	President

EXPEDIA GROUP, INC.

By:	/s/ Mark D. Okerstrom
Name:	Mark D. Okerstrom
Title:	President and Chief Executive Officer

LIBERTY EXPEDIA HOLDINGS, INC.

By:	/s/ Christopher W. Shean
Name:	Christopher W. Shean
Title:	President and Chief Executive Officer

[Signature Page to Exchange Agreement]

Schedule 1

Family Entity

1.   The Arrow 1999 Trust, dated September 16, 1999, as amended.

Exhibit A

New Governance Agreement

[attached]

Annex C

SECOND AMENDED AND RESTATED

GOVERNANCE AGREEMENT

between

EXPEDIA GROUP, INC.

and

BARRY DILLER

Dated as of April 15, 2019

Second Amended and Restated Governance Agreement

Second Amended and Restated Governance Agreement, dated as of April 15, 2019 (this “Agreement”), between Expedia Group, Inc., a Delaware corporation (“Expedia Group,” or the “Company”), and Mr. Barry Diller (“Mr. Diller” or the “Stockholder”).

WHEREAS, Mr. Diller, the Company and Liberty Expedia Holdings, Inc., a Delaware corporation (“Liberty Expedia”), are parties to the Amended and Restated Governance Agreement, dated as of December 20, 2011, as assigned by Qurate Retail, Inc., a Delaware corporation, to Liberty Expedia as of November 4, 2016 (the “Existing Governance Agreement”);

WHEREAS, simultaneously with the execution of this Agreement, the Company, Liberty Expedia, LEMS I LLC, a single member Delaware limited liability company and wholly owned subsidiary of the Company (“Merger LLC”), and LEMS II Inc., a Delaware corporation and wholly owned subsidiary of Merger LLC (“Merger Sub”), are entering into the Agreement and Plan of Merger, dated the date hereof (as amended pursuant to its terms, the “Liberty Expedia Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein (i) Merger Sub will merge with and into Liberty Expedia (the “Merger”), with Liberty Expedia surviving the Merger, and (ii) immediately following the Merger, Liberty Expedia, as the surviving corporation in the Merger and a wholly owned subsidiary of Merger LLC, will merge with and into Merger LLC (the “Upstream Merger”, and together with the Merger, the “Combination”), with Merger LLC surviving the Upstream Merger;

WHEREAS, Mr. Diller, The Diller Foundation d/b/a The Diller – von Furstenberg Family Foundation (the “Family Foundation”), Liberty Expedia and the Company simultaneously with the execution of this Agreement are entering into an Exchange Agreement (the “Exchange Agreement”), providing for, among other things, upon the terms and subject to the conditions set forth therein, the exchange (the “Liberty Expedia-Diller Exchange”), prior to the Combination Closing, by Mr. Diller and, if the Family Foundation so elects, the Family Foundation of up to (x) 5,523,452 shares of Company Common Stock plus (y) the number of shares of Company Common Stock acquired by Mr. Diller prior to the closing of the Liberty Expedia-Diller Exchange pursuant to the exercise of up to 537,500 vested options to purchase shares of Company Common Stock held by Mr. Diller as of the date of this Agreement, with the number of shares delivered to Mr. Diller upon exercise of such options reduced by the number of shares withheld by the Company to satisfy the aggregate exercise price (or on an “as if” basis in the event Mr. Diller elects to pay the exercise price in cash), for shares of Company Class B Stock held by Liberty Expedia or its Subsidiaries, in each case on a one-for-one basis;

WHEREAS, Mr. Diller and Liberty Expedia simultaneously with the execution of this Agreement are entering into a Governance Agreement Termination Agreement providing for, among other things, upon the terms and subject to the conditions set forth therein, the termination at the Combination Closing of the Existing Governance Agreement, whereupon the Existing Governance Agreement shall cease to be of any further force and effect;

WHEREAS, the Company and Mr. Diller have agreed to enter into this Agreement, effective at the Combination Closing (other than Section 6.10, which shall be effective immediately upon the execution of this Agreement), to establish in this Agreement certain provisions concerning Mr. Diller’s relationship with the Company; and

WHEREAS, the Board of Directors of the Company and a Special Committee of the Board of Directors of the Company (the “Special Committee”), which was established in connection with the Company’s consideration of the transactions contemplated by the Liberty Expedia Merger Agreement and which is composed wholly of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), have approved the transactions contemplated hereby for purposes of exempting dispositions or deemed dispositions by Mr. Diller to the Company or a Subsidiary of the Company of shares of Company Common Stock and acquisitions or deemed acquisitions by Mr. Diller from the Company or a Subsidiary of the Company of shares of Company Class B Stock, in each case, pursuant to the Purchase/Exchange Right, from Section 16(b) of the Exchange Act.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Mr. Diller hereby agree as follows:

ARTICLE I

NOTICE OF TRANSFER OF COMPANY CLASS B STOCK

Section 1.01.   Notice of Transfer of Company Class B Stock. Prior to effecting any Transfer of Company Class B Stock, the Stockholder shall deliver written notice to the Company, which shall deliver such notice to the Board of Directors of the Company, which notice shall specify (a) the Person to whom the Stockholder proposes to make such Transfer and (b) the number or amount of the shares of Company Class B Stock to be Transferred, including the number or amount of such shares of Company Class B Stock that are (i) Original Shares and/or (ii) Additional Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01.   Representations and Warranties of the Company. The Company represents and warrants to the Stockholder that: (a) the Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, is enforceable against the Company in accordance with its terms; (d) none of the execution, delivery and performance of this Agreement by the Company constitutes a breach or violation of or conflicts with the Company’s Certificate of Incorporation or By-laws or any material agreement to which the Company is a party; (e) none of such material agreements would impair in any material respect the ability of the Company to perform its obligations hereunder; and (f) (i) the shares of Company Class B Stock (or such other securities of the Company into which such shares are then convertible) deliverable pursuant to the Purchase/Exchange Right upon delivery will be duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, redemption, call option, right of first refusal, preemptive right, subscription right or any similar right in any such case granted by, or exercisable for the benefit of, the Company (other than any such restrictions or rights under this Agreement or implemented in the certificate of incorporation of the Company as contemplated hereby or applicable state and federal securities Laws) and (ii) in the event the shares of Company Common Stock (or such other securities of the Company into which the shares of Company Class B Stock deliverable pursuant to the Purchase/Exchange Right are then convertible) are then listed on a national securities exchange, the Company will use its reasonable best efforts to cause the shares of Company Common Stock (or such other securities) into which such shares of Company Class B Stock are convertible to be approved for listing on such national securities exchange upon delivery.

Section 2.02.   Representations and Warranties of the Stockholder. The Stockholder represents and warrants to the Company that: (a) he has the power and authority to enter into this Agreement and to carry out his obligations hereunder; (b) the execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against the Stockholder in accordance with its terms; (d) none of the execution, delivery and performance of this Agreement by the Stockholder constitutes a breach or violation of or conflicts with any material agreement to which the Stockholder is a party; (e) none of such material agreements would impair in any material respect the ability of the Stockholder to perform his obligations hereunder; and (f) assuming a Company Common Stock share price of $125.45 (the closing price of Company Common Stock on April 15, 2019), the number of shares of Company Common Stock acquired by Mr. Diller prior to the closing of the Liberty Expedia-Diller Exchange pursuant to the exercise of up to 537,500 vested options to purchase shares of Company Common Stock held by Mr. Diller as of the date of this Agreement (with the number of shares delivered to Mr. Diller upon exercise of such options reduced by the number of shares withheld by the Company to satisfy the aggregate exercise price) and permitted to be exchanged pursuant to the Liberty Expedia-Diller Exchange would not exceed 147,348 shares of Company Common Stock.

ARTICLE III

PURCHASE/EXCHANGE RIGHT

Section 3.01.   Purchase/Exchange Right

(a)    The Company shall at all times from and after the Combination Closing through the end of the Purchase/Exchange Period cause Liberty Expedia or another direct or indirect wholly owned Subsidiary of the Company to hold, or the Company shall reserve and keep available in its treasury, the full number of shares of Company Class B Stock potentially subject from time to time to the Purchase/Exchange Right.

(b)    The Company hereby irrevocably agrees that Mr. Diller shall have the right (the “Purchase/Exchange Right”), exercisable at any time and from time to time during the Purchase/Exchange Period, to:

(i)    purchase from the Company (or the applicable wholly owned subsidiary of the Company) up to a number of shares of Company Class B Stock equal to the Unexchanged Class B Share Number, at a price per share of Company Class B Stock equal to the Fair Market Value of a share of Company Common Stock at the time of notice of exercise by Mr. Diller pursuant to Section 3.01(c); or

(ii)    exchange with the Company (or the applicable wholly owned subsidiary of the Company) an equivalent number of shares of Company Common Stock for a number of shares of Company Class B Stock, up to a number of shares of Company Class B Stock equal to the Unexchanged Class B Share Number.

The Purchase/Exchange Right may be exercised from time to time, in whole or in part, at Mr. Diller’s option, pursuant to the foregoing clause (i) and/or clause (ii) (the shares of Company Class B Stock acquired by Mr. Diller pursuant to the Purchase/Exchange Right (subject to adjustment pursuant to Section 6.14), collectively, the “Additional Shares”). Notwithstanding the foregoing, and subject to Section 3.01(e), the Purchase/Exchange Right may only be exercised in compliance with the terms of this Agreement and the Company’s Securities Trading Policy as in effect from time to time (the “Securities Trading Policy”) or any similar Company policy; provided, that the Company agrees that it shall not modify the Securities Trading Policy or modify or adopt any similar Company policy, in each case in a manner that would result in an exercise of the Purchase/Exchange Right that would otherwise be permitted hereunder conflicting with such policy.

(c)    The Purchase/Exchange Right shall be exercised by Mr. Diller delivering written notice to the Company, which notice shall set forth (i) the number of shares of Company Class B Stock Mr. Diller shall acquire and (ii) the nature of the consideration to be paid (whether cash representing the Fair Market Value of the shares of Company Class B Stock to be acquired, shares of the Company Common Stock, or a combination thereof). The closing of any such acquisition shall occur as promptly as reasonably practicable following the Company’s receipt of notice, and in any event not more than five (5) business days thereafter, unless the parties agree otherwise, provided that such time period shall be extended to the extent any regulatory approvals, consents or notices are required to be obtained or made or pending compliance with any other legal requirements (including applicable stock exchange rules). The Company and Mr. Diller shall cooperate in connection with obtaining any such approvals or consents, making such notices or complying with such requirements, as applicable.

(d)    The Purchase/Exchange Right may be exercised by Mr. Diller directly or together with other third parties (the “Applicable Third Parties”), provided that such third parties deliver to Mr. Diller, at or prior to the closing of the exercise of the Purchase/Exchange Right, a proxy and power of attorney, in substantially the form attached as Schedule 5 to this Agreement (provided, that changes to provide that such proxy and power of attorney are irrevocable shall be permitted) or such other form and substance reasonably satisfactory to the Special Committee or any other committee of the Board of Directors of the Company composed wholly of Independent Directors, granting Mr. Diller sole voting control prior to a Third Party Conversion Triggering Event or Conversion Triggering Event (which may include exceptions or alternative arrangements reasonably necessary or customary in connection with a bona fide financing, subject to consent by the Special Committee or any other committee of the Board of Directors of the Company composed wholly of Independent Directors, which consent shall not to be unreasonably withheld (“Permitted Exceptions”), but not the right to vote shares in any circumstance, which shall be retained by Mr. Diller) over any such Company Class B Stock received in such purchase or exchange and such Applicable Third Parties deliver to the Company, at or prior to the closing of the applicable exercise of the Purchase/Exchange Right, a written joinder agreeing to be bound with respect to such shares of Company Class B Stock by the obligations set forth in this Section 3.01(d), Article IV and Article VI (except Section 6.10). Subject to the last two sentences of Section 4.03(a), if any such Applicable Third Parties do not deliver to Mr. Diller such a proxy and power of attorney with respect to the applicable shares of Company Class B Stock received in such purchase or exchange pursuant to this Section 3.01(d), or such proxy and power of attorney is revoked or otherwise no longer provides Mr. Diller sole voting control over such applicable shares of Company Class B Stock prior to the occurrence of a Third Party Conversion Triggering Event or Conversion Triggering Event (subject to the parenthetical in the immediately preceding sentence) (each of the foregoing, a “Third Party Conversion Triggering Event”), then each holder of such applicable shares of Company Class B Stock shall, and the Stockholder and each subsequent holder of such applicable shares of Company Class B Stock agrees that he, she or it (as the case may be) shall, be deemed to have irrevocably exercised its option pursuant to Section C(2) of Article IV of the Certificate of Incorporation of the Company (or any successor provision) to convert such applicable shares of Company Class B Stock into shares of Company Common Stock (or such other securities into which such Additional Shares are then convertible) and, without any further action on the part of any such holder, such applicable shares of Company Class B Stock shall be deemed to be so converted. Notwithstanding the foregoing, if the Company determines that a Third Party Conversion Triggering Event has occurred, the Company shall provide written notice thereof to the applicable holder of such applicable shares of Company Class B Stock (at the address(es) set forth in the books and records of the Company in its capacity as transfer agent for the Company Class B Stock (or, in the event that it shall use a third party transfer agent, such transfer agent’s books and records)) and, in the event that such Third Party Conversion Triggering Event was an incidental error, such holder shall have ten (10) business days to correct such error and, in the event of such correction to the reasonable satisfaction of the Company within such ten (10) business day period, such Third Party Conversion Triggering Event shall be deemed to have not occurred, provided that prior to time of such correction no Person other than Mr. Diller exercises any voting control over the applicable shares of Company Class B Stock.

(e)    The Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall, to the extent so provided by Rule 16b-3 under the Exchange Act, with respect to each exercise of the Purchase/Exchange Right or as may be otherwise requested by Mr. Diller, adopt resolutions to cause any acquisitions or deemed acquisitions by Mr. Diller from the Company or a Subsidiary of the Company of Company Class B Stock pursuant to the terms of this Agreement and the Purchase/Exchange Right and any dispositions or deemed dispositions to the Company or a Subsidiary of Company Common Stock pursuant to this Agreement and the Purchase/Exchange Right to be exempt under Rule 16b-3 under the Exchange Act. To the extent a waiver of Sections 2C and 3E of the Securities Trading Policy or an analogous provision in any other Company policy applicable to Mr. Diller would be required in connection with the financing of the acquisition of shares of Company Class B Stock pursuant to Section 3.01(b)(i) or the acquisition of shares of Company Common Stock by Mr. Diller to be exchanged pursuant to Section 3.01(b)(ii), in accordance with Section 3.01(d) and, to the extent that such waiver would not violate applicable Law or any other provision of the Securities Trading Policy or any similar Company policy (provided, that the Company agrees that it shall not modify the Securities Trading Policy or modify or adopt any similar Company policy, in each case in a manner that would result in any such waiver that would otherwise be permitted hereunder conflicting with such policy, except to the extent required to comply with any applicable Law), such waiver shall be granted by the Board of Directors of the Company solely with respect to such financing and shall not be rescinded by the Board of Directors of the Company or any committee thereof without Mr. Diller’s prior consent. Prior to the granting of such waiver, Mr. Diller shall deliver a written notice to the Company, which shall describe the transaction or series of transactions for which such waiver is requested.

Section 3.02.   Identification of Shares. The Company in its capacity as transfer agent for the Company Class B Stock shall (or, in the event that it shall use a third party transfer agent, shall cause such transfer agent

to) maintain appropriate books and records, whether by implementation of segregated accounts or other appropriate policies and procedures, with respect to the Original Shares and the Additional Shares in a manner that ensures that each such share is individually identifiable as an Original Share or an Additional Share, as the case may be.

Section 3.03.   Change in Law. In the event that (a) a change in Law after the date hereof would result in the exercise of the Purchase/Exchange Right or the granting of any waiver contemplated by the penultimate sentence of Section 3.01(e) violating applicable Law or (b) the Company or Mr. Diller (x) becomes subject to an injunction or other order from or of a Governmental Authority of competent jurisdiction preventing or prohibiting the exercise of the Purchase/Exchange Right or the granting of any waiver contemplated by the penultimate sentence of Section 3.01(e), or (y) receives a formal written notification from such a Governmental Authority communicating a determination that such exercise or granting would violate applicable Law, then Mr. Diller shall not exercise the Purchase/Exchange Right or rely on such waiver, as applicable; provided, that, for the 120 days following such time as such applicable Law becomes effective, such injunction or other order is issued or such notification is received, as the case may be, the Special Committee, or any other committee of the Board of Directors of the Company composed wholly of Independent Directors, on behalf of the Company, and the Stockholder shall cooperate in good faith and use reasonable best efforts, acting diligently, to revise this Agreement in a manner so as to eliminate any such conflict, injunction, order or violation while achieving, as closely as possible, the parties’ intentions as set forth herein. In the event Mr. Diller is prevented by this Section 3.03 from exercising the Purchase/Exchange Right or relying on a waiver contemplated by the penultimate sentence of Section 3.01(e), the Expiration Date (and, relatedly, the Purchase/Exchange Period) shall be extended by an amount of time equal to the lesser of (i) 120 days and (ii) any such period during which the Purchase/Exchange Right is not exercisable or such waiver may not be relied upon as a result of this Section 3.03; provided, that, notwithstanding the foregoing, in the case of clause (b) above, if the Company or Mr. Diller determines, in good faith (and upon the written advice of outside counsel that such course of action has reasonable basis), to seek relief from, or to pursue contesting or appealing, such applicable injunction, order or determination, the Expiration Date (and, relatedly, the Purchase/Exchange Period) shall be extended by an amount of time equal to the lesser of (x) one (1) year, (y) such period during which the Purchase/Exchange Right is not exercisable or such waiver may not be relied upon as a result of such injunction, order or determination and (z) such period of time during which the Company or Mr. Diller, as applicable, continues to pursue such relief, contest and/or appeal.

ARTICLE IV

CERTAIN RESTRICTIONS

Section 4.01.   Certain Transactions.

(a)    For so long as the Stockholder Beneficially Owns any shares of Covered Class B Stock, the Stockholder shall not, directly or indirectly, in any way participate in a Change of Control Transaction, unless such Change of Control Transaction provides for the same per share consideration (in type and amount) and mix of consideration (in type and amount), as the case may be, or (as applicable) the right to receive (or to elect to receive) the same consideration (in type and amount) and mix of consideration (in type and amount), in respect of shares of Company Common Stock and shares of Company Class B Stock that are subject to such Change of Control Transaction; provided, that, with respect to any such Change of Control Transaction involving less than 100% of the Company Common Shares, each holder of Company Common Shares (whether of Company Common Stock or Company Class B Stock) must have the same right to participate in such Change of Control Transaction, including with respect to the election to participate in such transaction (if any) on the same economic terms and to proportionate treatment (based on economic ownership) in the case of any cut-back mechanics or offer limitations (a Change of Control Transaction that does not meet the foregoing conditions, a “Disparate Transaction”); provided, that, notwithstanding the foregoing, a bona fide share exchange, merger, recapitalization or other business combination involving the Company and a Third Party in which (i) the stockholders of the Company, immediately prior to such transaction, continue to hold, immediately following such transaction, (and receive no consideration in the applicable transaction other than) shares of capital stock of the successor or resulting entity in substantially the same relative proportions and classes as their ownership of the Company’s capital stock immediately prior to such transaction and the two-class capital structure and pro rata economics of the two classes of capital stock are substantially replicated, (ii) each Beneficial Owner of shares of Covered Class B Stock as of immediately prior to the effective time of such transaction enters into a written agreement with such successor or resulting entity providing for the application, following the effective time of such transaction, of terms and conditions substantially equivalent to this Article IV to the securities received in such transaction by such Person in respect of such shares of Covered Class B Stock and (iii) immediately following the effective time of such transaction, such successor or resulting entity has in effect a Certificate of Incorporation (or other equivalent organizational document) that in all material respects reflects, mutatis mutandis, the terms contemplated by Section 6.09(a), shall not be deemed a Disparate Transaction.

(b)    For so long as the Stockholder Beneficially Owns any shares of Covered Class B Stock, the Stockholder shall not vote or tender (or cause to be voted or tendered) any Company Common Shares in favor of or pursuant to any Disparate Transaction, or enter into any agreement or arrangement with any Person agreeing to do any of the foregoing in respect of any Disparate Transaction.

(c)    The provisions of this Section 4.01 shall be binding on any transferee of any Covered Class B Stock (so long as such shares remain high-vote shares).

Section 4.02.   Mandatory Conversion of Additional Shares. Upon (a) such time as Mr. Diller becomes Disabled, (b) Mr. Diller’s death, (c) Mr. Diller no longer serving as (i) Senior Executive of the Company or any successor entity (it being understood that serving as Senior Executive shall include active involvement in an executive capacity in the business activities of the Company or such successor entity, such as in the manner Mr. Diller serves as of the date of this Agreement) or (ii) Chairman of the Board of Directors of the Company or any successor entity, provided in each case that if Mr. Diller is removed (other than for Cause), replaced or not nominated or elected (including as a result of the election or appointment of a successor) without Mr. Diller’s written consent (and provided that, if requested in writing by the Company at least five (5) business days prior to such removal, replacement or failure to be nominated, Mr. Diller has indicated in writing prior to such removal, replacement or failure to be nominated that he is willing to serve as Senior Executive or Chairman), such event shall not trigger this clause (c) and a Conversion Triggering Event shall not be deemed to have occurred or (d) the effectiveness of a Conversion Triggering Transfer (the first of the foregoing to occur, a “Conversion Triggering Event”), each holder of Additional Shares shall, and the Stockholder and each subsequent holder of any Additional Shares agrees that he, she or it (as the case may be) shall, be deemed to have irrevocably exercised its option pursuant to Section C(2) of Article IV of the Certificate of Incorporation of the Company (or any successor provision) to convert all such Additional Shares into shares of Company Common Stock (or such other securities into which such Additional Shares are then convertible) and, without any further action on the part of any such holder, upon such Conversion Triggering Event all outstanding Additional Shares shall be deemed to be so converted. The Company shall, as promptly as reasonably practicable following the occurrence of a Conversion Triggering Event, notify the holders of Additional Shares of the occurrence of such Conversion Triggering Event, and the Company and such holders shall cooperate and take all actions reasonably necessary in connection with the exchange of any certificates previously representing Additional Shares for certificates representing the shares of Company Common Stock (or such other securities into which such Additional Shares are then convertible) into which such Additional Shares shall have been converted, and, to the extent reasonably requested by the Company, such holders shall take such other reasonable actions as may be necessary to effect the conversions and exchange contemplated hereby. Following the occurrence of a Conversion Triggering Event, the Company shall not record any Transfer of Additional Shares as such, and any such purported Transfer of Additional Shares as such shall be null and void.

Section 4.03.   Transfer of Additional Shares

(a)    It shall be a condition to any Transfer by the Stockholder (or any Permitted Transferee) of any Additional Shares Beneficially Owned by it (other than to a Permitted Transferee, so long as the such Person qualifies as Permitted Transferee (and at such time as such Person ceases to so qualify, such Additional Shares shall be deemed to be Transferred to such Person as a Third Party Transferee)) that the transferee deliver to Mr. Diller, prior to such Transfer, a proxy and power of attorney, in substantially the form attached as Schedule 5 to this Agreement (provided, that changes to provide that such proxy and power of attorney is irrevocable shall be permitted) or such other form and substance reasonably satisfactory to the Special Committee or any other committee of the Board of Directors of the Company composed wholly of Independent Directors, granting Mr. Diller sole voting control over any such Additional Shares received in such Transfer (regardless of whether such transferee has previously delivered such a proxy and power of attorney with respect to any other Additional Shares) prior to an Additional Conversion Triggering Event or Conversion Triggering Event (which may include Permitted Exceptions, but not the right to vote shares in any circumstance, which shall be retained by Mr. Diller). The grant of a proxy by Mr. Diller or any other Person to the Company or any officer of the Company for the sole purpose of voting shares of Company Class B Stock at any annual or special meeting of the stockholders of the Company (or with respect to any action by written consent to be taken by the stockholders of the Company) shall neither be deemed a Transfer of such shares or an Additional Conversion Event for any purpose under this Agreement nor shall Mr. Diller be deemed as a result of such proxy to not maintain “sole voting control” over such shares for all purposes herein. For the avoidance of doubt, nothing in this Agreement shall limit any right of Mr. Diller to nominate or vote for any individual, including individuals who may be representatives of an Applicable Third Party or of a transferee under Section 4.03, as a director of the Company, subject to compliance with his fiduciary duties, and in considering any such nomination, the Board of Directors of the Company or applicable nominating and governance committee thereof shall act in good faith and without regard to the requirements hereunder with respect to Mr. Diller retaining voting control over the Covered Class B Stock. Any such nomination or act of voting shall not in and of itself be deemed a Transfer of any Covered Class B Stock, a Third Party Conversion Triggering Event or an Additional Conversion Triggering Event, nor shall Mr. Diller be deemed as a result of any such actions to not maintain “sole voting control” over any Covered Class B Stock.

(b)    Subject to the last two sentences of Section 4.03(a), if any such transferee of any Additional Shares (the “Applicable Additional Shares”) does not deliver to Mr. Diller a proxy and power of attorney with respect to the Applicable Additional Shares pursuant to the provisions of paragraph (a) above, or such proxy and power of attorney is revoked or otherwise no longer provides Mr. Diller sole voting control over the Applicable Additional Shares prior to the occurrence of an Additional Conversion Triggering Event or Conversion Triggering Event (subject to the parenthetical in paragraph (a) above) (any of the foregoing, an “Additional Conversion Triggering Event”), then prior to any such Transfer (or upon such Additional Conversion Triggering Event), each holder of the Applicable Additional Shares shall, and the Stockholder and each subsequent holder of the Applicable Additional Shares agrees that he, she or it (as the case may be) shall, be deemed to have irrevocably exercised its option pursuant to Section C(2) of Article IV of the Certificate of Incorporation of the Company (or any successor provision) to convert the Applicable Additional Shares into shares of Company Common Stock (or such other securities into which such Additional Shares are then convertible) and, without any further action on the part of any such holder, prior to any such Transfer (or upon such Additional Conversion Triggering Event) the Applicable Additional Shares shall be deemed to be so converted. Notwithstanding the foregoing, if the Company determines that an Additional Conversion Triggering Event has occurred, the Company shall provide written notice thereof to the applicable holder of such applicable shares of Company Class B Stock (at the address(es) set forth in the books and records of the Company in its capacity as transfer agent for the Company Class B Stock (or, in the event that it shall use a third party transfer agent, such transfer agent’s books and records)) and, in the event that such Additional Conversion Triggering Event was an incidental error, such holder shall have ten (10) business days to correct such error and, in the event of such correction to the reasonable satisfaction of the Company within such ten (10) business day period, such Additional Conversion Triggering Event shall be deemed to have not occurred, provided that prior to time of such correction no Person other than Mr. Diller exercises any voting control over the applicable shares of Company Class B Stock.

Section 4.04.   Joinder.

(a)    It shall be a condition to any Transfer by the Stockholder (or any subsequent holder of shares of Covered Class B Stock) of any shares of Covered Class B Stock Beneficially Owned by it that the transferee deliver to the Company, prior to such Transfer, a written joinder, in substantially the form attached as Schedule 4 to this Agreement, agreeing to be bound in the case of any Transfer of Covered Class B Stock to a transferee that is not at such time subject to such Sections, by the obligations set forth in Section 1.01, this Article IV and Article VI (except Section 6.10).

(b)    If the Family Foundation shall have acquired shares of Covered Class B Stock pursuant to the Liberty Expedia-Diller Exchange, Mr. Diller shall cause the Family Foundation to deliver to the Company, not more than ten (10) business days after the date on which the Combination Closing occurs, a written joinder agreeing to be bound by the obligations set forth in Section 1.01, this Article IV and Article VI (except Section 6.10).

Section 4.05.   Legend. Each certificate (or book-entry share) evidencing Covered Class B Stock shall bear a restrictive legend substantially to the effect of the following (or appropriate comparable notations with respect to book-entry shares):

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND VOTING SET FORTH IN A SECOND AMENDED AND RESTATED GOVERNANCE AGREEMENT, DATED AS OF APRIL 15, 2019, BETWEEN EXPEDIA GROUP, INC. AND BARRY DILLER (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF EXPEDIA GROUP, INC.).

ARTICLE V

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

Section 5.01. “Additional Conversion Triggering Event” shall have the meaning set forth in Section 4.03(b).

Section 5.02. “Additional Shares” shall have the meaning set forth in Section 3.01(b).

Section 5.03. “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act (as in effect on the date of this Agreement). For purposes of this definition, except as expressly provided in this Agreement, (a) natural persons shall not be deemed to be Affiliates of each other, (b) none of Mr. Diller or any of his Affiliates shall be deemed to be an Affiliate of the Company or its Affiliates, (c) none of the Company or any of its Affiliates shall be deemed to be an Affiliate of Mr. Diller or his Affiliates and (d) the Company shall not be deemed to be an Affiliate of IAC/InterActiveCorp to the extent such relationship would otherwise be based on the common control of the Company and IAC InterActiveCorp by Mr. Diller.

Section 5.04. “Agreement” shall have the meaning set forth in the preamble to this Agreement.

Section 5.05. “Amendment Approval Meeting” shall have the meaning set forth in Section 6.09.

Section 5.06. “Amendment Proposal” shall have the meaning set forth in Section 6.09.

Section 5.07. “Applicable Additional Shares” shall have the meaning set forth in Section 4.03(b).

Section 5.08. “Applicable Third Parties” shall have the meaning set forth in Section 3.01(d).

Section 5.09. “Beneficial Ownership” or “Beneficially Own” shall have the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s Beneficial Ownership of Company Common Shares shall be calculated in accordance with the provisions of such Rule; provided, however, that no Person shall be deemed to Beneficially Own any Equity Securities with respect to which such Person does not have a pecuniary interest.

Section 5.10. “business day” shall mean any day other than a Saturday, a Sunday or any other day on which banks in New York, New York may, or are required to, remain closed.

Section 5.11. “Cause” shall mean (a) the conviction of, or pleading guilty to, any felony, or (b) the willful, continued and complete failure to attend to managing the business affairs of the Company, after written notice of such failure from the Board of Directors of the Company and reasonable opportunity to cure.

Section 5.12. “Change of Control Transaction” shall mean (a) any merger, tender or exchange offer, consolidation, amalgamation or similar transaction between the Company and another Person (other than a Subsidiary of the Company) pursuant to which the stockholders of the Company immediately prior to such merger, tender or exchange offer, consolidation, amalgamation or similar transaction would own, as of immediately after such transaction, less than fifty percent (50%) of the total economic or voting power of all outstanding Voting Securities of the Company (or resulting or surviving entity), or (b) any sale, lease or other disposition of all or substantially all of the assets of the Company to another Person (other than a Subsidiary of the Company), in each of the foregoing clauses (a) and (b), whether in any single transaction or series of related transactions, regardless of the amount of consideration.

Section 5.13. “Charitable Organization” shall mean an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) of the United States Internal Revenue Code of 1986, as amended (or any successor provisions thereto) (whether a determination letter with respect to such successor’s exemption is issued before, at or after the relevant determination date), and further includes any successor entity of similar status.

Section 5.14. “Combination” shall have the meaning set forth in the recitals to this Agreement.

Section 5.15. “Combination Closing” shall mean the closing of the Combination pursuant to the Liberty Expedia Merger Agreement.

Section 5.16. “Commission” shall mean the Securities and Exchange Commission.

Section 5.17. “Company” shall have the meaning set forth in the preamble to this Agreement.

Section 5.18. “Company Class B Stock” shall mean class B common stock, $0.0001 par value per share, of the Company.

Section 5.19. “Company Common Shares” shall mean shares of Company Common Stock and Company Class B Stock.

Section 5.20. “Company Common Stock” shall mean common stock, $0.0001 par value per share, of the Company.

Section 5.21. “Conversion Triggering Event” shall have the meaning set forth in Section 4.02.

Section 5.22. “Conversion Triggering Transfer” shall mean a Transfer by Mr. Diller and/or the Family Foundation of Original Shares to any Person other than a Permitted Transferee (so long as the such Person continues to qualify as Permitted Transferee (and at such time as such Person ceases to so qualify, such Original Shares shall be deemed to be Transferred to such Person as a Third Party Transferee)) (except to the extent in connection with such Transfer the Original Shares subject to such Transfer are converted into shares of Company Common Stock (or such other securities of the Company into which such Original Shares are then convertible)) (an “Original Share Transfer”), which Original Shares, taken together (without duplication) with all Original Shares the subject of any prior Original Share Transfer, represent more than five percent (5%) of the total voting power of all outstanding Voting Securities of the Company at such time.

Section 5.23. “Covered Class B Stock” shall mean the Original Shares and the Additional Shares (but, for the avoidance of doubt, shall not include any shares of Company Common Stock (or other securities, as the case may be, unless such securities remain high-vote shares) into which any Original Shares or Additional Shares shall have been converted).

Section 5.24. “Demand Registration” shall have the meaning set forth in Section 6.07(b).

Section 5.25. “Disabled” shall mean the disability of Mr. Diller after the expiration of more than one hundred eighty (180) consecutive days after its commencement which is determined to be total and permanent by a physician selected by the Company and reasonably acceptable to Mr. Diller, his spouse or a personal representative designated by Mr. Diller; provided that Mr. Diller shall be deemed to be disabled only following the expiration of ninety (90) days following receipt of a written notice from the Company and such physician specifying that a disability has occurred if within such ninety (90)-day period he fails to return to managing the business affairs of the Company. Total disability shall mean mental or physical incapacity that prevents Mr. Diller from managing the business affairs of the Company.

Section 5.26. “Disparate Transaction” shall have the meaning set forth in Section 4.01(a).

Section 5.27. “Effective Time” shall have the meaning set forth in Section 6.15.

Section 5.28. “Equity Securities” shall mean the equity securities of the Company calculated on a Company Common Stock equivalent basis, including the Company Common Shares and those shares issuable upon exercise, conversion or redemption of other securities of the Company not otherwise included in this definition.

Section 5.29. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

Section 5.30. “Existing Governance Agreement” shall have the meaning set forth in the recitals to this Agreement.

Section 5.31. “Exchange Agreement” shall have the meaning set forth in the recitals to this Agreement.

Section 5.32. “Expedia Group” shall have the meaning set forth in the preamble to this Agreement.

Section 5.33. “Expiration Date” shall have the meaning set forth in Section 5.54.

Section 5.34. “Fair Market Value” for a security publicly traded on a recognized exchange shall mean the average closing price during regular trading hours of such security (as reflected on Nasdaq.com) for the five (5) trading days immediately preceding the applicable day of measurement.

Section 5.35. “Family Entity” shall mean (a) those entities identified on Schedule 1 and (b) any general or limited partnership, corporation, limited liability company, trust or other legal entity that is wholly owned, directly or indirectly, by, or as to which the sole beneficiaries of any shares of capital stock of the Company held by such entity are, Mr. Diller and/or one or more of his Family Members (provided that any private foundation or Charitable Organization to which no person other than Mr. Diller and/or his Family Members is an investment advisor shall be permitted to be an additional beneficiary of shares of capital stock without violating such requirement).

Section 5.36. “Family Foundation” shall have the meaning set forth in the recitals to this Agreement.

Section 5.37. “Family Member” shall mean, with respect to Mr. Diller, the spouse of Mr. Diller or the lineal descendants of Mr. Diller and/or of his spouse or the respective parents, grandparents, siblings or lineal descendants of siblings of Mr. Diller or his spouse (including Diane von Furstenberg, Alexander von Furstenberg and Tatiana von Furstenberg). Lineal descendants shall include adopted persons.

Section 5.38. “Governance Instruments” shall have the meaning set forth in the Liberty Expedia Merger Agreement.

Section 5.39. “Governmental Authority” shall mean any supranational, national, federal, state, county, local or municipal government, or other political subdivision thereof, or any court, tribunal or arbitral body and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, domestic or foreign, including, for the avoidance of doubt, the Commission and any stock exchange.

Section 5.40. “Independent Directors” shall have the meaning set forth in Section 6.02(a).

Section 5.41. “Law” shall mean all foreign, federal, state, provincial, local or municipal laws, statutes, ordinances, regulations and rules of any Governmental Authority (including the rules and regulations of the Commission and applicable stock exchange rules), and all judgments, orders, writs, awards, preliminary or permanent injunctions or decrees of any Governmental Authority.

Section 5.42. “Liberty Expedia” shall have the meaning set forth in the recitals to this Agreement.

Section 5.43. “Liberty Expedia-Diller Exchange” shall have the meaning set forth in the recitals to this Agreement.

Section 5.44. “Liberty Expedia Merger Agreement” shall have the meaning set forth in the recitals to this Agreement.

Section 5.45. “Litigation” shall have the meaning set forth in Section 6.04.

Section 5.46. “Merger” shall have the meaning set forth in the recitals to this Agreement.

Section 5.47. “Merger LLC” shall have the meaning set forth in the recitals to this Agreement.

Section 5.48. “Merger Sub” shall have the meaning set forth in the recitals to this Agreement.

Section 5.49. “Original Share Transfer” shall have the meaning set forth in Section 5.22.

Section 5.50. “Original Shares” shall mean the shares of Company Class B Stock acquired by Mr. Diller (and, if the Family Foundation so elected, the Family Foundation) pursuant to the Liberty Expedia-Diller Exchange (subject to adjustment pursuant to Section 6.14). The number of such shares shall be reflected on Schedule 2 to this Agreement promptly following the Effective Time.

Section 5.51. “Permitted Exceptions” shall have the meaning set forth in Section 3.01(d).

Section 5.52. “Permitted Transferee” shall mean (a) Mr. Diller, any of his Family Members or the personal representatives of the estate of any of the aforementioned individuals (with respect to Covered Class B Stock, so long as Mr. Diller retains sole voting control (via proxy or otherwise) over the applicable shares of Covered Class B Stock) and (b) any Family Entity (in the case of this clause (b), so long as Mr. Diller alone maintains the ability to control the voting of the shares of Covered Class B Stock owned by such Family Entity, subject only to customary limitations and requirements to account for fiduciary or similar considerations required in connection with bona fide estate planning vehicles, so long as such limitations and requirements do not diminish in any substantive or material manner Mr. Diller’s sole effective control over the voting of such shares), including, for the avoidance of doubt, the Family Foundation.

Section 5.53. “Person” shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.

Section 5.54. “Purchase/Exchange Period” shall mean the period from and after the Combination Closing until the close of business on the nine-month anniversary of the date on which the Combination Closing occurs, subject to extension pursuant to Section 3.03 (the “Expiration Date”); provided that such Expiration Date shall be extended to enable any exercises of the Purchase/Exchange Right (as shown by the delivery to the Company of a written notice of exercise of the Purchase/Exchange Right on or prior to such Expiration Date) effected by the Expiration Date which have not yet been consummated as of such Expiration Date to be consummated.

Section 5.55. “Purchase/Exchange Right” shall have the meaning set forth in Section 3.01(b).

Section 5.56. “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

Section 5.57. “Securities Trading Policy” shall have the meaning set forth in Section 3.01(b).

Section 5.58. “Special Committee” shall have the meaning set forth in the recitals to this Agreement.

Section 5.59. “Stockholder” shall have the meaning set forth in the preamble to this Agreement.

Section 5.60. “Stockholder Approval” shall have the meaning set forth in Section 6.09.

Section 5.61. “Stockholder Group” shall mean (a) Mr. Diller and (b) those Permitted Transferees that from time to time hold Company Class B Stock subject to this Agreement.

Section 5.62. “Subsidiary” shall mean, as to any Person, any corporation or other Person at least a majority of the shares of stock or other ownership interests of which having general voting power under ordinary circumstances to elect a majority of the Board of Directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is, at the time as of which the determination is being made, owned by such Person, or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

Section 5.63. “Third Party” shall mean any Person who is not a Family Entity or an Affiliate of (a) the Company or (b) Mr. Diller, his Family Members and/or Family Entities.

Section 5.64. “Third Party Conversion Triggering Event” shall have the meaning set forth in Section 3.01(d).

Section 5.65. “Third Party Transferee” shall mean any Person to whom the Stockholder or a Permitted Transferee Transfers Company Common Shares, other than the Stockholder or a Permitted Transferee.

Section 5.66. “Total Equity Securities” at any time shall mean, subject to the next sentence, the total number of the Company’s outstanding equity securities calculated on a Company Common Stock equivalent basis. Any Equity Securities Beneficially Owned by a Person that are not outstanding Voting Securities but that, upon exercise, conversion or exchange, would become Voting Securities, shall be deemed to be outstanding for the purpose of computing Total Equity Securities and the percentage of Equity Securities owned by such Person but shall not be deemed to be outstanding for the purpose of computing Total Equity Securities and the percentage of the Equity Securities owned by any other Person.

Section 5.67. “Transfer” by any Person shall mean, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Company Common Shares Beneficially Owned by such Person or any interest in any Company Common Shares Beneficially Owned by such Person; provided, however, that, a merger or consolidation in which the Company is a constituent corporation shall not be deemed to be the Transfer of any Company Common Shares Beneficially Owned by such Person (provided, that a significant purpose of any such transaction is not to avoid the provisions of this Agreement). For purposes of this Agreement, (a) the conversion of Company Class B Stock into Company Common Stock shall not be deemed to be a Transfer, (b) any Permitted Exception shall not be deemed to be a Transfer and (c) any financing arrangement or transaction contemplated by the penultimate sentence of Section 3.01(e) with respect to which Additional Shares are collateral shall not be deemed to be a Transfer of such Additional Shares until such time as such Additional Shares are foreclosed on (for the avoidance of doubt, any such foreclosure shall be deemed to be a Transfer of such Additional Shares).

Section 5.68. “Unexchanged Class B Share Number” shall mean, as of any time, the number of shares of Company Class B Stock, if any, held by Liberty Expedia or its Subsidiaries immediately prior to the Liberty Expedia-Diller Exchange and not exchanged pursuant to the Liberty Expedia-Diller Exchange (subject to adjustment pursuant to Section 6.14). Such number shall be reflected on Schedule 3 to this Agreement promptly following the Effective Time.

Section 5.69. “Upstream Merger” shall have the meaning set forth in the recitals to this Agreement.

Section 5.70. “Voting Securities” at any time shall mean the shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

ARTICLE VI

MISCELLANEOUS

Section 6.01.   Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon transmission by electronic mail or facsimile transmission as evidenced by confirmation of transmission to the sender (but only if followed by transmittal of a copy thereof by (i) national overnight courier or (ii) hand delivery with receipt, in each case, for delivery by the second business day following such electronic mail or facsimile transmission), (c) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (d) on the next business day if transmitted by national overnight courier, in each case as set forth to the parties as set forth below:

if to Mr. Diller, to:
c/o Arrow Finance, LLC
555 West 18th Street
New York, NY 10011
	Attention:	Barry Diller
	Facsimile:	Separately provided
	E-Mail:	Separately provided

with a copy to:

Expedia Group, Inc.
333 108th Avenue NE
Bellevue, WA 98004

	Attention:	Chief Legal Officer
	Email:	Separately provided
	Facsimile:	Separately provided

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attention:	Andrew J. Nussbaum, Esq.
Edward J. Lee, Esq.
	Email:	AJNussbaum@wlrk.com
EJLee@wlrk.com
	Facsimile:	(212) 403-2000

if to the Company, to:

Expedia Group, Inc.
333 108th Avenue NE
Bellevue, WA 98004
	Attention:	Chief Legal Officer
	Email:	Separately provided
	Facsimile:	Separately provided

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
	Attention:	Robert B. Schumer, Esq.
Steven J. Williams, Esq.
	Email:	rschumer@paulweiss.com
swilliams@paulweiss.com
	Facsimile:	(212) 757-3990

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attention:	Andrew J. Nussbaum, Esq.
Edward J. Lee, Esq.
	Email:	AJNussbaum@wlrk.com
EJLee@wlrk.com
	Facsimile:	(212) 403-2000

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.

Section 6.02.   Amendments; No Waivers.

(a)    Subject to the last sentence of this paragraph (a), any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Mr. Diller and the Company, or in the case of a waiver, by Mr. Diller, if the waiver is to be effective against any member of the Stockholder Group, or the Company, if the waiver is to be effective against the Company. Any amendment or waiver by the Company shall be authorized by a majority of the members of the Board of Directors who are (i) “independent directors” as defined by applicable stock exchange listing rules, (ii) independent of Mr. Diller and his Affiliates and (iii) not members of the management of the Company or any Person over which Mr. Diller exercises direct or indirect control (“Independent Directors”). Following Mr. Diller’s death or at such time as Mr. Diller has become Disabled, any amendment or waiver hereunder on the part of any member(s) of the Stockholder Group shall be in writing and signed by members of the Stockholder Group owning in the aggregate a majority of the Covered Class B Stock then outstanding.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 6.03.   Successors And Assigns. Except as provided in Section 6.07(d), neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other party hereto. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.04.   Governing Law; Consent To Jurisdiction. This Agreement shall be construed in accordance with and governed by the internal Laws of the State of Delaware, without giving effect to the principles of conflicts of Laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of Delaware, for any action, proceeding or investigation in any court or before any Governmental Authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby and further agrees that service of any process, summons, notice or document by U.S. mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 6.05.   Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 6.06.   Specific Performance. The Company and Mr. Diller each acknowledge and agree that the parties’ respective remedies at Law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agree that, in the event of a breach or threatened breach by Mr. Diller or the Company of the provisions of this Agreement, in addition to any remedies at Law, the Company and Mr. Diller, respectively, without posting any bond shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

Section 6.07.   Registration Rights.

(a)    Mr. Diller shall be entitled to customary registration rights relating to Company Common Stock owned by him as of the date hereof or acquired from the Company (including upon conversion of Company Class B Stock) in the future (including the ability to transfer registration rights as set forth in this Agreement in connection with the sale or other disposition of Company Common Shares).

(b)    If requested by the Stockholder, the Company shall be required promptly to cause the Company Common Stock owned by the Stockholder or another member of the Stockholder Group to be registered under the Securities Act to permit the Stockholder or such member of the Stockholder Group to sell such shares in one (1) or more (but not more than three (3)) registered public offerings (each, a “Demand Registration”). The Stockholder shall also be entitled to customary piggyback registration rights. If the amount of shares sought to be registered by the Stockholder and the other members of the Stockholder Group pursuant to any Demand Registration is reduced by more than twenty-five percent (25%) pursuant to any underwriters’ cutback, then the Stockholder may elect to request the Company to withdraw such registration, in which case, such registration shall not count as one of the Demand Registrations. If the Stockholder requests that any Demand Registration be an underwritten offering, then the Stockholder shall select the underwriter(s) to administer the offering, provided that such underwriter(s) shall be reasonably satisfactory to the Company. If a Demand Registration is an underwritten offering and the managing underwriter advises the Stockholder in writing that in its opinion the total number or dollar amount of securities proposed to be sold in such offering is such as to materially and adversely affect the success of such offering, then the Company will include in such registration, first, the securities of the Stockholder, and, thereafter, any securities to be sold for the account of others who are participating in such registration (as determined on a fair and equitable basis by the Company). In connection with any Demand Registration or inclusion of the Stockholder’s or another Stockholder Group member’s shares in a piggyback registration, the Company, the Stockholder and/or the other applicable members of the Stockholder Group shall enter into an agreement containing terms (including representations, covenants and indemnities by the Company and the Stockholder), and shall be subject to limitations, conditions, and blackout periods, customary for a secondary offering by a selling stockholder. The costs of the registration (other than underwriting discounts, fees and commissions) shall be paid by the Company. The Company shall not be required to register such shares if the Stockholder would be permitted to sell the Company Common Stock in the quantities proposed to be sold at such time in one transaction under Rule 144 of the Securities Act or under another comparable exemption therefrom.

(c)    If the Company and the Stockholder cannot agree as to what constitutes customary terms within ten (10) days of the Stockholder’s request for registration (whether in a Demand Registration or a piggyback registration), then such determination shall be made by a law firm of national reputation mutually acceptable to the Company and the Stockholder.

(d)    No Third Party Transferee shall have any rights or obligations under this Agreement, except as specifically provided for in this Agreement and except that (i) if such Third Party Transferee shall acquire Beneficial Ownership of more than five percent (5%) of the outstanding Total Equity Securities upon consummation of any Transfer or series of related Transfers from the Stockholder, to the extent the Stockholder has the right to Transfer a Demand Registration and assigns such right in connection with a Transfer, such Third Party Transferee shall have the right to initiate one (1) or more Demand Registrations pursuant to this Section 6.07 or any registration rights agreement that replaces or supersedes this Section 6.07 (and shall be entitled to such other rights that the Stockholder would have applicable to such Demand Registration) and (ii) if such Third Party Transferee shall acquire Beneficial Ownership of five percent (5%) or less of the outstanding Total Equity Securities but shall acquire Beneficial Ownership of Company Common Shares (or other equity securities of the Company) with a Fair Market Value of at least $250,000,000 upon consummation of any Transfer or series of related Transfers from the Stockholder, to the extent the Stockholder has the right to Transfer a Demand Registration and assigns such right in connection with a Transfer, such Third Party Transferee shall have the right to initiate one (but not more than one) Demand Registration pursuant to this Section 6.07 or any registration rights agreement that replaces or supersedes this Section 6.07 (and shall be entitled to such other rights that the Stockholder would have applicable to such Demand Registration), provided that, in the case of this clause (ii), such Third Party Transferee may exercise such Demand Registration only in connection with a registered public offering of Company Common Stock having a Fair Market Value at least equal to $100,000,000, subject (in each of clauses (i) and (ii)) to the obligations of the Stockholder applicable to such demand (and the number of Demand Registrations to which the Stockholder is entitled under this Section 6.07 hereof shall be correspondingly decreased).

(e)    This Section 6.07 shall survive any termination of this Agreement following the Effective Time until such time as (i) no Affiliate of the Company holds shares of Covered Class B Stock and (ii) each holder of shares of Covered Class B Stock would be permitted to sell its Company Common Shares (or such other securities into which any such shares of Covered Class B Stock are then convertible) pursuant to Rule 144 under the Securities Act, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule, without volume limitations or other restrictions on transfer thereunder.

Section 6.08.   Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall terminate automatically in the event of the termination of the Liberty Expedia Merger Agreement in accordance with its terms prior to the occurrence of the Combination Closing. Following the Combination Closing, (a) this Agreement shall terminate and be of no further force or effect with respect to any transferee (other than Mr. Diller) that no longer holds any Covered Class B Stock upon the written request to the Company of any such transferee and (b) this Agreement shall terminate and be of no further force or effect at such time as no Person (other than the Company or any of its Subsidiaries) holds shares of Covered Class B Stock.

Section 6.09.   Stockholder Approval; Certificate of Incorporation Amendment.

(a)    The Company shall take, in accordance with applicable Law and the Company’s Certificate of Incorporation and By-laws, all action necessary to submit for approval by the requisite vote of the stockholders of the Company (such approval, the “Stockholder Approval”) a proposal to amend the Company’s Certificate of Incorporation to reflect, mutatis mutandis, the terms set forth in Article IV (such proposal, the “Amendment Proposal”) at the next annual meeting of the stockholders of the Company following the Effective Time as to which a preliminary proxy statement has not yet been filed with the Commission as of the Effective Time (the “Amendment Approval Meeting”). Such Amendment Proposal shall be reasonably satisfactory to the Stockholder and the Special Committee, in each case acting in good faith. Without limiting the foregoing, such Amendment Proposal shall require the approval of a committee of Independent Directors in order to amend or repeal the provisions implemented thereby.

(b)    The Stockholder agrees that at the Amendment Approval Meeting (including each postponement, recess, adjournment or continuation thereof), the Stockholder shall, and shall cause each other member of the Stockholder Group to, (i) appear at the Amendment Approval Meeting or otherwise cause all of the Common Shares and all other voting securities over which such holder has acquired beneficial ownership after the date hereof or otherwise the power to vote or direct the voting of, as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such shares (A) in favor of the approval of the Amendment Proposal and (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s stockholders to a later date if there are not sufficient votes to approve the Amendment Proposal. The Stockholder represents, covenants and agrees that, (x) except for this Agreement and the Governance Instruments (which such applicable Governance Instruments will terminate at the Combination Closing), he has not entered into, and shall not enter into any voting agreement or voting trust with respect to any shares to be voted at the Amendment Approval Meeting and (y) except as expressly set forth herein and in the Governance Instruments, he has not granted a proxy, consent or power of attorney with respect to any shares to be voted at the Amendment Approval Meeting. The Stockholder agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate the provisions and agreements set forth in this Section 6.09. In furtherance and not in limitation of the foregoing, until the completion of the Amendment Approval Meeting (including each postponement, recess, adjournment or continuation thereof), the Stockholder hereby appoints Robert J. Dzielak (or, if Mr. Dzielak ceases to be the Chief Legal Officer of the Company, the Person holding such position at such time) and any designee thereof, and each of them individually, its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect to any and all of the Stockholder’s shares in accordance with this Section 6.09. This proxy and power of attorney are given to secure the performance of the duties of the Stockholder under this Section 6.09. The Stockholder hereby agrees that this proxy and power of attorney granted by the Stockholder shall be irrevocable until the completion of the Amendment Approval Meeting (including each postponement, recess, adjournment or continuation thereof), shall be deemed to be coupled with an interest sufficient under applicable Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder with respect to any shares regarding the matters set forth in this Section 6.09. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the bankruptcy, death or incapacity of the Stockholder.

(c)    Upon the recommendation by the Special Committee, the Board of Directors shall recommend that the Company’s stockholders vote in favor of the Amendment Proposal, provided that any director of the Company shall have the right to recuse himself or herself from, and otherwise not participate in, any deliberations, decisions or recommendations of the Board of Directors concerning the Amendment Proposal.

Section 6.10.   Merger Condition. The Company hereby agrees, effective as of the date hereof, that it shall not directly or indirectly amend, modify or waive in any respect the condition set forth in Section 6.2(e) of the Liberty Expedia Merger Agreement.

Section 6.11.   Acknowledgment of Rights. Mr. Diller acknowledges and agrees that the rights contemplated hereby and by the Exchange Agreement are deemed to be in recognition and in lieu of Mr. Diller’s rights under the Existing Governance Agreement and the Amended and Restated Stockholders Agreement by and between Qurate Retail, Inc. and Mr. Diller, dated as of December 20, 2011, as assigned to Liberty Expedia pursuant to the Assignment and Assumption of Stockholders Agreement, dated as of November 4, 2016, by and among Liberty Expedia, LEXE Marginco, LLC, LEXEB, LLC, Qurate Retail, Inc. and Mr. Diller, and as amended by Amendment No. 1 to Stockholders Agreement, dated as of November 4, 2016, by and between Liberty Expedia and Mr. Diller.

Section 6.12.   Indemnification. Mr. Diller acknowledges that the assumption of obligations effected by the Transaction Agreement Joinder (as such term is defined in the Liberty Expedia Merger Agreement) shall not entitle Mr. Diller to any indemnification rights from the Company in connection with the transactions contemplated by the Liberty Expedia Merger Agreement (including the transactions contemplated hereby). For the avoidance of doubt, the Company and Mr. Diller acknowledge that the immediately preceding sentence shall not in any manner limit any other rights to indemnification to which Mr. Diller may be entitled, related to such transactions or otherwise.

Section 6.13.   Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, provided that the parties hereto shall negotiate in good faith to attempt to place the parties in the same position as they would have been in had such provision not been held to be invalid, void or unenforceable.

Section 6.14.   Adjustment of Share Numbers and Prices. If, after the date of this Agreement, there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any of the shares of capital stock referred to in this Agreement, then, in any such event, the numbers and types of shares of such capital stock referred to in this Agreement (including, for the avoidance of doubt, the one-for-one exchange ratio contemplated by Section 3.01(b)(ii)) and, if applicable, the prices of such shares, shall be equitably adjusted to the number and types of shares of such capital stock that a holder of such number of shares of such capital stock would own or be entitled to receive as a result of such event if such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event, and the prices for such shares shall be similarly equitably adjusted.

Section 6.15.   Effective Time. This Agreement (other than Section 6.10, which shall be effective as of the date hereof) shall be effective only as of and after the occurrence of the Combination Closing and only if the Existing Governance Agreement shall not have terminated as to Mr. Diller prior to or at such Combination Closing (the time this Agreement becomes effective, the “Effective Time”).

Section 6.16.   Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way. Effective as of the Effective Time, the Existing Governance Agreement shall terminate and shall be superseded by this Agreement.

Section 6.17.   Interpretation. References in this Agreement to Articles and Sections shall be deemed to be references to Articles and Sections of this Agreement, unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of such agreement or instrument.

Section 6.18.   Headings. The titles of Articles and Sections of this Agreement are for convenience only and shall not be interpreted to limit or otherwise affect the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Governance Agreement to be duly executed as of the day and year first above written.

EXPEDIA GROUP, INC.
By	/s/ Mark. D. Okerstrom
Name:	Mark. D. Okerstrom
Title:	President and Chief Executive Officer

/s/ Barry Diller
Barry Diller

[Signature Page to Second Amended and Restated Governance Agreement]

SCHEDULE 1

Family Entities

•	The Arrow 1999 Trust, dated September 16, 1999, as amended
•	The Diller Foundation d/b/a The Diller – von Furstenberg Family Foundation

SCHEDULE 2

Number of Original Shares

SCHEDULE 3

Unexchanged Class B Share Number

SCHEDULE 4

Joinder to Second Amended and Restated Governance Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Second Amended and Restated Governance Agreement, dated as of April 15, 2019 (the “New Governance Agreement”), by and among Expedia Group, Inc., a Delaware corporation, and Barry Diller, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the New Governance Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the New Governance Agreement, effective commencing on the date hereof and as a condition to the undersigned becoming a Beneficial Owner of shares of Covered Class B Stock, for the limited purposes of Section 1.01, Article IV and Article VI (except Section 6.10) of the New Governance Agreement, and shall have all of the rights and obligations of the Stockholder under, and agrees to be bound by all of the terms, provisions and conditions contained in, the aforementioned Sections as if it had executed the New Governance Agreement.

Article VI, with the exception of Sections 6.07 and 6.10, of the New Governance Agreement is hereby incorporated by reference, mutatis mutandis.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:                      ,

[NAME OF JOINING PARTY]

By:
Name:
Title:
Address for Notices:

SCHEDULE 5

Form of Proxy and Power of Attorney

The undersigned stockholder of Expedia Group, Inc., a Delaware corporation (the “Company”), hereby appoints and constitutes Barry Diller the attorney and proxy of the undersigned, with full power of substitution and resubstitution, with respect to the undersigned’s right to vote (whether at any meeting of the stockholders of the Company or pursuant to any action by written consent) each of the outstanding shares of class B common stock, $0.0001 par value per share, of the Company (“Class B Common Stock”) owned of record by the undersigned as of the date of this proxy set forth below (the “Shares”). Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and the undersigned agrees that (1) no subsequent proxies will be given with respect to any of the Shares and (2) the undersigned shall not vote any of the Shares (whether at any meeting of the stockholders of the Company or pursuant to any action by written consent), in each case so long as this proxy is in effect.

The attorney and proxy named above will be empowered, and may exercise this proxy, to vote the Shares at any time at any meeting of the stockholders of the Company, however called, or in connection with any solicitation of written consents from stockholders of the Company, on any matters as to which such Shares are entitled to vote.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the undersigned (including any transferee of any of the Shares).

The undersigned hereby agrees that, at such time as this proxy is revoked or otherwise no longer provides the attorney and proxy named above with sole voting control over the Shares, the undersigned shall be deemed to have irrevocably exercised his or her option pursuant Section C(2) of Article IV of the Certificate of Incorporation of the Company (or any successor provision) to convert such Shares into shares of common stock, $0.0001 par value per share, of the Company (or such other securities into which such Shares are then convertible) and, without any further action on the part of the undersigned, such Shares shall be deemed to be so converted.

If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then this proxy shall be deemed to be revoked.

This proxy shall terminate upon the written notice of the undersigned to the attorney and proxy named above.

Dated:

Name:
Address for Notices:
Number of shares of Class B Common Stock owned of record as of the date of this proxy as to which this proxy will apply:

Annex D

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of April 15, 2019, is entered into by and between Expedia Group, Inc., a Delaware corporation (“Parent”), and each of the undersigned (each, a “Shareholder” and, together, the “Shareholders”), each a shareholder of Liberty Expedia Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between Parent, LEMS I, LLC, a single member Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger LLC”), LEMS II Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, among other transactions contemplated by the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and immediately thereafter the Company will be merged with and into Merger LLC (the “Upstream Merger”), with Merger LLC surviving the Upstream Merger as a direct wholly owned subsidiary of Parent;

WHEREAS, as of the date of this Agreement, each Shareholder owns beneficially (references herein to “beneficial owner,” “beneficial ownership” and “owns beneficially” shall have the meanings assigned to such terms under Rule 13d-3 of the Securities Exchange Act of 1934, as amended; provided, that neither Shareholder will be deemed to beneficially own any Common Stock (as defined below) held by The Tracy M. Amonette Trust A (also known as The Tracy L. Neal Trust A) or The Evan D. Malone Trust A, unless and until such Shareholder exercises its right of substitution and acquires such Common Stock from The Tracy M. Amonette Trust A (also known as The Tracy L. Neal Trust A) or The Evan D. Malone Trust A, respectively) or of record, and, with respect to the Merger and the other transactions contemplated by the Merger Agreement, has the power to vote or direct the voting of, certain shares of Series A common stock of the Company and Series B common stock of the Company (all such shares, the “Existing Shares”, and such shares of the Company’s Series A common stock and Series B common stock referred to collectively as the “Common Stock”); and

WHEREAS, as a condition and inducement for Parent to enter into the Merger Agreement, Parent has required that each Shareholder, in his or her capacity as a shareholder of the Company, enter into this Agreement, and each Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.   Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement.

2.   Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate upon the earlier of (a) the termination of the Merger Agreement for any reason in accordance with its terms, or (b) the date of any material modification, waiver or amendment of the Merger Agreement as in effect on the date of this Agreement that adversely affects the value or tax treatment of the consideration payable to the Shareholders or causes such consideration to include any property other than Parent Common Stock (and cash in lieu of fractional shares of Parent Common Stock) or adds new conditions or modifies any existing conditions to the consummation of the Merger that materially adversely affect any Shareholder, without the prior written consent of the Shareholders; provided, that the representations, warranties, covenants and agreements contained in Sections 7 and 8 of this Agreement will terminate at the Effective Time; provided, further, that (i) this Section 2 and Sections 11 through 25 hereof shall survive any such termination, and (ii) such termination shall not relieve any party of any liability or damages resulting from (a) fraud or (b) willful material breach by such party of its covenants or agreements prior to such termination, in each case, as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment. For purposes of this Agreement, “willful material breach” means a material breach of a party’s covenants and agreements that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such action would be a material breach of such party’s covenants or agreements (provided, that, the knowledge of any officer, director and/or employee of such party who would reasonably be expected to know, or after reasonable due inquiry would learn, in the ordinary course of the performance of such individual’s responsibilities as an officer, director and/or employee, that the taking of such act or failure to take such action would be a material breach of such party’s covenants and agreements will be imputed to such party). For the avoidance of doubt, it is agreed and acknowledged by each of the parties to this Agreement that the statements and representations set forth in the Signing Split-Off Tax Opinion Representation Letters and the Closing Split-Off Tax Opinion Representation Letters are made solely to Company Split-Off Tax Counsel and are not intended to and shall not confer upon any of the parties to this Agreement or any other Person any rights or remedies (including serving as the basis of a claim for, or a defense against, any Action by any party or any other Person).

3.   Voting Agreement. From the date hereof until the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with its terms (the “Support Period”), each Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of the Company’s shareholders, however called, and in connection with any written consent of the Company’s shareholders, such Shareholder shall (i) appear at such meeting or otherwise cause all of the Existing Shares and all other shares of Common Stock or voting securities over which he or she has acquired beneficial or record ownership after the date hereof or otherwise the power to vote or direct the voting of (including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities or otherwise over which he or she has the power to vote) (together with the Existing Shares, collectively, the “Shares”), which he or she owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any action or proposal in favor of an Alternative Company Transaction, without regard to the terms of such Alternative Company Transaction, and (D) against any action, proposal, transaction, agreement or amendment of the Company’s Restated Certificate of Incorporation or Bylaws, in each case of this clause (D) which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Shareholder contained in this Agreement for which the Shareholders have received prior written notice from Parent that it reasonably expects that such action or proposal would result in such a breach, or (2) prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity directly or indirectly holding Shares for which either Shareholder serves in any partner, shareholder, trustee or similar capacity. To the extent either Shareholder does not control, by himself or herself, the voting determinations of such shareholder entity, such Shareholder agrees to exercise all voting rights or other voting determination rights he or she has in such shareholder entity to carry out the intent and purposes of his or her support and voting obligations in this paragraph and otherwise set forth in this Agreement. Each Shareholder represents, covenants and agrees that, (x) except for this Agreement and the M Proxy, he or she has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to any Shares and (y) except as expressly set forth herein, he or she has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to any Shares. Each Shareholder agrees not to enter into any agreement or commitment with any person the effect of which would violate the provisions of this Agreement. In furtherance and not in limitation of the foregoing, until the termination of this Agreement in accordance with its terms, each Shareholder hereby appoints Robert J. Dzielak or any other person acting as General Counsel of Parent and any designee thereof, and each of them individually, its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Support Period with respect to any and all of such Shareholder’s Shares in accordance with this Section 3. This proxy and power of attorney are given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby agrees that this proxy and power of attorney granted by each such Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient under applicable Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder with respect to any Shares regarding the matters set forth in this first sentence of this paragraph. The power of attorney granted by each Shareholder herein is a durable power of attorney and shall survive the bankruptcy, death or incapacity of such Shareholder.

4.   Non-Solicitation. Each Shareholder hereby agrees, and agrees to cause his or her controlled affiliates (which, for the avoidance of doubt, does not include the Company) and its and their representatives not to, take any action which, were it taken by the Company or its Representatives, would violate Section 5.3 of the Merger Agreement, it being understood that any action in compliance with Section 5.3 of the Merger Agreement shall not be deemed a breach by any Shareholder of this Section 4.

5.   Transfer Restrictions Prior to the Merger. Each Shareholder hereby agrees that he or she will not, during the Support Period, without the prior written consent of Parent, (a) convert any shares of Series B Common Stock into shares of Series A Common Stock or (b) directly or indirectly, offer for sale, sell, transfer, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or otherwise dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any such Shares, as applicable (a “Transfer”); provided, that such Shareholder may Transfer Shares for estate planning purposes (including by testamentary disposition) or to a controlled affiliate so long as the transferee, prior to the time of Transfer, agrees in a signed writing reasonably satisfactory to Parent to be bound by and comply with the provisions of this Agreement, and such Shareholder provides at least five (5) Business Days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement) to Parent, in which case such Shareholder shall remain responsible for any breach of this Agreement by such transferee, and provided, further, that the death of a Shareholder shall itself not be a Transfer of Shares so long as the other Shareholder, or a controlled affiliate of either Shareholder, continues to own such Shares as Shares covered under this Agreement and such controlled affiliate agrees in a signed writing reasonably satisfactory to Parent to be bound by and comply with the provisions of this Agreement. Notwithstanding anything contained herein, each Shareholder will be permitted to effect a bona fide pledge of Series A Common Stock (including any existing pledge) to any financial institution in connection with a bona fide financing transaction (a “Permitted Pledge”) (so long as such pledge does not prevent or otherwise restrict in any manner such Shareholder from voting such shares pursuant to the provisions of this Agreement prior to any default and foreclosure under the indebtedness underlying such pledge).

6.   Representations of the Shareholders. Each Shareholder represents and warrants to Parent as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder do not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law applicable to such Shareholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or any of the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Authority (other than any filings required pursuant to Section 10 of this Agreement) or pursuant to the Exchange Act or the Securities Act; (d) subject to the Permitted Pledges, the Shareholder owns beneficially and has the power to vote or direct the voting of, the Shareholder’s Shares, including the Existing Shares of such Shareholder, a complete and accurate schedule of which is set forth opposite such Shareholder’s name on Schedule A; (e) the Shareholder owns beneficially the Shareholder’s Shares, including the Existing Shares of such Shareholder, free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any Permitted Pledge and any restrictions created by this Agreement or under applicable federal or state securities laws); and (f) the Shareholder or his or her advisers has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein. Each Shareholder agrees that it shall not take any action that would have the effect of preventing, impairing, delaying or adversely affecting the performance by such Shareholder of his or her obligations under this Agreement.

7.   Certain Representations and Warranties. JCM hereby represents and warrants as follows:

JCM is not aware of any fact, agreement, plan or other circumstance, and has not taken or failed to take any action, which fact, agreement, plan, circumstance, action or omission would reasonably be expected to prevent or preclude JCM from delivering the M Closing Representation Letter immediately prior to the Closing.

8.   Certain Covenants. JCM hereby agrees that:

(a)   JCM will cooperate with Company Split-Off Tax Counsel by providing appropriate representations as to factual matters on the Closing Date, including the representations in the M Closing Representation Letter; provided, however, that JCM will be deemed to satisfy his obligation under this Section 8 in the event that (x) Parent withholds its consent to any changes, updates or refinements to any representations made in the M Signing Representation Letter that JCM has reasonably requested to be made in the M Closing Representation Letter as may be necessary to reflect any changes in, or clarifications of, facts prior to Closing to the extent that similar or analogous changes, updates or refinements to representations reflecting the same changes in, or clarifications of, fact are made with respect to any other Closing Split-Off Tax Opinion Representation Letter or (y) Parent or the Company does not execute and deliver to Company Split-Off Tax Counsel immediately prior to Closing the Parent Closing Split-Off Tax Opinion Representation Letter or the Company Closing Split-Off Tax Opinion Representation Letter, respectively.

(b)   Immediately prior to the Closing, JCM shall execute and deliver the M Closing Representation Letter to Company Split-Off Tax Counsel; provided, however, that JCM will be deemed to satisfy his obligation under this Section 8 in the event that (x) Parent withholds its consent to any changes, updates or refinements to any representations made in the M Signing Representation Letter that JCM has reasonably requested to be made in the M Closing Representation Letter as may be necessary to reflect any changes in, or clarifications of, facts prior to Closing to the extent that similar or analogous changes, updates or refinements to representations reflecting the same changes in, or clarifications of, fact are made with respect to any other Closing Split-Off Tax Opinion Representation Letter or (y) Parent or the Company does not execute and deliver to Company Split-Off Tax Counsel immediately prior to Closing the Parent Closing Split-Off Tax Opinion Representation Letter or the Company Closing Split-Off Tax Opinion Representation Letter, respectively.

9.   Representations of Parent. Parent represents and warrants to each Shareholder as follows: (a) Parent has full legal right, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and legally binding agreement of Parent, enforceable against Parent in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by Parent or the performance of its obligations hereunder; (c) the execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law applicable to Parent or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property of Parent pursuant to, any agreement or other instrument or obligation binding upon Parent or any of its property, nor require any authorization, consent or approval of, or filing with, any Governmental Authority other than any filings required pursuant to Section 10 or pursuant to the Exchange Act or the Securities Act.

10.   Antitrust Filings. Parent and each Shareholder shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by or related to the Merger Agreement as promptly as practicable after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be reasonably requested pursuant to the HSR Act. Without limiting the foregoing, each Shareholder shall not, and shall cause his or her controlled affiliates not to, without the prior written consent of Parent, extend (or take any action with the effect of extending) any waiting period or comparable period under the HSR Act. Prior to making any application to or filing with any Governmental Authority in connection with the transactions contemplated by or related to the Merger Agreement, each party hereto will provide the other party with any information or documents that the other party may reasonably require to prepare any such filing or application.

11.   Publicity. Each Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure in connection with the Merger and the other transactions contemplated by the Merger Agreement, including in the Registration Statement, the Proxy Statement or any other filing with any Governmental Authority made in connection with the Merger, the Shareholders’ identities and ownership of the Shares and the nature of each such Shareholder’s obligations under this Agreement; provided, that nothing herein relieves Parent from its obligations to the Company under the Merger Agreement, including those contained in Sections 5.4, 5.6 and 5.9 of the Merger Agreement. Each Shareholder agrees to notify Parent as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholders that is so published or disclosed.

12.   Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as provided in Section 14 with respect to Indemnified Parties, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Parent acknowledges and agrees that, except as expressly provided herein, nothing in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

13.   [Reserved].

14.   Indemnification.

(a)   Parent (the “Indemnifying Party”) covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless each Shareholder (and each of his or her respective successors and assigns), in each case in his or her capacity as a shareholder of the Company, and each such Shareholder’s representatives and advisors (each, an “Indemnified Party”), from and against any and all Losses (as defined below) incurred in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (collectively, “Actions”) arising out of this Agreement or the performance of such Indemnified Party hereunder (including any Actions brought by any of the stockholders, directors, officers or employees of any of Parent or Company or any Governmental Authority relating thereto). For purposes of this Section 14, “Losses” means any loss (including disgorgement of consideration), liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to this Agreement; provided, however, that any diminution in value of the capital stock of Parent shall not constitute a Loss.

(b)   Notwithstanding anything herein to the contrary, the Indemnifying Party will not be obligated to provide indemnity hereunder to any Indemnified Party with respect to any Losses which (x) result from such Indemnified Party’s fraud, bad faith, willful misconduct or gross negligence or (y) result from any breach of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement.

(c)   The Indemnifying Party will indemnify the Indemnified Parties pursuant to this Section 14 regardless of whether such Losses are incurred prior to or after the Effective Time. The indemnification provided pursuant to this Section 14 is in addition to, and not in derogation of, any other rights an Indemnified Party may have under applicable law, the certificate of incorporation or bylaws of the Company, or pursuant to any contract, agreement or arrangement (including, for the avoidance of doubt, under Section 5.11 of the Merger Agreement); provided, however, that Losses will not be duplicated. If an Indemnified Party receives an indemnification payment pursuant to this Agreement and later receives insurance proceeds or other third-party recovery proceeds in respect of the related Losses, then the

Indemnified Party shall promptly remit to the Indemnifying Party, amounts equal to the lesser of (x) the amount of such insurance proceeds or other third-party recovery proceeds, if any, and (y) the amount of the indemnification payment previously paid by or on behalf of the Indemnifying Party with respect to such Losses.

(d)   Promptly after the receipt by any Indemnified Party of notice with respect to any Action that is or may be subject to indemnification hereunder (each, an “Indemnifiable Claim”) (and in no event more than ten Business Days after such event), such Indemnified Party shall give written notice thereof to the Indemnifying Party, which notice will include, to the extent known, the basis for such Indemnifiable Claim and copies of any pleadings or written demands relating to such Indemnifiable Claim and, promptly following request therefor, shall provide any additional information in respect thereof that the Indemnifying Party may reasonably request; provided, that (x) any delay in giving or failure to give such notice will not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such delay in or failure to notify and (y) no such notice shall be required to be given to the Indemnifying Party to the extent that the Indemnifying Party or any of its respective Affiliates is a party to any such Indemnifiable Claim.

(e)   Subject to Section 14 (f) and Section 14(g), the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of any Indemnifiable Claim in respect of an Action commenced or made by a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Indemnifiable Claim”) so long as, within ten Business Days after the receipt of notice of such Third Party Indemnifiable Claim from the Indemnified Party (pursuant to Section 14(d)), the Indemnifying Party: (x) delivers a written confirmation to such Indemnified Party that the indemnification provisions of Section 14 are applicable, subject only to the limitations set forth in this Agreement, to such Third Party Indemnifiable Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Third Party Indemnifiable Claim to the extent required by this Section 14, and (y) notifies such Indemnified Party in writing that the Indemnifying Party will assume the control of the defense thereof. Following notification to such Indemnified Party of the assumption of the defense of such Third Party Indemnifiable Claim, the Indemnifying Party shall retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Indemnifiable Claim. If the Indemnifying Party so assumes the defense of any such Third Party Indemnifiable Claim in accordance herewith, subject to the provisions of subsections (d) through (f) of this Section 14, (A) the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of such Third Party Indemnifiable Claim and such Indemnified Party shall cooperate (subject to the Indemnifying Party’s agreement to reimburse such Indemnified Party for all documented reasonable out-of-pocket expenses incurred by such Indemnified Party in connection with such cooperation) with the Indemnifying Parties in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof (subject to the last sentence of this Section 14(e)), and (B) such Indemnified Party shall have the right to employ separate counsel selected by such Indemnified Party and to participate in (but not control) the defense, compromise or settlement thereof and the Indemnifying Party shall pay up to $750,000 of the reasonable fees and expenses of one such separate counsel, and, if reasonably necessary, one local counsel. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action (or part thereof) for which it is entitled to indemnification and to which Indemnifying Party has provided the written confirmation specified in clause (x) above without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). Without the prior written consent of each of the Indemnified Parties who are named in the Action subject to the Third Party Indemnifiable Claim (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnifying Party will not settle or compromise or consent to the entry of judgment with respect to any Indemnifiable Claim (or part thereof) unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Parties, (y) does not include any admission of wrongdoing on the part of such Indemnified Parties and (z) does not enjoin or restrict in any way the future actions or conduct of such Indemnified Parties (other than in a manner consistent with the terms of the subject instruments).

(f)   Notwithstanding Section 14(e), an Indemnified Party, at the expense of the Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel (in addition to one local counsel in each applicable jurisdiction) representing the Indemnified Party), shall, subject to the last sentence of this Section 14(f), be entitled to separately control the defense, compromise or settlement of any Third Party Indemnifiable Claim (x) as to such Indemnified Party if the Indemnified Party with the opinion of external counsel shall have reasonably concluded that there exists any actual conflict of interest relating to the defense of such Action between the Indemnified Party and the Indemnifying Party and (y) as to which the Indemnifying Party has previously assumed control in the event the Indemnifying Party is not diligently pursuing such defense. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any Action with respect to which it controls the defense thereof pursuant to this Section 14(f) and for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)   In all instances under this Section 14 where the Indemnifying Party has agreed to pay the fees, costs and expenses of the Indemnified Parties, such fees, costs and expenses shall be reasonable. The parties agree to cooperate and coordinate in connection with the defense, compromise or settlement of any Indemnifiable Claims.

(h)   In addition to (but without duplication of) the Indemnified Party’s right to indemnification as set forth in this Section 14, if so requested by an Indemnified Party, the Indemnifying Party shall also advance to such Indemnified Party (within ten Business Days of such request) any and all documented reasonable out-of-pocket fees, costs and expenses incurred by an Indemnified Party in accordance with this Section 14 in connection with investigating, defending, being a witness in or participating in (including any appeal), or preparing to defend, be a witness in or participate in, any Indemnifiable Claim, including, without duplication, reasonable fees and expenses of legal counsel, accountants, consultants and other experts (an “Expense Advance”).

(i)   Each Shareholder agrees that he or she will repay Expense Advances made to him or her (or paid on his or her behalf) by the Indemnifying Party pursuant to this Section 14 if it is ultimately finally determined by a court of competent jurisdiction that he or she is not entitled to be indemnified pursuant to this Section 14.

(j)   If Parent or any of its respective successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties or assets to any Person (including, for the avoidance of doubt, by cancelling or otherwise eliminating all or substantially all of its properties or assets), then, in each case, Parent or any of its respective successors or assigns shall take such action as may be necessary so that such Person (and its successors and assigns) shall assume all of the applicable obligations set forth in this Section 14.

15.   Assignment. Except as provided in Section 5 of this Agreement, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Any attempted assignment in violation of this Section 15 shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns and, in the event of a Shareholder’s death, such Shareholder’s heirs, executors, administrators, testamentary trustees, legatees or beneficiaries.

16.   Director/Officer. Notwithstanding anything to the contrary contained in this Agreement, each Shareholder is entering into this Agreement solely in his or her capacity as a beneficial owner of such Shareholder’s Shares, and nothing herein is intended to or shall limit, affect or restrict any director or officer of the Company solely in his or her capacity as a director or officer of the Company or any of its subsidiaries or of any Company Specified Person (including voting on matters put to such board or any committee thereof, influencing officers, employees, agents, management or the other directors of the Company or any of its subsidiaries and taking any action or making any statement at any meeting of such board or any committee thereof, in each case solely in his or her capacity as a director or officer of the Company or any of its subsidiaries or of any of the Company Specified Persons) in the exercise of his or her fiduciary duties as a director or officer of the Company or its subsidiaries or any such other person.

17.   Further Assurances. Each party hereto agrees, from time to time, at the reasonable request of any other party hereto and without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested to confirm and assure the rights and obligations set forth in this Agreement.

18.   Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the other parties would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party hereto of any covenant or obligation contained in this Agreement, in addition to any other remedy to which the other parties may be entitled (whether at law or in equity), the other parties shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereto hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party hereto further agrees that no party or any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party hereto irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

19.   Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. The parties hereto hereby irrevocably submit to the jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the matters contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. The parties hereto hereby consent to and grant the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided herein or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

20.   Notice. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (A) when delivered in person, (B) upon transmission by electronic mail or facsimile transmission as evidenced by confirmation of transmission to the sender (but only if followed by transmittal of a copy thereof by (x) national overnight courier or (y) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail or facsimile transmission), (C) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (D) on the next Business Day if transmitted by national overnight courier, in each case as set forth to the parties as set forth below:

If to Parent:

Expedia Group, Inc. 333 108th Ave NE Bellevue, WA 98004
Attn:	Chief Legal Officer
Email:	Separately provided
Facsimile:	Separately provided

With a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attn:	Andrew J. Nussbaum, Esq.
Edward J. Lee, Esq.
Email:	AJNussbaum@wlrk.com
EJLee@wlrk.com
Facsimile:	(212) 403-2000
If to the Shareholders:

John C. Malone c/o Marty Flessner Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112
Facsimile:	Separately provided
E-Mail:	Separately provided

With a copy (which shall not constitute notice) to:

Sherman & Howard L.L.C. 633 Seventeenth Street Suite 3000 Denver, CO 80202
Attention:	Steven D. Miller
Facsimile:	(303) 298-0940
E-Mail:	smiller@shermanhoward.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.

21.   Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. Upon such determination that any term or other provision is invalid, illegal, void or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

22.   Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Parent and each Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

23.   Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

24.   Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

25.   Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When this Agreement contemplates a certain number of securities, as of a particular date, such number of securities shall be deemed to be appropriately adjusted to account for stock splits, dividends, recapitalizations, combinations of shares or other change affecting the such securities.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above.

/s/ John C. Malone
John C. Malone

/s/ Leslie Malone
Leslie Malone

EXPEDIA GROUP, INC.

By:	/s/ Mark D. Okerstrom
	Name:	Mark D. Okerstrom
	Title:	President and Chief Executive Officer

[Signature Page to Voting Agreement]

Schedule A

Shareholder Information

Shareholder	Series A Common Stock	Series B Common Stock
JCM	351,831	2,553,763
LM	52,828	82,565

Annex E

GOVERNANCE AGREEMENT TERMINATION AGREEMENT

This Governance Agreement Termination Agreement (this “Agreement”), is made and entered into as of April 15, 2019, by and among Mr. Barry Diller (“Diller”), Expedia Group, Inc., a Delaware corporation (“Expedia Group”), Liberty Expedia Holdings, Inc., a Delaware corporation (“Liberty Expedia”), LEXEB, LLC, a Delaware limited liability company and a wholly owned subsidiary of Liberty Expedia (“LEXEB”), and LEXE Marginco, LLC, a Delaware limited liability company and a wholly owned subsidiary of Liberty Expedia (“Marginco”).

RECITALS

WHEREAS, Expedia Group, Qurate Retail, Inc., a Delaware corporation (f/k/a Liberty Interactive Corporation) (“Qurate Retail”), and Diller have entered into the Amended and Restated Governance Agreement, dated as of December 20, 2011 (the “Governance Agreement”), as assigned to Liberty Expedia pursuant to the Assignment and Assumption of Governance Agreement, dated as of November 4, 2016 (the “Governance Agreement Assignment,” and the Governance Agreement as so assigned pursuant to the Governance Agreement Assignment, the “Assigned Governance Agreement”), by and among Expedia Group, Qurate Retail, Marginco, LEXEB, Diller and Liberty Expedia; and

WHEREAS, simultaneously with the execution of this Agreement, Expedia Group, Liberty Expedia, LEMS I LLC, a single member Delaware limited liability company and wholly owned subsidiary of Expedia Group (“Merger LLC”), and LEMS II Inc., a Delaware corporation and wholly owned subsidiary of Merger LLC (“Merger Sub”), are entering into the Agreement and Plan of Merger, dated as of April 15, 2019 (as amended pursuant to its terms, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, (i) Merger Sub will merge with and into Liberty Expedia (the “Merger”), with Liberty Expedia surviving the Merger, and (ii) immediately following the Merger, Liberty Expedia as the surviving corporation in the Merger and a wholly owned subsidiary of Merger LLC, will merge with and into Merger LLC (the “Upstream Merger”), with Merger LLC surviving the Upstream Merger.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.   Definitions. Capitalized terms used but not defined in this Agreement have the respective meanings assigned to those terms in the Merger Agreement.

2.   Governance Agreement Termination. Expedia Group, Liberty Expedia, for itself and on behalf of LEXEB and Marginco, as members of the Liberty Expedia Stockholder Group (as defined in the Assigned Governance Agreement), and Diller, for himself and on behalf of the members of the Diller Stockholder Group (as defined in the Assigned Governance Agreement), each agree, that effective upon the Closing, the Assigned Governance Agreement is terminated (the “Governance Agreement Termination”) and will thereafter cease to be of any further force and effect, and no party thereto will thereafter have any rights or obligations thereunder. Notwithstanding the foregoing, any liability resulting from a breach of the Assigned Governance Agreement occurring prior to the Governance Agreement Termination shall survive any termination thereof pursuant to this Section 2.

3.   Termination/Amendment. If the Merger Agreement is terminated in accordance with its terms without the Closing having occurred, effective upon such termination, this Agreement shall automatically terminate and immediately cease to be of any further force and effect, and no party hereto will thereafter have any rights or obligations hereunder. This Agreement may also be amended, modified or terminated by mutual consent of the parties hereto in a written instrument.

4.   Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together will constitute one and the same agreement.

5.   Further Documents. If, subsequent to the date hereof, further documents are reasonably requested in order to carry out the provisions and purposes of this Agreement, the parties hereto will execute and deliver such further documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXPEDIA GROUP, INC.

By:	/s/ Mark D. Okerstrom
	Name:	Mark D. Okerstrom
	Title:	President and Chief Executive Officer

LIBERTY EXPEDIA HOLDINGS, INC.

By:	/s/ Christopher W. Shean
	Name:	Christopher W. Shean
	Title:	President and Chief Executive Officer

LEXEB, LLC

By:	Liberty Expedia Holdings, Inc. as sole member and manager of LEXEB, LLC

By:	/s/ Christopher W. Shean
	Name:	Christopher W. Shean
	Title:	President and Chief Executive Officer

LEXE MARGINCO, LLC

By:	Liberty Expedia Holdings, Inc. as sole member and manager of LEXE Marginco, LLC

By:	/s/ Christopher W. Shean
	Name:	Christopher W. Shean
	Title:	President and Chief Executive Officer

/s/ Barry Diller
Barry Diller

[Signature Page to Governance Agreement Termination Agreement]

Annex F

STOCKHOLDERS AGREEMENT TERMINATION AGREEMENT

This Stockholders Agreement Termination Agreement (this “Agreement”), is made and entered into as of April 15, 2019, by and among Mr. Barry Diller (“Diller”), Liberty Expedia Holdings, Inc., a Delaware corporation (“Liberty Expedia”), LEXEB, LLC, a Delaware limited liability company and a wholly owned subsidiary of Liberty Expedia (“LEXEB”), and LEXE Marginco, LLC, a Delaware limited liability company and a wholly owned subsidiary of Liberty Expedia (“Marginco”).

RECITALS

WHEREAS, Qurate Retail, Inc., a Delaware corporation (f/k/a Liberty Interactive Corporation) (“Qurate Retail”), and Diller have entered into the Amended and Restated Stockholders Agreement, dated as of December 20, 2011 (the “Stockholders Agreement”), as assigned to Liberty Expedia pursuant to the Assignment and Assumption of Stockholders Agreement, dated as of November 4, 2016 (the “Stockholders Agreement Assignment”), by and among Liberty Expedia, Marginco, LEXEB, Qurate Retail and Diller, and as amended by Amendment No. 1 to Stockholders Agreement, dated as of November 4, 2016 (the “Stockholders Agreement Amendment”, and the Stockholders Agreement as so assigned pursuant to the Stockholders Agreement Assignment and as so amended by the Stockholders Agreement Amendment, the “Assigned and Amended Stockholders Agreement”), by and between Liberty Expedia and Diller (each on behalf of itself or himself, as applicable, and the members of their respective Stockholder Groups (as defined in the Assigned and Amended Stockholders Agreement)); and

WHEREAS, simultaneously with the execution of this Agreement, Expedia Group, Inc., a Delaware corporation (“Expedia Group”), Liberty Expedia, LEMS I LLC, a single member Delaware limited liability company and wholly owned subsidiary of Expedia Group (“Merger LLC”), and LEMS II Inc., a Delaware corporation and wholly owned subsidiary of Merger LLC (“Merger Sub”), are entering into the Agreement and Plan of Merger, dated as of April 15, 2019 (as amended pursuant to its terms, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, (i) Merger Sub will merge with and into Liberty Expedia (the “Merger”), with Liberty Expedia surviving the Merger, and (ii) immediately following the Merger, Liberty Expedia as the surviving corporation in the Merger and a wholly owned subsidiary of Merger LLC, will merge with and into Merger LLC (the “Upstream Merger”), with Merger LLC surviving the Upstream Merger.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.   Definitions. Capitalized terms used but not defined in this Agreement have the respective meanings assigned to those terms in the Merger Agreement.

2.   Stockholders Agreement Termination. Liberty Expedia, for itself and on behalf of LEXEB and Marginco, as members of the Liberty Expedia Stockholder Group (as defined in the Assigned and Amended Stockholders Agreement), and Diller, for himself and on behalf of the members of the Diller Stockholder Group (as defined in the Assigned and Amended Stockholders Agreement), each agree, that effective upon the Closing, the Assigned and Amended Stockholders Agreement is terminated (the “Stockholders Agreement Termination”) and will thereafter cease to be of any further force and effect, and no party thereto will thereafter have any rights or obligations thereunder. Notwithstanding the foregoing, any liability resulting from a breach of the Assigned and Amended Stockholders Agreement occurring prior to the Stockholders Agreement Termination shall survive any termination thereof pursuant to this Section 2.

3    Termination/Amendment. If the Merger Agreement is terminated in accordance with its terms without the Closing having occurred, effective upon such termination, this Agreement shall automatically terminate and immediately cease to be of any further force and effect, and no party hereto will thereafter have any rights or obligations hereunder. This Agreement may also be amended, modified or terminated by mutual consent of the parties hereto in a written instrument.

4.   Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together will constitute one and the same agreement.

5.   Further Documents. If, subsequent to the date hereof, further documents are reasonably requested in order to carry out the provisions and purposes of this Agreement, the parties hereto will execute and deliver such further documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LIBERTY EXPEDIA HOLDINGS, INC.

By:	/s/ Christopher W. Shean
	Name:	Christopher W. Shean
	Title:	President and Chief Executive Officer

LEXEB, LLC

By:	Liberty Expedia Holdings, Inc. as sole member and manager of LEXEB, LLC

By:	/s/ Christopher W. Shean
	Name:	Christopher W. Shean
	Title:	President and Chief Executive Officer

LEXE MARGINCO, LLC

By:	Liberty Expedia Holdings, Inc. as sole member and manager of LEXE Marginco, LLC

By:	/s/ Christopher W. Shean
	Name:	Christopher W. Shean
	Title:	President and Chief Executive Officer

/s/ Barry Diller
Barry Diller

[Signature Page to Stockholders Agreement Termination Agreement]

Annex G

ASSUMPTION AND JOINDER AGREEMENT
TO
TAX SHARING AGREEMENT

This ASSUMPTION AND JOINDER AGREEMENT TO TAX SHARING AGREEMENT is made and entered into as of April 15, 2019 (the “Assumption and Joinder Agreement”), by and among Expedia Group, Inc., a Delaware corporation (“Parent”), Liberty Expedia Holdings, Inc., a Delaware corporation (the “Company”), and Qurate Retail, Inc., a Delaware corporation (f/k/a Liberty Interactive Corporation) (“Qurate Retail”). Capitalized terms used but not defined herein will have the meaning ascribed thereto in the Merger Agreement (as defined below).

W I T N E S S E T H

WHEREAS, Qurate Retail and the Company are parties to the Tax Sharing Agreement, dated as of November 4, 2016 (the “Tax Sharing Agreement”);

WHEREAS, simultaneously with the execution of this Assumption and Joinder Agreement, Parent, LEMS II Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), LEMS I LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger LLC”), and the Company are entering into the Agreement and Plan of Merger, dated as of April 15, 2019 (as amended pursuant to its terms, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, (i) Merger Sub will merge (the “Merger”) with and into the Company, with the Company surviving the Merger, and (ii) immediately following the Merger, the Company as the surviving corporation in the Merger and a wholly owned subsidiary of Merger LLC, will merge with and into Merger LLC (the “Upstream Merger,” and together with the Merger, the “Combination”), with Merger LLC surviving the Upstream Merger (the “Surviving Company”);

WHEREAS, as a result of the Combination, the Surviving Company and Parent will become successors to the Company within the meaning of Section 8.2 of the Tax Sharing Agreement, and effective only upon (and subject to the occurrence of) the Closing, any reference to the Company thereunder will become a reference to both the Surviving Company and Parent for all purposes of the Tax Sharing Agreement; and

WHEREAS, in connection with the Merger Agreement and the transactions contemplated thereby, Parent is entering into this Assumption and Joinder Agreement, pursuant to which Parent agrees, effective only upon (and subject to the occurrence of) the Closing, to be bound by and perform all of the covenants and agreements made by the Company (and the Surviving Company) under the Tax Sharing Agreement and to be jointly and severally liable with the Company (and the Surviving Company) for all of the obligations and liabilities of the Company (and the Surviving Company) under the Tax Sharing Agreement (the “Joint Obligations”), and Qurate Retail agrees, effective only upon (and subject to the occurrence of) the Closing, that Parent shall be entitled to exercise and enforce all of the rights of the Company (and the Surviving Company) under the Tax Sharing Agreement (the “Joint Rights”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties to this Assumption and Joinder Agreement hereby agree, effective only as of (and subject to the occurrence of) the Closing, as follows:

Section 1.   Assumption and Joinder.

(a)   Parent hereby agrees, effective only as of (and subject to the occurrence of) the Closing, (i) to be bound by, perform and observe, the Joint Obligations and (ii) to be jointly and severally liable with the Company (and the Surviving Company) for all of the Joint Obligations.

(b)   Qurate Retail hereby agrees, effective only as of (and subject to the occurrence of) the Closing, that Parent, together with the Company (and the Surviving Company), shall be entitled to exercise and enforce all of the Joint Rights.

(c)   Effective only as of (and subject to the occurrence of) the Closing, if Parent or any of its successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties or assets to any Person (including, for the avoidance of doubt, by cancelling or otherwise eliminating all or substantially all of its properties or assets), then, in each case, Parent or its successors or assigns shall take such action as may be necessary so that such Person (and its successors and assigns) shall assume all of the applicable obligations and be entitled to all of the applicable rights set forth in the Tax Sharing Agreement and this Assumption and Joinder Agreement.

(d)   Effective only as of (and subject to the occurrence of) the Closing, if Qurate Retail or any of its successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties or assets to any Person (including, for the avoidance of doubt, by cancelling or otherwise eliminating all or substantially all of its properties or assets), then, in each case, Qurate Retail or its successors or assigns shall take such action as may be necessary so that such Person (and its successors and assigns) shall assume all of the applicable obligations and be entitled to all of the applicable rights set forth in the Tax Sharing Agreement and this Assumption and Joinder Agreement.

Section 2.   Acceptance by Qurate Retail. Qurate Retail hereby accepts this Assumption and Joinder Agreement, and acknowledges and agrees that, effective only as of (and subject to the occurrence of) the Closing, Parent shall be deemed a party to the Tax Sharing Agreement on the terms set forth herein and therein.

Section 3.   Effect on Tax Sharing Agreement. Nothing in this Assumption and Joinder Agreement is intended to constitute, or shall constitute, an amendment, alteration or modification of the Tax Sharing Agreement in any respect, and Qurate Retail and the Company (and following the Upstream Effective Time, the Surviving Company) shall continue to be bound by each and every covenant, agreement, term, condition, obligation, duty and liability of Qurate Retail and the Company, respectively, contained therein. The parties acknowledge and agree that, effective only upon (and subject to the occurrence of) the Closing, both the Surviving Company and Parent will become successors to the Company within the meaning of Section 8.2 of the Tax Sharing Agreement and any reference to the Company thereunder will become a reference to both the Surviving Company and Parent for all purposes of the Tax Sharing Agreement.

Section 4.   Notices. All notices and other communications to Parent or, following the Closing, the Company under the Tax Sharing Agreement shall be in writing and shall be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

Expedia Group, Inc.
333 108th Ave NE
Bellevue, WA 98004
Attn:	Chief Legal Officer
Email:	Separately provided
Facsimile:	Separately provided

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn:	Andrew J. Nussbaum
Edward J. Lee
Email:	AJNussbaum@wlrk.com
EJLee@wlrk.com
Facsimile:	(212) 403-2000

Section 5.   Binding Effect; Assignment. This Assumption and Joinder Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Assumption and Joinder Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void.

Section 6.   Governing Law; Jurisdiction. This Assumption and Joinder Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Assumption and Joinder Agreement will be brought exclusively in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”), or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4 of this Assumption and Joinder Agreement or Section 8.6 of the Tax Sharing Agreement shall be deemed effective service of process on such party. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSUMPTION AND JOINDER AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

Section 7.   Termination/Amendment If the Merger Agreement is terminated in accordance with its terms without the Closing having occurred, effective upon such termination, this Assumption and Joinder Agreement shall automatically terminate and immediately cease to be of any further force and effect, and no party hereto will thereafter have any rights or obligations hereunder. This Assumption and Joinder Agreement may also be amended, modified or terminated by mutual consent of the parties hereto in a written instrument.

Section 8.   Counterparts. This Assumption and Joinder Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. This Assumption and Joinder Agreement may be delivered by facsimile transmission of a signed copy thereof.

Section 9.   Severability. Any provision of this Assumption and Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Assumption and Joinder Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Assignment and Joinder Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 10.   Amendments; Waivers. Any provision of this Assumption and Joinder Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law. Any consent provided under this Assumption and Joinder Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

Section 11.   Headings. The headings contained in this Assumption and Joinder Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Assumption and Joinder Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assumption and Joinder Agreement as of the day and year first above written.

EXPEDIA GROUP, INC.

By:	/s/ Mark D. Okerstrom
	Name:	Mark D. Okerstrom
	Title:	President and Chief Executive Officer

LIBERTY EXPEDIA HOLDINGS, INC.

By:	/s/ Christopher W. Shean
	Name:	Christopher W. Shean
	Title:	President and Chief Executive Officer

QURATE RETAIL, INC.

By:	/s/ Albert E. Rosenthaler
	Name:	Albert E. Rosenthaler
	Title:	Chief Corporate Development Officer

[Signature Page to Tax Sharing Agreement Assumption and Joinder Agreement]

Annex H

ASSUMPTION AND JOINDER AGREEMENT
TO
REORGANIZATION AGREEMENT

This ASSUMPTION AND JOINDER AGREEMENT TO REORGANIZATION AGREEMENT is made and entered into as of April 15, 2019 (the “Assumption and Joinder Agreement”), by and among Expedia Group, Inc., a Delaware corporation (“Parent”), Liberty Expedia Holdings, Inc., a Delaware corporation (the “Company”), and Qurate Retail, Inc., a Delaware corporation (f/k/a Liberty Interactive Corporation) (“Qurate Retail”). Capitalized terms used but not defined herein will have the meaning ascribed thereto in the Merger Agreement (as defined below).

W I T N E S S E T H

WHEREAS, Qurate Retail and the Company are parties to the Reorganization Agreement, dated as of October 26, 2016 (the “Reorganization Agreement”);

WHEREAS, simultaneously with the execution of this Assumption and Joinder Agreement, Parent, LEMS II Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), LEMS I LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger LLC”), and the Company are entering into the Agreement and Plan of Merger, dated as of April 15, 2019 (as amended pursuant to its terms, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, (i) Merger Sub will merge (the “Merger”) with and into the Company, with the Company surviving the Merger, and (ii) immediately following the Merger, the Company as the surviving corporation in the Merger and a wholly owned subsidiary of Merger LLC, will merge with and into Merger LLC (the “Upstream Merger”), with Merger LLC surviving the Upstream Merger (the “Surviving Company”); and

WHEREAS, in connection with the Merger Agreement and the transactions contemplated thereby, Parent is entering into this Assumption and Joinder Agreement, pursuant to which Parent agrees, effective only upon (and subject to the occurrence of) the Closing, to be bound by and perform all of the covenants and agreements made by the Company (and the Surviving Company) under the Reorganization Agreement and to be jointly and severally liable with the Company (and the Surviving Company) for all of the obligations and liabilities of the Company (and the Surviving Company) under the Reorganization Agreement (the “Assumed Obligations”), and Qurate Retail agrees, effective only upon (and subject to the occurrence of) the Closing, that Parent shall be entitled to exercise and enforce all of the rights of the Company (and the Surviving Company) under the Reorganization Agreement (the “Assumed Rights”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties to this Assumption and Joinder Agreement hereby agree, effective only as of (and subject to the occurrence of) the Closing, as follows:

Section 1.   Assumption and Joinder.

(a)   Parent hereby agrees, effective only as of (and subject to the occurrence of) the Closing, (i) to be bound by, perform and observe, the Assumed Obligations and (ii) to be jointly and severally liable with the Company (and the Surviving Company) for all of the Assumed Obligations.

(b)   Qurate Retail hereby agrees, effective only as of (and subject to the occurrence of) the Closing, that Parent, together with the Company (and the Surviving Company), shall be entitled to exercise and enforce all of the Assumed Rights.

(c)   Effective only as of (and subject to the occurrence of) the Closing, if Parent or any of its successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties or assets to any Person (including, for the avoidance of doubt, by cancelling or otherwise eliminating all or substantially all of its properties or assets), then, in each case, Parent or its successors or assigns shall take such action as may be necessary so that such Person (and its successors and assigns) shall assume all of the applicable obligations and be entitled to all of the applicable rights set forth in the Reorganization Agreement and this Assumption and Joinder Agreement.

(d)   Effective only as of (and subject to the occurrence of) the Closing, if Qurate Retail or any of its successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties or assets to any Person (including, for the avoidance of doubt, by cancelling or otherwise eliminating all or substantially all of its properties or assets), then, in each case, Qurate Retail or its successors or assigns shall take such action as may be necessary so that such Person (and its successors and assigns) shall assume all of the applicable obligations and be entitled to all of the applicable rights set forth in the Reorganization Agreement and this Assumption and Joinder Agreement.

Section 2.   Acceptance by Qurate Retail. Qurate Retail hereby accepts this Assumption and Joinder Agreement, and acknowledges and agrees that, effective only as of (and subject to the occurrence of) the Closing, Parent shall be deemed a party to the Reorganization Agreement on the terms set forth herein and therein.

Section 3.   Effect on the Reorganization Agreement. Nothing in this Assumption and Joinder Agreement is intended to constitute, or shall constitute, an amendment, alteration or modification of the Reorganization Agreement in any respect, and Qurate Retail and the Company (and following the Upstream Effective Time, the Surviving Company) shall continue to be bound by each and every covenant, agreement, term, condition, obligation, duty and liability of the Qurate Retail and Company, respectively, contained therein.

Section 4.   Notices. All notices and other communications to Parent or, following the Closing, the Company under the Reorganization Agreement shall be in writing and shall be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

Expedia Group, Inc.
333 108th Ave NE
Bellevue, WA 98004
Attn:	Chief Legal Officer
Email:	Separately provided
Facsimile:	Separately provided

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn:	Andrew J. Nussbaum
Edward J. Lee
Email:	AJNussbaum@wlrk.com
EJLee@wlrk.com
Facsimile:	(212) 403-2000

Section 5.   Binding Effect; Assignment. This Assumption and Joinder Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Assumption and Joinder Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void.

Section 6.   Governing Law; Jurisdiction. This Assumption and Joinder Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Assumption and Joinder Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Assumption and Joinder Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Assumption and Joinder Agreement or the matters contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Assumption and Joinder Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 4 and this Section 6, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Assumption and Joinder Agreement or the subject matter hereof may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4 or Section 7.3 of the Reorganization Agreement shall be deemed effective service of process on such party. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSUMPTION AND JOINDER AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

Section 7.   Termination/Amendment. If the Merger Agreement is terminated in accordance with its terms without the Closing having occurred, effective upon such termination, this Assumption and Joinder Agreement shall automatically terminate and immediately cease to be of any further force and effect, and no party hereto will thereafter have any rights or obligations hereunder. This Assumption and Joinder Agreement may also be amended, modified or terminated by mutual consent of the parties hereto in a written instrument.

Section 8.   Counterparts. This Assumption and Joinder Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. This Assumption and Joinder Agreement may be delivered by facsimile transmission of a signed copy thereof.

Section 9.   Severability. Any provision of this Assumption and Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Assumption and Joinder Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Assignment and Joinder Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 10.   Amendments; Waivers. Any provision of this Assumption and Joinder Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law. Any consent provided under this Assumption and Joinder Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

Section 11.   Headings. The headings contained in this Assumption and Joinder Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Assumption and Joinder Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assumption and Joinder Agreement as of the day and year first above written.

EXPEDIA GROUP, INC.

By:	/s/ Mark D. Okerstrom
	Name:	Mark D. Okerstrom
	Title:	President and Chief Executive Officer

LIBERTY EXPEDIA HOLDINGS, INC.

By:	/s/ Christopher W. Shean
	Name:	Christopher W. Shean
	Title:	President and Chief Executive Officer

QURATE RETAIL, INC.

By:	/s/ Albert E. Rosenthaler
	Name:	Albert E. Rosenthaler
	Title:	Chief Corporate Development Officer

[Signature Page to Reorganization Agreement Assumption and Joinder Agreement]

Annex I

ASSUMPTION AGREEMENT
CONCERNING
TRANSACTION AGREEMENT OBLIGATIONS

This ASSUMPTION AGREEMENT CONCERNING TRANSACTION AGREEMENT OBLIGATIONS is made and entered into as of April 15, 2019 (the “Assumption Agreement”), by and among Expedia Group, Inc., a Delaware corporation (“Parent”), Liberty Expedia Holdings, Inc., a Delaware corporation (the “Company”), Qurate Retail, Inc., a Delaware corporation (f/k/a Liberty Interactive Corporation) (“Qurate Retail”), Mr. Barry Diller (“Diller”), Mr. John C. Malone (“Malone”) and Mrs. Leslie Malone (“Mrs. Malone” and, together with Malone, the “Malone Group”). Capitalized terms used but not defined herein will have the meaning ascribed thereto in the Merger Agreement (as defined below).

W I T N E S S E T H

WHEREAS, the Company, Qurate Retail, the members of the Malone Group and Diller previously entered into an Amended and Restated Transaction Agreement, dated as of September 22, 2016, as amended by the letter agreement dated March 6, 2018 (the “Pre-Amendment Transaction Agreement”), which Pre-Amendment Transaction Agreement was further amended (as so amended, the “Transaction Agreement”) by Amendment No. 2 to the Transaction Agreement, dated April 15, 2019, among the parties to the Pre-Amendment Transaction Agreement (“Amendment No. 2 to the Transaction Agreement”);

WHEREAS, pursuant to the provisions of Amendment No. 2 to the Transaction Agreement and the Transaction Agreement, on April 15, 2019, the Transaction Agreement terminated in accordance with its terms, with the effects set forth in the last paragraph of Section 15(b) thereof, providing for, among other things, the survival following such termination of Section 8 of the Transaction Agreement;

WHEREAS, Qurate Retail and the Company are joint and several obligors with respect to certain indemnity obligations to the members of the Malone Group and Diller pursuant to Section 8 of the Transaction Agreement (the obligations set forth in Section 8 together with the portions of Sections 1 and 16 of the Transaction Agreement related thereto surviving the termination of the Transaction Agreement, the “Continuing Obligations”) and are entitled to certain rights pursuant to Section 8 of the Transaction Agreement (the rights set forth in Section 8, together with the portions of Sections 1 and 16 of the Transaction Agreement related thereto surviving the termination of the Transaction Agreement, the “Continuing Rights”);

WHEREAS, simultaneously with the execution of this Assumption Agreement, Parent, LEMS II Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), LEMS I LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger LLC”), and the Company are entering into the Agreement and Plan of Merger, dated as of April 15, 2019 (as amended pursuant to its terms, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, (i) Merger Sub will merge (the “Merger”) with and into the Company, with the Company surviving the Merger, and (ii) immediately following the Merger, the Company as the surviving corporation in the Merger and a wholly owned subsidiary of Merger LLC, will merge with and into Merger LLC (the “Upstream Merger”), with Merger LLC surviving the Upstream Merger (the “Surviving Company”); and

WHEREAS, in connection with the Merger Agreement and the transactions contemplated thereby, Parent is entering into this Assumption Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties to this Assumption Agreement hereby agree, effective only as of (and subject to the occurrence of) the Closing, as follows:

Section 1.   Assumption.

(a)   Parent hereby agrees, effective only as of (and subject to the occurrence of) the Closing, (i) to be bound by, perform and observe, the Continuing Obligations and (ii) to be jointly and severally liable with the Company (and the Surviving Company and Qurate Retail) for all of the Continuing Obligations.

(b)   Qurate Retail hereby agrees, effective only as of (and subject to the occurrence of) the Closing, that Parent, together with the Company (and the Surviving Company), shall be entitled to exercise and enforce all of the Continuing Rights.

(c)   Effective only as of (and subject to the occurrence of) the Closing, if Parent or any of its successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties or assets to any Person (including, for the avoidance of doubt, by cancelling or otherwise eliminating all or substantially all of its properties or assets), then, in each case, Parent or its successors or assigns shall take such action as may be necessary so that such Person (and its successors and assigns) shall assume all of the Continuing Obligations and be entitled to all of the Continuing Rights applicable to Parent set forth in this Assumption Agreement.

(d)   Effective only as of (and subject to the occurrence of) the Closing, if Qurate Retail or any of its successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties or assets to any Person (including, for the avoidance of doubt, by cancelling or otherwise eliminating all or substantially all of its properties or assets), then, in each case, Qurate Retail or its successors or assigns shall take such action as may be necessary so that such Person (and its successors and assigns) shall assume all of the Continuing Obligations and be entitled to all of the Continuing Rights applicable to Qurate Retail set forth in this Assumption Agreement.

Section 2.   Acceptance by Parties. Each of the Company, Qurate Retail, Diller, Malone and Mrs. Malone hereby accepts, effective only as of (and subject to the occurrence of) the Closing, this Assumption Agreement.

Section 3.   Effect on the Transaction Agreement Provisions; Consent. Nothing in this Assumption Agreement is intended to constitute, or shall constitute, an amendment, alteration or modification of the provisions of the Transaction Agreement that survived termination of the Transaction Agreement in any respect, and Qurate Retail and the Company (and following the Upstream Effective Time, the Surviving Company) shall continue to be bound by each and every covenant, agreement, term, condition, obligation, duty and liability of the Qurate Retail and Company, respectively, contained therein.

Each of Parent, the Company, Qurate Retail, Diller, Malone and Mrs. Malone hereby irrevocably consents to the assignment by the Surviving Corporation of all its rights, benefits and obligations under this Assumption Agreement and the provisions of the Transaction Agreement that survived termination of the Transaction Agreement, to the Surviving Company in connection with the consummation of the Upstream Merger.

Section 4.   Amendment and Waiver. This Assumption Agreement may not be amended, modified, or waived except in a written instrument executed by the parties hereto. Any amendment, waiver or modification of this Assumption Agreement without such consent shall be null and void. The failure of any party to enforce any of the provisions of this Assumption Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Assumption Agreement in accordance with its terms.

Section 5.   Notices. Any notices or other communications to Parent or, following the Closing, the Company required or permitted under, or otherwise in connection with the Continuing Obligations or Continuing Rights, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon transmission by electronic mail or facsimile transmission as evidenced by confirmation of transmission to the sender (but only if followed by transmittal of a copy thereof by (i) national overnight courier or (ii) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail or facsimile transmission), (c) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (d) on the next Business Day if transmitted by national overnight courier, in each case as set forth to Parent as set forth below:

Expedia Group, Inc.
333 108th Ave NE
Bellevue, WA 98004
Attn:	Chief Legal Officer
Email:	Separately provided
Facsimile:	Separately provided

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn:	Andrew J. Nussbaum
Edward J. Lee
Email:	AJNussbaum@wlrk.com
EJLee@wlrk.com
Facsimile:	(212) 403-2000

or such other address, email address or facsimile number as Parent may hereafter specify by notice (as contemplated by this sentence) to the other parties hereto, and to any other party, to such party as set forth in Section 16(j) of the Transaction Agreement (as such Section 16(j) survived termination of the Transaction Agreement).

Section 6. Binding Effect; Assignment. Neither this Assumption Agreement nor any of the rights or obligations under this Assumption Agreement shall be assigned by any party without the prior written consent of the other parties hereto. Any assignment in violation of the preceding sentence shall be void. This Assumption Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 7.   Governing Law; Jurisdiction and Venue. This Assumption Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. The parties hereto hereby irrevocably submit to the jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware in respect of the interpretation and enforcement of the provisions of this Assumption Agreement and of the documents referred to in this Assumption Agreement, and in respect of the matters contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or that this Assumption Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. The parties hereto hereby consent to and grant the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided herein or in Section 16(j) of the Transaction Agreement or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSUMPTION AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

Section 8.   Termination/Amendment. If the Merger Agreement is terminated in accordance with its terms without the Closing having occurred, effective upon such termination, this Assumption Agreement shall automatically terminate and immediately cease to be of any further force and effect, and no party hereto will thereafter have any rights or obligations hereunder. This Assumption Agreement may also be amended, modified or terminated by mutual consent of the parties hereto in a written instrument.

Section 9.   Counterparts. This Assumption Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 10.   Severability. Whenever possible, each provision (or portion thereof) of this Assumption Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision (or portion thereof) of this Assumption Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Assumption Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 11.   Headings. The headings contained in this Assumption Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Assumption Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assumption Agreement as of the day and year first above written.

EXPEDIA GROUP, INC.

By:	/s/ Mark D. Okerstrom
	Name:	Mark D. Okerstrom
	Title:	President and Chief Executive Officer

LIBERTY EXPEDIA HOLDINGS, INC.

By:	/s/ Christopher W. Shean
	Name:	Christopher W. Shean
	Title:	President and Chief Executive Officer

QURATE RETAIL, INC.

By:	/s/ Albert E. Rosenthaler
	Name:	Albert E. Rosenthaler
	Title:	Chief Corporate Development Officer

/s/ Barry Diller
Barry Diller

/s/ John C. Malone
John C. Malone

/s/ Leslie Malone
Leslie Malone

[Signature Page to Assumption Agreement]

Annex J

April 15, 2019

Board of Directors
Liberty Expedia Holdings, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112

Ladies & Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Series A Common Stock, par value $0.01 per share (“Company Series A Common Stock”) and Series B Common Stock, par value $0.01 per share (“Company Series B Common Stock” and together with Company Series A Common Stock, “Company Common Stock”), of Liberty Expedia Holdings, Inc. (the “Company”), other than John C. Malone, Leslie Malone and Barry Diller and their respective affiliates (collectively, “Excluded Holders”), of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger (the “Agreement”), dated April 15, 2019, by and among the Company, Expedia Group, Inc. (the “Acquiror”), LEMS I LLC, a wholly owned subsidiary of the Acquiror (“Merger LLC”), and LEMS II Inc., a wholly owned subsidiary of the Merger LLC (“Merger Sub”). As more fully described in the Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (“Surviving Corporation”) in the Merger and each issued and outstanding share of Company Common Stock (other than shares held by the Company as treasury stock and shares owned by the Acquiror (if any)) will be converted into the right to receive 0.360 (the “Exchange Ratio”) of a share of Common Stock, par value $0.0001 per share (“Acquiror Common Stock”), of the Acquiror, and, immediately following the Merger, Surviving Corporation will be merged with and into Merger LLC (the “Upstream Merger” and together with the Merger, the “Transaction”) with Merger LLC continuing as the surviving company in the Upstream Merger.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company and the Acquiror; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iii) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the businesses and prospects of the Company generally; (iv) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (v) reviewed the Agreement, and the Diller Exchange Agreement, dated April 15, 2019 and the New Governance Agreement, dated April 15, 2019 (both as defined in the Agreement and, collectively, the “Additional Agreements”); and (vi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for (and have not conducted any) independent verification of any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts relating to the Company referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluation or appraisal.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be

J-1

available to the Company and does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or the Additional Agreements or any aspect or implication of the Transaction, except for the fairness of the Exchange Ratio from a financial point of view to the holders of Company Common Stock (other than Excluded Holders). With your consent, we express no opinion as to what the value of Acquiror Common Stock actually will be when issued pursuant to the Transaction or the prices at which Company Common Stock or Acquiror Common Stock may trade at any time. In rendering this opinion, we have assumed, with your consent, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement and the Additional Agreements will comply with all the material terms of the Agreement and the Additional Agreements, respectively. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction will be obtained, except to the extent that would not be material to our analysis. In addition, representatives of the Company have advised us, and we have assumed, with your consent, that the Transaction will qualify as a tax free reorganization for federal income tax purposes. We have not been authorized to solicit and have not solicited indications of interest in a possible transaction with the Company from any party.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, half of which is contingent upon the consummation of the Transaction and half of which we will receive upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Acquiror. We in the future may provide investment banking services to the Company or the Acquiror and may receive compensation for such services.

This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such), including the Transaction Committee of the Board of Directors, in their evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Exchange Ratio from a financial point of view to the holders of Company Common Stock (other than Excluded Holders). In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Company Common Stock, other than Excluded Holders.

Very truly yours,

/s/ MOELIS & COMPANY LLC

J-2